As filed with the Securities and Exchange Commission on November 7, 2007
Registration No. 333-146999

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Rural Cellular Corporation
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	4812	41-1693295
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3905 Dakota Street, SW
Alexandria, MN 56308-2000
(320) 762-2000
(Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Richard P. Ekstrand
President and Chief Executive Officer
Rural Cellular Corporation
3905 Dakota Street, SW
Alexandria, MN 56308-2000
(320) 762-2000
(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies of all communications, including all communications sent to the Agent for Service, should be sent to:

Gary P. Cullen
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2007

PRELIMINARY PROSPECTUS

Rural Cellular Corporation

OFFER TO EXCHANGE

$425 million aggregate principal amount of floating rate senior subordinated notes due 2013 for $425 million aggregate principal amount of floating rate senior subordinated notes due 2013 that have been registered under the Securities Act of 1933, as amended

We refer to the registered floating rate senior subordinated notes in this exchange offer as the new notes, and to all outstanding floating rate senior subordinated notes as the old notes.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2007, UNLESS EXTENDED.

Terms of Exchange Offer:

•	We will exchange new notes for all old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	Tenders of old notes may be withdrawn any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes generally will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Certain United States Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the old notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

There is no established trading market for the new notes, although the old notes currently trade on the PORTALsm Market. We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors,” commencing on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor has any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2007.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Rural Cellular Corporation
3905 Dakota Street, SW
Alexandria, Minnesota 56308
Attention: Treasurer

Oral requests should be made by telephoning (320) 762-2000. You must request documents no later than five business days before you make your investment decision concerning our securities to obtain timely delivery of these documents. In addition, you must request this information by     , 2007, or at least five business days in advance of the expiration of the exchange offer.

This prospectus is a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from us as indicated above or from the Commission upon payment of the fees prescribed by the Commission. See “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell, or soliciting an offer to buy, any of the securities offered by this prospectus in any jurisdiction where the exchange offer is not permitted.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements regarding us and our expected financial position, business, and financing plans are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” or the negative or other variation of any such term or comparable terminology, or by discussions of strategy or intentions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, our expectations may prove not to be correct. A number of factors could cause our actual results, performance, and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

•	the competitive environment in the wireless and telecommunications industries and in the markets we serve, including the quality and pricing of comparable wireless communications services offered by our competitors;

•	economic conditions in our geographic markets and in general, including those resulting from geopolitical concerns;

•	demographic changes;

•	our business plan and our strategy for implementing our plan;

•	our ability to meet our schedule for buildout and upgrade of our wireless network;

•	our ability to meet changes in technology and adapt our network to those changes;

•	the market acceptance of the technology we use;

•	the availability of adequate quantities of system infrastructure and customer equipment and components to meet our service deployment and marketing plans and customer demand;

•	our ability to achieve and maintain market penetration and average customer revenue levels sufficient to provide financial viability;

•	our ability to reverse customer loss rates (churn) experienced during recent quarters and return to prior retention levels;

•	our ability to maintain increases in roaming minutes of use in the face of decreasing roaming yields;

•	our ability to implement new billing systems and customer service infrastructure and adopt such systems and infrastructure to take account of future changes in order to minimize disruption and maximize retention;

•	our ability to integrate the operations of any businesses we acquire;

•	our ability to attract and retain qualified personnel;

•	our capital expenditures and funding requirements, including our ability to access sufficient capital to meet operating and financing needs;

ii

•	future legislation, regulatory actions, or judicial decisions relating to commercial mobile radio services, local multipoint distribution services, other wireless communications services, or telecommunications services generally;

•	risks and uncertainties related to our proposed merger with Verizon Wireless, including, for example, the satisfaction of the conditions to closing and receipt of regulatory approvals;

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, or SEC; and

•	other factors described in this prospectus, including, without limitation, under “Risk Factors.”

In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates, and data that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, forward-looking statements included in this prospectus do not purport to be predictions of future events or circumstances and may not be realized. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, we disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all information that may be important to you. Some statements in this prospectus summary are “forward-looking statements.” Please see “Forward-Looking Statements.” For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included in this prospectus.

References in this prospectus to “Rural Cellular,” “RCC,” “we,” “our,” and “us” refer to Rural Cellular Corporation and its subsidiaries as a combined entity, except where it is made clear that those terms mean only the parent company.

The term “old notes” refers to our Floating Rate Senior Subordinated Notes due 2013, which were issued in a transaction exempt from registration under the Securities Act of 1933, the term “new notes” refers to our Floating Rate Senior Subordinated Notes due 2013, which have been registered under the Securities Act pursuant to the registration statement of which this prospectus is a part, and the term “notes” refers to the old notes and the new notes collectively, unless the context requires otherwise. The term “8 1/4% notes” refers to our 8 1/4% senior secured notes due 2012. The term “9 7/8% notes” refers to our 9 7/8% senior notes due 2010. The 8 1/4% notes and the 9 7/8% notes may be referred to collectively as “senior notes.” The term “senior subordinated floating rate notes” refers to our senior subordinated floating rate notes due 2012. The term “9 3/4% senior subordinated notes” refers to our 9 3/4% senior subordinated notes due 2010, which were redeemed in June 2007. The term “11 1/8% senior subordinated debentures” refers to our 11 1/8% senior subordinated debentures due 2010, which were redeemed in June 2007. The notes and the senior subordinated floating rate notes may be referred to collectively as “senior subordinated notes.” The term “senior exchangeable preferred stock” refers to our 11 3/8% senior exchangeable preferred stock, all outstanding shares of which we exchanged for our 11 3/8% senior subordinated debentures on May 15, 2007. The term “junior exchangeable preferred stock” refers to our 12 1/4% junior exchangeable preferred stock. The term “Class M preferred stock” refers to our Class M preferred stock. The term “preferred stock” refers collectively to our junior exchangeable preferred stock and Class M preferred stock.

Our principal executive offices are located at 3905 Dakota Street, SW, Alexandria, Minnesota 56308. Our telephone number is (320) 762-2000, and our website is located at www.unicel.com. The information contained in our website is not part of this prospectus.

Rural Cellular Corporation

General

We are a wireless communications service provider focusing primarily on rural markets in the United States. Our principal operating objective is to increase revenue and achieve profitability through increased penetration in our existing wireless markets.

Our operating territories include portions of five states in the Northeast, three states in the Northwest, four states in the Midwest, two states in the South and the western half of Kansas (Central territory). Within each of our five territories, we have a strong local sales and customer service presence in the communities we serve.

On July 29, 2007, we entered into a merger agreement with Cellco Partnership, a general partnership doing business as Verizon Wireless, AirTouch Cellular, an indirect wholly-owned subsidiary of Verizon Wireless, and Rhino Merger Sub Corporation, a wholly-owned subsidiary of AirTouch Cellular referred to as Rhino Merger Sub, pursuant to which Rhino Merger Sub will merge with and into us with us continuing as the surviving corporation and becoming a subsidiary of Verizon Wireless. The merger was approved by our shareholders on October 4, 2007, and the consummation of the merger remains subject to receipt of certain regulatory approvals. We currently anticipate that the merger will be completed during the first half of 2008. For more detailed information on the merger, see “— The Verizon Merger” on page 3 of this prospectus.

On April 3, 2007, we completed the $48.2 million cash purchase of southern Minnesota wireless markets. These markets include 28 counties in southern Minnesota and, as of April 3, 2007, support a postpaid customer base of approximately 34,000 and a wholesale customer base of 16,000. We purchased network assets and A-block cellular licenses covering Minnesota Rural Service Areas, or RSAs, 7, 8, 9, and 10. The southern Minnesota RSAs acquired utilize code division multiple access, or CDMA, technology consistent with our northern Minnesota networks.

With the addition of the southern Minnesota properties, the population covered by RCC’s marketed networks increased by approximately 621,000 to 7.2 million. Our marketed networks served approximately 647,000 postpaid and prepaid customers as of June 30, 2007.

We have national roaming agreements in our markets with AT&T (effective through December 2009) and Verizon Wireless (effective through December 2009). Under these agreements, we are able to attain preferred roaming status by overlaying our existing Time Division Multiple Access, or TDMA, networks in our Central, South, Northeast and Northwest networks with Global System for Mobile Communications (“GSM”)/ General Packet Radio Services (“GPRS”)/ Enhanced Data rates for Global Evolution (“EDGE”) technology and our Midwest network with CDMA technology. We also have various agreements with T-Mobile, which are effective through December 2007.

We believe our markets have favorable characteristics for the deployment of wireless networks. Because of the rural demographics of our markets, which typically have lower population densities, we face fewer competitors than more urban markets. Also, in a number of our service areas, we are entitled to federal support funds that subsidize our expansion into high-cost territories that otherwise would not have telephone service, including wireless services.

We believe that our extensive network of local distribution channels provides us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors and agents in areas where locating a direct retail store might not be cost-effective based on the demographic characteristics of those areas.

Our coverage areas have a large number of vacation destinations, substantial highway miles and long distances between population centers, all of which we believe contribute to frequent roaming on our network by customers of other wireless providers. As a result, we have been able to negotiate long-term roaming agreements with several of the country’s largest wireless carriers that do not have a significant presence in our markets. Our roaming agreements with other carriers help to provide us with a base of roaming revenue, which generates higher margins than local service revenue.

Our networks utilize both 850 MHz and 1900 MHz spectrum in our service areas. As of June 30, 2007, approximately 91% of our wireless customers were using either CDMA or GSM devices with advanced features that can be utilized throughout their respective service areas. With our networks, we are well equipped to offer our customers regional and local wireless coverage, and we manage our networks with the goal of providing high quality service, with minimal call blocking and dropped calls and seamless call delivery and hand-off.

Business Strategy

Our objective is to continue to enhance our position in our markets by offering a full range of high-quality products and services to meet our customers’ needs, while continuing to provide extensive coverage and responsive customer service at competitive prices.

The key elements of our strategy are to:

•	Maintain mutually beneficial roaming arrangements. We have national roaming agreements in our markets with AT&T (effective through December 2009) and Verizon Wireless (effective through December 2009). Under these agreements, we are able to attain preferred roaming status by overlaying our existing TDMA networks in our South, Northeast, and Northwest regions with GSM/ GPRS/ EDGE technology and our Midwest region network with CDMA technology. These technology conversions are substantially completed. We also have various agreements with T-Mobile, which are effective through December 2007.

•	Maximize customer retention by capitalizing on our strong local presence and our high-quality networks. We have developed a strong local presence in the rural communities that we serve through our extensive network of local distribution channels and customer service, which we believe provides us a competitive advantage. We seek to position ourselves as the highest quality provider in our markets, and we are committed to making the capital investment required to maintain and operate a comprehensive network. Finally, we have received and will continue to pursue federal support funds, which we expect will allow us to expand into new markets in which wireless services would not otherwise be provided.

•	Introduce enhanced products and services. We will evaluate deployment of new and enhanced products and services on an ongoing basis to ensure our customers have access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and internet access.

The Verizon Merger

On July 29, 2007, we entered into a merger agreement with Cellco Partnership, a general partnership doing business as Verizon Wireless, AirTouch Cellular, an indirect wholly-owned subsidiary of Verizon Wireless, and Rhino Merger Sub Corporation, a wholly-owned subsidiary of AirTouch Cellular referred to as Rhino Merger Sub, pursuant to which Rhino Merger Sub will merge with and into us with us continuing as the surviving corporation and becoming a subsidiary of Verizon Wireless. At the effective time of the merger, each issued and outstanding share of our Class A and Class B common stock will be cancelled and converted into the right to receive $45.00 in cash, without interest. Each outstanding option to acquire our common stock will be cancelled in exchange for an amount equal to the product of $45.00 minus the exercise price of each option and the number of shares underlying the option. The merger agreement includes customary representations, warranties and covenants of us, Verizon Wireless and AirTouch Cellular.

The merger was approved by our shareholders on October 4, 2007. The consummation of the merger remains subject to receipt of necessary approvals from the Federal Communications Commission and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The merger agreement contains certain termination rights for both Verizon Wireless and us, and provides that upon a termination of the merger agreement under specified circumstances, we may be required to pay Verizon Wireless a termination fee of $55.0 million. We currently anticipate that the merger will be completed during the first half of 2008.

Pursuant to the merger agreement, we have agreed to use our reasonable best efforts, upon Verizon Wireless’ request, (i) to commence a tender offer to purchase, and any related consent solicitation with respect to, any of our or our subsidiaries’ indebtedness, including the notes, (ii) to issue a notice of optional redemption for any of our or our subsidiaries’ indebtedness, including the notes, and/or (iii) to take actions necessary for the satisfaction, discharge and/or defeasance of any of our or our subsidiaries’ indebtedness, including the notes, in each case on the terms and conditions specified by Verizon Wireless and in compliance with applicable law and all applicable covenants in our existing indentures and certificates of designation. Any such action shall be conditioned, to the extent permitted under applicable law and the applicable indentures and certificates of designation, on the completion of the merger. In addition, Verizon Wireless has agreed to fund any such required action.

You should carefully read the merger agreement, which is included as Annex A to the Definitive Proxy Statement we filed with the Securities and Exchange Commission on September 5, 2007, for more information concerning the proposed merger.

Other Recent Developments

Amendment to Rights Plan

On July 29, 2007, prior to the execution of the merger agreement with Verizon Wireless, our board of directors approved an amendment to our rights plan, dated as of April 30, 1999, as amended on March 31, 2000, between us and Wells Fargo Bank, N.A., as successor rights agent.

The amendment to the rights plan, among other things, renders the rights plan inapplicable to Verizon Wireless, AirTouch Cellular and Rhino Merger Sub solely by virtue of (i) the approval, execution or delivery of the merger agreement, (ii) the public or other announcement of the merger agreement or the transactions contemplated thereby, (iii) the consummation of the merger or (iv) the consummation of any other transaction contemplated by the merger agreement. The amendment also provides that the rights plan shall expire immediately prior to the effective time of the merger, if the rights plan has not otherwise terminated. If the merger agreement is terminated, the changes to the rights agreement pursuant to the amendment will be of no further force and effect.

The foregoing description of the amendment to the rights plan does not purport to be complete and is qualified in its entirety by reference to the rights plan and all amendments thereto, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Preferred Stock Dividends

We did not pay the quarterly dividend payable on our junior exchangeable preferred stock on August 15, 2007. Because, as of such date, we have failed to pay six quarterly dividends, a “Voting Rights Triggering Event,” as defined in the certificate of designation for the junior exchangeable preferred stock, exists. Accordingly, while such Voting Rights Triggering Event exists, certain terms of our junior exchangeable preferred stock may prohibit incurrence of additional indebtedness, including borrowing under our revolving credit facility and the refinancing of existing indebtedness. The holders of our junior exchangeable preferred stock also have the right to elect two members of our board of directors until all of the dividends in arrears have been paid.

Redemption of 9 3/4% Notes and 11 3/8% Notes

On June 29, 2007, we redeemed all $300.0 million aggregate principal of our 9 3/4% senior subordinated notes and all $115.5 million aggregate principal amount of our 11 3/8% senior subordinated debentures and paid accrued and unpaid interest thereon and related fees and expenses with the net proceeds from the original issuance of the old notes in May 2007, together with cash on hand.

Purchase of Minnesota Wireless Markets

On April 3, 2007, we completed the $48.2 million cash purchase of southern Minnesota wireless markets. These markets include 28 counties in southern Minnesota and, as of April 3, 2007, support a postpaid customer base of approximately 34,000 and a wholesale customer base of 16,000. RCC purchased network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota RSAs acquired utilize CDMA technology consistent with our northern Minnesota networks.

The Exchange Offer

On May 30, 2007, we issued $425 million aggregate principal amount of our old notes in a private offering. As part of that offering, we entered into a registration rights agreement with the initial purchaser of those old notes in which we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our new notes for each $1,000 principal amount of our old notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to the transfer restrictions, registration rights or liquidated damages provisions relating to the old notes.

Subject to the terms of the exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The new notes will be issued in exchange for corresponding old notes in the exchange offer, if consummated, as soon as practicable after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of Tenders	You may withdraw the tender of your old notes at any time prior to the expiration date. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer — Withdrawal of Tenders.”

Taxation	The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Appraisal Rights; Dissenters’ Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer — Conditions to the Exchange Offer; Waivers.”

Procedures for Tendering Old Notes	Except as described in “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

• arrange for The Depository Trust Company, or DTC, to transmit certain required information to the exchange agent in connection with a book-entry transfer.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and you cannot deliver the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your old notes by following the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Resale of New Notes	We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “The Exchange Offer — Effect of Surrendering Old Notes.” Our belief is based on interpretations expressed in Securities and Exchange Commission no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the Securities and Exchange Commission would make a similar decision about the exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange	If you do not tender your old notes in the exchange offer, your old notes will remain subject to restrictions on transfer. In general, you may not offer or sell old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. For a description of the consequences of a failure to exchange the old notes, see “Risk Factors.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all of our expenses incident to the exchange offer. See “Use of Proceeds.”

Broker-Dealer	Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of not more than 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer. The address and facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent.”

Registration Rights Agreement	When we issued the old notes on May 30, 2007, we entered into a registration rights agreement with the initial purchaser of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts (i) to file with the SEC within 180 days of the issue date of the old notes and to cause to become effective within 240 days of the issue date of the old notes, a registration statement relating to an offer to exchange the old notes for the new notes and (ii) to complete the exchange offer within 40 days after such registration date becomes effective.

A copy of the registration rights agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

The New Notes

The summary below describes the principal terms of the new notes, which are substantially identical to the old notes. To the extent that the terms of the old notes and the new notes are identical, we sometimes refer to them collectively as the “notes.” Some of the terms and conditions described below are subject to important limitations and exceptions. You should read this summary in conjunction with the “Description of the Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the new notes.

Issuer	Rural Cellular Corporation, a Minnesota Corporation.

Securities Offered	$425,000,000 million in aggregate principal amount of floating rate senior subordinated notes due 2013.

Maturity	June 1, 2013.

Interest	Interest on the notes will be set at a rate equal to three month LIBOR, which is reset quarterly, plus 3.00%, and will be payable on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2008.

Guarantees	None.

Optional Redemption	We may, at our option, redeem some or all of the notes at any time on or after June 1, 2008 at the redemption prices described in the section “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any.

In addition, prior to June 1, 2008, we may, at our option, redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain sales of equity securities at the redemption prices described in the section “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any. We may make the redemption only to the extent that, after the redemption, at least 65% of the aggregate principal amount of the notes remains outstanding.

Ranking	The notes are our general, unsecured obligations and will:

• be subordinated in right of payment to all of our existing and future senior indebtedness, including amounts outstanding under our credit facility and the senior notes;

• rank equally in right of payment with all of our existing and future senior subordinated indebtedness, including the senior subordinated notes; and

• rank senior in right of payment to any of our future subordinated indebtedness.

In addition, in the event that our secured creditors exercise remedies with respect to the collateral securing our secured debt, the proceeds of the liquidation of that collateral will first be applied to repay those of our obligations that are secured.

As of June 30, 2007, we had $1.94 billion of total indebtedness, of which $510 million is secured.

Mandatory Redemption	None.

Change of Control	If we experience specific kinds of changes in control, we must offer to repurchase the notes at 101% of their face amount, plus accrued and unpaid interest, if any. See “Description of the Notes — Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the new notes contains covenants that, among other things, limit our ability to:

• incur, assume or guarantee additional indebtedness;

• repurchase capital stock;

• make other restricted payments, including without limitation dividends or other distributions;

• redeem debt that is junior in right of payment to the notes;

• create liens without securing the notes;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into agreements that restrict dividends or distributions from subsidiaries;

• merge, consolidate or sell, or otherwise dispose of, substantially all of our assets; and

• enter into transactions with affiliates.

These covenants are subject to important qualifications and exceptions, which are described under “Description of the Notes — Certain Covenants.”

Trading	We expect that the notes will be eligible for trading on the PORTALsm Market.

Risk Factors	You should carefully consider the information set forth under the caption “Risk Factors” on page 10 of this prospectus.

RISK FACTORS

Participating in the exchange offer involves a high degree of risk. You should carefully consider the following matters, together with the other information included in this prospectus, including our financial statements and the related notes, before tendering your old notes in the exchange offer. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business. Information contained in this section may be “forward-looking statements.” See “Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.

Risks Related to Our Indebtedness and Preferred Stock

We have a significant amount of debt and preferred stock, which may limit our ability to meet our debt service and dividend obligations, obtain future financing, make capital expenditures in support of our business plan, react to a downturn in our business, or otherwise conduct necessary corporate activities.

As of June 30, 2007, we had approximately $1.8 billion of long-term liabilities (which includes $307.1 million of junior exchangeable preferred stock), $193.4 million of Class M preferred stock, and shareholders’ deficit of approximately $794.9 million. In addition, $60.0 million was available for borrowing under our revolving credit facility.

The current levels of our debt and preferred stock entail a number of risks, including the following:

•	we must use a substantial portion of our cash flow from operations to make principal and interest payments on our debt and cash dividend payments on our preferred stock, thereby reducing funds that would otherwise be available to us for working capital, capital expenditures, future business opportunities, and other purposes, including debt service on the notes;

•	we may not be able to obtain additional financing for working capital, capital expenditures, and other purposes on terms favorable to us or at all;

•	the notes, our existing senior subordinated floating rate notes, and future borrowings under our revolving credit facility bear interest at variable rates, making us vulnerable to increases in interest rates;

•	we may have more debt than many of our competitors, which may place us at a competitive disadvantage;

•	we may have limited flexibility to react to changes in our business; and

•	we may not be able to refinance our indebtedness or preferred stock on terms that are commercially reasonable or at all.

Our junior exchangeable preferred stock and our Class M preferred stock, with an aggregate liquidation preference of $365.6 million as of June 30, 2007, can be exchanged for senior subordinated indebtedness, at our option, subject to compliance with certain leverage ratios under our revolving credit facility and the indentures related to the notes, our senior notes and our senior subordinated notes.

Our ability to generate sufficient cash flow from operations to pay the principal or liquidation preference of, and interest or preferred dividends on, our indebtedness and preferred stock is not certain. In particular, if we do not meet our anticipated revenue growth and operating expense targets, our future debt and preferred stock service obligations could exceed the amount of our available cash.

In addition, the indentures governing the note, our senior notes, our senior subordinated notes and our credit facility contain financial and other restrictive covenants that limit our ability to engage in activities and transactions that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite our substantial indebtedness and preferred stock, we may still be able to incur significantly more debt and issue more preferred stock, intensifying the risks described above.

The terms of the indenture governing the notes, our revolving credit facility, and the agreements governing our other indebtedness limit, but do not prohibit, us or our subsidiaries from incurring significant additional indebtedness in the future, some of which may rank senior to or mature prior to the maturity date of the notes. As of June 30, 2007, we had $60.0 million available for additional borrowing under our revolving credit facility, and the terms of the indenture governing the notes and the agreements governing our other indebtedness would allow us to incur a significant amount of additional indebtedness.

Our junior exchangeable preferred stock and our Class M preferred stock, with an aggregate liquidation preference of $365.6 million as of June 30, 2007, can be exchanged for senior subordinated indebtedness, at our option, subject to compliance with certain leverage ratios under our revolving credit facility and the indentures related to the notes, our senior notes, and senior subordinated notes.

Our ability to generate sufficient cash flow from operations to pay the principal or liquidation preference of, and interest or preferred dividends on, our indebtedness and preferred stock is not certain. In particular, if we do not meet our anticipated revenue growth and operating expense targets, our future debt and preferred stock service obligations could exceed the amount of our available cash.

For more information regarding the terms of our debt and preferred stock, please see the “Description of Other Indebtedness.”

Our failure to pay the cash dividends on our junior exchangeable preferred stock resulted in changes in our board of directors and may affect our ability to incur additional debt or refinance our existing indebtedness.

We are required to pay dividends on our junior exchangeable preferred stock. Beginning in May 2005, we did not declare or pay cash dividends on our junior exchangeable preferred stock. Because, as of August 2006, we had failed to pay six or more quarterly dividends, a “Voting Rights Triggering Event,” as defined in the certificate of designation for the junior exchangeable preferred stock, existed. Accordingly, the holders of junior exchangeable preferred stock exercised their right to elect two directors. Additionally, while a Voting Rights Triggering Event exists, certain terms of our junior exchangeable preferred stock may prohibit incurrence of additional indebtedness, including borrowing under our revolving credit facility and the refinancing of existing indebtedness.

On May 15, 2007, we paid four dividends on our junior exchangeable preferred stock, representing the quarterly dividends payable on August 15, 2006, November 15, 2006, February 15, 2007 and May 15, 2007. The dividend payments totaled approximately $128.24 per share, including accrued interest. The record date for these dividends was May 1, 2007. The aggregate total dividends, which totaled approximately $32.8 million, were paid from existing cash. The payment of these dividends reduced the number of unpaid quarterly dividends on our outstanding junior exchangeable preferred stock to five, thus eliminating the existing Voting Rights Triggering Event. The holders of the junior exchangeable preferred stock continue to have the right to elect directors to our Board of Directors until all of the dividends in arrears have been paid.

A Voting Rights Triggering Event again occurred with respect to our junior exchangeable preferred stock because we did not pay the quarterly dividend payable on August 15, 2007, and will continue to occur if we do not pay any of the future dividends payable thereon. While the Voting Rights Triggering Event exists we may not be able to incur certain additional indebtedness, including borrowings under our revolving credit facility.

A substantial portion of our indebtedness and preferred stock matures or becomes redeemable prior to the notes. We may not be able to repay or refinance that indebtedness or preferred stock.

The following table sets forth as of June 30, 2007, the amounts and maturity dates or redemption dates of our indebtedness and preferred stock:

Maturity/
	Amount	Redemption Date

Revolving credit facility	—	March 2010
8 1/4% notes	$510.0 million	March 2012
9 7/8% notes	$325.0 million	February 2010
Senior subordinated floating rate notes	$175.0 million	November 2012
Junior exchangeable preferred stock(1)	$307.1 million	February 2011
Class M preferred stock(2)	$193.4 million	April 2012
The old notes	$425.0 million	June 2013

(1)	Includes $51.6 million of accrued but unpaid dividends.

(2)	Includes $85.2 million of accrued but unpaid dividends.

As of June 30, 2007, our revolving credit facility had $60.0 million available for borrowing.

If we fail to redeem the junior exchangeable preferred stock on the specified date, the exclusive remedy of the holders of the junior exchangeable preferred stock will be that such holders, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of our board. However, since we had already failed to pay at least six quarterly dividends on our junior exchangeable preferred stock as of August 2006, the holders of junior exchangeable preferred stock have already exercised their right to elect two directors. The two directors will remain on our board until all past due dividends are paid. Dividends payable on the junior exchangeable preferred stock after the scheduled mandatory redemption date will continue to accrue without further penalty.

The certificate of designation for our Class M preferred stock does not have any provisions limiting the remedies of the holders of that preferred stock if we fail to redeem that preferred stock on the specified date.

The restrictive covenants associated with our debt and preferred stock may limit our ability to operate our business.

The instruments governing our debt and the certificates of designation governing our preferred stock impose significant operating and financial restrictions on us. These restrictions limit, among other things, our ability and the ability of certain of our subsidiaries to:

•	incur additional debt;

•	pay cash dividends on capital stock;

•	repay junior debt and preferred stock prior to stated maturities;

•	allow the imposition of dividend restrictions on certain subsidiaries;

•	sell assets;

•	make investments;

•	engage in transactions with shareholders and affiliates;

•	create liens; and

•	engage in some types of mergers or acquisitions.

Our revolving credit facility requires us to maintain specified financial ratios if we draw against it. As of June 30, 2007, we had not drawn on our revolving credit facility. Substantially all our assets are subject to liens securing indebtedness under our revolving credit facility and our 8 1/4% notes. These restrictions could limit our ability to obtain future financing, make needed capital expenditures, withstand a downturn in our business, or otherwise conduct necessary corporate activities.

Our failure to comply with these restrictions could lead to a default under the terms of the relevant debt or a violation of the terms of the preferred stock even if we are able to meet debt service and dividend obligations.

If there were an event of default under our revolving credit facility or other debt, the holders of the affected debt could elect to declare all of that debt to be due and payable, which, in turn, could cause all of our other debt to become due and payable. We might not have sufficient funds available, and we might be unable to obtain sufficient funds from alternative sources on terms favorable to us or at all. If the amounts outstanding under our revolving credit facility were accelerated and we could not obtain sufficient funds to satisfy our obligations, our lenders could proceed against our assets and the stock and assets of our subsidiaries that guarantee our revolving credit facility and the 8 1/4% notes.

Our future growth and our network upgrades may require significant capital expenditures, and our capital structure could impair our ability to fund our capital expenditure requirements.

Our future growth and our network upgrades may require significant capital expenditures. Due to our capital structure, additional financing may not be available to us or may not be available on a timely basis, on terms acceptable to us, and within the limitations contained in the documents governing our indebtedness, including the notes, our revolving credit facility, and our preferred stock. Failure to obtain appropriate financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements and our customers’ needs and could have a material adverse effect on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Risks Related to the Notes and the Exchange Offer

We may be subject to laws relating to fraudulent conveyance.

Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or void the notes in favor of our other existing and future creditors. If a court, in a lawsuit on behalf of any of our unpaid creditors or a representative of those creditors, were to find that, at the time we issued the notes we:

•	intended to hinder, delay, or defraud any existing or future creditor; or

•	received less than fair consideration or reasonably equivalent value for issuing the notes; and

•	were insolvent;

•	were rendered insolvent by reason of that issuance;

•	were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured,

the court could void our obligations under the notes. Alternatively, the claims of the holders of notes could be subordinated to claims of our other creditors.

The measures of insolvency for purposes of these fraudulent conveyance laws vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they became due.

Based on financial and other information currently available to us, we believe:

•	the notes will be issued for proper purposes and in good faith;

•	we will be solvent after issuing the notes;

•	we will be able to pay our debts as they mature after issuing the notes; and

•	we will not have unreasonably small capital for the business in which we are engaged.

A court, however, may apply a different standard in making these determinations or disagree with our conclusions in this regard.

Your right to receive payments on these notes is subordinate in right of payment to our existing senior indebtedness and possibly all of our future borrowings.

The notes rank subordinate in right of payment to all of our existing senior indebtedness and all of our future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full and in cash before any payment may be made with respect to these notes.

In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

At June 30, 2007, we had $1.4 billion of senior indebtedness outstanding, with a further $60.0 million of senior indebtedness available to be drawn under our revolving credit facility. We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indenture.

Our secured creditors, including the lenders under our revolving credit facility and the holders of our 8 1/4% notes, will be entitled to be paid in full from the proceeds from the sale of our pledged assets before such proceeds will be available for payment on the notes.

The notes will be our unsecured obligations. In the event that our secured creditors, including the lenders under our credit agreement and the trustee on behalf of the holders of our 8 1/4% notes, exercise their rights with respect to our pledged assets, they would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of the notes. At June 30, 2007, we had $510 million of secured indebtedness.

Our subsidiaries will not guarantee the notes, although most of our subsidiaries guarantee our revolving credit facility and our senior notes. The assets of our subsidiaries will be subject to the prior claims of all of their creditors, including trade creditors and, in the case of subsidiaries guaranteeing our revolving credit facility and our senior notes, the lenders thereunder.

The notes are obligations solely of Rural Cellular Corporation. Our subsidiaries are a significant source of income and we rely on that income to make payments on indebtedness. However, our subsidiaries are separate and distinct legal entities. Holders of the notes cannot demand repayment of the notes from our subsidiaries. Therefore, although our subsidiaries may have cash, they may not be able to make payments on our debt. Moreover, applicable state laws may impose restrictions that limit payments to us from our subsidiaries, including laws that require subsidiaries to maintain minimum amounts of capital or to make payments to shareholders only from profits.

The assets of our subsidiaries will be subject to the prior claims of all their creditors, including trade creditors, and, in the case of subsidiaries guaranteeing the revolving credit facility or the senior notes, the lenders thereunder. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation, or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their liabilities, including trade payables and their guarantees of our revolving credit facility and our senior notes, before they will be able to distribute any of their assets to us. At June 30, 2007, our subsidiaries had $88.4 million of outstanding current liabilities, including trade payables, and $510 million of guarantee obligations under guarantees of the revolving credit facility and the senior notes, but excluding intercompany indebtedness, and had $1.1 billion of our consolidated assets.

In the event of a change of control, we will be obligated to offer to repurchase the notes. Such a repurchase may be prohibited or limited by the terms of our revolving credit facility or our future indebtedness. In addition, we may not have sufficient funds to fulfill our obligation to repurchase the notes upon the occurrence of a change of control.

We must offer to purchase the notes within 30 days after the occurrence of a change of control at a purchase price equal to 101% of the aggregate principal amount of such notes plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

The Verizon merger, if consummated, will constitute a change of control under the indenture.

Prior to commencing such an offer to purchase, we would be required to repay in full all our indebtedness that would prohibit us from prepaying the notes, including indebtedness under our revolving credit facility and our senior notes, or obtain any requisite consent to permit the prepayment. If we are unable to repay such indebtedness or are unable to obtain the necessary consents, then we will be unable to offer to purchase the notes, and such failure will constitute an event of default under the indenture governing the notes. The terms of our senior notes, our existing senior subordinated floating rate notes, our junior exchangeable preferred stock and our Class M preferred stock also contain provisions requiring the repurchase of such securities in certain circumstances upon a change of control. As a result, we may not have sufficient funds available at the time any change of control offer is required to be made to repurchase the notes and to fulfill our other obligations.

The events that constitute a change of control or the failure to make the required offer to purchase the notes, the senior notes, the senior subordinated floating rate notes and the preferred stock may also be events of default under the revolving credit facility and our other senior indebtedness. Such events may permit the lenders under such indebtedness to accelerate the indebtedness. If the indebtedness under our revolving credit facility or our 8 1/4% notes is not paid, the lenders under our revolving credit facility and the holders of the 8 1/4% notes will be able to enforce security interests they have in our assets, thereby limiting our ability to raise cash to repurchase the notes and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. We may not be able to repurchase all our outstanding instruments that have change of control provisions in the event of a change of control, including the Verizon merger, if consummated. See “Description of Other Indebtedness.”

Under the terms of our merger agreement with Verizon Wireless, we may be required to tender for and solicit consents with respect to the notes, to issue a notice of optional redemption for the notes, or to take actions necessary for the satisfaction, discharge and/or defeasance of the notes.

Pursuant to our merger agreement with Verizon Wireless, we have agreed to use our reasonable best efforts, upon Verizon Wireless’ request, (i) to commence a tender offer to purchase, and any related consent solicitation with respect to, any of our or our subsidiaries’ indebtedness, including the notes, (ii) to issue a notice of optional redemption for any of our or our subsidiaries’ indebtedness, including the notes, and/or (iii) to take actions necessary for the satisfaction, discharge and/or defeasance of any of our or our subsidiaries’ indebtedness, including the notes, in each case on the terms and conditions specified by Verizon Wireless and in compliance with applicable law and all applicable covenants in our existing indentures and certificates of designation. Any such action shall be conditioned, to the extent permitted under applicable law and the applicable indentures and certificates of designation, on the completion of the merger.

If we commence any actions as described in the foregoing paragraph and the merger with Verizon Wireless is not consummated, the conditions to any such action will not be satisfied and thus we may not consummate such tender offer, redemption, satisfaction, discharge or defeasance, and we may not recoup our expenses in connection therewith.

There is no public market for the new notes, and if a market does develop, the price of the new notes could be subject to volatility.

While the old notes are currently eligible for trading in the PORTALsm Market, there is no existing market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange. The initial purchaser of the old notes has advised us that they currently intend to make a market in the notes, but they are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. If a market for the notes were to develop, future trading prices would depend upon many factors, including prevailing interest rates, our operating results, the markets for similar securities and the likelihood that the Verizon merger will be consummated. Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that if a market for the notes were to develop, such a market would not be subject to similar disruptions. In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for securities similar to the notes, by changes in our business, financial condition, or results of operations and by changes in conditions in our industry.

You will be subject to transfer restrictions if you fail to exchange your old notes.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the old notes will terminate. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to a reduction in market liquidity.

We are not obligated to notify you of untimely or defective tenders of old notes.

We will issue new notes in this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal, and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Risks Related to Our Business

Our future operating results could fluctuate significantly.

We believe that our future operating results and cash flows may fluctuate due to many factors, some of which are outside our control. These factors include the following:

•	increased costs we may incur in connection with our networks and the further development, expansion, and upgrading of our wireless systems;

•	fluctuations in the demand for our services and equipment and wireless services in general;

•	increased competition, including price competition;

•	changes in our roaming revenue and expenses due to renegotiation of our roaming agreements and the development of neighboring or competing networks, or overbuild;

•	changes in the regulatory environment;

•	changes in the level of support provided by the Universal Service Fund (“USF”);

•	the cost and availability of equipment components;

•	seasonality of roaming revenue;

•	changes in travel trends;

•	acts of terrorism, political tensions, unforeseen health risks, unusual weather patterns, and other catastrophic occurrences that could affect travel and demand for our services; and

•	changes in general economic conditions that may affect, among other things, demand for our services and the creditworthiness of our customers.

We incurred net losses applicable to common shares of approximately $130.7 million, $71.3 million, and $71.9 million in the years ended December 31, 2006, 2005, and 2004, respectively, and approximately $32.4 million and $54.0 million in the six months ended June 30, 2007 and 2006, respectively. We may continue to incur significant net losses as we seek to increase our customer base in existing markets. We may not generate profits in the short-term or at all. If we fail to achieve profitability, that failure could have a negative effect on the market value of our common stock.

Our implementation of 2.5G network technology has resulted in network capacity constraints and heightened customer churn.

We have deployed 2.5G technology in all of our territories and have experienced and may continue to experience technical difficulties and network coverage issues. We have incurred, and may continue to incur, costs to address these issues, including costs for engineering, additional equipment, and additional spectrum in certain markets. These costs may be significant. Continuing problems could damage our reputation and affect our ability to attract new customers. In addition, network quality issues could affect our roaming arrangements. To the extent we are required to spend significant amounts on correcting problems with our network, we will have fewer resources available for marketing and customer acquisition activities, which would affect our customer growth.

We may not be able to grow our customer base, which would force us to change our business plan and financial outlook and would likely negatively affect the price of our stock.

Our current business plans assume that we will increase our customer base over time, providing us with increased economies of scale. If we are unable to attract and retain a growing customer base, we would be forced to change our current business plans and financial outlook and there would likely be a material negative effect on the price of our common stock.

Our remaining TDMA customers may become dissatisfied with our service and seek other competitive offerings, resulting in a loss of customers and reduced profitability.

Throughout 2007, we plan to gradually scale back the capacity and service area of our TDMA network. As our remaining TDMA customers attempt to roam while traveling outside of our service areas, their service may be degraded due to the removal of TDMA capability within other carriers’ cell sites. Additionally, device manufacturers may not produce innovative TDMA wireless devices with upgraded functions. During this transition period, all of these developments could drive our TDMA customers to our competitors rather than to our 2.5G product offerings and thereby reduce our market share and revenue. At June 30, 2007, we had approximately 57,447 TDMA and analog postpaid customers.

We have required and will continue to require substantial amounts of capital to maintain various obligations to maintain our 2.5G technologies and to meet various obligations under our financing arrangements. We also expect to eventually upgrade our 2.5G networks to 3.0G networks. Our ability to generate the required capital depends on many factors, including some that are beyond our control.

We have required, and will continue to require, substantial capital to maintain our wireless network, to satisfy obligations on our debt and exchangeable preferred stock, and for other operating needs. Including the cost of our 2.5G technology overlays, our total capital expenditures for 2006 were $47.5 million. We believe that we have sufficient funds to finance our planned capital expenditures for network construction, but we may require additional capital in the event of significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, and other technological issues or if we acquire additional licenses.

We will likely need additional financing to repay or refinance our debt at its final maturities (or upon consummation of the Verizon merger in the event Verizon Wireless requires us to undertake a tender offer for our debt, issue a notice of optional redemption for our debt or otherwise take actions to satisfy, discharge and/or defease our debt) and to meet mandatory redemption provisions on our preferred stock. To the extent that we do not generate sufficient cash from operations to satisfy these needs or otherwise receive funds from Verizon Wireless, we will need to explore other sources of capital, which may include public and private equity and debt financings, including vendor financing. The availability of additional financing is dependent on conditions in the capital markets. We may not be able to obtain additional financing on terms acceptable to us and within the limitations contained in the instruments governing our debt and our preferred stock or any future financing arrangements.

If we fail to obtain any required financing, we may need to delay or abandon our development and expansion plans and we may fail to meet regulatory requirements for build-out of our network and not be in compliance with certain regulations, such as the Communications Assistance for Law Enforcement Act (“CALEA”). Any failure to upgrade could also have a negative effect on our roaming revenues, since most of our roaming partners’ customers will likely use the latest technology wireless devices as our roaming partners upgrade their networks. Our ability to meet our debt service requirements and our customers’ needs may also be impaired, which would have a material adverse effect on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We have committed a substantial amount of capital to maintain and to increase the capacity of our 2.5G wireless networks data services. If the demand for wireless data services does not grow, or if we fail to capitalize on such demand, it could have an adverse effect on our growth.

We have committed significant resources to wireless data services and our business plan assumes increasing demand for such services. Continued growth in demand for wireless data services is dependent on development and availability of popular applications and availability of wireless devices and other wireless devices with features, functionality, and pricing desired by customers. If applications and devices are not developed or do not become commercially acceptable, our revenues could be adversely affected. Existing technology may not perform as expected, and we may not be able to obtain new technology to effectively and economically deliver these services. We cannot give assurance that there will be widespread demand for advanced wireless data services, that revenues from data services will constitute a significant portion of our total revenues in the near future, or that we can provide such services on a profitable basis.

Our business could be materially and adversely affected by our failure to anticipate and react to frequent and significant technological changes.

The telecommunications industry is subject to rapid and significant changes in technology that are evidenced by:

•	the introduction of 3.0G digital wireless devices and applications;

•	evolving industry standards;

•	the availability of new radio frequency spectrum allocations for wireless services;

•	ongoing improvements in the capacity and quality of digital technology;

•	shorter development cycles for new products and enhancements;

•	developments in emerging wireless transmission technologies; and

•	changes in end-user requirements and preferences.

It is possible that we may select a technology that does not achieve widespread commercial success or that is not compatible with the technology selected by one or more of our roaming partners, and as a result, our business, results of operations, cash flows, and financial condition could be materially and adversely affected. Moreover, one or more of the technologies that we currently utilize may become inferior or obsolete at some time in the future.

A significant portion of our revenue is from roaming charges. Outcollect roaming yields have been declining over the last few years and are expected to continue to decline in the future. As a result, our future operating results could be adversely affected if increases in roaming minutes do not offset anticipated decreases in roaming yield.

In 2006, 2005, and 2004, approximately 27%, 23%, and 21%, respectively, of our revenue was derived from roaming charges incurred by other wireless providers for use of our network by their customers who traveled within our coverage areas. During the six months ended June 30, 2007 and 2006, roaming revenue was approximately 27% and 25%, respectively, of total revenue. A substantial portion of our roaming revenue is derived from AT&T, Verizon Wireless, and T-Mobile. Changes in their operations or a significant decline in the number of their customers could adversely affect our business. For the years ended December 31, 2006, 2005, and 2004, and the six months ended June 30, 2007 and 2006, AT&T (on a pro forma basis giving effect to Cingular’s 2004 merger with AT&T Wireless), Verizon Wireless, and T-Mobile together accounted for approximately 93%, 92%, and 86%, and 94% and 93%, respectively, of our total outcollect roaming minutes. For the years ended December 31, 2006, 2005, and 2004, and the six months ended June 30, 2007 and 2006, AT&T (on a pro forma basis giving effect to Cingular’s 2004 merger with AT&T Wireless) accounted for approximately 14%, 12%, and 10%, and 13% and 13%, respectively, of our total revenue. Changes in the network footprints of these providers could have a material adverse effect on our outcollect revenue and incollect expenses. For example, if a roaming partner from which we derive a significant amount of revenue in one of our service areas were to build its own network in that service area, our outcollect revenue derived from our roaming relationship with that partner in that service area might decrease or even cease altogether, and our ability to negotiate favorable incollect rates in that partner’s other service areas could suffer as well.

Any overbuild of our service areas by our roaming partners would also result in increased competition, which could have a negative impact on our outcollect roaming revenues, business, operating results, and retention.

Our roaming agreements have varying terms, from month-to-month to up to five years, and some are terminable with 30 days’ written notice. When these agreements expire or are terminated, we may be unable to renegotiate these roaming agreements or to obtain roaming agreements with other wireless providers upon acceptable terms. Failure to obtain acceptable roaming agreements could lead to a substantial decline in our revenue and operating income.

Our roaming revenue is subject to some effects of seasonality, and as a result, our overall revenue and operating income are also subject to seasonal fluctuations.

In 2006, 2005, and 2004, a substantial amount of our revenue was derived from roaming charges incurred by other wireless providers for use of our network by their customers who traveled within our service areas. Our service areas include a number of resort destinations. As a result, our roaming revenue increases during vacation periods, introducing a measure of seasonality to our revenue and operating income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Matters — Seasonality.”

We operate in a very competitive business environment, which can adversely affect our business and operations. Competitors who offer more services than we do may attract our targeted customers.

We operate in highly competitive markets, and there is substantial and increasing competition in all aspects of the wireless communications business. Some competitors may market services we do not offer, such as cable television, internet access, landline local exchange, or long distance services, which may make their services more attractive to customers. Competition for customers is based primarily upon services and features offered, system coverage, technical quality of wireless systems, price, customer service, capacity, and strength of distribution channels.

In each of our markets we compete with several other wireless licensees. To a lesser extent, we also compete with wireless internet, dispatch services, resellers, and landline telephone service providers in some of our service areas. Increasingly, cellular services have become a viable alternative to landline voice services for certain customers, putting cellular licensees in direct competition with traditional landline telephone service providers.

Cable and other companies are providing telecommunications services to the home, and of these, some carriers are providing local and long distance voice services using Voice over Internet Protocol, or VoIP. In particular circumstances, these carriers may be able to avoid payment of access charges to local exchange carriers for the use of their networks on long distance calls. Cost savings for these carriers could result in lower rates for customers and increased competition for wireless services.

Continuing industry consolidation has resulted in the increased presence of regional and national wireless operators within some of our service areas. Many of these national operators provide services comparable to ours and, because they operate in a wider geographic area, are able to offer no or low cost roaming and toll calls over a wider area. In addition, some national wireless operators have recently begun to build networks in certain of the more densely populated or well-traveled portions of our service areas. National advertising and promotional programs by national wireless operators run in our markets are also a source of additional competitive and pricing pressures, even though these operators may not provide service in those markets. If the wireless communications industry continues to consolidate and our merger with Verizon Wireless is not consummated, even stronger competitors may be created. In addition, the elimination of the spectrum cap and the cellular cross-interest restrictions in all markets may facilitate the creation of larger and more formidable competitors.

Several of our competitors also operate in multiple segments of the industry. In the future, we expect to face increased competition from entities providing similar services using other communications technologies. Given the rapid advances in the wireless communications industry, it is possible that new technologies will evolve that will compete with our products and services. In addition, a number of our competitors have substantially greater financial, technical, marketing, sales, and distribution resources. With so many companies targeting many of the same customers, we may not be able to successfully attract and retain customers and grow our customer base and revenues, which could have a materially adverse effect on our future business, strategy, operations, and financial condition.

Market prices for wireless service may decline in the future.

We expect significant price competition among wireless providers that may lead to increasing movement of customers between operators, resulting in reductions in average monthly service revenue per customer. A significant decline in the pricing of our services could adversely affect our financial condition and results of operations.

Wireless number portability may continue to have a negative impact on our customer retention and increase our marketing costs.

Wireless number portability allows customers to keep their wireless phone number when switching to a different service provider. Wireless number portability has increased and may continue to increase competition and reduce retention. Since implementation of wireless number portability in our markets, we have experienced increased churn. A high rate of churn would adversely affect our results of operations by reducing revenue and increasing the cost of adding new customers. Such costs generally include commission expense and/or significant handset discounts, which are significant factors in income and profitability. We may be required to grant promotional credits, subsidize product upgrades, and/or reduce pricing to match competitors’ initiatives and to retain customers, which could adversely impact our operating results or cash flows.

If we encounter significant problems, such as delays, inaccuracies, or loss of customer information from our database, in the process of upgrading our billing function, we could experience customer dissatisfaction and increased churn, which could have a material adverse impact on our financial performance.

During previous billing conversions, we have experienced disruption in our billing cycles, including delays in mailing of and errors in statements sent to customers, and the dropping of customers from our database. In addition, the transition caused an increased number of customer service calls made to our call center.

If we conduct a future billing conversion, our customers may again become dissatisfied and decide to switch to a rival carrier. Also, we are dependent on future performance of an outside contractor. Any significant or prolonged problems with our billing function could have a material adverse impact on our business, financial condition, cash flows, and results of operations.

Regulation or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations and cash flows. Further, if wireless devices are perceived to pose health and safety risks, we may be subject to new regulations, and demand for our services may decrease.

Some studies have indicated that using wireless phones while driving may distract drivers’ attention, making accidents more likely. These concerns could lead to litigation relating to accidents, deaths, or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. A number of U.S. states and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving or, alternatively, require the use of a hands-free telephone. Legislation of this sort, if enacted, would require wireless service providers to provide hands-free enhanced services, such as voice activated dialing and hands-free speaker phones and headsets. If we are unable to provide hands-free services and products to customers in a timely and adequate fashion, our ability to generate revenues could suffer.

It has been suggested that certain radio frequency emissions from wireless devices may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over the effect of radio frequency emissions may discourage the use of wireless devices, which would decrease demand for our services.

Our business is subject to extensive government regulation, which could adversely affect our business by increasing our expenses. We also may be unable to obtain or retain regulatory approvals necessary to operate our business, which would negatively affect our results of operations.

The Federal Communications Commission, or the FCC, regulates many aspects of our business, including the licensing, construction, interconnection, operation, acquisition, and sale of our wireless systems, as well as the number of wireless licenses issued in each of our markets. State and local regulatory authorities, to a lesser extent, also regulate aspects of our business and services. In addition, the Federal Aviation Administration regulates aspects of construction, marking, and lighting of communications towers on which we place our wireless transmitters. Changes in legislation and regulations governing wireless activities, wireless carriers, and availability of Universal Service Fund support, our failure to comply with applicable regulations, or our loss of or failure to obtain any license or licensed area could have a material adverse effect on our operations.

The FCC and state authorities are increasingly looking to the wireless industry to fund various initiatives, including federal and state universal service programs, telephone number administration, services to the hearing-impaired, and emergency 911 services. In addition, many states have imposed significant taxes on providers in the wireless industry and have adopted or are considering adoption of regulatory requirements regarding customer billing and other matters. These initiatives have imposed and will continue to impose increased costs on us and other wireless carriers and may otherwise adversely affect our business. Under Phase II of its emergency 911 service rules, for example, the FCC has mandated that wireless providers supply the geographic coordinates of a customer’s location, by means of network-based or handset-based technologies, to public safety dispatch agencies.

We have received requests from Public Safety Answering Points (“PSAPs”) for deployment of Phase II enhanced 911 service that relate to various areas where we provide cellular or PCS service and we have met the applicable 50%-coverage benchmark. Nevertheless, if the FCC finds that the accuracy results produced by any of our Phase II deployments are not in compliance with FCC rules, the FCC could issue enforcement orders and impose monetary forfeitures upon us. We have filed with the FCC a request for waiver of the applicable FCC rule concerning field test results in the State of Vermont, which may not be compliant with FCC location accuracy requirements if averaged only with results from the State of Vermont. To the extent that we are not meeting the FCC’s E911 Phase II location accuracy requirements in Vermont and other states we may need to file one or more additional petitions with the FCC to request a waiver of those requirements. Meanwhile, the FCC on September 11, 2007 adopted new and, to CMRS providers, more burdensome E911 Phase II requirements that will require increasingly more accurate location results over a five-year period, and it is continuing to consider other changes to its E911 location accuracy rules. The FCC has issued notices of apparent liability requiring other CMRS providers to pay fines based upon violations of enhanced 911 service requirements. The implementation of enhanced 911 obligations may have a financial impact on us. We are not yet able to predict the extent of that impact.

Each of our wireless licenses is subject to renewal upon expiration of its current term, which is generally ten years. Grants of wireless license renewals are governed by FCC rules establishing a presumption in favor of incumbent licensees that have complied with their regulatory obligations during the ten-year license period. However, we cannot provide assurance that the FCC will grant us any future renewal applications or that our applications will be free from challenge. In addition, FCC rules require wireless licensees to meet build-out requirements with respect to particular licenses, and failure to comply with these and other requirements in a given licensed area could result in revocation or nonrenewal of our license for that area or the imposition of fines by the FCC.

Our designation or certification as an Eligible Telecommunications Carrier (“ETC”) in any state where we conduct business could be refused, conditioned, or revoked due to circumstances beyond our control, thus depriving us of financial support in that state from the Universal Service Fund (“USF”). In addition, we cannot be certain that we will continue to receive payments at the current levels.

In order to receive financial support from the USF in any state, we must receive ETC certification in that state. Currently, we are ETC certified in ten of the states in which we offer wireless services. If designation or certification in any of these states were revoked or conditioned, our financial results could be adversely affected. Further, there are several FCC proceedings underway that are likely to change the way universal service programs are funded and the ways these funds are disbursed to program recipients. At this time, it is not clear what impact changes in the rules, if any, will have on our continued eligibility to receive USF support. Loss of USF revenues could adversely affect our future financial performance.

If we are unable to comply with obligations imposed by the Communications Assistance for Law Enforcement Act (“CALEA”), our financial results could be adversely affected.

CALEA requires us to make services accessible to law enforcement for surveillance purposes. Additional requirements have been adopted to require cellular and PCS licensees to accommodate interception of digital packet mode telecommunications. We will become obligated to comply with these requirements only if and when we commence to offer services that make use of digital packet mode technology. If we are not able to comply with CALEA prior to the applicable deadlines, we could be subject to substantial fines. We cannot predict yet whether we will be able to comply with CALEA requirements prior to the applicable deadlines.

Equipment failure and natural disasters may adversely affect our operations.

A major equipment failure or a natural disaster affecting any of our central switching offices, microwave links, or cell sites could have a material adverse effect on our operations. Our inability to operate any portion of our wireless system for an extended time period could result in a loss of customers or impair our ability to attract new customers, which would have a material adverse effect on our business, results of operations, and financial condition.

Difficulties in the continued upgrade or replacement of our wireless systems could increase our planned capital expenditures, delay the continued build-out of our networks, and negatively impact our roaming arrangements.

Whenever we upgrade our networks, we need to:

•	select appropriate equipment vendors;

•	select and acquire appropriate sites for our transmission equipment, or cell sites;

•	purchase and install low-power transmitters, receivers, and control equipment, or base radio equipment;

•	build out any required physical infrastructure;

•	obtain interconnection services from local telephone service carriers; and

•	test cell sites.

Our ability to perform these necessary steps successfully may be hindered by, among other things, any failure to:

•	obtain necessary zoning and other regulatory approvals;

•	lease or obtain rights to sites for the location of our base radio equipment;

•	obtain any necessary capital;

•	acquire any additional necessary spectrum from third parties; and

•	commence and complete the construction of sites for our equipment in a timely and satisfactory manner.

In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery, and catastrophic occurrences. Any failure to upgrade our wireless systems on a timely basis may affect our ability to provide the quality of service in our markets consistent with our current business plan, and any significant delays could have a material adverse effect on our business. Failure to meet upgrade milestones or to comply with other requirements under our roaming agreements could have an adverse effect on our roaming revenue.

Our future financial results could be adversely impacted by asset impairments or other charges.

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). As a result, we are required to test both goodwill and other indefinite-lived intangible assets, consisting primarily of our spectrum licenses, for impairment on an annual basis based upon a fair value approach, rather than amortizing them over time. We are also required to test goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce our enterprise fair value below its book value. Additionally, the value of our licenses must be tested between annual tests if events or changes in circumstances indicate that the value might be impaired. The amount of any such annual or interim impairment charge could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Goodwill and Other Indefinite-Lived Intangible Assets.”

Effective January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). As a result, we are required to assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Impairment of Long-Lived Assets.”

Any operating losses resulting from impairment charges under SFAS No. 142 or SFAS No. 144 could have an adverse effect on the market price of our securities.

We may not be able to successfully integrate acquired or exchanged properties, which could have an adverse effect on our financial results.

We seek to improve our networks and service areas through selective acquisitions of other providers’ properties and other assets, and in some instances, we may exchange our properties or assets for the properties and assets of another carrier.

We will be required to integrate with our operations any properties we acquire, which may have billing systems, customer care systems, and other operational characteristics that differ significantly from those of our networks. We may be unsuccessful in those efforts, and customer retention in acquired properties and surrounding areas may suffer as a result, which could have an adverse effect on our business and results of operations.

The cellular systems we may acquire may not perform as we expect and the operating results may not support the cost of the acquisition, or the capital expenditures needed to develop and integrate those systems. The expansion of our operations may place a significant strain on our management, financial and other resources. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to integrate successfully any cellular systems or businesses we acquire. Our failure to integrate and manage our acquired cellular systems could have a material adverse effect on our business, operating results and financial condition.

We will continue to incur increased costs as a result of being a public company subject to the Sarbanes-Oxley Act of 2002 (“SOA”), as well as new rules implemented by the Securities and Exchange Commission and The Nasdaq Stock Market.

As a public company, we incur significant legal, accounting and other expenses. In addition, the SOA, as well as new rules subsequently implemented by the SEC and The Nasdaq Stock Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make certain activities more time-consuming and costly.

In addition, the new rules could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We may in the future discover material weaknesses in our internal controls as defined under standards adopted by the Public Company Accounting Oversight Board (“PCAOB”) or significant deficiencies and deficiencies in certain of our disclosure controls and procedures. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies that adversely affect a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

We cannot be certain that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with The Nasdaq National Market. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

Other Risks Related to Our Company

Our common stock price has been and may continue to be volatile. Litigation instituted against us and our officers and directors as a result of changes in the price of our securities could materially and adversely affect our business, financial condition and operating results.

The trading price of our Class A common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

•	actual or anticipated variations in operating results;

•	our ability to finance our operations and meet obligations under our financing arrangements;

•	conditions or trends in the wireless communications industry and changes in the economic performance and/or market valuation of other wireless communications companies;

•	our strategic partnerships, joint ventures, or capital commitments; and

•	additions or departures of key personnel.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially and adversely affect the market price of our securities, regardless of our actual operating performance.

Often a drop in a company’s stock price is followed by lawsuits against the company and its officers and directors alleging securities fraud. The defense and eventual settlement of or judgment rendered in any such actions could result in substantial costs. Also, the defense of any such actions could divert management’s attention and resources. Both the costs and the diversion of management could materially and adversely affect our business, financial condition, and operating results. In addition, any material adverse judgment could trigger an event of default under our indebtedness.

We have shareholders who could exercise significant influence on management.

The holders of our Class M preferred stock currently are able to elect two members to our board of directors and can vote, on an as-converted basis, approximately 2,355,152 shares of our Class A common stock, which represented, as of June 30, 2007, approximately 10.9% of the voting power of our common stock.

Antitakeover provisions could adversely affect the price of our Class A common stock.

Some of the provisions of our Articles of Incorporation, Amended and Restated Bylaws, and Minnesota law could delay or prevent a change of control or a change in management that may be beneficial to shareholders. These provisions include:

•	provisions for a classified board of directors;

•	provisions for advance notice for director nominations and shareholder proposals;

•	provisions allowing holders of our Class B common stock ten votes per share as compared to one vote per share for our Class A common stock;

•	provisions for supermajority votes to approve mergers or amend specified provisions of the Articles and Bylaws; and

•	statutory limits regarding share acquisitions and business combinations.

We also have adopted a rights plan that could discourage, delay, or prevent someone from acquiring us at a premium price. The rights plan provides that preferred stock purchase rights attached to each share of our common stock become exercisable to purchase shares of common stock at 50% of market value, causing substantial dilution to a person or group acquiring 15% or more of our common stock if the acquisition is not approved by our board of directors.

On July 29, 2007, we amended the rights plan, among other things, to render the rights plan inapplicable to Verizon Wireless, AirTouch Cellular and Rhino Merger Sub solely by virtue of (i) the approval, execution or delivery of the merger agreement, (ii) the public or other announcement of the merger agreement or the transactions contemplated thereby, (iii) the consummation of the merger or (iv) the consummation of any other transaction contemplated by the merger agreement. The amendment to the rights plan also provides that the rights plan shall expire immediately prior to the effective time of the merger, if the rights plan has not otherwise terminated. If the merger agreement is terminated, the changes to the rights plan pursuant to the amendment will be of no further force and effect.

In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

Failure to complete the Verizon merger could adversely impact the market price of our common stock as well as our business and operating results.

If the merger is not completed for any reason, the price of our common stock may decline to the extent that the market price of our common stock reflects positive market assumptions that the merger will be completed and the related benefits that will be realized. We may also be subject to additional risks if the merger is not completed, including:

•	depending on the reasons for termination of the merger agreement, the requirement that we pay Verizon Wireless a termination fee of $55.0 million;

•	substantial costs related to the merger, such as legal, accounting, filing and printing fees, that must be paid regardless of whether the merger is completed; and

•	potential disruption of our business and the distraction of our workforce and management team.

THE VERIZON MERGER

On July 29, 2007, we entered into a merger agreement with Cellco Partnership, a general partnership doing business as Verizon Wireless, AirTouch Cellular, an indirect wholly-owned subsidiary of Verizon Wireless, and Rhino Merger Sub, pursuant to which Rhino Merger Sub will merge with and into us with us continuing as the surviving corporation and becoming a subsidiary of Verizon Wireless. At the effective time of the merger, each issued and outstanding share of our Class A and Class B common stock will be cancelled and converted into the right to receive $45.00 in cash, without interest. Each outstanding option to acquire our common stock will be cancelled in exchange for an amount equal to the product of $45.00 minus the exercise price of each option and the number of shares underlying the option. The merger agreement includes customary representations, warranties and covenants of us, Verizon Wireless and AirTouch Cellular.

The merger was approved by our shareholders on October 4, 2007. The consummation of the merger remains subject to receipt of necessary approvals from the FCC and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The merger agreement contains certain termination rights for both Verizon Wireless and us, and provides that upon a termination of the merger agreement under specified circumstances, we may be required to pay Verizon Wireless a termination fee of $55.0 million. We currently anticipate that the merger will be completed during the first half of 2008.

Pursuant to the merger agreement, we have agreed to use our reasonable best efforts, upon Verizon Wireless’ request, (i) to commence a tender offer to purchase, and any related consent solicitation with respect to, any of our or our subsidiaries’ indebtedness, including the notes, (ii) to issue a notice of optional redemption for any of our or our subsidiaries’ indebtedness, including the notes, and/or (iii) to take actions necessary for the satisfaction, discharge and/or defeasance of any of our or our subsidiaries’ indebtedness, including the notes, in each case on the terms and conditions specified by Verizon Wireless and in compliance with applicable law and all applicable covenants in our existing indentures and certificates of designation. Any such action shall be conditioned, to the extent permitted under applicable law and the applicable indentures and certificates of designation, on the completion of the merger. In addition, Verizon Wireless has agreed to fund any such required action.

You should carefully read the merger agreement, which is attached as Annex A to the Definitive Proxy Statement we filed with the Securities and Exchange Commission on September 5, 2007, for more information concerning the proposed merger.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of earnings to fixed charges for the periods indicated.

Years Ended December 31,					Six Months Ended June 30,
2006	2005	2004	2003	2002	2007	2006

—	—	—	—	1.19	—	—

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Fixed charges consist of all interest, whether expensed or capitalized, amortization of debt costs, and the portion of rent expense representing interest. Earnings consist of income before income taxes, cumulative effect adjustment, and preferred stock dividends plus fixed charges reduced by capitalized interest. On this basis, earnings for some periods were not adequate to cover fixed charges, and, accordingly, no ratio is shown. The deficiency of earnings to fixed charges for 2006, 2005, 2004 and 2003 was $116.7 million, $66.4 million, $62.5 million, and $11.4 million, respectively. The deficiency of earnings to fixed charges for the six months ended June 30, 2007 and 2006 was $24.8 million and $47.4 million, respectively.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes in exchange for the old notes. In consideration for issuing the new notes, we will receive old notes of like original principal amount, the terms of which are identical in all material respects to the new notes. Old notes received in the exchange offer will be cancelled. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

The net proceeds from the original issuance of the old notes in May 2007, together with cash on hand, was used to redeem all $115.5 million aggregate principal amount of our outstanding 11 3/8% senior subordinated debentures and all $300.0 million aggregate principal amount of our outstanding 9 3/4% senior subordinated notes and pay accrued and unpaid interest thereon and related fees and expenses.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007. This table should be read in conjunction with our consolidated financial statements, including the related notes, included in this prospectus.

As of June 30,
2007

Revolving credit facility(1)	$—
8 1/4% notes (due 2012)	510,000
9 7/8% notes (due 2010)	325,000
Senior subordinated floating rate notes (due 2012)	175,000
Senior subordinated floating rate notes (due 2013)	425,000

1,435,000
12 1/4% junior exchangeable preferred stock (due 2011)	255,558
Accrued dividends on 12 1/4% junior exchangeable preferred stock	51,571
Class M voting convertible preferred stock	110,000
Accrued dividends on Class M voting convertible preferred stock	85,217

Total preferred stock	502,346
Total debt and preferred stock	1,937,346

Total shareholders’ deficit	(794,915)

Total capitalization	$1,142,431

(1)	We have $60.0 million available for borrowing under the revolving credit facility.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

Our consolidated financial data as of and for the three years ended December 31, 2006 are derived from our audited consolidated financial statements included in this prospectus. The consolidated financial data as of and for the six months ended June 30, 2006, and June 30, 2007 are derived from our unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of the financial results for these periods. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results for the full year ended December 31, 2007.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes thereto, included in this prospectus.

						Six Months Ended
	Years Ended December 31,					June 30,
	2006	2005	2004	2003	2002	2007	2006
	(In thousands, except per share amounts)

Statement of Operations Data:
Revenue:
Service	$385,220	$387,848	$377,219	$355,038	$319,933	$205,319	$192,909
Roaming	153,867	122,774	105,504	131,896	122,703	79,527	67,466
Equipment	25,373	34,313	22,094	20,455	20,442	13,068	12,955

Total revenue	564,460	544,935	504,817	507,389	463,078	297,914	273,330

Operating expenses:
Network costs, excluding depreciation	138,047	120,322	104,071	96,069	97,200	74,725	67,169
Cost of equipment sales	56,587	58,266	40,372	37,636	29,184	26,966	26,249
Selling, general and administrative	147,271	152,918	135,170	131,761	119,185	74,023	70,957
Depreciation and amortization	128,415	100,463	76,355	76,429	82,497	42,231	60,058
Impairment of assets	23,800	7,020	47,136	42,244	—	—	—

Total operating expenses	494,120	438,989	403,104	384,139	328,066	217,945	224,433

Operating income	70,340	105,946	101,713	123,250	135,012	79,969	48,897

Other income (expense):
Interest expense	(194,997)	(171,831)	(163,977)	(136,262)	(114,478)	(109,366)	(99,963)
Interest and dividend income	7,866	2,221	1,727	916	562	4,772	3,750
Other	369	(876)	(76)	891	66	(214)	204

Other expense, net	(186,762)	(170,486)	(162,326)	(134,455)	(113,850)	(104,808)	(96,009)
Income (loss) before income taxes and cumulative change in accounting principle	(116,422)	(64,540)	(60,613)	(11,205)	21,162	(24,839)	(47,112)
Income tax benefit	(381)	(418)	(1,672)	—	—	(168)	(209)

Income (loss) before cumulative change in accounting principle	(116,041)	(64,122)	(58,941)	(11,205)	21,162	(24,671)	(46,903)
Cumulative change in accounting principle	—	—	—	—	(417,064)	—	—

Net loss	(116,041)	(64,122)	(58,941)	(11,205)	(395,902)	(24,671)	(46,903)
Preferred stock dividend	(14,677)	(7,174)	(12,915)	(38,877)	(60,556)	(7,714)	(7,136)

Loss applicable to common shares	$(130,718)	$(71,296)	$(71,856)	$(50,082)	$(456,458)	$(32,385)	$(54,039)

Weighted average common shares outstanding	14,125	12,695	12,239	12,060	11,920	15,357	14,027

Net loss per basic and diluted share before cumulative change in accounting principle	$(9.25)	$(5.62)	$(5.87)	$(4.15)	$(3.30)	$(2.11)	$(3.85)
Cumulative changes in accounting principle	—	—	—	—	(34.99)	—	—

Net loss per basic and diluted share	$(9.25)	$(5.62)	$(5.87)	$(4.15)	$(38.29)	$(2.11)	$(3.85)

	As of December 31,					As of June 30,
	2006	2005	2004	2003	2002	2007	2006
	(In thousands, except other operating data)

Balance Sheet Data:
Working capital (deficit)	$160,207	$129,922	$45,308	$86,135	$(55,496)	$14,120	$151,036
Net property and equipment	211,978	277,408	276,133	226,202	240,536	219,263	246,545
Total assets	1,384,648	1,480,682	1,417,450	1,521,058	1,462,978	1,260,219	1,441,025
Senior secured debt	568,000	568,000	510,000	525,723	793,853	510,000	568,000
Total long-term liabilities	1,862,919	1,847,994	1,733,079	1,764,867	1,211,026	1,767,352	1,870,349
Redeemable preferred stock	185,658	170,976	166,296	153,381	569,500	193,372	178,117
Total shareholders’ deficit	$(765,156)	$(651,982)	$(596,338)	$(526,830)	$(483,115)	$(794,915)	$(703,510)
Other Operating Data:
Customers (not including long distance and paging):
Postpaid	586,092	597,769	628,614	656,110	639,221	638,116	575,537
Prepaid	9,433	11,663	20,391	22,302	27,452	9,111	11,048
Wholesale	110,133	96,170	80,806	67,104	55,700	131,302	103,841

Total customers	705,658	705,602	729,811	745,516	722,373	778,529	690,426
Marketed POPs(1)	6,604,000	6,505,000	6,279,000	5,962,000	5,893,000	7,242,000	6,604,000
Penetration(2)	9.0%	9.5%	10.3%	11.4%	11.3%	8.9%	8.9%
Retention(3)	97.5%	97.3%	97.9%	98.1%	98.2%	98.2%	97.4%
Local monthly service revenue per customer(4)	$52	$50	$46	$43	$41	$52	$52
Average monthly revenue per customer(5)	$74	$67	$60	$59	$57	$74	$71
Acquisition cost per customer(6)	$534	$497	$444	$422	$377	$511	$555
Cell sites/ Base stations:	1,158	1,061	857	754	732	1,260	1,115

(1)	Updated to reflect 2000 U.S. Census Bureau Official Statistics.

(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served.

(3)	Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.

(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.

(6)	Determined for each period by dividing selling and marketing expenses, net costs of equipment sales, and depreciation of rental telephone equipment by the gross postpaid and prepaid wireless voice customers added during such period.

Reconciliations of Key Financial Measures

We utilize certain financial measures that are calculated based on industry conventions. Average revenue per customer (“ARPU”) and local service revenue per customer (“LSR”) are industry terms that measure service revenue per month from our customers divided by the average number of customers in commercial service during the period. We believe that ARPU and LSR provide useful information concerning the appeal of our rate plans and service offerings and our performance in attracting high value customers.

Acquisition cost per customer is a useful measure that quantifies the costs to acquire a new customer and provides a gauge to compare our average acquisition cost per new customer to that of other wireless communication providers. Acquisition cost per customer is determined for each period by dividing the sum of selling and marketing expenses, net cost of equipment sales, and depreciation of rental telephone equipment by gross postpaid and prepaid wireless voice customers added during such period.

						Six Months Ended
	Years Ended December 31,					June 30,
	2006	2005	2004	2003	2002	2007	2006

Retention
Postpaid wireless voice customers discontinuing service(1)	175,081	197,471	161,222	150,745	136,237	65,355	92,973
Weighted average 12 or 6 month aggregate postpaid wireless voice customers(2)	6,987,192	7,362,780	7,667,797	7,780,921	7,409,873	3,663,846	3,515,594

Churn(1) ÷ (2)	2.5%	2.7%	2.1%	1.9%	1.8%	1.8%	2.6%
Retention (1 minus churn)	97.5%	97.3%	97.9%	98.1%	98.2%	98.2%	97.4%
Acquisition Cost Per Customer
(In thousands, except customer gross additions and acquisition cost per customer)
Selling and marketing expense	$57,795	$59,201	$54,077	$52,150	$50,563	$29,317	$27,044
Net cost of equipment	31,214	23,953	18,278	17,181	8,742	13,898	13,294
Adjustments to cost of equipment	2,519	3,990	2,399	8,549	15,647	1,477	1,198

Total costs used in the calculation of acquisition cost per customer(3)	$91,528	$87,144	$74,754	$77,880	$74,952	$44,692	$41,536
Customer postpaid and prepaid gross additions(4)	171,354	175,324	168,330	184,522	198,923	87,477	74,850

Acquisition cost per customer(3) ÷ (4)	$534	$497	$444	$422	$377	$511	$555

Local Service Revenue Per Customer (“LSR”)
(In thousands, except weighted average 12 or 6 month aggregate postpaid wireless voice customers and LSR)
Service revenues	$385,220	$387,848	$377,219	$355,038	$319,933	$205,319	$192,909
Non postpaid revenue adjustments	(21,181)	(20,253)	(20,743)	(24,016)	(18,395)	(13,024)	(10,401)

Service revenues for LSR(5)	$364,039	$367,595	$356,476	$331,022	$301,538	$192,295	$182,508
Weighted average 12 or 6 month aggregate postpaid wireless voice customers(6)	6,987,192	7,362,780	7,667,797	7,780,921	7,409,873	3,663,846	3,515,594

LSR(5) ÷ (6)	$52	$50	$46	$43	$41	$52	$52

Average Revenue Per Customer (“ARPU”)
(In thousands, except weighted average 12 or 6 month aggregate postpaid wireless voice customers and ARPU)
Service revenues	$385,220	$387,848	$377,219	$355,038	$319,933	$205,319	$192,909
Roaming revenues	153,867	122,774	105,504	131,896	122,703	79,527	67,466

Total	539,087	510,622	482,723	486,934	442,636	284,846	260,375
Non postpaid revenue adjustments	(21,181)	(20,253)	(20,743)	(24,016)	(18,395)	(13,024)	(10,401)

Service revenues for ARPU(7)	$517,906	$490,369	$461,980	$462,918	$424,241	$271,822	$249,974
Weighted average 12 or 6 month aggregate postpaid wireless voice customers(8)	6,987,192	7,362,780	7,667,797	7,780,921	7,409,873	3,663,846	3,515,594

ARPU(7) ÷ (8)	$74	$67	$60	$59	$57	$74	$71

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Consolidated Financial and Operating Data” and our consolidated financial statements included elsewhere in this prospectus. Some of the statements in this discussion are forward-looking statements. See “Forward-Looking Statements.”

Business Overview

We are a wireless communications service provider focusing primarily on rural markets in the United States. Our principal operating objective is to increase revenue and achieve profitability through increased penetration in our existing wireless markets.

Our operating territories include portions of five states in the Northeast, three states in the Northwest, four states in the Midwest, two states in the South and the western half of Kansas (Central territory). Within each of our five territories, we have a strong local sales and customer service presence in the communities we serve.

Our marketed networks covered a total population of approximately 7.2 million POPs and served approximately 647,000 voice customers as of June 30, 2007. We have national roaming agreements in our markets with AT&T (effective through December 2009) and Verizon Wireless (effective through December 2009). Under these agreements, we are able to attain preferred roaming status by overlaying our existing TDMA networks in our Central, South, Northeast and Northwest networks with GSM/GPRS/EDGE technology and our Midwest network with CDMA technology. We also have various agreements with T-Mobile, which are effective through December 2007.

The Verizon Merger

On July 29, 2007, we entered into a merger agreement with Cellco Partnership, a general partnership doing business as Verizon Wireless, AirTouch Cellular, an indirect wholly-owned subsidiary of Verizon Wireless, and Rhino Merger Sub, pursuant to which Rhino Merger Sub will merge with and into us with us continuing as the surviving corporation and becoming a subsidiary of Verizon Wireless. At the effective time of the merger, each issued and outstanding share of our Class A and Class B common stock will be cancelled and converted into the right to receive $45.00 in cash, without interest. Each outstanding option to acquire our common stock will be cancelled in exchange for an amount equal to the product of $45.00 minus the exercise price of each option and the number of shares underlying the option. The merger agreement includes customary representations, warranties and covenants of us, Verizon Wireless and AirTouch Cellular.

The merger was approved by our shareholders on October 4, 2007. The consummation of the merger remains subject to receipt of necessary approvals from the FCC and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The merger agreement contains certain termination rights for both Verizon Wireless and us, and provides that upon a termination of the merger agreement under specified circumstances, we may be required to pay Verizon Wireless a termination fee of $55.0 million. We currently anticipate that the merger will be completed during the first half of 2008.

Pursuant to the merger agreement, we have agreed to use our reasonable best efforts, upon Verizon Wireless’ request, (i) to commence a tender offer to purchase, and any related consent solicitation with respect to, any of our or our subsidiaries’ indebtedness, including the notes, (ii) to issue a notice of optional redemption for any of our or our subsidiaries’ indebtedness, including the notes, and/or (iii) to take actions necessary for the satisfaction, discharge and/or defeasance of any of our or our subsidiaries’ indebtedness, including the notes, in each case on the terms and conditions specified by Verizon Wireless and in compliance with applicable law and all applicable covenants in our existing indentures and certificates of designation. Any such action shall be conditioned, to the extent permitted under applicable law and the applicable indentures and certificates of designation, on the completion of the merger. In addition, Verizon Wireless has agreed to fund any such action.

You should carefully read the merger agreement, which is attached as Annex A to the Definitive Proxy Statement we filed with the Securities and Exchange Commission on September 5, 2007, for more information concerning the proposed merger.

Other Recent Developments

Redemption of 9 3/4% notes and 11 3/8% notes.  On June 29, 2007, we redeemed all $300.0 million aggregate principal of our 9 3/4% senior subordinated notes and all $115.5 million aggregate principal amount of our 11 3/8% senior subordinated debentures and paid accrued and unpaid interest thereon and related fees and expenses with the net proceeds from the original issuance of the old notes in May 2007, together with cash on hand.

Purchase of Minnesota wireless markets.  On April 3, 2007, we completed the $48.2 million cash purchase of southern Minnesota wireless markets. These markets include 28 counties in southern Minnesota and, as of April 3, 2007, support a postpaid customer base of approximately 34,000 and a wholesale customer base of 16,000. RCC purchased network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota RSAs acquired utilize CDMA technology consistent with our northern Minnesota networks.

Operating Revenue

Our revenue primarily consists of service, roaming, and equipment revenue, each of which is described below:

Service revenue includes monthly access charges, charges for airtime used in excess of the time included in the service package purchased, long distance charges derived from calls placed by customers, and data related services.

Also included are charges for features such as voicemail, handset insurance, international calling, SMS and MMS messaging, and incollect revenue, which consists of charges to our customers when they use their wireless phones in other wireless markets. We do not charge installation or connection fees. We also include in service revenue the Universal Service Fund (“USF”) support funding that we receive as a result of our Eligible Telecommunication Carrier (“ETC”) status in certain states and the USF pass-through fees we charge our customers.

Roaming revenue includes only outcollect revenue, which we receive when other wireless providers’ customers use our network.

Our average monthly roaming revenue per cellular customer typically increases during the second and third calendar quarters. This increase reflects greater usage by our roaming customers who travel in our cellular service areas for weekend and vacation recreation or work in seasonal industries.

Equipment revenue includes sales of wireless equipment and accessories to customers, network equipment reselling, and customer activation fees.

Operating Expenses

Our operating expenses include network costs, cost of equipment sales, selling, general and administrative expenses, and depreciation and amortization, each of which is described below:

Network costs include switching and transport expenses and expenses associated with the maintenance and operation of our wireless network facilities, including salaries for employees involved in network operations, site costs, charges from other service providers for resold minutes and services, and the service and expense associated with incollect revenue.

Cost of equipment sales includes costs associated with telephone equipment and accessories sold to customers. We continue to use discounts on phone equipment to attract customers as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales per gross additional and migrated customer. We expect to continue these discounts and promotions because we believe they will increase the number of our wireless customers and, consequently, increase service revenue.

Selling, general and administrative (“SG&A”) expenses include salaries, benefits, and operating expenses such as marketing, commissions, customer support, accounting, administration, and billing. We also include in SG&A contributions payable to the USF.

Depreciation and amortization represents the costs associated with the depreciation of fixed assets and the amortization of customer lists and spectrum relocation.

Other Expenses

In addition to the operating expenses discussed above, RCC also incurs other expenses, primarily interest on debt and dividends on preferred stock.

Interest expense primarily results from the issuance of outstanding notes and exchangeable preferred stock, the proceeds of which were used to finance acquisitions, repay other borrowings, and further develop our wireless network.

Interest expense includes the following:

•	Interest expense on our credit facility, 8 1/4% notes, 9 7/8% notes and senior subordinated notes;

•	Amortization of debt issuance costs;

•	Early extinguishment of debt issuance costs;

•	Dividends on senior and junior exchangeable preferred stock;

•	Amortization of preferred stock issuance costs;

•	Gain (loss) on derivative instruments; and

•	Gains (losses) on repurchase and exchange of preferred stock.

Preferred stock dividends are accrued on our outstanding Class M preferred stock.

Customer Base

Our customer base consists of three categories: postpaid, wholesale and prepaid.

(1) Postpaid customers accounted for the largest portion of our customer base as of June 30, 2007, at 81.9%. These customers pay a monthly access fee for a wireless service plan that generally includes a fixed number of minutes and certain service features. In addition to the monthly access fee, these customers are typically billed in arrears for data usage, roaming charges and minutes of use exceeding the rate plans.

(2) Wholesale customers are similar to our postpaid customers in that they pay monthly fees to utilize our network and services; however, the customers are billed by a third party (reseller), who has effectively resold our service to the end user (customer). We in turn bill the third party for the monthly usage of the end user. Wholesale customers accounted for 16.9% of our total customer base as of June 30, 2007.

(3) Prepaid customers pay in advance to utilize our network and services and allow us to minimize bad debt, billing and collection costs. Typically, prepaid customers produce lower LSR and higher churn than postpaid customers. Our prepaid customers accounted for 1.2% of our customer base as of June 30, 2007.

Critical Accounting Policies and Estimates

The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue, expenses, assets, and liabilities during the periods reported. Estimates are used when accounting for certain items such as unbilled revenue, allowance for doubtful accounts, depreciation and amortization periods, income taxes, valuation of intangible assets, litigation contingencies and share-based compensation. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Goodwill and Other Indefinite-Lived Intangible Assets

We review goodwill and other indefinite-lived intangible assets for impairment based on the requirements of SFAS No. 142. Goodwill is tested for impairment at the reporting unit level on an annual basis as of October 1st or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. In analyzing goodwill for potential impairment, we use projections of future cash flows from the reporting units. These projections are based on our view of growth rates, anticipated future economic conditions, the appropriate discount rates relative to risk, and estimates of residual values. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If changes in growth rates, future economic conditions, discount rates, or estimates of residual values were to occur, goodwill may become impaired.

Additionally, impairment tests for indefinite-lived intangible assets, consisting of FCC licenses, are required to be performed on an annual basis or on an interim basis if an event occurs or circumstances change that would indicate the asset might be impaired. In accordance with Emerging Issues Task Force (“EITF”) No. 02-7, “Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets” (“EITF No. 02-7”), impairment tests for FCC licenses are performed on an aggregate basis for each unit of accounting. We utilize a fair value approach, incorporating discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses, using start-up model assumptions and, accordingly, incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels, and other inputs for making the business operational. These inputs are included in determining free cash flows of each unit of accounting, using assumptions of weighted average costs of capital and the long-term rate of growth for each unit of accounting. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If any of the assumptions were to change, our FCC licenses may become impaired.

Under SFAS No. 142, we performed annual impairment tests in 2006, 2005, and 2004 for our indefinite lived assets. Based on these tests, we recorded a noncash impairment charge included in operating expenses of $23.8 million and $47.1 million in the fourth quarters of 2006 and 2004, respectively. The impairment charge in 2006 primarily resulted from a decline in license valuation in our South territory. The impairment charge in 2004 primarily resulted from license and goodwill impairment in our South territory and license impairment in our Northwest territory. There was no impairment charge in 2005 related to our annual assessment under SFAS No. 142.

Revenue Recognition — Service

We recognize service revenue based upon contracted service fees and minutes of use processed. As a result of our billing cycle cut-off times, we are required to make estimates for service revenue earned, but not yet billed, at the end of each month. These estimates are based primarily upon historical minutes of use processed. We follow this method since reasonable, dependable estimates of the revenue can be made. Actual billing cycle results and related revenue may vary from the results estimated at the end of each quarter, depending on customer usage and rate plan mix. For customers who prepay their monthly access fees, we match the recognition of service revenue to their corresponding usage. Revenues are net of credits and adjustments for service.

We receive USF revenue reflecting our ETC status in certain states. We recognize support revenue depending on the level of our collection experience in each ETC qualified state. Where we do not have adequate experience to determine the time required for reimbursement, we recognize revenue upon cash receipt. Where we do have adequate experience as to the amount and timing of the receipt of these funds, we recognize revenue on an accrual basis.

We include the pass-through fees we collect from customers as service revenue with a corresponding charge to SG&A expense. These pass-through fees, which we have the option of passing to our customers, include state and federal USF fees, together with city utility and state gross receipt taxes.

Revenue Recognition — Roaming Revenue and Incollect Cost

Roaming revenue and incollect cost information is provided to us primarily through a third party centralized clearinghouse. From the clearinghouse we receive monthly settlement data. We base our accrual of roaming revenue and incollect expense on these clearinghouse reports. We follow this method since reasonably dependable estimates of roaming revenue and incollect cost can be made based on these reports.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses that will result from failure of our customers to pay amounts owed. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries. If the financial condition of our customers were to deteriorate, we may be required to maintain higher allowances.

Depreciation of Property and Equipment

We depreciate our wireless communications equipment using the straight-line method over estimated useful lives. We periodically review changes in our technology and industry conditions, asset retirement activity, and salvage to determine adjustments to estimated remaining useful lives and depreciation rates. Total depreciation expense for the years ended December 31, 2006, 2005, and 2004, and the six months ended June 30, 2007 and 2006 was $109.5 million, $81.5 million, and $57.4 million, and $36.1 million, and $50.6 million, respectively.

During the fourth quarter of 2005, we reviewed the lives of our TDMA cell site assets and reduced the remaining useful life of this equipment from approximately 21 months to 15 months. Accordingly, TDMA cell site equipment was fully depreciated by December 31, 2006. The depreciation expense on these TDMA assets for the year ended December 31, 2006 and 2005 was $47.8 million and $39.9 million, respectively.

During the fourth quarter of 2006, we reviewed the lives of certain CDMA assets and reduced the remaining useful life of this equipment from approximately 40 months to 9 months. As a result, these CDMA assets were fully depreciated by June 30, 2007. Reflecting the shortened useful lives of this CDMA equipment, we recorded an additional $2.0 million in depreciation expense in the fourth quarter of 2006.

Impairment of Long-Lived Assets

We review long-lived assets, consisting primarily of property, plant and equipment and intangible assets with finite lives, for impairment in accordance with SFAS No. 144. In analyzing potential impairment, we use projections of future undiscounted cash flows from the assets. These projections are based on our view of growth rates for the related business, anticipated future economic conditions, the appropriate discount rates relative to risk, and estimates of residual values. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If changes in growth rates, future economic conditions, discount rates, or estimates of residual values were to occur, long-lived assets may become impaired.

In June 2005, our customer relationship management and billing managed services agreement with Amdocs was mutually terminated. As a result of the termination of the agreement, we recorded a charge to operations during the quarter ended June 30, 2005 of $7.0 million, reflecting the write-down of certain development costs previously capitalized. There was no impairment charge in 2006 or 2004 related to our assessment under SFAS No. 144.

Income Taxes

Uncertainty in Income Taxes. On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which became effective for us on January 1, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We file U.S. federal and state income tax returns. Due to our NOL carryforwards, we are subject to U.S. federal, state and local, income tax examinations by tax authorities for years beginning 1992 and forward. There was no cumulative effect related to adopting FIN 48. However, certain amounts have been reclassified in the statement of financial position in order to comply with the requirements of the statement.

As of January 1, 2007, we have reduced our deferred tax assets and corresponding valuation allowance for $5,425,000 of unrecognized tax benefits related to various state income tax matters. None of this amount, if recognized would impact our effective tax rate. During the first quarter of 2007, our total liability for unrecognized tax benefits did not materially increase or decrease.

Our policy is to record penalties and interest related to unrecognized tax benefits in the income tax expense. As of January 1, 2007, we have no penalties or interest recorded.

We do not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months.

Litigation and Other Loss Contingencies

In the ordinary course of business, we are subject to litigation and other contingencies. Management must use its best judgment and estimates of probable outcomes when determining the impact of these contingencies. We assess the impact of claims and litigation on a regular basis and update the assumptions and estimates used to prepare the consolidated financial statements.

Accounting for Share-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (Revised 2004) (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options and employee stock purchases under a stock purchase plan, based on estimated fair values, using the modified prospective transition method. SFAS No. 123(R) supersedes the accounting prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”) relating to application of SFAS No. 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS No. 123(R).

Upon adoption of SFAS No. 123(R), we continued to use the Black-Scholes option pricing model as our method of valuation for stock-based awards. Our determination of the fair value of stock-based awards on the date of grant is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, our expected stock price volatility over the term of the award and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in accordance with SFAS No. 123(R) and SAB 107, the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

We accounted for stock options granted prior to December 31, 2005 in accordance with APB 25, under which no compensation expense was recognized as the grant date fair value was equal to the exercise price. In accordance with the modified prospective transition method pursuant to SFAS No. 123(R), our condensed consolidated financial statements for periods prior to the first quarter of fiscal 2006 have not been restated to reflect this change. Stock-based compensation recognized during each period is based on the value of the portion of the stock-based awards that will vest during that period, adjusted for expected forfeitures. Stock-based compensation recognized in our consolidated financial statements for the year ended December 31, 2006 included compensation costs for stock-based awards granted prior to, but not fully vested as of, December 31, 2005 and stock-based awards granted subsequent to December 31, 2005. We additionally reclassified unearned compensation on non-vested stock awards of $1.8 million to additional paid-in capital. The cumulative effect adjustment for forfeitures related to stock-based awards was immaterial.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The expected term (estimated period of time outstanding) of options granted prior to January 1, 2006 is the contractual term of the option.

Because we consider our options to be “plain vanilla,” we estimated the expected term using the simplified method, as prescribed by SAB No. 107, for options granted in 2006. Under SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: granted “at-the-money”; exercisability is conditioned upon service through the vesting date; termination of service prior to vesting results in forfeiture; limited exercise period following termination of service; and options are non-hedgeable.

The expected volatility is based on historical volatility for a period equal to the stock option’s expected life. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Recently Issued Accounting Pronouncements

Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice to build up improper amounts on the balance sheet. This guidance is effective for fiscal years ending after November 15, 2006. We adopted this SAB effective January 1, 2006 and the adoption had no impact on our financial position, results of operations, or cash flows.

Uncertainty in Income Taxes.  On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We file U.S. federal and state income tax returns. Due to our NOL carryforwards, we are subject to U.S. federal, state and local income tax examinations by tax authorities for years beginning 1992 and forward. There was no cumulative effect related to adopting FIN 48. However, certain amounts have been reclassified in the statement of financial position in order to comply with the requirements of the statement.

As of January 1, 2007, we have reduced our deferred tax assets and corresponding valuation allowance for $5,425,000 of unrecognized tax benefits related to various state income tax matters. None of this amount, if recognized, would impact our effective tax rate. During the six months ended June 30, 2007, our total liability for unrecognized tax benefits did not materially increase or decrease.

Our policy is to record penalties and interest related to unrecognized tax benefits in income tax expense. As of January 1, 2007, we have not recorded penalties or interest.

We do not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months.

Measuring Fair Value.  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement establishes a consistent framework for measuring fair value and expands disclosures on fair value measurements. SFAS No. 157 is effective for RCC starting in fiscal 2008. We have not determined the impact, if any, the adoption of this statement will have on our consolidated financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 159 on our consolidated financial position and results of operations.

Sales Taxes Collected From Customers and Remitted to Governmental Authorities.  In March 2006, FASB Emerging Issues Task Force issued Issue 06-03, “How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-03”). A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes. The guidance is effective for periods beginning after December 15, 2006. We present sales net of sales taxes. Our adoption of EITF 06-03 on January 1, 2007 did not have an effect on our policy related to sales taxes and, therefore, did not have an effect on our consolidated financial statements.

Results of Operations

Six months ended June 30, 2007 and 2006

Revenue

Operating Revenue:

	Six Months Ended June 30,
	2007	2006	$ Change	% Change
	(In thousands)
Service	$205,319	$192,909	$12,410	6.4%
Roaming	79,527	67,466	12,061	17.9%
Equipment	13,068	12,955	113	0.9%

Total operating revenue	$297,914	$273,330	$24,584	9.0%

Service Revenue:

	Six Months Ended June 30,
	2007	2006	$ Change	% Change
	(In thousands)
Local service	$174,348	$163,853	$10,495	6.4%
USF support	22,330	22,271	59	0.3%
Regulatory pass-through	8,277	6,411	1,866	29.1%
Other	364	374	(10)	(2.7)%

Total service revenue	$205,319	$192,909	$12,410	6.4%

The increase in service revenue for the six months ended June 30, 2007 primarily reflects a 10.9% increase in postpaid customers as compared to June 30, 2006.

We are currently receiving USF support in the states of Alabama, Kansas, Maine, Minnesota, Mississippi, New Hampshire, Oregon, South Dakota, Vermont, and Washington. Reflecting relatively consistent customer levels, USF support payments were $22.3 million for both the six months ended June 30, 2007 and the six months ended June, 2006. Reflecting the addition of our southern Minnesota markets, we expect USF support in 2007 to be slightly higher than in 2006.

Customers.  Total customers increased 88,103 during the 12 month period between June 30, 2006 and June 30, 2007 to 778,529. Postpaid customer gross additions increased 17.9% to 83,379 for the period compared to 70,741 last year. Postpaid customer retention was 98.2% for the period compared to 97.4% in the first half of last year. As a result of the improved gross additions and retention, postpaid customers grew by 18,024 during the period compared to a loss of 22,232 last year.

As of June 30, 2007, approximately 91% of our postpaid customers were using new technology devices compared to 82% at December 31, 2006. We continue to experience higher retention rates and LSR from our new technology customers and therefore will continue to migrate our legacy customer base to new technology products.

Roaming Revenue.  The 17.9% increase in roaming revenue during the six months ended June 30, 2007 primarily reflects a 21% increase in outcollect minutes and a significant increase in data revenue, which together were partially offset by a decline in our roaming yield. Our outcollect yield for the six months ended June 30, 2007 was $0.10 per minute as compared to $0.11 per minute in the six months ended June 30, 2006. Data roaming revenue for the six months ended June 30, 2007 was $6.6 million as compared to $2.4 million in the comparable period of last year.

For the six months ended June 30, 2007, and 2006, AT&T, Verizon Wireless, and T-Mobile together accounted for approximately 94% and 93%, respectively, of our total outcollect roaming minutes.

We anticipate 2007 roaming minute increases to offset anticipated roaming yield declines, which, together with the full year operation of our new technology networks, should result in 2007 roaming revenue exceeding 2006 levels.

Equipment Revenue.  Equipment revenue was basically unchanged at $13.1 million and $13.0 million for the six month periods ended June 30, 2007 and 2006, respectively. Offsetting a decline in handset pricing was a 17.9% increase in gross postpaid additions to 83,379 as compared to 70,741 during the comparable period of the prior year. Customer handset migrations for the six months ended June 30, 2007 were 99,137 as compared to 100,080 in 2006.

Operating Expenses

	Six Months Ended June 30,
	2007	2006	$ Change	% Change
	(In thousands)
Network cost
Incollect cost	$29,378	$21,824	$7,554	34.6%
Other network cost	45,347	45,345	2	0.0%

	74,725	67,169	7,556	11.2%
Cost of equipment sales	$26,966	$26,249	$717	2.7%
Selling, general and administrative	74,023	70,957	3,066	4.3%
Depreciation and amortization	42,231	60,058	(17,827)	(29.7)%

Total operating expenses	$217,945	$224,433	$(6,488)	(2.9)%

Network Cost.  Network cost, as a percentage of total revenues, increased to 25.1% for the six months ended June 30, 2007 as compared to 24.6% for the six months ended June 30, 2006, largely reflecting an increase in incollect cost. While this increase is due to greater off-network customer call activity across all territories, our newly acquired southern Minnesota property represents a disproportionate share of this increase. The incollect expense in these markets is expected to decrease over the next two quarters. Cell sites increased to 1,260 at June 30, 2007 (including approximately 80 cell sites acquired in southern Minnesota) as compared to 1,115 at June 30, 2006.

During the six months ended June 30, 2007 incollect minutes increased 39% compared to the prior year. Partially offsetting the effect of increased incollect minutes was a decline in incollect cost per minute for the six months ended June 30, 2007 to approximately $0.08 per minute as compared to $0.09 for the six months ended June 30, 2006.

We anticipate network costs to be higher in 2007, reflecting an increased number of cell sites, increased network presence from our acquisition of southern Minnesota markets, overall increased network traffic including incollect minutes, and higher outsourced data service costs.

Cost of Equipment Sales.  As a percentage of revenue, cost of equipment sales for the six months ended June 30, 2007 decreased to 9.1% as compared to 9.6% for the six months ended June 30, 2006. Cost of equipment sales increased 2.7% to $27.0 million for the six months ended June 30, 2007, primarily reflecting an increase in gross customer additions partially offset by lower handset pricing. The average cost of a handset was $133 for the six months ended June 30, 2007 as compared to $138 for the six months ended June 30, 2006. Gross postpaid additions for the six months ended June 30, 2007 were 83,379 as compared to 70,741 during the comparable period of 2006. Customer handset migrations for the six months ended June 30, 2007 were 99,137 as compared to 100,080 in the comparable period of the prior year.

As of June 30, 2007, approximately 91% of our postpaid customers were using new technology devices as compared to 82% at December 31, 2006. Our new technology customers provide higher retention rates and LSR; therefore, we plan to substantially complete the migration of the legacy customer base to new technology products throughout 2007.

Selling, general and administrative

Components of SG&A are as follows:

	Six Months Ended June 30,
	2007	2006	$ Change	% Change
	(In thousands)
General and administrative	$30,579	$28,567	$2,012	7.0%
Sales and marketing	29,317	27,044	2,273	8.4%
Regulatory pass-through fees	8,680	6,844	1,836	26.8%
Stock-based compensation	1,738	467	1,271	272.2%
Bad debt, net of recoveries	3,709	8,035	(4,326)	(53.8)%

	$74,023	$70,957	$3,066	4.3%

As a percentage of revenue, SG&A decreased to 24.8% for the six months ended June 30, 2007 as compared to 26.0% for the six months ended June 30, 2006. SG&A for the six months ended June 30, 2007 increased 4.3% to $74.0 million, reflecting:

•	increased general and administrative expenses, primarily reflecting an increase in employee medical claims,

•	increased regulatory pass-through fees, which were largely offset in service revenue,

•	increased non-cash stock-based compensation expense (see Stock-based compensation), and

•	increased sales and marketing expenses, which were primarily related to the southern Minnesota market launch.

These increases were partially offset by a 53.8% decline in bad debt expense, which was $3.7 million for the six months ended June 30, 2007. The decline in bad debt expense reflects our successful collection efforts and credit policies and is another contributing factor to our improved retention.

Stock-based compensation.  In accordance with our adoption of SFAS No. 123(R), stock-based compensation in our financial statements was recognized for all stock-based compensation expense arrangements, including employee and non-employee stock options granted after January 1, 2006 and all stock-based compensation arrangements granted prior to January 1, 2006, remaining unvested as of such date, commencing with the quarter ended June 30, 2006. Accordingly, for the six months ended June 30, 2007, stock-based compensation increased to $1.7 million from $467,000 for the six months ended June 30, 2006, primarily reflecting the increase in market price of our stock and its effect on the valuation and the corresponding expense related to current and prior year stock-based awards.

Depreciation and Amortization.

Depreciation and amortization expense decreased 29.7% for the six months ended June 30, 2007 to $42.2 million as compared to $60.1 million for the six months ended June 30, 2006. This decrease reflects the fully depreciated status of our TDMA cell site assets at December 31, 2006. Reflecting the fully depreciated status of these TDMA assets, we expect depreciation for 2007 to be less than in 2006.

We expect SG&A in 2007 will be comparable to 2006.

Other Income (Expense)

	Six Months Ended
	June 30,
Components of Interest Expense	2007	2006
	(In thousands)

Interest expense on credit facility	$1,638	$2,262
Interest expense on 8 1/4% notes	20,387	22,454
Interest expense on 9 7/8% notes	16,047	16,047
Interest expense on 9 3/4% senior subordinated notes	29,108	23,980
Amortization of debt issuance costs	2,645	2,748
Write-off of debt issuance costs	3,256	2,795
Call premium on early redemption of notes	9,750	3,200
Senior and junior preferred stock dividends	26,526	27,572
Effect of derivative instruments	(166)	(726)
Gain on repurchase and exchange of senior exchangeable preferred stock	—	(173)
Other	175	(196)

	$109,366	$99,963

Interest expense for the six months ended June 30, 2007 increased 9.4%, primarily reflecting a $9.8 million call premium related to the redemption of our 9 3/4% senior subordinated notes.

Gain on repurchase of Senior Exchangeable Preferred Stock.  We did not repurchase any of our senior exchangeable preferred stock during the six months ended June 30, 2007. During the six months ended June 30, 2006, we repurchased an aggregate of 4,560 shares of our senior exchangeable stock. The corresponding gain of $173,000, not including transaction commissions and other related fees, is recorded as a reduction of interest.

Cash interest expense for the six months ended June 30, 2007 increased to $152.9 million as compared to $71.1 million in the six months ended June 30, 2006. This increase primarily reflects the cash payment of $41.7 million in dividends on our senior exchangeable preferred stock and the cash payment of $32.8 million in dividends on our junior exchangeable preferred stock during the six months ended June 30, 2007. Senior exchangeable preferred stock dividends paid in cash during the six months ended June 30, 2006 totaled $8.3 million. We did not pay junior exchangeable preferred stock dividends during the six months ended June 30, 2006.

Years ended December 31, 2006 and 2005

Revenue

Operating Revenue:

	Years Ended December 31,
	2006	2005	$ Change	% Change
	(In thousands)
Service	$385,220	$387,848	$(2,628)	(0.7)%
Roaming	153,867	122,774	31,093	25.3%
Equipment	25,373	34,313	(8,940)	(26.1)%

Total revenue	$564,460	$544,935	$19,525	3.6%

Service Revenue:

	Years Ended December 31,
	2006	2005	$ Change	% Change
	(In thousands)
Local service	$327,512	$332,310	$(4,798)	(1.4)%
USF support	43,775	40,792	2,983	7.3%
Regulatory pass-through	13,211	13,891	(680)	(4.9)%
Other	722	855	(133)	(15.6)%

Total service revenue	$385,220	$387,848	$(2,628)	(0.7)%

Service Revenue.  The decrease in service revenue for the year ended December 31, 2006 primarily reflects a 2.0% decline in postpaid customers as compared to December 31, 2005. The decrease in postpaid customers was partially offset by an increase in LSR to $52 per month during the year ended December 31, 2006 compared to $50 per month for the year ended December 31, 2005. The 2006 increase in LSR was primarily due to an increase in monthly data revenue per customer which increased to approximately $2 as compared to approximately $1 in 2005.

We are currently receiving USF support in the states of Alabama, Kansas, Maine, Minnesota, Mississippi, New Hampshire, Oregon, South Dakota, Vermont, and Washington. USF support payments were $43.8 million and $40.8 million for the years ended December 31, 2006 and 2005, respectively. We expect the amount of USF support to be in the $40-$45 million range in 2007.

The decrease in regulatory pass-through fees reflects a decline in overall customers and a change in rates.

Customers.  Total customers increased to 705,658 at December 31, 2006 as compared to 705,602 at December 31, 2005 primarily reflecting our wholesale customer group increasing 14.5% to 110,133. Partially offsetting the increase in wholesale customers was a 2.0% decline in postpaid customers, which totaled 586,092 at December 31, 2006 as compared to 597,709 at December 31, 2005.

Reflecting improvement in postpaid customer retention together with customer gross additions for 2006 of 163,404 as compared to 166,626 for 2005, postpaid customers for 2006 declined by 11,677 as compared to a decline of 30,845 in 2005. Postpaid customer retention was 97.5% for the year ended December 31, 2006 as compared to 97.3% for the year ended December 31, 2005. Our improvement in postpaid customer retention reflects progress made on the different aspects of our customer transition to 2.5G technology, including improvement in customer service, GSM billing systems, and the functionality of our networks.

As of December 31, 2006, approximately 82% of our postpaid customers were using new technology devices as compared to 47% at December 31, 2005. Our new technology customers provide higher retention rates and LSR and we plan to substantially complete the migration of the legacy customer base to new technology products throughout 2007. We anticipate positive net postpaid customer growth in 2007.

Roaming Revenue.  The 25.3% increase in roaming revenue during the year ended December 31, 2006 primarily reflects a 44% increase in outcollect minutes and a significant increase in data revenue, which together were partially offset by a decline in our roaming yield. Our outcollect yield for the year ended December 31, 2006 was $0.11 per minute as compared to $0.13 per minute in the year ended December 31, 2005. Declines in TDMA outcollect minutes were offset by increases in new technology GSM and CDMA outcollect minutes. Data roaming for the year ended December 31, 2006 was $9.2 million as compared to $1.9 million in the comparable period of the prior year.

For the years ended December 31, 2006, and 2005, AT&T, Verizon Wireless, and T-Mobile together accounted for approximately 93%, and 92%, respectively, of our total outcollect roaming minutes. For the years ended December 31, 2006 and 2005, AT&T accounted for approximately 14.4% and 11.9%, respectively, of our total revenue.

Because our national roaming partners converted their customer base to 2.5G technology before we had fully operational 2.5G networks, we were not able to capture a portion of available roaming revenue in the first half of 2005. Having substantially completed our conversion during the second half of 2005, we have been able to capture additional roaming revenue (voice minutes and data) from these customers. At December 31, 2006, all of our 1,158 cell sites were equipped with 2.5G technology. For the years ended December 31, 2006 and 2005, 2.5G outcollect minutes accounted for 95% and 80%, respectively, of our total outcollect minutes.

We expect 2007 roaming revenue to be comparable to 2006 levels.

Equipment Revenue.  Equipment revenue decreased 26.1% to $25.4 million for the year ended December 31, 2006 as compared to $34.3 million for the year ended December 31, 2005, reflecting lower handset pricing for both new customers and migrating customers. Gross postpaid additions were 163,404 during the year ended December 31, 2006 as compared to 166,626 for the year ended December 31, 2005. Customer handset migrations for the year ended December 31, 2006 increased slightly to 201,776 as compared to 199,248 in the prior year.

Operating Expenses

	Years Ended December 31,
	2006	2005	$ Change	% Change
	(In thousands)
Network cost
Incollect cost	$46,134	$46,880	$(746)	(1.6)%
Other network cost	91,913	73,442	18,471	25.2%

	138,047	120,322	17,725	14.7%
Cost of equipment sales	$56,587	$58,266	$(1,679)	(2.9)%
Selling, general and administrative	147,271	152,918	(5,647)	(3.7)%
Depreciation and amortization	128,415	100,463	27,952	27.8%
Impairment of assets	23,800	7,020	16,780	239.0%

Total operating expenses	$494,120	$438,989	$55,131	12.6%

Network Cost.  Network cost, as a percentage of total revenues, increased to 24.5% for the year ended December 31, 2006 as compared to 22.1% for the year ended December 31, 2005. This change reflects an increased number of cell sites, higher variable costs due to an increase in outcollect roaming minutes of use and higher outsourced data service costs. Cell sites increased to 1,158 at December 31, 2006 as compared to 1,061 at December 31, 2005.

Partially offsetting the overall increase in network cost was a 1.6% decrease in incollect cost for the year ended December 31, 2006 to approximately $0.09 per minute as compared to $0.11 for the year ended December 31, 2005. Partially offsetting the impact from the decline in per minute cost was a 14.0% increase in incollect minutes.

We anticipate network costs to be higher in 2007, reflecting an increased number of cell sites, increased network traffic, and higher outsourced data service costs.

Cost of Equipment Sales.  As a percentage of revenue, cost of equipment sales for the year ended December 31, 2006 decreased to 10.0% as compared to 10.7% for the year ended December 31, 2005. Cost of equipment sales decreased 2.9% to $56.6 million for the year ended December 31, 2006, primarily reflecting a decline in gross customer additions partially offset by an increase in the average cost of a handset to $140.16 for the year ended December 31, 2006 as compared to $138.74 for the year ended December 31, 2005. Gross postpaid additions were 163,404 during the year ended December 31, 2006 as compared to 166,626 for the year ended December 31, 2005. Customer handset migrations for the year ended December 31, 2006 increased slightly to 201,776 as compared to 199,248 in the prior year.

As of December 31, 2006, approximately 82% of our postpaid customers were using new technology devices as compared to 47% at December 31, 2005.

Our new technology customers provide higher retention rates and LSR; therefore, we plan to substantially complete the migration of the legacy customer base to new technology products throughout 2007.

Selling, General and Administrative

Components of SG&A are as follows:

	Years Ended December 31,
	2006	2005	$ Change	% Change
	(In thousands)
General and administrative	$59,939	$64,887	$(4,948)	(7.6)%
Sales and marketing	57,795	59,376	(1,581)	(2.7)%
Bad debt, net of recoveries	13,857	13,769	88	0.6%
Stock — based compensation	1,490	680	810	119.1%
Regulatory pass-through fees	14,190	14,206	(16)	(0.1)%

	$147,271	$152,918	$(5,647)	(3.7)%

As a percentage of revenue, SG&A decreased to 26.1% for the year ended December 31, 2006 as compared to 28.1% for the year ended December 31, 2005. Contributing to the decrease in SG&A were efficiencies from organizational changes made in the second half of 2005, a decline in contract labor associated with system conversions, and other associated one-time items in 2005. Sales and marketing costs decreased, reflecting efficiencies from the organizational changes we made in the second half of 2005 and a decline in commissions resulting from the reduced number of new postpaid customers. Gross postpaid additions were 163,404 during the year ended December 31, 2006 as compared to 166,626 for the year ended December 31, 2005.

Regulatory pass-through fees were virtually the same in 2006 as compared to 2005 at approximately $14.2 million. Bad debt expense for all of 2006 was relatively unchanged compared to 2005. We believe that bad debt expense will improve in 2007 as a result of higher credit quality customers and improved collection processes.

Stock-based compensation.  In accordance with our adoption of SFAS No. 123(R), stock-based compensation in our financial statements was recognized for all stock-based compensation expense arrangements, including employee and non-employee stock options granted after January 1, 2006 and all remaining unvested stock-based compensation arrangements granted prior to January 1, 2006, commencing with the quarter ended March 31, 2006. Accordingly, for the year ended December 31, 2006, stock-based compensation increased 119.0% to $1.5 million, primarily reflecting the 2006 implementation of SFAS No. 123(R). For the year ended December 31, 2005, we recorded approximately $680,000 of non-cash stock compensation expense related to non-vested shares awarded to employees.

Depreciation and Amortization.

Depreciation and amortization expense increased 27.8% for the year ended December 31, 2006 to $128.4 million as compared to $100.5 million for the year ended December 31, 2005. This increase primarily reflects the accelerated depreciation of our TDMA networks and depreciation on our recently activated 2.5G networks. We are operating both TDMA and 2.5G networks in all five of our territories. Our 2.5G networks will eventually replace TDMA networks. Accordingly, our TDMA cell site equipment is fully depreciated, as of December 31, 2006. TDMA network depreciation expense for years ended December 31, 2006 and 2005 was $47.8 million and $39.9 million, respectively. Reflecting the fully depreciated status of these TDMA assets, we expect depreciation for 2007 to be less than in 2006.

Impairment of Assets.

Under SFAS No. 142, we performed annual impairment tests in 2006 and 2005 for our indefinite lived assets. Based on these tests, we recorded a noncash impairment charge included in operating expenses of $23.8 million in the fourth quarters of 2006. The impairment charge in 2006 primarily resulted from a decline in license valuation in our South territory. There was no impairment charge in 2005 related to our annual assessment under SFAS No. 142.

In June 2005, our customer relationship management and billing managed services agreement with Amdocs was mutually terminated. As a result of the termination of the agreement, we recorded a charge to operations during the quarter ended June 30, 2005 of $7.0 million in accordance with SFAS No. 144, reflecting the write-down of certain development costs previously capitalized.

We expect SG&A in 2007 will be comparable to 2006.

Other Income (Expense)

	Years Ended December 31,
			$ Increase	% Increase
Components of Interest Expense	2006	2005	(Decrease)	(Decrease)
	(In thousands)

Interest expense on credit facility	$4,454	$691	$3,763	544.6%
Interest expense on 8 1/4% notes	42,847	41,517	1,330	3.2%
Interest expense on 9 7/8% notes	32,094	32,095	(1)	0.0%
Interest expense on 9 3/4% senior subordinated notes	48,688	45,252	3,436	7.6%
Amortization of debt issuance costs	4,629	4,692	(63)	(1.3)%
Senior and junior preferred stock dividends	55,834	54,778	1,056	1.9%
Derivative instrument market value change	(197)	(1,997)	1,800	90.1%
Net gain on repurchase and exchange of senior exchangeable preferred stock	(413)	(5,722)	5,309	(92.8)%
Write-off of debt issuance costs	3,022	1,533	1,489	97.1%
Call premium on senior secured floating rate notes	3,200	—	3,200	—
Other	839	(1,008)	1,847	(183.2)%

	$194,997	$171,831	$23,166	13.5%

Increased interest expense for the year ended December 31, 2006 reflects our higher debt levels resulting from the November 2005 issuance of $175 million senior subordinated floating rate notes and the borrowing of $58 million under the revolving credit facility. Included in interest expense for the year ended December 31, 2006 was $3.2 million in call premiums relating to the repayment of $160.0 million aggregate principal under our senior secured floating rate notes due March 15, 2010, and a $3.0 million write-off of debt issuance costs.

Cash interest expense for all of 2006 was $133.5 million which included $8.3 million in senior exchangeable preferred stock dividends paid as compared to $133.0 million in 2005, which included $17.8 million in senior exchangeable preferred stock dividends paid in October 2005.

The gain resulting from repurchases of senior exchangeable preferred stock and losses from exchanges of senior exchangeable preferred stock for common stock also declined to $413,000 for the year ended December 31, 2006 as compared to $5.7 million for the year ended December 31, 2005.

In addition, the write-off of debt issuance costs was higher in 2006 than in 2005.

Redemption of Senior Exchangeable Preferred Stock for Cash.  During the years ended December 31, 2006 and December 31, 2005, we redeemed 22,721 and 14,932 shares of senior exchangeable preferred stock for $27.7 million and $13.4 million, respectively. The corresponding $931,543 and $5.5 million gains, not including transaction commissions and other related fees, were recorded as a reduction of interest expense.

Redemption of Senior Exchangeable Preferred Stock for Class A Common Stock.  During the years ended December 31, 2006 and 2005, we redeemed an aggregate of 10,500 and 10,535 shares of our senior exchangeable preferred stock in exchange for an aggregate of 1,166,500 and 1,152,745 shares of our Class A common stock in negotiated transactions, resulting in a loss of $518,688 and a gain of $168,241, respectively. The shares of common stock were issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

Preferred Stock Dividends

Preferred stock dividends for the year ended December 31, 2006 increased by 104.6% to $14.7 million as compared to $7.2 million for the year ended December 31, 2005. The increase in preferred stock dividends primarily reflects a $6.7 million gain recognized in 2005 in connection with the conversion of our outstanding shares of Class T convertible preferred stock into the 43,000 shares of Class A common stock and 105,940 shares of Class B common stock.

Years ended December 31, 2005 and 2004

Revenue

Operating Revenue:

	Years Ended December 31,
	2005	2004	$ Increase	% Increase
	(In thousands)
Service	$387,848	$377,219	$10,629	2.8%
Roaming	122,774	105,504	17,270	16.4%
Equipment	34,313	22,094	12,219	55.3%

Total operating revenue	$544,935	$504,817	$40,118	7.9%

Service Revenue

	Years Ended December 31,
	2005	2004	$ Change	% Change
	(In thousands)
Local service	$332,310	$337,361	$(5,051)	(1.5)%
USF support	40,792	28,154	12,638	44.9%
Regulatory pass-through	13,891	11,204	2,687	24.0%
Other	855	500	355	71.0%

Total service revenue	$387,848	$377,219	$10,629	2.8%

Service Revenue.  Service revenue growth for the year ended December 31, 2005 primarily reflects LSR increasing to $50 per month compared to $46 per month for the year ended December 31, 2004, partially offset by declining customers. The LSR increase in 2005 was due to an increase of $2 in USF payments and $2 in access, data and features. LSR includes USF support of $6 for the year ended December 31, 2005 and $4 for the year ended December 31, 2004.

We are currently receiving USF support in the states of Alabama, Kansas, Maine, Minnesota, Mississippi, New Hampshire, Oregon, South Dakota, Vermont, and Washington. Primarily reflecting the full year’s impact of being ETC certified in these states as compared to 2004, USF support payments increased to $40.8 million for the year ended December 31, 2005 as compared to $28.2 million for the year ended December 31, 2004.

The decline in LSR for the year ended December 31, 2005 reflects the decrease in customers as we have transitioned our TDMA networks to 2.5G technology.

Customers.  Primarily reflecting customer retention declining to 97.3% for the year ended December 31, 2005 as compared to 97.9% for the year ended December 31, 2004, our total customers decreased to 705,602 at December 31, 2005 as compared to 729,811 at December 31, 2004. Our decline in customer retention reflects a multitude of technology related issues, including increased customer care needs (which we encountered during the commercial introduction of our GSM networks in the second quarter of 2005), GSM billing system changes, the transitional stage of our networks, and increased national carrier competition. Postpaid customer gross adds for the year ended December 31, 2005 increased to 166,626 as compared to 151,161 for the year ended December 31, 2004.

As of December 31, 2005, approximately 47% of our postpaid customers were using new technology devices as compared to 6% at December 31, 2004. We believe our new technology customers provide higher retention rates and LSR and plan to aggressively migrate our legacy customer base to new technology products throughout 2006.

Roaming Revenue.  The 16% increase in roaming revenue during the year ended December 31, 2005 primarily reflects a 40% increase in outcollect minutes partially offset by a decline in roaming yield. Our outcollect yield for the year ended December 31, 2005 was $0.13 per minute as compared to $0.16 per minute in the year ended December 31, 2004. Declines in TDMA outcollect minutes were offset by increases in new technology GSM and CDMA outcollect minutes.

Negatively impacting roaming revenue during 2004 and the first two quarters of 2005 was the transition by our national roaming partners to 2.5G technology devices. Because these partners converted their customer base to this new technology before we had fully operational 2.5G networks, we did not capture a portion of available roaming revenue. At December 31, 2005, substantially all of our 1,061 cell sites were equipped with 2.5G technology. For the years ended December 31, 2005 and 2004, 2.5G outcollect minutes accounted for 80% and 35%, respectively, of our total outcollect minutes. For the years ended December 31, 2005 and 2004, AT&T (on a pro forma basis giving effect to its 2004 merger with AT&T Wireless), Verizon Wireless, and T-Mobile together accounted for approximately 92% and 86%, respectively, of our total outcollect roaming minutes. For the years ended December 31, 2005 and 2004, AT&T (on a pro forma basis giving effect to its 2004 merger with AT&T Wireless) accounted for approximately 11.9% and 9.9% of our total revenue.

Roaming revenue was also affected by the transfer of our Oregon RSA 4 service area to AT&T Wireless on March 1, 2004.

Equipment Revenue.  Equipment revenue increased 55% to $34.3 million for the year ended December 31, 2005 as compared to $22.1 million during the year ended December 31, 2004 . Contributing to equipment revenue in 2005 was a 59% increase in customer migrations to 199,248 as compared to 124,925 during the year ended December 31, 2004. Also contributing to equipment revenue for the year ended December 31, 2005 was an increase in gross postpaid customers to 166,626 as compared to 151,161 in 2004.

Operating Expenses

	Years Ended December 31,
	2005	2004	$ Change	% Change
	(In thousands)
Network cost
Incollect cost	$46,880	$45,745	$1,135	2.5%
Other network cost	73,442	58,326	15,116	25.9%

	120,322	104,071	16,251	15.6%
Cost of equipment sales	58,266	40,372	17,894	44.3%
Selling, general and administrative	152,238	135,129	17,109	12.7%
Stock-based compensation — SG&A	680	41	639	1,558.5%
Depreciation and amortization	100,463	76,355	24,108	31.6%
Impairment of assets	7,020	47,136	(40,116)	(85.1)%

Total operating expenses	$438,989	$403,104	$35,885	8.9%

Network Cost.  Network cost, as a percentage of total revenues, increased to 22.1% in the year ended December 31, 2005 as compared to 20.6% in the year ended December 31, 2004. This increase reflects additional costs of operating multiple networks (analog, TDMA, and 2.5G networks), increased incollect usage by 2.5G customers, and additional cell site costs related to our network improvement and expansion. Cell sites increased to 1,061 at December 31, 2005 as compared to 857 at December 31, 2004. Per minute incollect cost for the year ended December 31, 2005 was approximately $0.11 per minute as compared to $0.13 in the year ended December 31, 2004.

Cost of Equipment Sales.  Cost of equipment sales increased 44.3% to $58.3 million for the year ended December 31, 2005, reflecting the cost of increased customer migration to new technology devices together with increases in gross customer additions. As a percentage of revenue, cost of equipment sales for the year ended December 31, 2005 increased to 10.7% as compared to 8.0% in the year ended December 31, 2004. Postpaid customer gross adds for the year ended December 31, 2005 increased to 166,626 over 151,161 for the year ended December 31, 2004. As of December 31, 2005, approximately 47% of our postpaid customers were using new technology devices as compared to 6% at December 31, 2004.

Selling, General and Administrative.

Components of SG&A are as follows:

	Years Ended December 31,
	2005	2004	$ Increase	% Increase
	(In thousands)
General and administrative	$64,887	$59,812	$5,075	8.5%
Sales and marketing	59,376	54,077	5,299	9.8%
Bad debt, net of recoveries	13,769	9,762	4,007	41.0%
Stock-based compensation	680	41	639	1558.5%
Regulatory pass-through fees	14,206	11,478	2,728	23.8%

	$152,918	$135,170	$17,748	13.1%

As a percentage of revenue, SG&A increased to 27.9% in the year ended December 31, 2005 as compared to 26.8% during the year ended December 31, 2004. Primarily contributing to the increase in G&A were increased contract labor and services related to our roll-out of new technology products and billing system conversion costs. Sales and marketing costs increased due to the market launch of 2.5G technology products. We also incurred higher bad debt expense during the year, partially reflecting billing system difficulties and the resulting decline in customer retention. Regulatory pass-through fees increased to

$14.2 million in the year ended December 31, 2005 as compared to $11.5 million in the year ended December 31, 2004, reflecting a change in federally managed rates.

Stock-based Compensation.  For the year ended December 31, 2005, we recorded $680,000 of non-cash stock compensation expense related to the non-vested shares to employees compared to $41,000 for the year ended December 31, 2004.

Depreciation and Amortization.

Depreciation and amortization expense increased 31.6% during the year ended December 31, 2005 to $100.5 million as compared to $76.4 million for the year ended December 31, 2004. This increase primarily reflects the accelerated depreciation of our legacy TDMA networks and depreciation on the recently activated 2.5G networks in our Central, Northeast, Northwest, and South territories. At December 31, 2005, substantially all of our 1,061 cell sites were equipped with 2.5G technology.

Impairment of Assets.

In June 2005, our customer relationship management and billing managed services agreement with Amdocs was mutually terminated. As a result of the termination of the agreement, we recorded a charge to operations during the quarter ended June 30, 2005 of $7.0 million in accordance with SFAS No. 144, reflecting the write-down of certain development costs previously capitalized.

Other Income (Expense)

Interest Expense.

	Years Ended December 31,
Components of Interest Expense	2005	2004	$ Change	% Change
	(In thousands)

Interest expense on credit facility	$691	$5,135	$(4,444)	(86.5)%
Interest expense on senior secured notes	41,517	29,753	11,764	39.5%
Interest expense on senior notes	32,095	32,094	1	0.0%
Interest expense on senior subordinated notes	45,252	41,281	3,971	9.6%
Amortization of debt issuance costs	4,692	4,674	18	0.4%
Write-off of debt issuance costs	1,533	12,605	(11,072)	(87.8)%
Senior and junior preferred stock dividends	54,778	55,373	(595)	(1.1)%
Effect of derivative instruments	(1,997)	5,208	(7,205)	(138.3)%
Gain on repurchase and exchange of senior exchangeable preferred stock	(5,722)	(22,572)	16,850	(74.7)%
Other	(1,008)	426	(1,434)	(336.6)%

	$171,831	$163,977	$7,854	4.8%

Increased interest expense for the year ended December 31, 2005 reflects the Company’s higher debt level resulting from the November 2005 issuance of $175 million senior subordinated floating rate notes and the borrowing of $58 million under the revolving credit facility.

Partially offsetting the impact of increased debt were gains resulting from repurchases of senior exchangeable preferred stock and gains from exchanges of senior exchangeable preferred stock for common stock. In addition, the write-off of debt issuance costs was lower in the year ended December 31, 2005 than in the year ended December 31, 2004.

Cash interest expense, which included $17.8 million in senior exchangeable preferred stock dividends paid in October 2005, was $133.0 million for all of 2005 as compared to $101.4 million in 2004.

Redemption of Senior Exchangeable Preferred Stock for Cash.  During the years ended December 31, 2005 and December 31, 2004, we redeemed 14,932 and 80,500 shares of senior exchangeable preferred stock for $13.4 million and $68.4 million, respectively. The corresponding $5.5 million and $22.6 million gains, not including transaction commissions and other related fees, were recorded as a reduction of interest expense.

Redemption of Senior Exchangeable Preferred Stock for Class A Common Stock.  During the year ended December 31, 2005, we redeemed an aggregate of 10,535 shares of our senior exchangeable preferred stock in exchange for an aggregate of 1,152,745 shares of our Class A common stock in negotiated transactions, resulting in a gain of $168,241. The shares of common stock were issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

Preferred Stock Dividends

Preferred stock dividends for the year ended December 31, 2005 decreased by 44.5% to $7.2 million as compared to $12.9 million in the year ended December 31, 2004, primarily reflecting a $6.7 million gain from the October 2005 conversion of our outstanding shares of Class T convertible preferred stock into the 43,000 shares of Class A common stock and 105,940 shares of Class B common stock.

Liquidity and Capital Resources

We need cash primarily for working capital, capital expenditures related to our network construction efforts, debt service, customer growth initiatives, and purchases of additional spectrum. In past years, we have met these requirements through cash flow from operations, borrowings under our credit facility, sales of common stock, and issuance of long-term debt and preferred stock.

We believe our networks continue to perform well as shown by increasing customers and roaming MOUs as we continue to manage the process of transferring our networks from TDMA/analog to new technologies. Our cell site count has increased from 1,061 sites at December 31, 2005 to 1,158 sites at December 31, 2006 to 1,260 sites at June 30, 2007, including 80 sites acquired in southern Minnesota. We expect to add approximately 100 cell sites in 2007 (in addition to the 80 southern Minnesota acquired sites), which will add capacity within our networks, allowing them to carry increased roaming traffic and to accommodate new technology customers. We anticipate our total capital expenditures for 2007 will be in the $60-70 million range and will be funded primarily from cash on hand and operating cash flow. Primarily reflecting our efforts to provide additional network capacity, capital expenditures for the six months ended June 30, 2007 were $22.6 million. During the six months ended June 30, 2006, capital expenditures were $23.7 million. Capital expenditures for the year ended December 31, 2006 were $47.5 million compared to $95.0 million for the year ended December 31, 2005.

Junior Exchangeable Preferred Stock.  As of August 15, 2006, we had failed to pay six quarterly dividends on the Junior Exchangeable Preferred Stock and, accordingly, a “Voting Rights Triggering Event,” as defined in its Certificate of Designation occurred. As a result, the holders of junior exchangeable preferred stock have the right to elect two directors. While a “Voting Rights Triggering Event” exists, certain terms of our junior exchangeable preferred stock, if enforceable, may prohibit incurrence of additional indebtedness, including borrowings under our revolving credit facility. The five accrued dividends in arrears for the junior exchangeable preferred securities, through June 30, 2007, totaled approximately $51.6 million. Although a portion of the accrued dividends were paid in May 2007, the right to elect directors continues until all past due dividends are paid in full.

A Voting Rights Triggering Event again occurred with respect to our junior exchangeable preferred stock because we did not pay the quarterly dividend payable on August 15, 2007, and will continue to occur if we do not pay any of the future dividends payable thereon. While the Voting Rights Triggering Event exists we may not be able to incur certain additional indebtedness, including borrowings under our revolving credit facility.

Credit Facility.  In April 2007, we negotiated an amendment to our revolving credit facility explicitly permitting the payment of senior and junior exchangeable preferred stock dividend payments and replacing all financial covenant ratios with one new senior secured first lien debt covenant. On May 15, 2007, we repaid the outstanding balance of $58.0 million on our revolving credit facility. As of June 30, 2007, we were in compliance with the covenants under the credit facility and had availability of $60.0 million.

Our borrowings under the revolving credit facility bear interest at rates based on, at our option, on either (i) the one, two, three, six, or, if made available by the lender, nine or twelve month Eurodollar rate, which is determined by reference to the Adjusted LIBOR rate, or (ii) the Alternate Base Rate, which is the higher of the prime lending rate on page 5 of the Telerate Service and the Federal Funds Effective Rate plus 1/2 of 1 percent. In each case, we are required to pay an additional margin of interest above the Eurodollar rate or the Alternate Base Rate. The margin is based on the ratio of our senior secured debt to our adjusted cash flow. The margin above the Alternate Base Rate ranges from 0.75% to 1.00%. The margin above the Eurodollar rate fluctuates from 1.75% to 2.00%. At December 31, 2006, the effective interest rate was 7.61%.

Cash flows for the six months ended June 30, 2007 compared with the six months ended June 30, 2006 and for the year ended December 31, 2006 compared with the year ended December 31, 2005.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005
Net cash (used in) provided by operating activities	$(35,929)	$37,218	$92,867	$72,937
Net cash (used in) provided by investing activities	40,933	(22,571)	(84,898)	(161,585)
Net cash (used in) provided by financing activities	(51,136)	312	(22,296)	90,131

Net increase (decrease) in cash and cash equivalents	(46,132)	14,959	(14,327)	1,483
Cash and cash equivalents, at beginning of year	72,495	86,822	86,822	85,339

Cash and cash equivalents, at end of period	$26,363	$101,781	$72,495	$86,822

Net cash and cash equivalents used in operating activities was $35.9 million for the six months ended June 30, 2007. Adjustments to the $24.7 million net loss to reconcile to net cash used in operating activities primarily included $48.0 million in senior and junior exchangeable preferred stock dividends and $10.7 million in accrued interest. Partially offsetting these items was $42.2 million in depreciation and amortization. Net cash provided by operating activities was $92.9 million for the year ended December 31, 2006. Adjustments to the $116.0 million net loss to reconcile to net cash provided by operating activities primarily include $128.4 million in depreciation and amortization, a $47.5 million increase in accrued preferred stock dividends, a $23.8 million impairment of assets and a $6.5 million decrease in accounts receivable. Partially offsetting these items were decreases of $6.9 million in accounts payable and $1.2 million in other accrued expenses and amortization of discount on investments of $2.9 million.

Net cash provided by investing activities for the six months ended June 30, 2007 was $40.9 million. This amount included $132.5 million in maturities of short-term investments, which were partially offset by $49.0 million for acquisition of wireless properties, $22.7 million for purchases of property and equipment and $20.5 million in short-term investment purchases. The majority of property and equipment purchases were related to maintenance related to our networks in addition to adding to our southern Minnesota network. Net cash used in investing activities for the year ended December 31, 2006 was $84.9 million. This amount included $47.5 million for purchases of property and equipment and $188.2 million in short-term investment purchases, which were partially offset by $148.1 million in proceeds from maturities of short term investments. The majority of property and equipment purchases were related to our 2.5G network. Our 2.5G network construction commitments to our roaming partners and to equipment vendors have been substantially met.

Net cash used in financing activities for the six months ended June 30, 2007 was $51.1 million, reflecting the following:

•	Proceeds from the issuance of common stock pursuant to our employee stock purchase plan and upon exercise of stock options for $1.8 million,

•	$58.0 million pay off of the outstanding balance under our credit facility,

•	Issuance of $425.0 million aggregate principal amount of senior subordinated floating rate notes,

•	Redemption of 9 3/4% senior subordinated notes for $300.0 million, and

•	Redemption of senior subordinated debentures for $115.5 million.

Net cash used in financing activities for the year ended December 31, 2006 was $22.3 million, reflecting $166.6 million in proceeds from the issuance of 8 1/4% senior secured notes, mostly offset by the $160.0 million retirement of senior secured floating rate notes. Also affecting cash flows from financing activities were the $27.7 million repurchase of senior exchangeable preferred stock and $3.3 million in payments of debt issuance costs, which were partially offset by $2.1 million in proceeds from the issuance of common stock pursuant to our employee stock purchase plan and upon exercise of stock options.

Liquidity.  Primarily reflecting the $58.0 million repayment of the outstanding balance under our credit facility together with the cash payment of $41.7 million in dividends on our senior exchangeable preferred stock and the cash payment of $32.8 million in dividends on our junior exchangeable preferred stock, our cash and cash equivalents and short-term investments decreased to $26.4 million as compared to $183.2 million at December 31, 2006. Cash interest payments during the six months ended June 30, 2007 were $152.9 million as compared to $71.1 million during the six months ended June 30, 2006. Primarily reflecting positive cash flow from operations during the year ended December 31, 2006, our cash and cash equivalents and short-term investments increased to $183.2 million as compared to $153.6 million at December 31, 2005. Cash interest payments during the year ended December 31, 2006 were $133.5 million as compared to $133.0 million during the year ended December 31, 2005.

Under the documents governing our indebtedness, we are able to make limited restricted payments, including the repurchase of senior subordinated notes or preferred stock and the payment of dividends to holders of our equity securities.

We believe that our cash and cash equivalents on hand and our cash flows from operations will be sufficient to enable us to meet required cash commitments through the next twelve-month period, and we anticipate we will be in compliance with our covenants under the credit facility.

Supplemental Disclosure of Condensed Consolidated Cash Flow Information

	Six Months Ended June 30,
	2007	2006
	(In thousands)

Cash paid for:
Interest	$152,879	$71,050

Contractual Obligations Summary

The following table summarizes our contractual commitments, including dividends, interest, and principal amounts that are payable in cash, as of June 30, 2007 through the mandatory redemption dates (in thousands) for the securities listed below.

				Senior	Floating Rate
				Subordinated	Senior			Junior	Class M
			Line of	Floating Rate	Subordinated		Senior Secured	Exchangeable	Preferred
		Purchase	Credit	Notes	Notes	9 7/8% Senior	Notes	Preferred	Securities
	Operating	Commitments	(due 3/25/2010)	(due 11/1/2012)	(due 6/1/2013)	Notes	(due 3/15/2012)	Securities	(due 4/3/2012)
	Leases	(1)	(2)	(3)	(4)	(Due 2/1/2010)	(5)	(6)	(7)	Total

2007	$11,255	$10,891	$—	$9,975	$17,714	$16,047	$21,037	$18,812	$—	$105,731

2008	21,014	—	—	19,950	35,428	32,094	42,075	37,623	—	188,184

2009	17,806	—	—	19,950	35,428	32,094	42,075	37,623	—	184,976

2010	12,267	—	—	19,950	35,428	327,814	42,075	37,623	—	475,157

2011	6,999	—	—	19,950	35,428	—	42,075	311,767	—	416,219

Thereafter	8,284	—	—	191,671	475,189	—	518,530	—	284,487	1,478,161

Total	$77,625	$10,891	$—	$281,446	$634,615	$408,049	$707,867	$443,448	$284,487	$2,848,428

(1)	As of June 30, 2007, we had entered into $10.9 million in purchase commitments with a vendor to install CDMA network equipment.

(2)	On May 15, 2007, we repaid the outstanding balance of $58.0 million on our revolving credit facility. As of June 30, 2007, we were in compliance with the covenants under the credit facility and had availability of $60.0 million. The Line of Credit matures March 25, 2010. Increases or decreases in LIBOR will impact interest expense in future years.

(3)	The floating rate notes mature November 1, 2012. Floating interest rate obligations are reflected at June 30, 2007 rate level of 11.4%. Increases or decreases in LIBOR will impact interest expense in future years.

(4)	The floating rate notes mature June 1, 2013. Floating interest rate obligations are reflected at June 30, 2007 rate level of 8.3%. Increases or decreases in LIBOR will impact interest expense in future years.

(5)	The senior secured notes consist of a fixed rate 8 1/4% note that matures March 15, 2012.

(6)	This table assumes cash dividends are paid each year. If dividends are not paid in cash, they accrue and compound until paid. If junior exchangeable preferred cash dividends are not declared and paid at any time prior to the mandatory redemption date of February 15, 2011, the total liquidation preference plus accumulated and unpaid dividends will be $473.2 million.

(7)	Dividends on the Class M preferred stock are compounded quarterly, accrue at 8% per annum and are payable upon redemption. The scheduled redemption date for Class M preferred stock is April 3, 2012. Dividends are not payable if the preferred stock is converted into equity.

Off-Balance Sheet Financings and Liabilities.  We do not have any off-balance sheet financing arrangements or liabilities. We do not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

Other Matters

Inflation

The impact of inflation on our operations has not been significant.

Seasonality

We experience seasonal fluctuations in revenue and operating income. Our average monthly roaming revenue per cellular customer increases during the second and third calendar quarters. This increase reflects greater usage by our roaming customers who travel in our cellular service area for weekend and vacation recreation or work in seasonal industries. Because our cellular service area includes many seasonal recreational areas, we expect that roaming revenue will continue to fluctuate seasonally more than service revenue.

Certain quarterly results for 2007, 2006 and 2005 are set forth below (in thousands, except per share data):

	2007 Quarter		2006 Quarter				2005 Quarter
	Ended		Ended				Ended
	Mar	Jun	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Revenue:

Service	$97,874	$107,445	$95,970	$96,939	$95,979	$96,332	$94,695	$98,865	$98,287	$96,001

Roaming	35,947	43,580	30,806	36,660	46,952	39,449	19,622	25,112	41,785	36,255

Equipment	6,409	6,659	6,356	6,599	5,842	6,576	9,054	9,420	8,220	7,619

Total Revenue	$140,230	$157,684	$133,132	$140,198	$148,773	$142,357	$123,371	$133,397	$148,292	$139,875

Operating income (loss)	$36,832	$43,137	$24,121	$24,776	$29,707	$(8,264)	$23,814	$21,033	$35,931	$25,168

Net loss before income tax benefit	$(8,597)	$(16,242)	$(20,929)	$(26,183)	$(15,647)	$(53,663)	$(18,574)	$(16,269)	$(7,721)	$(21,976)

Net loss applicable to common shares	$(12,318)	$(20,067)	$(24,338)	$(29,701)	$(19,277)	$(57,402)	$(21,804)	$(19,597)	$(11,151)	$(18,744)

Net loss per basic and diluted share	$(0.80)	$(1.30)	$(1.74)	$(2.11)	$(1.37)	$(4.00)	$(1.77)	$(1.59)	$(0.89)	$(1.38)

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We have issued debt and preferred securities and used bank credit facilities as well as cash from operations to finance our capital requirements and operations. These financial instruments, to the extent they provide for variable rates of interest, expose us to interest rate risk. One percentage point of an interest rate adjustment would have changed our cash interest payments on an annual basis by approximately $6.0 million as of June 30, 2007.

BUSINESS

We are a wireless communications service provider focusing primarily on rural markets in the United States. Our principal operating objective is to increase revenue and achieve profitability through expansion of services to our customer base and increased penetration in our wireless markets.

Our operating territories include portions of five states in the Northeast, three states in the Northwest, four states in the Midwest, two states in the South, and the western half of Kansas (Central Territory). Within each of our five territories, we have deployed a strong local sales and customer service presence in the communities we serve.

Our marketed networks covered a total population of approximately 7.2 million POPs and served approximately 647,000 postpaid and prepaid customers as of June 30, 2007. We have national roaming agreements in our markets with AT&T (effective through December 2009) and Verizon Wireless (effective through December 2009). Under these agreements, we are able to attain preferred roaming status by overlaying our existing TDMA networks in our Central, South, Northeast and Northwest networks with GSM/GPRS/EDGE technology and our Midwest network with CDMA technology. We also have various agreements with T-Mobile, which are effective through December 2007.

The following chart summarizes our wireless systems as of June 30, 2007:

Post and Prepaid Customers (Not including paging and long distance)

	Service Area		Square
	POPs(1)	Customers	Miles	States

Cellular Territories:
Central	316,000	18,000	40,000	KS
Midwest	2,156,000	192,000	64,000	MN, ND, SD, WI
Northeast	2,208,000	257,000	46,000	MA, ME, NH, NY, VT
Northwest	857,000	117,000	77,000	ID, OR, WA
South	1,688,000	63,000	39,000	AL, MS

Total	7,225,000	647,000	266,000
Wholesale	N/A	131,000	N/A

Total	7,225,000	778,000	266,000

(1)	Reflects 2000 U.S. Census Bureau population data updated for December 2005

We believe our markets have favorable characteristics for the deployment of wireless networks. Because of the rural demographics of our markets, which typically have lower population densities, we face fewer competitors than more urban markets. Also, in a number of our service areas, we are entitled to federal support funds that subsidize our expansion into high-cost territories that otherwise would not have telephone service, including wireless services.

We believe that our extensive network of local distribution channels provides us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors and agents in areas where locating a direct retail store might not be cost-effective based on the demographic characteristics of those areas.

Our coverage areas have a large number of vacation destinations, substantial highway miles, and long distances between population centers, all of which we believe contribute to frequent roaming on our network by customers of other wireless providers. As a result, we have been able to negotiate long-term roaming agreements with several of the country’s largest wireless carriers that do not have a significant presence in our markets. Our roaming agreements with other carriers help to provide us with a base of roaming revenue, which generates higher margins than local service revenue.

Our networks utilize both 850 MHz and 1900 MHz spectrum in our service areas. As of June 30, 2007, approximately 91% of our wireless postpaid customers were using either CDMA or GSM devices with advanced features that can be utilized throughout their respective service areas. With our networks, we are well equipped to offer our customers regional and local wireless coverage, and we manage our networks with the goal of providing high quality service, with minimal call blocking and dropped calls and seamless call delivery and hand-off.

Marketing of Products and Services

Local Service

We have developed our marketing strategy on a market-by-market basis and offer service plan options to our customers tailored to address their specific needs and to encourage cellular usage. In general, because our customers typically live in rural areas, they are more likely to purchase plans that provide a regional footprint than a national one. Most of our service plans have a fixed monthly access fee, which includes a specified number of minutes both peak and off peak, free incoming calling, and incremental fees for enhanced services. As a result of our focus on marketing strategies as well as the upgrade of our networks, we are able to offer our customers an array of services on an individual or bundled basis, including:

•	Short Message Service — allows a customer to receive and send text messages or content messages.

•	Voicemail — allows a customer to receive and retrieve voicemail.

•	Multimedia Messaging — allows customers to receive and send pictures to another wireless handset or PC.

•	Data Services — includes email, Internet accessibility, and Brew and Java Services which allow customers to download ring-tones, games, graphics, entertainment and information.

•	Mobile Web — allows customers to access the Internet from a laptop computer through our wireless network.

In addition to tailoring our service plans based on features and minutes of use, we also offer our customers regional calling plans and national plans that allow our customers to pay home usage rates while traveling within specified regional zones, both within and outside of our cellular service areas. We have also established preferred roaming contracts and developed system integration with adjacent cellular carriers, which permit our customers to receive calls, access voice mail and use other data features while roaming.

Roaming

We have roaming agreements in our markets with various carriers. Under most of our roaming agreements, the roaming yield per minute we receive from outcollect calling minutes, in addition to the cost per minute we pay for our customers’ incollect activity, declines over time. We have structured our roaming agreements to enable us to provide expanded network access to our customers both regionally and nationally and provide roaming rates based upon factors such as network coverage, feature functionality, and number of customers. Under our agreements with AT&T and Verizon Wireless, we have been able to attain preferred roaming status by overlaying our existing Central, Northeast, Northwest, and South networks with GSM/GPRS/EDGE and our Midwest territory with CDMA/2000/1XRTT technology.

A substantial portion of our roaming revenue has been derived from agreements with three national wireless providers, AT&T, Verizon Wireless and T-Mobile. For the years ended December 31, 2006, 2005, and 2004, and the six months ended June 30, 2007 and 2006, AT&T (on a pro forma basis giving effect to Cingular’s 2004 merger with AT&T Wireless), Verizon Wireless, and T-Mobile together accounted for approximately 93%, 92%, and 86%, and 94% and 93%, respectively, of our total outcollect roaming minutes. For the years ended December 31, 2006, 2005, and 2004, and the six months ended June 30, 2007 and 2006, AT&T (on a pro forma basis giving effect to Cingular’s 2004 merger with AT&T Wireless) accounted for approximately 14%, 12%, and 10%, and 13% and 13% of our total revenue.

Our agreements with our three most significant roaming partners are as follows:

•	AT&T, which is effective through December 2009,

•	Verizon Wireless, which is effective through December 2009, and

•	T-Mobile, which is effective through December 2007.

Customer Equipment

We currently sell wireless devices manufactured by several companies including Audiovox Corporation, LG Electronics, Inc., Motorola, Inc., Nokia Telecommunications, Inc., and Palm, Inc. and accessories manufactured by a number of sources.

Distribution and Sales

We market our wireless products and services through direct sales distribution channels, which include Company-owned retail stores and account executives. We also utilize indirect sales distribution channels, including independent sales agents and our website. All distribution channels are managed on a territorial basis.

Our distribution channels include the following:

•	direct sales through:

•	retail stores and kiosks that we operate and staff with our employees. We have 97 stores, primarily located in our more densely populated markets. In addition, we have 9 stand-alone kiosks. Our retail locations help us establish our local presence and promote customer sales and service;

•	account executives who are our employees and focus on business and major account sales and service;

•	telesales, which are conducted by customer service representatives, internet, and toll-free phone services; and

•	indirect sales through approximately 389 independent sales agents. Our independent sales agents are established businesses in their communities and include retail electronics stores, farm implement dealers, automobile dealers, automotive parts suppliers, college and university bookstores, video and music stores, and local telephone companies. Most of the agents sell our services in conjunction with their principal business. We provide cellular equipment to the agents for sale to customers, and the agents market our services utilizing a cooperative advertising program.

Customer Base

At June 30, 2007, our customer base consisted of three customer categories: postpaid, wholesale, and prepaid.

1. Postpaid customers accounted for the largest portion of our customer base as of that date, at 81.9%. These customers pay a monthly access fee for a wireless service plan that generally includes a fixed number of minutes and certain service features. In addition to the monthly access fee, these customers are typically billed in arrears for data usage, roaming charges, and minutes of use exceeding the rate plans.

2. Wholesale customers are similar to our postpaid customers in that they pay monthly fees to utilize our network and services; however, the customers are billed by a third party (reseller), who has effectively resold our service to the end user (customer). We in turn bill the third party for the monthly usage of the end user. Wholesale customers accounted for 16.9% of our total customer base as of June 30, 2007.

3. Prepaid customers pay in advance to utilize our network and services and allow us to minimize bad debt, billing and collection costs. Typically, prepaid customers produce lower LSR and higher churn than postpaid customers. Our prepaid customers accounted for 1.2% of our customer base as of June 30, 2007.

Customer Service

To provide consistent customer service in our service centers, we have implemented local monitoring and control systems and maintain customer service departments consisting of trained personnel who are aware of the needs of the customers in our local markets. Our customer service centers are located in Alexandria, Minnesota; Bangor, Maine; Enterprise, Alabama; and Bend, Oregon. Our customer service centers can be accessed 24 hours a day, 365 days a year, and are responsible for processing new service orders and service changes for existing customers and maintaining customer records.

Service Marks

All of our territories use the UNICEL® brand, which we own.

Network Operations

We develop and build our wireless service areas in response to customer demand by adding channels to existing cell sites, building new cell sites to increase coverage and capacity, and upgrading entire networks with advanced technology and services. Where appropriate, we also upgrade acquired properties to enable us to provide similar quality service over our entire network. We expect to continue our wireless system expansion where necessary to add and retain customers, enhance customer usage on our systems, and increase roaming traffic. We also enhance our systems through scalable network equipment, cell site splitting, cell site sectorization, and digital upgrades of our systems. In addition to improving service quality, these enhancements generally provide improved network system performance and efficiency of operations. Our network consisted of 1,260 cell sites as of June 30, 2007.

Technology

As of June 30, 2007, our networks are all 2.5G compatible. 2.5G refers to wireless technology and capability usually associated with General Packet Radio Services (“GPRS”), Enhanced Data rates for Global Evolution (“EDGE”), and Code Division Multiple Access / 1x Radio Transmission Technology (“CDMA2000/1XRTT”).

Technology	Territory Deployment	Description

CDMA2000/1XRTT	Midwest — deployed in 2003 and 2004 and commercially launched in August 2004.	CDMA2000/1XRTT is an evolution of CDMA technology and represents a step towards 3G technology and allows data transmission at approximately 50 kilobits per second (“Kbps”).
GSM/GPRS	Central, Northeast, Northwest and South — network deployment is operational and commercially launched throughout the first half of 2005.	GSM/GPRS facilitates certain applications that have not previously been available over GSM networks due to the limitations in speed of Circuit Switched Data and message length of the Short Message Service. Dataspeeds of up to approximately 35 Kbps are expected.
EDGE	Central, Northeast, Northwest and South — substantially overlaid in the first half of 2005.	EDGE is an evolution of GPRS technology and is a system designed to increase the speed of data transmission via cell phone, creating broadband capability. EDGE technology data speeds are expected to be approximately 70-135 Kbps.

Commercial introduction of CDMA/2000/1XRTT services in our Midwest territory began in August 2004, and commercial introduction of GSM/GPRS/EDGE services began in our Northeast and Northwest territories in January 2005 and in our Central and South territories in the summer of 2005. Our 2.5G technology networks utilize existing 850 MHz and 1900 MHz spectrum. As of June 30, 2007, approximately 91% of our postpaid customers were using new technology wireless devices as compared to 86% at March 31, 2007.

We also have PCS networks in our Midwest and Northeast territories that satisfy FCC build-out requirements and allow us to receive outcollect revenue from our national roaming partners and minimize our incollect cost from our existing customers using their phones in those areas. We do not market our wireless service to residents of these areas.

At June 30, 2007, all of our cell sites incorporated 2.5G technology. While we did not have any dedicated market network expansions in 2006, we enhanced coverage within the boundaries of our network through additional cell sites.

National competitors are updating their networks with 3.0G technologies including 1xEV-DO, HSDPA, and UMTS which will provide greater data capacity than our existing 2.5G networks. Our 2.5G CDMA/2000/1XRTT services in our Midwest territory are compatible with Verizon Wireless’ customers using 3.0G 1xEV-DO devices. Additionally, our 2.5G GSM/GPRS/EDGE services in our Central, Northeast, South, and Northwest territories are compatible with AT&T’s customers using 3.0G HSDPA and UMTS devices.

Licenses

Our reasons for building out our licenses can vary. We build out many of our licenses primarily to market our wireless services directly to that territory’s population and to capture outcollect roaming minutes. We build out other licenses to minimize incollect cost and capture outcollect roaming minutes while not marketing our services to that territory’s population. In some cases, we have chosen not to build out licensed areas, usually because of insufficient current financial incentive.

The following map illustrates the locations of our 850 MHz Cellular and 1.9 GHz PCS licenses as of June 30, 2007.

Suppliers and Equipment Partners

We do not manufacture any customer or network equipment. The high degree of compatibility among different manufacturers’ models of wireless devices and network facilities equipment allows us to design,

supply, and operate our systems without being dependent upon a single source of equipment. Our legacy networks use equipment manufactured by Northern Telecom, Inc., Lucent Technologies Inc., Harris, Inc., Alcatel, Ericsson, Inc., and Motorola, Inc. Our 2.5G networks primarily utilize equipment manufactured by Ericsson, Inc. and Nokia Telecommunications, Inc.

Competition

We compete against wireless carriers in each of our markets and also compete with a number of enhanced specialized mobile radio service providers. We compete for customers based on numerous factors, including wireless system coverage and quality, service value equation (minutes and features over price), local market presence, digital voice and features, customer service, distribution strength, and brand name recognition. Some competitors also market other services, such as landline local exchange and internet access service, with their wireless service offerings. Many of our competitors have been operating for a number of years, currently serve a substantial customer base, and have significantly greater financial, personnel, technical, marketing, sales, and distribution resources than we do.

The following table lists our major competitors by territory:

							US	Verizon
	Spectrum	Alltel	AT&T	Nextel	Sprint	T-Mobile	Cellular	Wireless	Other (*)

Central:
Kansas RSA 1, 2, 6, 7, 12 and 13	25 MHz Cellular	X							Westlink Communications
Kansas RSA 11	25 MHz Cellular	X							Panhandle Telecommunications
Midwest:
Minnesota RSA 1 and 2	25 MHz Cellular	X		X	X				Dobson Communications
Minnesota RSA 3, 5 and 6	25 MHz Cellular		X		X	X			Dobson Communications, Qwest
South Dakota RSA 4	25 MHz Cellular	X			X
Northeast:
Maine, Bangor MSA, RSA 1, 2 and 3	25 MHz Cellular		X			X	X
Massachusetts RSA 1	25 MHz Cellular		X	X	X	X
New Hampshire, Portsmouth, MSA	25 MHz Cellular		X	X	X	X	X	X
New Hampshire RSA 1	25 MHz Cellular			X	X		X
New York RSA 2	25 MHz Cellular			X	X			X
Vermont, Burlington MSA, RSA 1	25 MHz Cellular			X	X	X	X	X
Vermont RSA 2	25 MHz Cellular			X	X		X	X
Northwest:
Lewiston-Moscow, ID BTA 250	30 MHz PCS		X	X	X	X			Inland Cellular
Oregon RSA 3	25 MHz Cellular		X	X	X	X	X	X	Qwest, Inland Cellular, Snake River Wireless
Oregon RSA 6	25 MHz Cellular			X	X	X	X	X
Washington RSA 2	25 MHz Cellular		X	X	X	X		X
Washington RSA 3	25 MHz Cellular		X		X			X
Washington RSA 8	25 MHz Cellular		X	X	X	X			Qwest, Inland Cellular
South:
Alabama RSA 3	25 MHz Cellular	X	X	X		X			Southern Linc
Alabama RSA 4	25 MHz Cellular	X		X		X			Pine Belt Wireless, Southern Linc
Alabama RSA 5	25 MHz Cellular	X	X	X		X			Public Service Telephone, Southern Linc
Alabama RSA 7	25 MHz Cellular	X	X	X	X	X		X	Southern Linc
Mississippi RSA 1 and 4	25 MHz Cellular		X			X			Cellular South
Mississippi RSA 3	25 MHz Cellular					X			Cellular South
Dothan, AL BTA	25 MHz PCS	X	X	X	X	X		X	Southern Linc,
Tupelo, MS BTA	30 MHz PCS	X	X	X	X	X		X	Cellular South
Columbus-Starkville, MS BTA	30 MHz PCS		X	X	X	X		X	Cellular South
Wireless Alliance:
Duluth, Minnesota/Superior, Wisconsin	20 MHz PCS			X	X			X
Fargo, North Dakota/Moorhead, Minnesota, Grand Forks, North Dakota	20 MHz PCS	X		X	X			X
Sioux Falls, South Dakota	20 MHz PCS	X		X	X			X

(*)	National Third Party Resellers. We also compete with national third party resellers including Virgin Mobile USA, LLC. , and TracFone Wireless, Inc. These resellers purchase bulk wireless services from wireless providers and resell through mass-market retail outlets, including Wal-Mart, Target, Radio Shack, and Best Buy. TracFone purchases bulk wireless services from RCC in selected markets.

Continuing industry consolidation has resulted in the increased presence of regional and national wireless operators within our service areas. More recently, some national wireless operators have begun to build small networks in more densely populated or well-traveled portions of our service areas. National advertising and promotional programs by national wireless operators run in our markets are a source of additional competitive and pricing pressures even though these operators may not provide service in those markets.

In the future, we expect to face increased competition from entities holding licenses for PCS spectrum not yet operating in our markets. The FCC has issued licenses for both narrowband and broadband PCS, and six broadband licenses were issued in each of our cellular service areas. Under FCC rules, PCS license holders are allowed to disaggregate the spectrum covered by their license. Accordingly, we may face competition from additional providers of PCS if the FCC approves a disaggregation of spectrum for any PCS license in one of our service areas. In addition, the Omnibus Budget Reconciliation Act of 1993 required, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. Some portion of this spectrum may be used to create new land-mobile services or to expand existing land-mobile services. Further, the FCC has announced plans to auction licenses in the 39 GHz spectrum and 700 MHz spectrum that may be used for wireless communications that would compete with our services.

We also compete to a lesser extent with resellers, landline telephone service providers, fixed wireless services, specialized mobile radio, private radio systems and satellite-based telecommunications systems. A reseller provides wireless services to customers but does not hold an FCC license and might not own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee’s service and a competitor of that licensee.

Cable companies are providing telecommunications services to the home, and of these, some carriers are providing local and long distance voice services using Voice over Internet Protocol, or VoIP. In particular circumstances, these carriers may be able to avoid payment of access charges to local exchange carriers for the use of their networks on long distance calls. Cost savings for these carriers could result in lower prices to customers and increased competition for wireless services.

The wireless communications industry is experiencing significant technological change, as evidenced by the ongoing improvements in data capacity and quality. National competitors are updating their networks with 3.0G technologies including 1xEV-DO, HSDPA, and UMTS which will provide greater data capacity than our existing 2.5G networks. Competitors may also seek to provide competing wireless telecommunications service through the use of developing technologies such as Wi-Fi and Wi-Max. The cost of implementing or competing against future technological innovations may be prohibitive to us, and we may lose customers if we fail to keep up with these changes.

With the entry of new competitors and the development of new technologies, products, and services, competition in the wireless telecommunications industry has been intense. Our ability to compete successfully is dependent, in part, on our ability to anticipate and respond to various competitive factors affecting the industry. Our marketing and sales organization monitors and analyzes competitive products and service offerings, changes in consumer preferences, changes in demographic trends and economic conditions, and pricing strategies by competitors that could adversely affect our operations or present strategic opportunities.

We believe that we are strategically positioned to compete with other communications technologies that now exist. Continuing technological advances in telecommunications and FCC policies that encourage the development of new spectrum-based technologies make it difficult, however, to predict the extent of future competition.

Legislation and Regulation

The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, and local regulation and legislation affecting the telecommunications industry. Many existing federal, state, and local laws and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which the telecommunications industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted.

Overview

Our business is subject to varying degrees of federal, state, and local regulation. The FCC has jurisdiction over all facilities of, and services offered by, wireless licensees such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. The Communications Act of 1934, as amended (the “Communications Act”), preempts state and local regulation of the entry of, or the rates charged by, any provider of commercial mobile radio service (“CMRS”), which includes our cellular service and broadband personal communications service. Otherwise, state and local regulatory commissions may exercise jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate or intra-Major Trading Area communications and with respect to zoning and similar matters. The manner in which we are regulated is subject to change in ways we cannot predict.

Legislation and Regulation Update

Several FCC proceedings and initiatives are underway that may affect the availability of spectrum used or useful in the provision of commercial wireless services, which may allow new competitors to enter the wireless market or allow existing competitors to expand services or otherwise compete more effectively against us. For instance, the FCC auctioned several blocks of 1.7 and 2.1 GHz of spectrum in 2006 and federal law requires the FCC to commence auction of approximately 60 megahertz in the 700 MHz spectrum band for commercial use no later than January 2008. As the FCC continues to allocate spectrum to existing and potential competitors, we may face increased competition for our services from new competitors and from existing competitors with greater spectrum resources. In addition, the implementation of wideband technologies such as “WiFi” and “WiMAX,” which do not necessarily rely on FCC-licensed spectrum, could cause the technology used on our wireless networks to become less competitive or obsolete.

The FCC is considering imposing new requirements on wireless communications service providers to provide consumers with greater flexibility in making use of wireless communications networks. Similar proposals are being considered in Congress. These proposals revolve around the concept of “net neutrality,” which could limit the ability of network operators (like us) to manage and control our networks. The proposals might prevent network owners, for example, from charging bandwidth intensive content providers, such as certain online gaming, music, and video service providers, an additional fee to ensure quality delivery of their services to consumers. Wireless carriers could be required to permit consumers to use the equipment of their choice to view the content of their choice.

Wireless carriers could also be required to improve the interoperability of equipment across their networks. In particular, in February 2007, Skype petitioned the FCC to prohibit commercial wireless radio service providers from limiting subscribers’ right to run software communications applications of their choosing over wireless networks. If the FCC grants the petition, wireless carriers would be required to permit VoIP technology access to their networks. The FCC has opened a proceeding to review Skype’s request; we cannot predict if or when the FCC will rule on Skype’s petition, or the effect of such a ruling or of similar initiatives on our results of operations.

In addition to deriving outcollect revenue from roaming agreements, we also rely on roaming agreements to provide roaming capability to our customers in areas of the U.S. outside our service areas and to improve coverage within selected areas of our network footprint. Some competitors may be able to obtain lower roaming rates than we receive because they have larger call volumes or because of their affiliations with, or ownership of, wireless carriers, or may be able to reduce roaming charges by providing service principally over their own networks. In addition, the quality of service that a wireless carrier delivers during a roaming call may be inferior to the quality of service we provide, the price of a roaming call may not be competitive with prices of other wireless carriers for such call, and our customers may not be able to use some of the features that they enjoy when making calls on our network. In addition, certain of our technologies are not compatible with certain other technologies used by certain other carriers, limiting our ability to enter into roaming agreements with such other carriers. The FCC has refused to impose such conditions on the FCC’s approval of those mergers. However, the FCC recently adopted a regulation that requires each wireless carrier, upon receipt of a reasonable request of another technologically compatible wireless carrier, to provide automatic roaming services to customers of that other wireless carrier on reasonable and nondiscriminatory terms and conditions. Certain conditions and limitations apply to the new regulation. The FCC also adopted a further rulemaking notice to consider whether or not wireless carriers should be obligated to provide automatic roaming service for non-interconnected services or features, including services that are classified as information services, or to services that are not classified as CMRS. We cannot predict if or when the FCC will act on this matter, nor the effect of the adopted or proposed regulations on our results of operations.

On May 1, 2007, the Federal-State Joint Board on Universal Service, or the Joint Board, recommended that the FCC take immediate action to restrict USF payments, by imposing an interim, emergency cap on the amount of high-cost support that competitive eligible telecommunications carriers (“ETCs”) (including wireless carriers) may receive for each state. Those caps would be based on the average level of competitive ETC support distributed in that state in 2006. The FCC has received public comment on the proposal, and may act in the near future. The Joint Board has also received comment on proposals for long-term, comprehensive reform of the high-cost program. The Joint Board has stated that it plans to make recommendations for such reform within six months and has recommended that the FCC act on its recommendations within one year after they are made. We cannot predict if or when the FCC will act on the Joint Board’s recommendations.

In addition, legislation has been repeatedly introduced in both the U.S. House of Representatives and Senate which, if approved, could affect USF support. For example, on February 16, 2007, Congress passed legislation prohibiting the FCC from enacting a primary connection restriction on universal service support. We cannot predict if or when the Congress will pass new legislation affecting the USF, or the effect of any such actions on our results of operations.

Federal Licensing of Wireless Systems

Geographic Market Area Licenses.  CMRS providers operate under licenses granted by the FCC within a specified geographic market area. For cellular systems, those market areas are typically Metropolitan Statistical Areas (“MSAs”) or Rural Service Areas (“RSAs”) as defined by the FCC. PCS systems are normally licensed within market areas known as Major Trading Areas (“MTAs”) or Basic Trading Areas (“BTAs”), although it is possible to obtain, and we currently hold, some PCS licenses that are for market areas smaller than an entire MTA or BTA, known as a partitioned area.

While the FCC has used an assortment of methods in the past to grant licenses, most if not all new CMRS licenses granted by the FCC are by auction. The FCC determines the availability of licenses in particular frequency ranges, as well as the terms under which license auctions are conducted. Our ability to introduce advanced “third generation” wireless services may depend upon our success in future FCC license auctions and/or our ability to secure additional licenses or spectrum leases in secondary market transactions.

Construction and Operation.  Most cellular licensees, including RCC, have substantially constructed their systems and have license rights in their Cellular Geographic Service Areas that cut off rights of others to obtain licenses on the same frequencies in the same areas. We do not need to perform additional construction under our cellular licenses to retain those licenses. If we were to discontinue operation of a cellular system for a period of at least 90 continuous days, our license for such area would be automatically forfeited. However, we have no intention of allowing any discontinuance of service that may occur to last as long as 90 continuous days.

In order to retain licenses, PCS licensees, including RCC, are required by the FCC’s rules to construct facilities in the geographic areas authorized under their PCS licenses. That construction must result in a signal level adequate to permit an offering of services to a certain percentage of the population covered by those licenses within specified periods, based on the date of the grant of the licenses. Our PCS licenses are subject to revocation or nonrenewal by the FCC, as are all similar licenses held by other companies, if these build-out requirements are not satisfied in a timely manner. Build-out requirements apply as to certain PCS licenses we have acquired from other entities. We believe that our construction will progress at a pace that allows for timely compliance with the construction requirements. Because we hold PCS licenses, we must comply with FCC microwave relocation rules. A block of spectrum licensed for PCS may be encumbered by a previously licensed microwave system. In such a case, if the PCS licensee cannot avoid interference with the microwave system, the FCC requires the PCS licensee to provide six months’ advance notice that interference may occur upon simultaneous operation of the PCS and microwave facilities and direct the microwave licensee to cease operation or move to other, non-interfering frequencies after such period of time. A PCS licensee is also obligated to participate in cost-sharing if a previous relocation of a microwave incumbent benefits more than one PCS licensee. However, PCS licensees no longer trigger any new cost-sharing obligations due to the termination of the FCC’s cost-sharing plan as of April 4, 2005. We believe that we are in compliance with applicable FCC microwave relocation and cost-sharing rules.

CMRS providers also must satisfy a variety of FCC requirements relating to technical and reporting matters, including coordination of proposed frequency usage with adjacent systems in order to avoid electrical interference between adjacent systems. The FCC also requires licensees to secure FCC consent to system modifications in specified instances.

Entities such as RCC that own towers used for radio systems are subject to Federal Aviation Administration and FCC regulations respecting the location, marking, lighting, and construction of towers and are subject to the requirements of the National Environmental Policy Act, National Historic Preservation Act, and other environmental statutes enforced by the FCC. The FCC has also adopted guidelines and methods for evaluating human exposure to radio frequency emissions from radio equipment. We believe that all wireless devices we currently provide to our customers, and all our radio systems on towers that we own or occupy, comply with these requirements, guidelines, and methods.

We use, among other facilities, common carrier point-to-point microwave facilities to connect cell sites and to link the cell sites to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters, frequency protection, and service.

Renewal of Licenses.  Near the conclusion of the generally ten-year term of a spectrum license, a licensee must file an application for renewal of the license to obtain authority to operate for up to an additional ten-year term. An application for license renewal may be denied if the FCC determines that the renewal would not serve the public interest, convenience, or necessity. The FCC also may revoke a license prior to the end of its term in extraordinary circumstances. In addition, at license renewal time, other parties may file competing applications for the authorization. The FCC has adopted specific standards stating renewal expectancy will be awarded to a spectrum licensee that has provided substantial service during its license term and has substantially complied with applicable FCC rules and policies and the Communications Act. If the FCC awards the licensee a renewal expectancy, its license renewal application generally is granted and the competing applications are dismissed.

Although we are unaware of any circumstances that would prevent the approval of any future renewal application, no assurance can be given that the FCC will renew any of our licenses. Moreover, the FCC has the authority to restrict the operation of a licensed facility or revoke or modify licenses. None of our licenses has ever been revoked or involuntarily modified.

Assignment of Licenses or Transfer of Control of Licensees.  FCC licenses generally may be transferred and assigned, subject to specified limitations prescribed by the Communications Act and the FCC. The FCC’s prior approval is required for the assignment or transfer of control of a license for a wireless system. Before we can complete a purchase or sale, we must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days or less, to oppose or comment on the proposed transaction. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements, or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. In any instance where a proposed transaction would result in an entity holding attributable ownership interests in both the frequency Block A and frequency Block B cellular carriers in the same MSA or RSA, or where the acquiring entity would add to its own spectrum holdings in the same area, the FCC conducts a case-by-case analysis of the potential effect upon competition and may disapprove of the transaction or issue approval subject to conditions that may or may not be acceptable to the parties. Non-controlling minority interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to any applicable FCC notification requirements.

Limitation on Foreign Ownership.  Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act and FCC regulations. Under existing law, no more than 20% of a licensee’s capital stock may be directly owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Indirect foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest.

Regulatory Matters and Developments

Enhanced 911 Services.  850 MHz and 1900 MHz licensees must comply with the FCC’s rules regarding emergency 911 service. There is a staged process for the required deployment of enhanced 911 services, referred to by the FCC as Phase I and Phase II.

Under Phase I, cellular and PCS licensees were required as of April 1, 1998, or within six months of a request from the designated Public Safety Answering Point (“PSAP”), whichever is later, to be able to provide, if available to the serving carrier, the telephone number of the originator of a 911 call and to provide to the designated PSAP the location of the cell site or base station receiving a 911 call from any mobile handset accessing their systems through the use of Automatic Number Identification and Pseudo-Automatic Number Identification. We are in substantial compliance with Phase I requirements.

Under Phase II, cellular and PCS licensees must be able to provide to the designated PSAP the location of all wireless 911 callers, by longitude and latitude, in conformance with particular accuracy requirements. To comply, licensees may elect either network-based or mobile radio handset-based location technologies and thereafter meet, according to a phased-in schedule, the enhanced 911 service standards stated in the FCC’s rules. We notified the FCC of our intention to utilize network-based location technologies to provide Phase II enhanced 911 service and amended the notification to indicate that, where we utilize CDMA network technology, we will rely upon a handset-based Phase II solution. Pursuant to terms and conditions of an FCC “Order to Stay” adopted in July 2002, granting us an extension of the compliance deadlines, we are subject to requirements of the FCC that, where we have deployed a network-based Phase II solution, we provide Phase II enhanced 911 service to at least 50% of a requesting PSAP’s coverage area or population beginning March 1, 2003, or within six months of a PSAP request, whichever is later, and to 100% of a requesting PSAP’s coverage area or population by March 1, 2004 or within 18 months of such a request, whichever is later.

We have received requests from PSAPs for deployment of Phase II enhanced 911 service that relate to various areas where we provide cellular or PCS service and we have met the applicable 50%-coverage benchmark. Nevertheless, if the FCC finds that the accuracy results produced by any of our Phase II deployments are not in compliance with FCC rules, the FCC could issue enforcement orders and impose monetary forfeitures upon us. We have filed with the FCC a request for waiver of the applicable FCC rule concerning field test results in the State of Vermont which may not be compliant with FCC location accuracy requirements if averaged only with results from the State of Vermont. To the extent that we are not meeting the FCC’s E911 Phase II location accuracy requirements in Vermont and other states we may need to file one or more additional petitions with the FCC to request a waiver of those requirements. The FCC has issued notices of apparent liability requiring other CMRS providers to pay fines based upon violations of enhanced 911 service requirements. The implementation of enhanced 911 obligations may have a financial impact on us. We are not yet able to predict the extent of that impact.

On September 11, 2007, the FCC adopted a Report and Order which clarifies that wireless carriers must meet the E911 Phase II location accuracy requirements at the Public Safety Answering Point (PSAP) service-area level. To accomplish this, the rules adopted by the Report and Order require wireless carriers to meet interim, annual benchmarks over a five year period in order to ensure that they achieve PSAP-level compliance no later than September 11, 2012. These annual benchmarks include interim progress reports, as well as requirements to measure the Commission’s accuracy requirements on progressively smaller geographic levels until the PSAP-level is met. This includes: (i) Fulfilling the Commission’s location accuracy requirements within each Economic Area (of which there are 176 nationwide) in which a carrier operates by September 11, 2008; (ii) Satisfying the location accuracy requirements within each MSA and RSA that the carrier serves and demonstrating significant progress toward compliance at the PSAP-level, including achieving this requirement within at least 75 percent of the PSAPs the carrier serves, by September 11, 2010; and (iii) Achieving full compliance with the PSAP-level location accuracy requirements by September 11, 2012. Our compliance with the new E911 location accuracy standards may have a financial impact on us. We are not yet able to predict the extent of that impact.

In an ongoing rulemaking proceeding the FCC is continuing to consider other changes to its E911 location accuracy rules, including (i) whether or not a single, technology-neutral location accuracy requirement for wireless E911 service should be used, rather than the separate accuracy requirements for network-based and handset-based location technologies that are currently in place; (ii) methods for carriers to improve in-building location accuracy; and (iii) the use of hybrid technology solutions to increase location accuracy and address shortcomings of current technologies. We are not yet able to evaluate the financial implications that any new regulations on these matters would have upon us.

Interconnection.  FCC rules provide that a local exchange carrier (“LEC”) must provide CMRS providers interconnection within a reasonable time after it is requested, unless such interconnection is not technically feasible or economically reasonable, and that CMRS providers are entitled to compensation from LECs for terminating wireline-to-wireless traffic that originates and terminates within the same MTA. The FCC has a rulemaking proceeding in progress to consider whether, and possibly how, to replace the current system of reciprocal compensation for termination of local telecommunications traffic, and access charges for inter-MTA traffic, with a uniform intercarrier compensation plan. That proceeding could result in changes to compensation arrangements we have with LECs and interexchange carriers for the exchange of telecommunications traffic. Additionally, although key provisions of FCC orders implementing the Communications Act’s interconnection requirements have been affirmed by the courts, certain court challenges to the FCC rules are pending.

Universal Service.  The Communications Act mandates that telecommunications carriers, such as us, contribute to the federal USF, the purpose of which is to ensure that basic telephone services are available and affordable for all citizens and that consumers in rural areas have similar choices in telecommunications services as consumers living in urban areas. The USF is intended to promote telecommunications infrastructure development in high cost areas and to provide subsidies to low income persons, schools, libraries, and rural health care providers. We also are required to contribute to state universal service programs administered by some states. The federal USF is administered jointly by the FCC, the fund administrator, and state regulatory authorities. Because we are a collection agent for customer contributions, we expect that our obligation to remit USF contributions will have a minimal financial impact on us.

1996 amendments to the Communications Act allow wireless carriers such as us to pursue eligibility to receive USF funding for constructing, maintaining and improving our facilities and services in high-cost areas. When declared eligible for USF funding, we are also obligated to offer discounts to low-income customers, which amounts are reimbursed to us through the federal Lifeline and Link-up programs. We must be designated as an eligible telecommunications carrier (“ETC”) by the state where we provide service (or, in some cases, the FCC) and the state (or, in some cases, we) must certify our eligibility to the FCC so that we may ultimately receive USF support. We have received ETC designation in the states of Alabama, Kansas, Maine, Minnesota, Mississippi, New Hampshire, Oregon, South Dakota, Vermont and Washington. We are currently receiving USF support in each of these states. To be eligible from year-to-year to receive USF support, our ETC certifications must be renewed each year. Our ability to receive USF support, and our obligations to pay into state and federal universal service funds, are subject to change based upon pending regulatory proceedings, court challenges, and marketplace conditions.

The federal universal service program is under legislative, regulatory and industry scrutiny as a result of growth in the fund and structural changes within the telecommunications industry. The structural changes include an increase in the number of ETCs receiving support from the USF and a migration of customers from wireline service providers to providers using alternative technologies that, today, are not required to contribute to the universal service program. There are several FCC proceedings underway that are likely to change the way universal service programs are funded and the way these funds are disbursed to program recipients. The specific proceedings are discussed in greater detail below.

On March 17, 2005, the FCC issued an order strengthening the conditions for telecommunications carriers to receive and maintain ETC designation. The new standards are mandatory when the FCC is responsible for evaluating ETC applications and recommended when state regulatory agencies are responsible for evaluating ETC applications. Effective October 1, 2006, the new standards require ETCs to: (1) provide a five-year plan demonstrating how support will be used to improve coverage, service quality or capacity, including annual progress reports; (2) demonstrate the network’s ability to remain functional in emergencies; (3) demonstrate how they will satisfy consumer and quality standards; (4) offer a “local-usage” plan comparable to the ILEC; and (5) acknowledge that they may be required to provide equal access to interexchange carriers in the event they become the sole ETC within a designated service area. The new standards are not expected to affect our universal service receipts. Further, additional certification requirements were imposed on ETC recipients. Some states have adopted, or are considering adopting, the same or similar requirements. The new FCC requirements are subject to both reconsideration requests pending at the FCC and judicial appeals.

On June 14, 2005, the FCC issued a notice of proposed rulemaking initiating a broad inquiry into the management and administration of the universal service programs. The notice of proposed rulemaking sought comment on ways to streamline the application process for federal support and whether and how to increase audits of fund contributors and fund recipients to deter waste and fraud. The FCC also announced it would consider proposals regarding the contribution methodology, which could change the category of service providers that contribute to the fund and the basis upon which they contribute. In a decision released June 27, 2006, the FCC announced interim changes intended to secure the viability of the federal universal service program at least in the near-term. One such change involves the “safe harbor” percentage used to estimate interstate revenue, on which contributions are made by wireless carriers, from 28.5 percent to 37.1 percent of total end-user telecommunications revenue, to better reflect growing demand for wireless services. Another change was to establish universal service contribution obligations for providers of interconnected Voice over Internet Protocol service. Because the decision involves changes of an interim nature and does not address all issues under consideration, we cannot at this time estimate the impact that the interim changes and the potential changes, if any, would have on our operations.

The FCC mandated that, effective October 1, 2004, the Universal Service Administrative Company (“USAC”) begin accounting for the USF program in accordance with generally accepted accounting principles for federal agencies, rather than the accounting rules that USAC formerly used. This change in accounting method subjected USAC to the Anti-Deficiency Act (the “ADA”), the effect of which could have caused delays in payments to USF program recipients and significantly increased the amount of USF regulatory fees charged to wireline and wireless consumers. In December 2004, Congress passed legislation to exempt USAC from the ADA for one year to allow for a more thorough review of the impact the ADA would have on the universal service program. In April 2005, the FCC tentatively concluded that the high-cost and low-income programs of the universal service fund comply with ADA requirements and has asked the Office of Management and Budget (“OMB”) to make a final determination on this issue. In November 2005 Congress extended the exemption for an additional year and is contemplating a permanent solution to alleviate the ADA issues and the related negative impact to the universal service program.

In August 2006, the Federal-State Joint Board for Universal Service (“Joint Board”) issued a Public Notice to invite comments on whether the use of “reverse auctions” to distribute USF high cost support and the amount of support received. In a reverse auction, the lowest bidder or bidders would be successful in the auction. If, upon the recommendation of the Joint Board, the FCC were to decide to utilize reverse auctions in the award of USF support, we may not be successful in our efforts to continue participation in the federal universal service program.

Local Number Portability.  The FCC has adopted rules on telephone number portability in an effort to achieve more efficient number utilization. Cellular and PCS licensees are required to provide number portability, which enables customers to change providers and services without changing their telephone number. By November 24, 2003, CMRS providers in the top 100 markets were required to offer number portability without impairment of quality, reliability, or convenience when customers switch wireless service providers, including the ability to support roaming throughout their networks. Providers in other markets were to comply by May 24, 2004 if they received a “bona fide request” to be open for porting-out of customer numbers at least six months prior from another wireless service provider. Where our operations are subject to the FCC mandate we are in compliance. In other areas any failure to comply with this obligation could result in a fine or revocation of our licenses.

In addition, the FCC provided guidance to the wireline and wireless industries in the form of a decision released November 10, 2003 in response to a petition filed by the Cellular Telecommunications & Internet Association requesting that wireline carriers be required to allow their customers to retain their numbers when switching to a wireless carrier. The FCC concluded that, as of November 24, 2003, upon the request of a customer, wireline carriers in the top-100 markets must port numbers to wireless carriers where the wireless carrier’s “coverage area” overlaps the geographic location of the rate center in which the customer’s wireline number is provisioned, provided that the porting-in carrier maintains the number’s original rate center designation following the port. The wireless “coverage area” was defined by the FCC as the area in which wireless service can be received from the wireless carrier. Wireline carriers outside the top-100 markets were given until May 24, 2004 to comply with the same porting obligations. The FCC subsequently granted an extension of time until May 24, 2004 to wireline carriers in the top-100 markets that serve fewer than two percent of the nation’s customer lines if such wireline carriers had not received a request for local number porting from either a wireline carrier prior to May 24, 2003, or a wireless carrier that has a point of interconnection or numbering resources in the rate center where the customer’s wireline number is provisioned. In addition, state public utility commissions have authority under the Communications Act to suspend or extend FCC number portability requirements faced by wireline carriers that serve fewer than two percent of the nation’s customer lines. Several organizations representing wireline carriers petitioned the U.S. Court of Appeals, D.C. Circuit, for review of the FCC’s decision ordering wireline carriers to port numbers to wireless carriers. The court ordered the FCC to conduct a regulatory flexibility analysis concerning the effect of the number portability regulations upon small wireline carriers and, in the meantime, the court suspended the regulations to the extent they would apply to small wireline carriers.

Meanwhile, the FCC invited and has received written comments on issues that bear upon wireless carriers’ obligations to port numbers to wireline carriers upon customer request. We expect to face obligations that will allow our customers to port their numbers to wireline carriers.

CALEA.  Telecommunications carriers also are subject to the Communications Assistance for Law Enforcement Act (“CALEA”), which is administered by the Department of Justice, Federal Bureau of Investigation (“FBI”) and the FCC. CALEA requires carriers to have a specific number of open ports available for law enforcement personnel with the appropriate legal authority to perform wiretaps on each carrier’s network. Full implementation of CALEA’s assistance capability requirements was previously required by June 30, 2000. However, because the FCC found that there was a lack of equipment available to meet these requirements, it accepted petitions for a two-year extension of this deadline on a carrier-by-carrier basis. We submitted such a petition and were granted a two-year extension, until June 30, 2002, to comply with CALEA’s assistance capability requirements. We petitioned the FCC for another two-year extension and received from the FBI a letter of support for our petition for extension. We also petitioned for additional time, through September 30, 2005, to complete final installation of CALEA features on a switch located in Alexandria, Minnesota. We received from the FBI a letter of support for our petition for extension. At this time CALEA features are installed and operational at all of our switching facilities. Additional requirements have been adopted to require cellular and PCS licensees, as well as other types of service providers, to accommodate interception of digital packet mode telecommunications and of communications over facilities-based broadband Internet access systems and Voice-over-Internet Protocol systems. We will become obligated to comply with these requirements only if and when we commence to offer these types of services. If we are not able to comply with CALEA prior to the applicable deadlines, we could be subject to substantial fines that, under existing law, could be as much as $11,000 per day. We cannot predict yet whether we will be able to comply with CALEA requirements prior to the applicable deadlines.

Other FCC-Mandated Payments.  We also are required to contribute annually to the Telecommunications Relay Service Fund and the North American Numbering Plan Administration Fund and to remit regulatory fees to the FCC with respect to our licenses and operations. We do not expect that these financial obligations will have a material impact on us.

Access by the Disabled.  The FCC has adopted rules that determine the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The rules require wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these results are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the FCC occasionally adopts rules that may require us to make material changes to our network, product line, or services at our expense. By the regulatory deadline of September 15, 2005, we began to offer hearing aid compatible CDMA and GSM handsets. By September 18, 2006, we suspended all of our offerings of TDMA handsets because no hearing aid compatible TDMA handsets were available to us. By September 18, 2006 we began to offer CDMA and GSM handsets meeting the M3T performance level for acoustic coupling to accommodate hearing aid compatible functions. Because we did not begin to offer a second GSM handset model rated M3T until May 8, 2007, we filed with the FCC a petition for temporary waiver, through that date, of the FCC rule requiring two M3T handsets to be offered per air interface by September 18, 2006. We presented circumstances of temporary unavailability in the marketplace of GSM M3T handsets that tested successfully on our GSM system. The FCC has not acted on the petition. By February 18, 2008, 50% of all phone models offered must meet the M3 performance level for reduced radiofrequency interference to accommodate hearing aid compatible functions. Lack of availability of sufficient numbers of GSM M3 handset models may cause us to either request a waiver of that benchmark date or reduce the number of GSM handset models we offer our customers, The FCC’s Wireless Telecommunications Bureau has recommended that the FCC revisit the February 18, 2008 deadline due to limited availability in the marketplace of GSM M3 handset models, among other reasons. The FCC may invite comments on that proposal. We are required to file and we do file with the FCC periodic progress reports on our preparation for implementing these handset offerings.

Health and Safety.  Various media reports and plaintiffs’ attorneys in lawsuits not involving us have suggested that radio frequency emissions from wireless handsets may be linked to an assortment of health concerns, including cancer, and may interfere with some electronic medical devices, including hearing aids and pacemakers. The FCC and foreign regulatory agencies have updated and may continue to update the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids, and medical devices. The FDA has issued guidelines for the use of wireless phones by pacemaker wearers. Safety concerns have also been raised with respect to the use of wireless handsets while driving. Federal, state, and local legislation has been proposed and, in some instances, enacted in response to these issues. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, and thus decrease demand for wireless products and services.

Regulatory Oversight.  The rapid growth and penetration of wireless services has prompted the interest of the FCC, state legislatures, and state public utility commissions to oversee certain practices by the wireless industry, generally in the form of efforts to regulate service quality, customer billing, termination of service arrangements, advertising, filing of “informational” tariffs, certification of operation, and other matters such as deterrence of spam messaging to wireless devices. While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, a state has authority to regulate “other terms and conditions” of service offerings by CMRS providers and may petition the FCC to allow it to regulate the rates of CMRS providers. Several states have proposed or imposed consumer protection regulations on CMRS providers. Moreover, in securing ETC status, we may become subject to such rules (as we already are in Maine and Vermont), may be required to offer a specific “universal service” rate plan, as we have in Maine, or may become subject to other state-imposed requirements as a condition of their granting ETC status. In some states, we are or expect to be required annually to demonstrate that funds we collect from the high-cost fund are used for the required purpose of constructing, maintaining, or improving our facilities and services. These additional regulatory obligations can be expected to increase our costs of doing business.

The FCC has rules that require CMRS providers to report to the FCC network outages of at least 30 minutes duration that potentially affect at least 900,000 user minutes.

New FCC rules require CMRS providers with more than 500,000 subscribers to maintain emergency backup power for a minimum of eight hours at cell sites, unless compliance is precluded by: (1) federal, state, tribal or local law; (2) risk to safety of life or health; or (3) private legal obligation or agreement. Within six months of the effective date of the requirement, which has not been announced, we will be required to file with the FCC a report listing cell sites in compliance, cell sites precluded from compliance, and cell sites not in compliance but not precluded, along with supporting facts. Within twelve months of the effective date of the requirement, we will be required to file with the FCC an updated report, along with a compliance plan for non-compliant sites. The backup plan for any noncompliant cell site likely will include a combination of 1) coverage of 100% of the area served by the non-compliant site from another cell that does have installed backup power, and 2) availability to the non-compliant cell of a portable generator, cell-on-wheels or other such device to restore or replace a cell site.

On October 13, 2006, President Bush signed the Security and Accountability For Every Port (SAFE Port) Act into law. Title VI of the SAFE Port Act, the Warning, Alert, and Response Network (WARN) Act, establishes a process for CMRS providers to voluntarily elect to transmit emergency alerts. Consistent with Section 603 of the WARN Act, the FCC has appointed persons to serve on a Commercial Mobile Service Alert Advisory Committee that is to develop and, by October 13, 2007, recommend to the FCC certain technical standards and protocols to facilitate the voluntary transmission of emergency alerts by CMRS providers. We may consider it appropriate for competitive or other reasons to implement the capability to transmit emergency alerts. We do not expect the financial aspect of developing this capability to have a material impact upon us.

At the local level, wireless facilities typically are subject to zoning and land use regulation and may be subject to fees for use of public rights of way. Although local and state governments cannot categorically prohibit the construction of wireless facilities in any community, or take actions that have the effect of prohibiting construction, securing state and local government approvals for new tower sites may become a more difficult and lengthy process.

The FCC has expanded the flexibility of cellular, PCS, and other CMRS providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, “wireless local loop” services to apartment and office buildings and wireless backup services to private business exchanges and local area networks to be used in the event of interruptions due to weather or other emergencies. The FCC has determined that fixed services provided as ancillary services to a carrier’s mobile service will be regulated as commercial mobile radio services.

The FCC authorizes spectrum leasing for a variety of wireless services. Such rules may provide us with opportunities to expand our services into new areas, or provide us with access to additional spectrum, without need for us to purchase licenses, but the same rules also have the potential to induce new competitors to enter our markets. In addition, proceedings relating to human exposure to radio frequency emissions, the feasibility of making additional spectrum available for unlicensed devices, and the provision of spectrum-based services in rural areas are pending before the FCC. All of these initiatives could have an effect on the way we do business and the spectrum that is available to us and our competitors.

The FCC does not currently specify the rates CMRS carriers may charge for their services, nor does it require the filing of tariffs for wireless operations. However, the FCC has the authority to regulate the rates, terms, and conditions under which we provide service because CMRS carriers are statutorily considered to be common carriers and thus are required to charge just and reasonable rates and are not allowed to engage in unreasonable discrimination. The FCC has adopted rules and has proposed further rules relating to the use of customer proprietary network information (“CPNI”) and to require filing with the FCC of certification of carrier compliance with rules that concern CPNI. Additionally, the FCC has adopted rules governing billing practices. While none of these existing requirements has a material impact on our operations, there is no assurance that future regulatory changes will not materially impact us. The FCC has ruled that the Communications Act does not preempt state damages claims as a matter of law, but whether a specific damage award is prohibited would depend upon the facts of a particular case. This ruling may affect the number of class action suits brought against CMRS providers and the amount of damages awarded by courts.

Employees and Sales Agents

As of June 30, 2007, we had 1107 employees, including 487 in sales and marketing, 301 in customer service, 197 in network and systems operations, 77 in administration, and 45 in finance and accounting. Approximately 20 of our employees were part-time. None of our employees is represented by a labor organization, and we believe we have excellent relations with our employees. In addition, we utilize approximately 315 independent sales agents.

Properties

Our corporate facilities include the following:

		Leased/	Square
	Address	Owned	Feet

Midwest:
Principal Corporate HQ	3905 Dakota Street SW	Owned	50,000
	Alexandria, Minnesota
Northeast:
Territory Office	302 Mountain View Drive	Leased	10,413
	Colchester, Vermont
Territory Office	6 Telcom Drive	Owned	36,250
	Bangor, Maine
Northwest:
Territory Office	3020 NW Merchant Way	Leased	19,200
	Bend, Oregon
South:
Territory Office	621 Boll Weevil Circle, Suite 2	Leased	18,000
	Enterprise, Alabama

Our network consisted of the following cell sites at June 30, 2007:

	As of June 30,
	2007	2006

Central	62	57
Midwest	327	240
Northeast	359	341
Northwest	185	172
South	327	305

Total	1,260	1,115

Our leased sites consist of land leases, tower leases or both. We own all the equipment within the leased sites. The leases covering these sites have various expiration dates and are with numerous lessors. These leases generally have renewal options that we would anticipate exercising. Due to our network design, loss of a leased location would not have a material impact on the operations of a territory’s business.

We have 106 retail locations, of which almost all are leased. The leases covering these locations have various expiration dates. We believe that the loss of any one of these retail sites would not have a material impact on our business as we would likely be able to obtain substantially equivalent alternative space.

Legal Proceedings

We are involved from time to time in routine legal matters and other claims incidental to our business. We believe that the resolution of such routine matters and other incidental claims, taking into account established reserves and insurance, will not have a material adverse impact on our consolidated financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position

Richard P. Ekstrand	58	President, Chief Executive Officer and Director
Wesley E. Schultz	50	Executive Vice President, Chief Financial Officer and Director
Ann K. Newhall	56	Executive Vice President, Chief Operating Officer and Director
David J. Del Zoppo	52	Senior Vice President, Finance and Accounting
Anthony J. Bolland	54	Director
James V. Continenza	45	Director
Paul J. Finnegan	54	Director
Jacques Leduc	44	Director
George M. Revering	66	Director
Don C. Swenson	65	Director
George W. Wikstrom	70	Director

Richard P. Ekstrand, 58, has served as our President, Chief Executive Officer, and a director since 1990. He currently serves on the board of directors and executive committee of the Cellular Telecommunications and Internet Association (CTIA) and the Wireless Foundation. Mr. Ekstrand previously served as Chairman of the Board of Directors of both CTIA and the Wireless Foundation. He also was a founding director of the Rural Cellular Association and served as a director until 2000. He was again elected to the board in 2005. In addition, he is past President of the Minnesota Telephone Association, the Association of Minnesota Telephone Utilities, and the Minnesota Telecommunications Association. Mr. Ekstrand is the sole shareholder, president, and a director of North Holdings, Inc., which is a shareholder of Rural Cellular. North Holdings, Inc. is a member of Lowry Telephone Company, LLC, of which Mr. Ekstrand is the treasurer and a member of the board of governors.

Wesley E. Schultz, 50, has served as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1999. He joined us in 1996 as Vice President of Finance and Chief Financial Officer. In 1999, he was appointed Senior Vice President and Chief Financial Officer and Assistant Secretary. Mr. Schultz is a certified public accountant and served for three years as an auditor with Deloitte & Touche LLP.

Ann K. Newhall, 56, has served as Executive Vice President, Chief Operating Officer, and Secretary since 2000 and as a director since 1999. She joined us as Senior Vice President and General Counsel in 1999. Prior to joining us, Ms. Newhall was a shareholder attorney with Moss & Barnett, A Professional Association, most recently serving as President and a director of the firm. She serves on the board of directors of Alliant Energy Corporation, a gas and electric utility.

David J. Del Zoppo, 52 has served as Vice President, Finance and Accounting since 1999 and was appointed Senior Vice President, Finance and Accounting in February 2006. He joined us in 1997 as Controller and was appointed Vice President in 1998. Mr. Del Zoppo is a certified public accountant and served for four years as an auditor with KPMG, LLP.

Anthony J. Bolland, 54, has been a General Partner of Boston Ventures Management Inc. since its formation in 1983. He is currently on the boards of directors of Integra Telecom and Production Resource Group. Mr. Bolland was elected to the Board of Directors by the holders of our Class M preferred stock and has served as a director since 2004.

James V. Continenza, 45, has been a director since 2005. He served as Chief Executive Officer, President, and a director of Teligent, Inc. from September 2002 through June 2004. From September 2000 to September 2002, Mr. Continenza served in various positions, including as Chief Operating Officer and a director of Arch Wireless, Inc. Mr. Continenza served as a director of Microcell Telecommunications, Inc. from May 2003 to November 2004.

He is currently on the boards of directors of MAXIM Crane Works, Inc. and U.S.A. Mobility, Inc., which was formed by the merger of Arch Wireless, Inc. and Metrocall, Inc. Mr. Continenza was elected to the Board of Directors in May 2005 by the holders of our senior exchangeable preferred stock and appointed to an existing vacancy on the Board in May 2006.

Paul J. Finnegan, 54, is a Managing Director of Madison Dearborn Partners, Inc., where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded the company in 1993. Mr. Finnegan serves on the boards of directors of Allegiance Telecom, Inc. and Focal Communications, Inc. He also serves on the Board of Trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan was elected to the Board of Directors by the holders of our Class M preferred stock and has served as a director since 2000.

Jacques S. Leduc, 44, has been a director since 2005 and currently serves as Managing Partner of Trio Capital, Inc. He served as Chief Financial Officer of Microcell Telecommunications, Inc. from 1995 through November 2004 and as Director of Corporate Planning from 1995 to 1998. Mr. Leduc was elected to the Board of Directors in May 2005 by the holders of our senior exchangeable preferred stock and appointed to an existing vacancy on the Board in May 2006.

George M. Revering, 66, has been a director since 1990. Mr. Revering is currently retired and had served as president and general manager of Midwest Information Systems Inc. from 1976 until 2001.

Don C. Swenson, 65, has been a director since 1990.  Mr. Swenson served as Director of Operations of Arvig Communications Systems, Inc. from 1981 until his retirement in 2001. Mr. Swenson also serves as a director of Arvig Enterprises, Inc., one of our shareholders. Mr. Swenson has been a member of the board of directors of United Community Bank, Perham, Minnesota, since 1993.

George W. Wikstrom, 70, has been a director since 1990. Mr. Wikstrom has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of Rural Cellular, for more than ten years. He has been the Commissioner of the Northwest Regional Development Commission since 1979 and has served as a director of the Minnesota Association of Rural Telecommunications.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation program is designed to (i) attract and retain superior talent, (ii) reward individual performance by emphasizing performance-based compensation, and (iii) align executive interests with shareholder interests by providing a significant portion of compensation in the form of RCC common stock or options to purchase common stock. We seek to compensate executives at a level comparable to their counterparts at other wireless companies, to provide executives with incentive to remain with us over the long term, to reward for performance both at and above expected levels, and to tie compensation to our performance and return to shareholders.

In 2005, our compensation committee retained Hewitt Associates (“Hewitt”) to review the compensation program for our senior executive officers. Hewitt compared our compensation program to the compensation programs at other wireless companies of similar size based on information provided by proxy statements of 20 peer companies and published surveys. Hewitt concluded, based on its analysis, that the base salaries of our executive officers were above market, that the target levels for short-term incentive compensation were above market, and that long-term incentive compensation was below market. Hewitt recommended changes in the structure and levels of compensation paid to our executive officers and directors.

Based on the analysis and recommendation provided by Hewitt, adjustments were made to the compensation for both executive officers and directors to provide greater emphasis on long-term equity-based compensation. In conjunction with these adjustments, we adopted a new incentive plan, which was approved by our shareholders at the 2006 annual meeting. This new plan, the 2006 Omnibus Incentive Plan, provides for both equity-based and cash incentive compensation and replaces our 1995 Stock Compensation Plan, the Stock Option Plan for Nonemployee Directors, and the Management Incentive Plan. Our compensation committee attempts to compensate our executives at a level that places them in a range between the 50th and 75th percentile of the compensation paid to executives at comparable companies.

The principal elements of our executive compensation are base salary, short-term incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock performance units.

Salary

Base salary is intended to provide current compensation. The amount is based on the executive’s job responsibilities and individual experience, his or her performance during the most recent fiscal year, and the salaries paid to executives in similar positions at comparable companies. Increases are determined based on the executive’s performance and external factors such as inflation and general economic conditions. The Hewitt survey indicated that cash salaries paid to the Company’s executive officers were in the upper bracket of industry salaries. Accordingly, the compensation committee determined to limit the increase in 2006 base salaries to 3.5% over 2005 salaries.

Short-Term Incentive Compensation

Our short-term cash incentive compensation (“bonus”) is intended to reward the executive for our performance during the current fiscal year. Generally, the target amount is a percentage of the executive’s salary, currently between 50% and 75%. Payment of the bonus depends upon our achieving specified financial targets. The specific financial goals used for determining payment of the bonus are selected by the compensation committee, after discussion with management. In 2006 these goals were 100% of budgeted EBITDA and 100% of budgeted net customer additions, with 70% of the target bonus based on EBITDA achievement and 30% based on achievement of the net customer addition goal. Each executive could earn 50% of the target amount if 90% of the budgeted goals were achieved and could receive up to 150% of the target bonus amount if we exceeded the budget goals. During 2006, we exceeded our budgeted EBITDA goal and did not achieve the budgeted net customer additions goal. Accordingly, the executives received approximately 79% of their targeted bonuses.

Long-Term Incentive Compensation

Long-term incentive compensation consists of stock options and performance restricted stock units (“PRSUs”). Stock options are intended to reward executives for achieving performance levels that result in increases in share price. The options issued in 2006 were granted following the 2006 annual meeting, become exercisable in annual installments over five years, and expire ten years after the date of grant. The exercise price is equal to the market price on the date of grant. The PRSUs vest only if we achieve specified performance levels. In 2006 these goals were based on 2006 budgeted EBITDA and net customer additions, the same as the goals used for short-term incentive compensation. The PRSUs do not fully vest until December 31, 2008, and vest only if the executive remains with us until the vesting date. Because we achieved budgeted EBITDA but did not achieve the net customer additions goal in 2006, the executives will be entitled to receive 70% of the PRSUs granted.

Allocation of Compensation Elements

In 2006, based on the advice of Hewitt Associates, the compensation committee determined that the allocation among the three elements of executive compensation should place greater emphasis on incentive compensation. Accordingly, short-term compensation (if paid in full) would constitute approximately 25% of total compensation, and long-term incentive compensation (if paid in full) would constitute approximately 30% of total compensation. This allocation reflects the compensation committee’s view that the achievement of our long-term financial and strategic goals is necessary for our success and that the executives should be rewarded for achieving those goals. In addition, the allocation is considered more in line with the allocation used by other similar wireless companies for executive compensation.

We do not have specific targets for allocating compensation among the three elements but determines the allocation each year depending upon the particular circumstances at that time.

Fringe Benefits

In addition to the compensation outlined above, each executive is eligible for various fringe benefits offered to all employees, including health and dental insurance, life insurance, short- and long-term disability insurance, and a 401(k) plan. The top three executives are also eligible to participate in a nonqualified deferred compensation plan. Prior to 2004, we made matching contributions to this plan, subject to the limits of employer contributions under defined contribution plans. The matching contributions were discontinued in 2004.

Long-Term Care Insurance

In 2006, we paid premiums on long-term care insurance owned by the three top executives for themselves and their spouses (in lieu of making matching contributions to the deferred compensation plan). The insurance policies provide for payment of premiums over a ten-year period. Also, in the event of a change in control, we have agreed to pay all remaining premiums on any long-term care insurance policies then provided by us for each of the officers and his or her spouse, provided the officer is employed by us at the time of the change in control. In 2006, the aggregate amount of these premiums was $29,199.

The merger with Verizon Wireless, if consummated, will result in a change of control.

Post-Retirement Benefits

In recognition of the long-term service of Mr. Ekstrand, our CEO, the compensation committee agreed to allow Mr. Ekstrand and his spouse to continue participation in our employee health insurance program after his retirement upon the same terms and conditions as if he were still employed.

Change in Control Arrangements

RCC has entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall which were amended and restated on June 21, 2007. These agreements provide that if any of these individuals is terminated for other than just cause or terminates his or her employment for “good reason” (as defined in the employment agreements), within 24 months following a change in control of RCC, he or she would be entitled to receive compensation in an amount equal to 300% of his or her annual base salary and 300% of the greater of his or her targeted short-term incentive for the year of termination, or the actual short-term incentive achieved for the year of termination. In addition, the individual would be entitled to continue to participate in our group medical, dental and life insurance plans on the same basis as he or she participated immediately prior to termination for a period of eighteen months following the date of termination. The individual would be responsible for payment of premiums to the same extent as prior to termination. If the individual obtains substantially equivalent coverage or benefits from another source, we have no further obligation for these benefits. The purpose of these agreements is to encourage the individual executives to remain with us during any period when we may be subject to either a friendly or hostile takeover.

The employment agreements also provide that each executive will receive additional compensation as reimbursement for any excise taxes imposed on any portion of payments received in the event of a change in control.

The merger with Verizon Wireless, if consummated, will result in a change of control.

Tax or Accounting Treatment of Compensation

The compensation committee may consider the tax treatment to the employee of a particular form of compensation. The compensation committee did consider the differing accounting treatment for stock options and restricted stock grants in deciding to place greater emphasis on PRSUs and deferring the vesting date of PRSUs.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The compensation committee has considered the impact of this limitation on RCC and determined that it would be in the best interests of RCC to preserve the tax deduction for compensation paid to the chief executive officer and other Named Executive Officers to the extent possible consistent with RCC’s executive compensation program. Awards under the 2006 Omnibus Incentive Plan are intended to meet the requirements of Section 162(m). The committee also believes that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible.

Policies Regarding Equity Ownership by Management

We do not have any policies regarding levels of equity ownership by executive officers or directors or hedging the economic risk of ownership of our securities.

Compensation to Directors

The Hewitt analysis also indicated that compensation to members of the board of directors was below market, especially with regard to equity-based compensation. In response, the directors have been granted restricted stock units of a value potentially greater than the cash fees. These units vest one year after the date of grant (generally the day following the annual shareholders’ meeting) and are not delivered to the director until six months after completion of service on the board.

Granting of Stock Options or Other Equity-Based Awards

Except for the grant of options or other awards to the outside directors on the day after the annual shareholders’ meeting, in the past we have not used a specific date for the granting of options or other stock-based awards to officers or other employees. Typically these grants have been made near the beginning of a fiscal year, as part of the determination by the compensation committee of the executive’s compensation for that year. In 2006, these awards were made following approval of the 2006 Omnibus Incentive Plan by the shareholders. The compensation committee has recommended that future grants be made on the day following the annual meeting.

Role of Executive Officers in Determining Compensation

Our executive officers meet with the compensation committee to review proposals made by any compensation consultant and to express their views on such proposals. The executives are also responsible for preparing the annual budget (subject to Board approval) upon which the targets for incentive compensation are based. The compensation committee meets on an as-needed basis, as its chairperson determines, and at times invites one or more members of management to attend all or part of the meeting. Final determinations for compensation are made without the presence of management. Because all three senior executive officers are on the board of directors, they are also able to express their views when the compensation committee recommendations are presented to the full board for approval.

Recovery of Previously Paid Incentive Compensation

We do not have a written policy with regard to recovery of incentive compensation where such compensation has been paid based on financial information later found to be inaccurate. It is anticipated that if such a situation were to arise, the matter would be referred to the compensation committee for analysis and recommendation of action to the full board.

Consideration of Compensation for 2007

To assist in determining compensation for fiscal 2007, the compensation committee retained Lyons, Benenson & Company, Inc. to analyze the 2006 compensation program and make recommendations for 2007.

Based upon such recommendations, the committee has decided to continue substantially the same compensation program as used in 2006.

Compensation Committee Report

The compensation committee of the Board of Directors is comprised of four nonemployee directors, all of whom are independent as defined in the rules of The Nasdaq Stock Market, the Securities and Exchange Commission, and the Internal Revenue Service.

The committee operates under a written charter, which has been approved by the Board of Directors and gives the committee authority to examine and recommend compensation for the executives, subject to approval by the Board of Directors. The charter is available on our website at www.unicel.com.

Summary Compensation Table

The following table shows the compensation of our chief executive officer, chief financial officer, and the two other most highly compensated executive officers (“Named Executive Officers”) for fiscal 2006:

						Change in
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)(1)	($)(1)	($)	($)	($)		($)

Richard P. Ekstrand	2006	536,130	173,708	109,910	316,350	2,949	18,920	(2)	1,157,967
President/Chief Executive Officer
Wesley E. Schultz	2006	416,070	120,006	73,649	163,671	17,301	14,460	(3)	805,157
Executive Vice President/CFO
Ann K. Newhall	2006	416,070	120,006	73,649	163,671	13,913	15,619	(4)	802,928
Executive Vice President/COO
David J. Del Zoppo	2006	197,225	19,243	7,101	54,308	—	6,600		284,477
Senior Vice President, Finance & Accounting

(1)	Represents the amount recognized in Rural Cellular Corporation’s financial statements during 2006 for awards of restricted stock and stock options. These amounts were estimated using the valuation model described in Note 3 of Notes to Consolidated Financial Statements included our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Includes RCC’s matching contribution to the 401(k) Plan of $6,600 and payment of $12,320 in premiums for long-term care insurance for Mr. Ekstrand and his spouse.

(3)	Includes RCC’s matching contribution to the 401(k) Plan of $6,600 and payment of $7,860 in premiums for long-term care insurance for Mr. Schultz and his spouse.

(4)	Includes RCC’s matching contribution to the 401(k) Plan of $6,600 and payment of $9,019 in premiums for long-term care insurance for Ms. Newhall and her spouse.

Grants of Plan-Based Awards

The following table provides information about awards made to the Named Executive Officers under various compensation plans during fiscal 2006:

								Option Awards
									Exercise	Grant Date
								Number of	or Base	Fair Value
								Securities	Price of	of Stock
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Share)	($)

Richard P. Ekstrand	5/25/06	201,049	402,097	603,146	12,045	24,090	24,090	36,136	13.56	364,251
Wesley E. Schultz	5/25/06	104,018	208,035	312,053	6,637	13,274	13,274	19,912	13.56	200,713
Ann K. Newhall	5/25/06	104,018	208,035	312,053	6,637	13,274	13,274	19,912	13.56	200,713
David J. Del Zoppo	2/16/06	34,514	69,030	103,543	1,250	2,500	2,500	—	—	—

(1)	Represents cash bonus awards under the 2006 Omnibus Incentive Plan to the Named Executive Officers for fiscal 2006. As described in the Compensation Discussion and Analysis, the compensation committee determined in February 2007 that we exceeded the threshold performance goal based on earnings before interest, taxes, depreciation, and amortization during 2006 and that the customer growth performance goal was not achieved.

(2)	The performance restricted stock awards are earned based on our performance in fiscal 2006 as described in the Compensation Discussion and Analysis, above. The awards to Messrs. Ekstrand and Schultz and Ms. Newhall were granted pursuant to the 2006 Omnibus Incentive Plan in May 2006, and the award to Mr. Del Zoppo was granted pursuant to the 1995 Stock Compensation Plan in February 2006. The awards will vest on December 31, 2008 so long as the grantee is still employed by us as of the vesting date.

Outstanding Equity Awards at December 31, 2006

The following table provides information about all outstanding equity compensation awards held by the Named Executive Officers at December 31, 2006:

								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
		Number of					Awards:	Value of
	Number of	Securities				Market	Number	Unearned
	Securities	Underlying			Number of	Value of	of Unearned	Restricted
	Underlying	Unexercised	Option		Units of	Units of	Restricted	Shares
	Unexercised	Options (#)	Exercise	Option	Stock That	Stock That	Shares	That Have
	Options (#)	Unexercisable	Price	Expiration	Have Not	Have Not	That Have	Not
	Exercisable	(1)	($)	Date	Vested(2)	Vested(3)	Not Vested(2)	Vested(3)

Richard P. Ekstrand	11,750	—	$13.06	12/31/07
	25,000	—	$13.31	1/2/08
	50,000	—	$15.50	8/19/08
	25,000	—	$10.50	1/1/09
	80,000	—	$27.38	1/2/11
	29,193	—	$34.94	3/9/11
	64,000	16,000	$3.37	5/2/12
	48,000	32,000	$1.25	5/16/13
	—	36,136	$13.56	5/25/16
					16,863	$221,580	38,667	$508,084
Wesley E. Schultz	6,500	—	$13.06	12/31/07
	12,500	—	$13.31	1/2/08
	10,000	—	$15.50	8/19/08
	12,500	—	$10.50	1/1/09
	60,000	—	$27.38	1/2/11
	16,485	—	$34.94	3/9/11
	48,000	12,000	$3.37	5/2/12
	36,000	24,000	$1.25	5/16/13
	—	19,912	$13.56	5/25/16	9,292	$122,097	29,000	$381,060
Ann K. Newhall	85,000	—	$12.88	2/6/09
	60,000	—	$27.38	1/2/11
	16,485	—	$34.94	3/9/11
	48,000	12,000	$3.37	5/2/12
	36,000	24,000	$1.25	5/16/13
	—	19,912	$13.56	5/25/16
					9,292	$122,097	29,000	$381,060
David J. Del Zoppo	10,000	—	$9.13	5/27/07
	5,000	—	$13.31	1/2/08
	10,000	—	$16.25	6/25/08
	10,000	—	$27.38	1/2/11
	2,614	—	$34.94	3/9/11
	8,000	2,000	$3.37	5/2/12
	3,000	2,000	$1.25	5/16/13
					2,500	$32,850	4,250	$55,845

(1)	Each of the options becomes exercisable in five equal annual installments, beginning the first anniversary of the date of grant. Accordingly, the remaining portion of the options that expire in 2012 will become exercisable in May 2007, the remaining portions of the options expiring in 2013 will become exercisable in May 2007 and May 2008, and the options expiring in 2016 will become exercisable beginning in May

2007. In addition, all options become immediately exercisable in the event of a change in control. See “Employment Agreements/Change in Control Provisions.”

(2)	The following table indicates the dates when the shares of restricted stock held by each of the Named Executive Officers vest and are no longer subject to forfeiture. In addition, all awards vest upon the occurrence of a change in control. See “Employment Agreements/Change in Control Provisions.”

	12/31/2008	01/02/2009	04/01/2009	01/02/2010	12/08/2010

Richard P. Ekstrand	16,863	26,667	—	12,000	—
Wesley E. Schultz	9,292	20,000	—	9,000	—
Ann K. Newhall	9,292	20,000	—	9,000	—
David J. Del Zoppo	1,750	—	2,500	—	2,500

(3)	Represents the market value of the restricted stock awards based on a closing price of $13.14 per share on the Nasdaq Stock Market on December 29, 2006, assuming that the target performance goals had been achieved.

Option Exercises and Stock Vested

The following table provides information regarding stock options exercised by the Named Executive Officers during fiscal 2006:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Richard P. Ekstrand	64,800	485,582	—	—
Wesley E. Schultz	—	—	—	—
Ann K. Newhall	—	—	—	—
David J. Del Zoppo	—	—	—	—

Nonqualified Deferred Compensation Plan

We have adopted a deferred compensation plan, which permits designated key employees to defer between 5% and 100% of their compensation during any plan year. Messrs. Ekstrand and Schultz and Ms. Newhall are eligible to participate in the deferred compensation plan. The purpose of the deferred compensation plan is to allow the individuals to defer amounts in addition to the amounts permitted under the tax rules for contributions to 401(k) plans. Under the terms of the plan, RCC is required to make a matching contribution in an amount equal to 50% of the individual’s deferred amount, but only to the extent the deferred amount, when added to any amounts contributed by the individual to our 401(k) plan, does not exceed 6% of the individual’s compensation. The matching contribution is made in the discretion of RCC at the end of the year and is contingent upon reaching established financial goals. No matching payments were made in 2006.

Payment of benefits from the deferred compensation plan is to be made after termination of the participant’s employment. In the event of the participant’s death, the balance in the participant’s account is to be paid to the participant’s beneficiary. Payment may be made by lump sum or in up to ten annual installments, as elected by the participant. We adopted a new plan, effective January 1, 2005, that complies with Section 409A of the Internal Revenue Code.

The following table provides information regarding deferred compensation for the Named Executive Officers for fiscal 2006:

	Aggregate					Aggregate
	Balance	Executive	Registrant	Aggregate	Aggregate	Balance
	December 31,	Contributions	Contributions	Earnings	Withdrawals/	at December 31,
	2005	in 2006	in 2006	in 2006	Distributions	2006
Name	($)	($)(1)	($)	($)(1)	($)	($)(2)

Richard P. Ekstrand	264,272	36,437	—	20,149	—	320,858
Wesley E. Schultz	196,642	40,245	—	30,233	—	267,120
Ann K. Newhall	164,062	40,245	—	24,898	—	229,205
David J. Del Zoppo	—	—	—	—	—	—

(1)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while amounts reported in the Aggregate Earnings column are not.

(2)	The amounts related to Executive Contributions reported in this column were previously reported in the Summary Compensation Table, while amounts related to Aggregate Earnings were not.

Long-Term Care Insurance

Beginning in 2004, we agreed to pay premiums on long-term care insurance for the three top executives and their spouses in lieu of matching contributions to the deferred compensation plan. The insurance policies provide for payment of premiums over a ten-year period. In the event of a change in control, the premiums for any remaining portion of the ten-year period are to be paid in full by us. In 2006, the aggregate amount of these premiums for the three executive officers was $29,199.

Employment Agreements/Change in Control Provisions

RCC has entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall which were amended and restated on June 21, 2007. The employment agreements provide for annual base salaries plus increases as may be determined from time to time, but at least annually. Each agreement prohibits the individual from engaging in any activity competitive with our business or contacting our customers or employees for that purpose for the period of time for which the employee receives compensation following termination of employment. The employment agreements, which were entered into in January 1999, provide for an initial term ending December 31, 2001 and, unless RCC or the executive gives notice otherwise, are automatically renewed each year for an additional one-year period, so that the remaining term of employment is never less than two years.

Each agreement may be terminated at any time by either the individual or us. If any of the agreements is terminated at any time by us for other than “just cause” (as defined in the employment agreements), we are obligated to continue payment of salary and other benefits for the remainder of the term of the agreement. If the individual becomes disabled, he or she is entitled to 100% of compensation and benefits for a period of six months and 65% of compensation and benefits for the remaining term of the agreement. Such payments are to be reduced by benefits provided under the terms of any disability insurance we provide. In the event of the employee’s death, the employee’s estate will be entitled to receive compensation due through the end of the calendar month in which death occurs, any accrued but unused paid time off, and pro rata payment of bonuses or incentive payments in effect for the calendar year. Upon death or disability, any restricted stock or performance restricted stock will vest to the extent earned as of the date of death or disability.

In the event any of these individuals is terminated for other than just cause or terminates his or her employment for “good reason” (as defined in the employment agreements), within 24 months following a change in control of RCC, he or she will be entitled to receive compensation in an amount equal to 300% of his or her annual base salary and 300% of the greater of his or her targeted short-term incentive for the year of termination, or the actual short-term incentive achieved for the year of termination. In addition, the individual will be entitled to continue to participate in our group medical, dental, and life insurance plans on the same basis as he or she participated immediately prior to termination for a period of eighteen months following the date of termination. The individual shall be responsible for payment of premiums to the same extent as prior to termination, and we are to reimburse the individual for any amount by which the premium exceeds the amount for which the individual was responsible at the time of termination. If the individual obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits. Also, in the event of a change in control, we have agreed to pay all remaining premiums on any long-term care insurance policies then provided by us for each of the officers and his or her spouse, provided the officer is employed by us at the time of the change in control.

We have also entered into a change in control agreement with Mr. Del Zoppo, which was amended and restated on June 21, 2007, providing that in the event he is terminated for other than “just cause” or terminates his employment for “good reason” (each as defined in the agreement), within 24 months following a change in control of RCC, he will be entitled to receive compensation in an amount equal to 100% of his annual base salary as in effect on the date of his termination of employment and 100% of the greater of his targeted short-term incentive for the year of termination, or the actual short-term incentive achieved for the year of termination. In addition, he will be entitled to continue to participate in our group medical, dental, and life insurance plans on the same basis as he participated immediately prior to termination for a period of six months following the date of termination. He shall be responsible for payment of premiums to the same extent as prior to termination, and we are to reimburse him for any amount by which the premium exceeds the amount for which he was responsible at the time of termination. If he obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits.

In addition, in the event of a change in control, any award granted under our 1995 Stock Compensation Plan or our 2006 Omnibus Incentive Plan will become fully vested and exercisable. The restricted stock awards granted in 2004 and 2005 immediately vest (on a pro rata basis) as of the date of termination for death, disability, or without cause, and the 2006 awards vest immediately in the event of death or disability.

As defined in the agreements, a change in control occurs when

•	the majority of our directors are not persons whose election was solicited by our board or who were appointed by our Board,

•	any person or group of persons acquires 35% or more of our outstanding voting stock, or

•	the shareholders approve liquidation, or dissolution, or specified mergers or consolidations or exchanges of shares, or dispositions of substantially all of our assets.

The merger with Verizon Wireless, if consummated, will result in a change of control.

The following table describes the potential payments upon termination of employment for each of the Named Executive Officers assuming that the termination occurred effective on December 31, 2006.

	No Change in Control
	For				Change in
	Cause	Death	Disability	Without Cause	Control
	($)	($)	($)	($)	($)

Richard P. Ekstrand(1)	—	424,813	1,584,642	1,904,419	4,638,677
Wesley E. Schultz(2)	—	274,508	1,179,210	1,400,634	3,240,289
Ann K. Newhall(3)	—	274,508	1,179,210	1,400,634	3,305,278
David J. Del Zoppo(4)	—	49,275	49,275	26,280	348,288

(1)	For Mr. Ekstrand, Death consists of performance restricted stock units vesting at $221,579 and restricted stock vesting at target at $203,234; Disability consists of salary of $1,139,276, $20,553 for continuation of benefits, performance restricted stock units vesting at $221,579, and restricted stock vesting at target at $203,234; Without Cause consists of severance payment of $1,608,390, $92,795 for continuation of benefits, and restricted stock vesting at target at $203,234; Change in Control consists of severance payment in the amount of $2,494,601, $83,600 for continuation of benefits, vesting of stock options in the amount of

$71,137, performance restricted stock units vesting at $221,579, restricted stock vesting at target in the amount of $508,084, and a tax gross-up in the amount of $1,259,676.

(2)	For Mr. Schultz, Death consists of performance restricted stock units vesting at $122,084 and restricted stock vesting at target at $152,424; Disability consists of salary of $884,149, $20,553 for continuation of benefits, performance restricted stock units vesting at $122,084, and restricted stock vesting at target at $152,424; Without Cause consists of severance payment of $1,248,210 and restricted stock vesting at target at $152,424; Change in Control consists of severance payment in the amount of $1,761,448, $58,376 for continuation of benefits, vesting of stock options in the amount of $53,352, performance restricted stock units vesting at $122,084, restricted stock vesting at target in the amount of $381,420, and a tax gross-up in the amount of $863,969.

(3)	For Ms. Newhall, Death consists of performance restricted stock units vesting at $122,084 and restricted stock vesting at target at $152,424; Disability consists of salary of $884,149, $20,553 for continuation of benefits, performance restricted stock units vesting at $122,084, and restricted stock vesting at target at $152,424; Without Cause consists of severance payment of $1,248,210 and restricted stock vesting at target at $152,424; Change in Control consists of severance payment in the amount of $1,761,448, $64,928 for continuation of benefits, vesting of stock options in the amount of $53,352, performance restricted stock units vesting at $122,084, restricted stock vesting at target in the amount of $381,420, and a tax gross-up in the amount of $922,406.

(4)	For Mr. Del Zoppo, Death and Disability consist of performance restricted stock vesting at $22,995 and restricted stock vesting at target at $26,280; Without Cause consists of restricted stock vesting at target in the amount of $26,280; Change in Control consists of severance payment of $251,533, $8,060 for continuation of benefits, performance restricted stock vesting at $22,995, and restricted stock vesting at target in the amount of $65,700.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rural Cellular Corporation and its security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. In accordance with rules of The Nasdaq Stock Market, such transactions are reviewed and approved by the audit committee.

Transactions with Security Holders

We have entered into various arrangements with our shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of our stock and in which total payments for all of these arrangements exceeded $120,000 in fiscal 2006 are described below. Except as may be otherwise indicated below, we anticipate that amounts paid or earned in 2007 will be similar to the 2006 amounts.

Roaming Arrangements

We have roaming agreements with United States Cellular Corporation, a subsidiary of Telephone & Data Systems, Inc., which, together with its affiliates, beneficially owns more than 5% of our Class A and Class B common stock. Under the roaming agreements, we pay for service provided to our customers in areas served by United States Cellular Corporation and receive payment for service provided to customers of United States Cellular Corporation in our cellular service areas. We negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. Roaming charges are passed through to the customer. During 2006, charges to our customers for services provided by United States Cellular Corporation totaled $1,744,161, and charges by us to customers of United States Cellular Corporation totaled $2,990,235.

We also have roaming agreements with Alltel Communications, Inc. and its affiliates. During 2006, Alltel Communications was the beneficial owner of more than 5% of our junior exchangeable preferred stock, which, beginning in August 2006, has the right to elect two directors to our Board. During 2006, charges to our customers for services provided by Alltel Communications and its affiliates totaled $2,173,489, and charges by us to customers of Alltel Communications and its affiliates totaled $2,170,987.

Leases, Interconnection Service, and Agency Agreements

We have arrangements with several of our shareholders for cell site leases, interconnection service agreements, and agent sales agreements. We currently lease office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of our shareholders and their affiliates serve as agents for the sale of our cellular and paging services.

•	During 2006, we paid $1,165,739 to Arvig Enterprises, Inc. and its affiliates for all services. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of our outstanding Class B Common Stock. Don C. Swenson, one of our directors and a member of our audit committee and our compensation committee, serves as a director of Arvig Enterprises, Inc. and had served as director of operations for Arvig Communications, Inc., an affiliate of Arvig Enterprises, Inc., from 1981 until his retirement in 2001.

•	During 2006, we paid $132,077 to Garden Valley Telephone Co. and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services.

•	During 2006, we paid $31,512 to Telephone & Data Systems, Inc. and its affiliates for all services.

•	During 2006, we paid Alltel Communications, Inc. and its affiliates $346,558 for all such services.

Cellular and Paging Service and Equipment

Several of our shareholders are customers for our cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from us. During 2006, Arvig Enterprises, Inc.

and its affiliates were billed $118,448, and Garden Valley Telephone Co. was billed $21,357 for these services and equipment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of October 15, 2007 (except as otherwise noted) by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;

•	each Named Executive Officer (as defined in the rules of the Securities and Exchange Commission);

•	each director; and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. A “currently exercisable” option is an option exercisable as of, or becoming exercisable within 60 days following, October 15, 2007.

	Class A		Class B
	Amount and		Amount and		Percentage of
	Nature of		Nature of		Combined
	Beneficial	Percentage	Beneficial	Percentage	Voting
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class	Power

Kevin Douglas(1)	1,619,000	10.5%	—	—	8.0%
1101 Fifth Avenue, Suite 360 San Rafael, CA 94901
Eric Semler(2)	1,233,908	8.0	—	—	6.1
888 Seventh Avenue, Suite 1504 New York, NY 10019
Madison Dearborn Partners(3)	1,198,576	7.2	—	—	5.9
Three First Plaza, Suite 330 Chicago, IL 60602
Boston Ventures Management, Inc.(4)	806,051	5.0	—	—	4.0
125 High Street, 17th Floor Boston, MA 02110
Telephone & Data Systems, Inc.(5)	586,799	3.8	132,597	55.9%	9.5
30 North LaSalle Street Chicago, IL 60602
Garden Valley Telephone Co.	85,418	*	45,035	19.0	2.7
201 Ross Avenue Erskine, MN 56535
North Holdings, Inc.	97,276	*	32,708	13.8	2.1
P.O. Box 211 Lowry, MN 56349
HTC Services, Inc.	—	—	20,488	8.6	1.0
345 2nd Avenue West Halstad, MN 56548

	Class A		Class B
	Amount and		Amount and		Percentage of
	Nature of		Nature of		Combined
	Beneficial	Percentage	Beneficial	Percentage	Voting
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class	Power

Richard P. Ekstrand(6)	553,057	3.5	32,708	13.8	4.3
Anthony J. Bolland(4)	806,051	5.0	—	—	4.0
James V. Continenza(7)	5,250	*	—	—	*
Paul J. Finnegan(3)	1,198,576	7.2	—	—	5.9
Jacques Leduc(7)	5,250	*	—	—	*
Ann K. Newhall(8)	315,029	2.0	—	—	1.5
George M. Revering(9)	114,850	*	—	—	*
Wesley E. Schultz(10)	286,642	1.8	—	—	1.4
Don C. Swenson(9)	21,000	*	—	—	*
George W. Wikstrom(11)	43,633	*	—	—	*
David J. Del Zoppo(12)	52,094	*	—	—	*
All directors and executive officers as a group (11 persons)(13)	3,401,432	18.5	32,708	13.8	17.6

*	Denotes less than 1%

(1)	Based on Form 4 dated July 10, 2007, filed jointly on behalf of Kevin Douglas, Michelle Douglas, the Douglas Family Trust, the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, the Estate of Cynthia Douglas, and James E. Douglas III.

(2)	Based on Schedule 13F dated June 30, 2007, filed jointly by Eric Semler, TCS Capital GP, LLC, and TCS Capital Investments, L.P.

(3)	Based on Schedule 13D dated April 13, 2000 (the “April 2000 13D”), filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto-Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc. and Toronto Dominion Investments, Inc. Reflects 1,177,576 shares of Class A common stock into which the 55,000 shares of Class M preferred stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 21,000 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Paul J. Finnegan is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of Madison Dearborn Partners, LLC.

(4)	Based on the April 2000 13D. Reflects 785,051 shares of Class A common stock into which 36,667 shares of Class M preferred stock owned by Boston Ventures Limited Partnership V may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 21,000 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Anthony J. Bollard is a general partner of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

(5)	Based on Schedule 13G/A dated February 14, 2006, filed jointly by Telephone and Data Systems, Inc., Arvig Telephone Company, Mid-State Telephone Company, United States Cellular Corporation, United States Cellular Investment Company, LLC, TDS Telecommunications Corporation, USCCI Corporation, TDSI Telecommunications Corporation, and the Trustees of the TDS Voting Trust.

(6)	Includes 97,276 shares of Class A common stock and 32,708 shares of Class B common stock owned by North Holdings, Inc., of which Mr. Ekstrand is the sole shareholder and president, and 500 shares of Class A common stock held by or on behalf of one of Mr. Ekstrand’s children. Also includes

372,170 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(7)	Includes 5,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(8)	Includes 273,467 shares of Class A common stock that may be purchased upon exercise of currently exercisable options. Also includes 5,000 shares of Class A common stock held by Ms. Newhall’s spouse and 1,000 shares of Class A common stock held in an IRA account.

(9)	Includes 21,000 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(10)	Includes 229,967 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(11)	Includes 10,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(12)	Includes 41,614 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(13)	Includes 1,962,627 shares of Class A common stock into which 91,667 shares of Class M preferred stock may be converted and 1,022,218 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

Junior Exchangeable Preferred Stock

Because we have failed to pay the dividends on our junior exchangeable preferred stock for six quarters, the holders of such shares have the right to elect two members of our board of directors. These directors would be in addition to the directors elected by the holders of the Class A and Class B common stock and the Class M preferred stock. Based upon information available to us at the time, as of April 23, 2007, we were aware of the following holders (other than custodians) of more than five percent of the shares of junior exchangeable preferred stock currently outstanding.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

Fidelity Management and Research Company	79,646	31.2%
82 Devonshire Street Boston, MA 02109
Citigroup Financial Products, Inc.	46,000	18.0%
390 Greenwich Street New York, NY 10036

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our financing arrangements. This summary is qualified in its entirety by reference to the various documents governing the financing arrangements. For information regarding the notes, see “Description of the Notes.”

Credit Facility

In April 2007, we negotiated an amendment to our revolving credit facility explicitly permitting the payment of senior and junior exchangeable preferred stock dividends and replacing all financial covenant ratios with one new senior secured first lien debt covenant. On May 15, 2007, we repaid the outstanding balance of $58.0 million on our revolving credit facility. As of June 30, 2007, we were in compliance with covenants under the credit facility and had availability of $60.0 million.

8 1/4% Notes

In March 2004 and May 2006, we issued $510 million aggregate principal amount of 8 1/4% senior secured notes due March 15, 2012.

Interest on the 8 1/4% notes is payable on March 15 and September 15 of each year. After March 15, 2008, we may redeem the 8 1/4% notes, in whole or in part, at prices starting at 104.125% of the principal amount at March 15, 2008, and declining to 102.063% at March 15, 2009 and 100.000% at March 15, 2010, plus accrued and unpaid interest to but excluding the date fixed for redemption.

9 7/8% Notes

In 2003, we issued $325 million aggregate principal amount of 9 7/8% senior notes due 2010. Interest is payable on February 1 and August 1 of each year. The 9 7/8% notes will mature on February 1, 2010. After August 1, 2007, at our option, we may redeem the 9 7/8% notes at prices starting at 104.938% of the principal amount at August 1, 2007, declining to 102.469% at August 1, 2008 and 100% at August 1, 2009, plus accrued and unpaid interest to but excluding the date fixed for redemption.

Senior Subordinated Floating Rate Notes

In November 2005, we issued $175 million aggregate principal amount of senior subordinated floating rate notes due 2012, which were sold at an original issue discount of $2.2 million, or 1.25%. The effective interest rate at June 30, 2007 was 11.4%. Interest is reset quarterly.

We may redeem any of the senior subordinated floating rate notes at any time on or after November 1, 2007, in whole or in part, at prices starting at 102.000% at November 1, 2007, and declining to 101.000% at November 1, 2008 and 100.000% at November 1, 2009, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the date of redemption. In addition, on or before November 1, 2007, we may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% of the principal amount plus a premium equal to the interest rate per annum on the notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the date of redemption, with the proceeds of certain equity offerings. We may make that redemption only if, after that redemption, at least 65% of the aggregate principal amount of notes issued under the indenture remain outstanding.

Preferred Stock

We have issued the following preferred stock with liquidation preferences of $1,000 per share:

				Other	Shares
			Conversion	Features,	Distributed	Accrued
	Mandatory	Dividend	Price to	Rights,	Through	Dividends
	Redemption	Rate per	Common	Preferences	June 30,	at June 30,
	Date	Annum	Stock	and Powers	2007	2007

Junior Exchangeable
Preferred Stock	February 2011	12.250%	N/A	Non-Voting	$255,558	$51,571
Class M Preferred Stock	April 2012	8.0	$46.71	Voting	110,000	85,217

					$365,558	$136,788

Junior Exchangeable Preferred Stock

Due February 15, 2011.  Dividends on the junior exchangeable preferred stock are cumulative, are payable quarterly, and are to be paid on any dividend payment date occurring after February 15, 2005 in cash. We may redeem the junior exchangeable preferred stock in whole or in part, at any time, at a redemption price equal to 103.063% of the liquidation preference, declining to 101.531% at February 15, 2008, and 100.000% at February 15, 2009, plus accumulated and unpaid dividends, if any, to but excluding the redemption date.

Upon the occurrence of a change in control, each holder of the junior exchangeable preferred stock shall have the right to have such security repurchased. The acquiring company shall, within 30 days following the date of the consummation of a transaction resulting in a change of control, will mail to each holder of securities an offer to purchase all outstanding securities at a purchase price equal to 101.000% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the purchase date.

Our junior exchangeable preferred securities are classified as long-term liabilities, since the securities are mandatorily redeemable and are exchangeable at our option for debentures of like terms. The dividend expense related to this instrument is classified as interest expense.

The shares of the junior exchangeable preferred stock are non-voting, except as otherwise required by law and as provided in the related certificate of designation. The certificate of designation provides that at any time dividends on the outstanding junior exchangeable preferred stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), a “Voting Rights Triggering Event” occurs, upon which the holders of a majority of the outstanding shares of the junior exchangeable preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board of Directors. The voting rights continue until such time as all dividends in arrears on the affected class of exchangeable preferred stock are paid in full, at which time the terms of any directors elected pursuant to such voting rights will terminate. Voting rights may also be triggered by other events described in the certificate of designation. While a “voting rights triggering event” exists, certain terms of our junior exchangeable preferred stock, if enforceable, may prohibit incurrence of additional indebtedness.

Until May 15, 2007, we had not paid any junior exchangeable preferred stock dividends in cash and have accrued the undeclared dividends by increasing the carrying amount of the junior exchangeable preferred stock. On May 15, 2007, we paid four dividends on our junior exchangeable preferred stock, representing the quarterly dividends payable on August 15, 2006, November 15, 2006, February 15, 2007, and May 15, 2007. The dividend payments totaled approximately $128.24 per share, including accrued interest. The aggregate total dividends, which totaled approximately $32.8 million, were paid from existing cash. The payment of these dividends reduced the number of unpaid quarterly dividends to five.

A Voting Rights Triggering Event again occurred with respect to our junior exchangeable preferred stock because we did not pay the quarterly dividend payable on August 15, 2007, and will continue to occur if we do not pay any of the future dividends payable thereon. While the Voting Rights Triggering Event exists we may not be able to incur certain additional indebtedness, including borrowings under our revolving credit facility. At September 30, 2007, we have accrued $60,977 million in undeclared dividends with respect to our junior exchangeable preferred stock, representing six quarters in arrears, which will be payable at the mandatory redemption date, if not sooner declared and paid.

Since we have been six or more dividend payments in arrears, and, as of September 30, 2007, have not paid in full dividends in arrears, the holders continue to have the right to elect two directors to our board.

Class M Preferred stock

In April 2000, we issued 110,000 shares of Class M preferred stock. The security has a liquidation preference of $1,000 per share and is to be redeemed on April 3, 2012 at 100% of its total liquidation preference plus accumulated and unpaid dividends. Based on SFAS No. 150 guidelines, our Class M Preferred Stock does not meet the characteristics of a liability and is presented between liability and equity on our balance sheet.

Dividends on the Class M preferred stock are compounded quarterly, accrue at 8% per annum, and are payable upon redemption of the stock or upon liquidation of Rural Cellular Corporation. The Class M preferred stock is convertible into our Class A common stock at $46.71 per share. Dividends are not payable if the shares are converted. The holders of the Class M preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis. The Class M preferred stock is senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of Rural Cellular Corporation.

The Class M preferred stock, is redeemable at 100% of its total liquidation preference plus accumulated and unpaid dividends at April 3, 2012. The Class M preferred stock can be redeemed at our option if the closing price of the Class A common stock equals or exceeds 175% of $46.71 for a period of 30 consecutive days. The holders of the Class M preferred stock also have the right to require us to buy back the Class M preferred stock under other circumstances, such as a change of control of Rural Cellular Corporation.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The new notes to be issued in the exchange offer will be exchanged for our old notes due 2013 that we issued on May 30, 2007. On that date, we issued $425 million aggregate principal amount of floating rate senior subordinated notes due 2013. We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act. Concurrently, the initial purchaser of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Rule 903 or 904 of Regulation S of the Securities Act. As part of the offering we entered into a registration rights agreement pursuant to which we agreed to:

•	file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer;

•	use all commercially reasonable efforts to cause that registration statement to become effective under the Securities Act; and

•	use all commercially reasonable efforts to consummate the exchange offer within 40 days after that registration statement becomes effective.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

For purposes of the exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver the old notes by book-entry transfer at DTC. The terms “exchange agent” and “trustee” refer to Wells Fargo Bank, N.A.

If we do not comply the provisions described above, or if, in certain circumstances, we do not file a shelf registration statement within certain specified time periods, and in certain other circumstances, additional cash interest (“Liquidated Damages”) will accrue on the affected notes. The rate of Liquidated Damages will be 0.05% per week for the first 90-day period immediately following the occurrence of the event (the “Registration Default”) requiring payment of Liquidated Damages, increasing by an additional 0.05% per week with respect to each subsequent 90-day period up to a maximum amount of additional interest of 0.50% per week, provided that we shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Our obligation to pay Liquidated Damages shall cease when all Registration Defaults have been cured.

Terms of the Exchange Offer

Subject to the terms and conditions of the exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to the exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered.

The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $425 million in aggregate principal amount of the old notes is outstanding. All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on      , 2007 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer.

In connection with the exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related Securities and Exchange Commission rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “— Other Fees and Costs.”

Conditions to the Exchange Offer; Waivers

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the Commission in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

If we determine in our sole discretion that any of the above conditions are not satisfied, we may (i) refuse to accept any old notes and return all tendered old notes to the tendering holders, (ii) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the old notes (see “— Withdrawal of Tenders”) or (iii) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Consequences to Holders of Old Notes Not Tendering in the Exchange Offer

Participation in the exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

•	in a transaction meeting the requirements of Rule 144 under the Securities Act, if available,

•	outside the United States to a foreign purchaser in a transaction meeting the requirements of Regulation S under the Securities Act,

•	to an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”) that is purchasing at least $100,000 of securities for its own account or for the account of an Institutional Accredited Investor (and based upon an opinion of counsel if we so request),

•	to us or any of our subsidiaries, or

•	under an effective registration statement, and,

in each case, in compliance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. A holder of the old notes is required to notify any later purchaser from it of the resale restrictions described above. If any resale or other transfer of the old notes is proposed to be made to an Institutional Accredited Investor that is purchasing at least $100,000 of securities for its own account or for the account of an Institutional Accredited Investor while these transfer restrictions are in force, then the transferor shall deliver a letter from the transferee to us and the trustee, as the case may be, which shall provide, among other things, that the transferee is an Institutional Accredited Investor and that it is acquiring the securities for investment purposes and not for distribution in violation of the Securities Act.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m. New York City time on      , 2007 unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

•	to delay accepting any old notes;

•	to extend the exchange offer or to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “— Conditions to the Exchange Offer; Waivers” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Effect of Surrendering Old Notes

By surrendering old notes pursuant to the exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes in your ordinary course of business;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes;

•	you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

•	you are not an affiliate of Rural Cellular Corporation within the meaning of Rule 144 under the Securities Act.

The tender of old notes by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

Interest on the New Notes

The new notes will accrue interest on the same terms as the old notes at a floating rate from March 1, 2008. Holders of old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from March 2, 2008

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act if you can make the representations set forth above under “— Effect of Surrendering Old Notes.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of Rural Cellular Corporation as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the new notes without registration is based on Securities and Exchange Commission interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the Securities and Exchange Commission to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the Securities and Exchange Commission’s interpretations applicable to other exchange offers will apply to the exchange offer.

A broker-dealer that purchased old notes for market-making or other trading activities must acknowledge that it must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an “underwriter” within the meaning of the Securities Act. This prospectus may be used by a broker-dealer to resell any of its new notes where such new notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer. See “Plan of Distribution” for more information regarding broker-dealers.

Acceptance of Old Notes for Exchange; Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, those unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

To tender in the exchange offer, a holder of old notes must either:

(i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates, if any, representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii) comply with the DTC’s Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the expiration date.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “— Exchange Agent” in this prospectus or as set forth in the letter of transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

A holder of old notes who wishes to accept the exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

(i) inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

(ii) instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “— Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates, if any, for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (i) your old notes are not immediately available, (ii) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or (iii) you cannot complete the procedures for book-entry transfer, prior to the expiration date, you may participate in the exchange offer if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s), if any, representing the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s), if any, representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth below. The withdrawal notice must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

•	be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes; and

•	specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes.

The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility, including time of receipt, of the notices of withdrawal will be determined by us, which determination will be final and binding on all parties.

Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of the exchange offer. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “— Procedures for Tendering” prior to the expiration date.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed the exchange agent for the exchange offer. You should direct any questions and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Registered and Certified Mail:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480

By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

In Person by Hand Only:
WELLS FARGO BANK, N.A.
12th Floor — Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN

By Facsimile (for Eligible Institutions only):
(612) 667-6282

For Information or Confirmation by Telephone:
(800) 344-5128

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or overnight delivery service.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with the exchange offer.

Other Fees and Costs

We will bear the costs of soliciting tenders of the old notes.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

We will also pay other costs to be incurred in connection with the exchange offer, including, among others, accounting and legal fees and printing costs.

Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

Accounting Treatment

Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The costs of the exchange offer will be capitalized as deferred costs and amortized to expense over the term of the exchange notes.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Issuer” refers only to Rural Cellular Corporation and not to any of its subsidiaries.

The old notes were, and the new notes will be, issued under an indenture dated May 30, 2007 between the Issuer and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are general unsecured obligations of Issuer;

•	are not guaranteed by any of our Subsidiaries, all of which, other than Wireless Alliance, are guarantors under the Credit Agreement, and the holders of the notes will not have any direct claim on the assets of our subsidiaries;

•	are subordinated in right of payment to all existing and future Senior Debt of Issuer, including amounts outstanding under the Credit Agreement, the Senior Secured Notes and the Senior Unsecured Notes;

•	rank equal in right of payment with all existing and future senior subordinated Indebtedness of Issuer, including the Existing Senior Subordinated Notes; and

•	will rank senior in right of payment to any of our future subordinated indebtedness.

As of June 30, 2007, Issuer had total Senior Debt of approximately $1.4 billion with a further $60.0 million of Senior Debt available to be drawn under the Credit Agreement. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes will be subordinated to the payment of Senior Debt. The indenture will permit us to incur additional Senior Debt.

Our Subsidiaries will not guarantee the notes on the issue date. Therefore, the assets of our Subsidiaries will be subject to the prior claims of all creditors of our subsidiaries, including trade creditors and, in the case of our Subsidiaries that are guarantors under the Credit Agreement and the Senior Secured Notes, the lenders thereunder. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation, or reorganization of any of our Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables and their guarantees of the Credit Agreement and the Senior Secured Notes, before they will be able to distribute any of their assets to us. At June 30, 2007, our subsidiaries had $88.4 million of outstanding current liabilities, including trade payables and $510 million of guarantee obligations under guarantees of the Credit Agreement and the Senior Secured Notes, but excluding intercompany Indebtedness, and had $1.1 billion of our consolidated assets. See “Risk Factors — Our subsidiaries will not guarantee the notes, although most of our subsidiaries guarantee our revolving credit facility and our senior secured notes. The assets of our subsidiaries will be subject to the prior claims of all of their creditors, including trade creditors and, in the case of subsidiaries guaranteeing our revolving credit facility and our senior secured notes, the lenders thereunder.”

As of the issue date of the new notes, all of our Subsidiaries, with the exception of Wireless Alliance, will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Wireless Alliance, a joint venture of which Issuer owns 70% of the equity interests, will be an Unrestricted Subsidiary.

Principal, Maturity and Interest

Issuer will issue $425.0 million in aggregate principal amount of new notes in this offering. Issuer may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Issuer will issue notes in minimum denominations of $2,000 and integral multiples of $1,000. The notes will mature on June 1, 2013.

Each note will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 3.00% for the period from May 30, 2007 to June 1, 2013, as determined by an agent appointed by Issuer to calculate LIBOR for purposes of the indenture (the “Calculation Agent”), which shall initially be the trustee. Interest on the notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1, commencing on March 1, 2008.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to us at least ten Business Days prior to the applicable payment date, Issuer will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent, Registrar and Calculation Agent for the Notes

The trustee will initially act as paying agent registrar and Calculation Agent. Issuer may change the paying agent, registrar or Calculation Agent without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent, registrar or Calculation Agent.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Issuer is not required to transfer or exchange any note selected for redemption. Also, Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subordination

The payment of principal, interest and premium on the notes will be subordinated to the prior payment in full of all Senior Debt of Issuer, including amounts outstanding under the credit agreement, the senior notes and senior debt incurred after the date of the indenture.

The holders of senior debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain (1) Permitted Junior Securities and (2) payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge” so long as the payments into the trust were made in accordance with the requirements described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge” and did not violate the subordination provisions when they were made), in the event of any distribution to creditors of Issuer:

(1) in a liquidation, dissolution or winding up of Issuer;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Issuer or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Issuer’s assets and liabilities.

Issuer also may not make any payment or distribution of any kind or character in respect of the notes (except (1) in Permitted Junior Securities or (2) from the trusts described under “— Legal Defeasance and Covenant Defeasance” so long as the payments into the trust were made in accordance with the requirements described under “— Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions, when made) if:

(1) a payment default on any Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any Senior Debt that permits holders of that Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Issuer or the holders of any Senior Debt.

Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” so long as the payments into the trust were made in accordance with the requirements described under ‘‘— Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions, when made) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited;

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Issuer must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Issuer, holders of notes may recover less ratably than creditors of Issuer who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Issuer. See “Risk Factors — Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings.”

Optional Redemption

At any time prior to June 1, 2008, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including the principal amount of any additional notes) from the net cash proceeds of one or more Equity Offerings at a redemption price equal to 100% of the aggregate principal amount of the notes redeemed plus a premium equal to the interest on such notes for one year (based on the interest rate in effect at the time Issuer delivers a notice of redemption), together with accrued and unpaid interest, if any, on the notes redeemed to but excluding the date fixed for redemption; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by Issuer, but including the principal amount of any additional notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to this “Optional Redemption” section, the notes will not be redeemable at Issuer’s option prior to June 1, 2008.

On or after June 1, 2008, Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to June 1, 2008, Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Issuer to repurchase all or any part of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, Issuer will mail a notice (the “Change of Control Offer”) to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly furnish to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If a Change of Control were to occur, our Credit Agreement, our Senior Secured Notes, our Senior Unsecured Notes and possibly other Indebtedness of our Subsidiaries, would be required to be repaid, repurchased, or amended. In addition, if a Change of Control were to occur, the terms of our Existing Senior Subordinated Notes and, under certain circumstances, the terms of our existing Preferred Stock would require an offer similar to an offer to purchase. Future Indebtedness of Issuer and its Subsidiaries, including Indebtedness which may rank equally in right of payment to the notes, may also contain prohibitions on the repurchase of the notes and on the occurrence of some events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when Issuer is prohibited or prevented from repurchasing the notes, Issuer could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If Issuer does not obtain such a consent or repay those borrowings, Issuer will remain prohibited from repurchasing the notes. In that case, Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, Issuer’s ability to pay cash to the holders of the notes following the occurrence of a Change of Control may be limited by Issuer’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries. Sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors — In the event of a change of control, we would be obligated to offer to repurchase the notes. Such a repurchase could be prohibited by the terms of our Credit Agreement. In addition, we may not have sufficient funds to fulfill our obligation to repurchase the notes upon the occurrence of a change of control.” The occurrence of a Change of Control may constitute an event of default under the Credit Agreement, entitling the lenders thereunder to accelerate all obligations owing thereunder. Issuer may be prohibited from making or satisfying the offer to purchase.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect merger, sale, transfer or other conveyance of “all or substantially all” of the assets of Issuer, on a consolidated basis. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a merger, sale, transfer or conveyance of less than all of the assets of Issuer, on a consolidated basis, to another Person or group may be uncertain.

The Change of Control purchase feature is a result of negotiations between Issuer and the initial purchaser of the notes. Subject to the limitations discussed below, Issuer could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Issuer’s capital structure. Except for the limitations contained in “— Certain Covenants — Limitation on Consolidated Indebtedness” and “— Certain Covenants — Limitation on Preferred Stock of Restricted Subsidiaries,” the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of some highly leveraged transactions.

Any Change of Domicile transaction will not be deemed a Change of Control under the indenture. In addition, the creation of, or the merger, amalgamation, combination, or consolidation of Issuer with or into a wholly owned Restricted Subsidiary for the purpose of forming a holding company whose only substantial asset is the Capital Stock of Issuer will not be deemed a Change of Control under the indenture, and any such holding company structure will be disregarded.

Asset Sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Issuer or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash or Cash Equivalents:

(a) any liabilities, as shown on Issuer’s most recent consolidated balance sheet, of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Issuer or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Issuer or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (3) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to the repurchase of the notes and other Indebtedness of Issuer ranking equal in right of payment to the notes or Indebtedness of any Restricted Subsidiary containing similar provisions with respect to the repurchase of such Indebtedness with the net proceeds of asset sales, pursuant to an offer to purchase (an “Asset Sale Offer”) described below;

(3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, if after giving effect to any such acquisition of Voting Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(4) to make a capital expenditure;

(5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6) any combination of the foregoing.

Pending the final application of any Net Proceeds, Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within five days thereof Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement, the Senior Secured Notes and the Senior Unsecured Notes currently limit Issuer’s ability to repurchase notes and also provide that certain asset sale events with respect to Issuer would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior

Indebtedness to which Issuer becomes a party may contain similar covenants. In the event that an Asset Sale Offer is required to occur at a time when Issuer is prohibited or prevented from repurchasing the notes, Issuer could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If Issuer does not obtain such a consent or repay those borrowings, Issuer will remain prohibited from repurchasing the notes. In that case, Issuer’s failure to purchase tendered notes or to make an Asset Sale Offer would constitute an Event of Default under the indenture.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when notes Rated Investment Grade

If on any date following the date of the indenture:

(1) the notes are rated Baa3 or better by Moody’s (or any successor company acquiring all or substantially all of its assets) and BBB- or better by S&P (or any successor company acquiring all or substantially all of its assets) (or, if either such entity ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing (other than with respect to the covenants specifically listed under the following captions),

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this offering memorandum will be suspended:

(1) ‘‘— Repurchase at the Option of Holders-Change of Control;”

(2) “— Repurchase at the Option of Holders-Asset Sales;”

(3) “— Restricted Payments;”

(4) “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) “— Liens;”

(6) “— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(7) “— Transactions with Affiliates;” and

(8) clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline and any actions taken, or omitted to be taken, before such rating decline that would have been prohibited had the foregoing covenants been in effect shall not form the basis for a Default or an Event of Default. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. All Indebtedness incurred by Issuer and its Restricted Subsidiaries while the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant was suspended that would not have been permitted to be incurred under the covenant had such covenant been applicable shall be deemed “Existing Indebtedness.” All Liens incurred by Issuer and its Restricted Subsidiaries while the “Liens” covenant was suspended that would not have been permitted to be incurred under the covenant had such covenant been applicable shall be deemed “Permitted Liens.” There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to or to Issuer or a Restricted Subsidiary of Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Issuer) any Equity Interests (including the Junior Exchangeable Preferred Stock and the Class M Preferred Stock) of Issuer or any direct or indirect parent of Issuer held by Persons other than the Issuer or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Issuer that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries) prior to any scheduled maturity, repayment or sinking fund payment, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the beginning of the first fiscal quarter commencing after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (11) and (13) of the next succeeding paragraph), does not exceed the sum, without duplication, of:

(a) Cumulative Operating Cash Flow less 1.40 times Cumulative Interest Expense, plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any asset or property, received by Issuer since the beginning of the first fiscal quarter commencing after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Issuer), plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of Issuer designated as such on or after the date of the indenture is redesignated as a Restricted Subsidiary on or after the date of the indenture, the lesser of (i) the Fair Market Value of Issuer’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(e) 100% of any dividends received by Issuer or a Restricted Subsidiary of Issuer after the date of the indenture from an Unrestricted Subsidiary of Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of Issuer for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Issuer that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or any refinancing of any Indebtedness otherwise permitted under the provision of the indenture described under clause (1) of the second paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Issuer or any Restricted Subsidiary of Issuer held by any employee benefit plans of any of the Issuer or any of its Restricted Subsidiaries, any current or former officer, director or employee of Issuer or any of its Restricted Subsidiaries or pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other rights to acquire Equity Interests to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any Restricted Subsidiary of Issuer issued on or after the date of the indenture in accordance with the Operating Cash Flow Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) the issuance of Additional Senior Subordinated Exchange Debentures in exchange for the Junior Exchangeable Preferred Stock in accordance with the terms of the Junior Exchangeable Preferred Stock in effect on the Issue Date, provided that after giving effect thereto, Issuer’s Operating Cash Flow Ratio would have been no greater than 6.5 to 1.0;

(9) the payment of dividends on the Junior Exchangeable Preferred Stock, which dividends do not exceed $30.0 million in the aggregate since the date of the indenture; provided that in no event may any such payment be made unless the Operating Cash Flow Ratio of Issuer, calculated on the basis that the Junior Exchangeable Preferred Stock on which such dividends are proposed to be paid constitutes Indebtedness, is less than 7.0 to 1.0;

(10) the repurchase, redemption, acquisition or other retirement for value of the Junior Exchangeable Preferred Stock, provided that, in no event shall any such repurchase, redemption, acquisition, or other retirement for value be made unless the Operating Cash Flow Ratio of the Issuer is no greater than 6.0 to 1.0;

(11) the distribution, as a dividend or otherwise, of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, any Unrestricted Subsidiary;

(12) any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after the Issuer shall have complied with the provisions of the indenture described under the captions “Change of Control” or “Asset Sales,” as the case may be;

(13) the purchase, redemption or other acquisition or retirement for value of Equity Interests of any Restricted Subsidiary held by persons other than the Issuer or any of its Restricted Subsidiaries; and

(14) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the indenture.

provided that with respect to clauses (5) through (14) above, no Default shall have occurred and be continuing or would be caused thereby.

In determining whether any Restricted Payment is permitted by the covenant described above, Issuer may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (14) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the second paragraph under the “— Restricted Payments” heading above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred

Stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Operating Cash Flow Ratio would have been no greater than 7.5 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Issuer of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $600.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Issuer or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Issuer of Indebtedness represented by the notes to be issued on the date of the indenture;

(4) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of 2.0% of Total Assets or $12.0 million at any time outstanding;

(5) the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14) or (15) of this paragraph;

(6) the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if Issuer is the obligor on such Indebtedness and the payee is not Issuer, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Issuer or a Restricted Subsidiary of Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Issuer or a Restricted Subsidiary of Issuer;

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Issuer or a Restricted Subsidiary of Issuer; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either Issuer or a Restricted Subsidiary of Issuer;

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Issuer or any of its Restricted Subsidiaries of Indebtedness of Issuer or a Restricted Subsidiary of Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation, health, disability or other employee benefits or self-insurance obligations, property, casualty or liability insurance, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Acquired Debt of the Issuer; provided that, on a pro forma basis after giving effect to the incurrence of such Acquired Debt, the Issuer would be able to incur at least $1.00 of additional Indebtedness pursuant to the provisions described under the first paragraph of this covenant “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13) Indebtedness of the Issuer or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Issuer (other than guarantees of, or similar obligations under, Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Issuer for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition;

(14) Indebtedness of any Restricted Subsidiary of the Issuer which does not exceed $50.0 million in the aggregate for all such Restricted Subsidiaries at any time outstanding under this clause (14) (excluding intercompany Indebtedness or Acquired Debt that is otherwise permitted to be incurred under the indenture); provided that a Restricted Subsidiary may not incur any Indebtedness under this clause (14) unless the Issuer’s Operating Cash Flow Ratio is less than 7.5 to 1.0 and the Adjusted Operating Cash Flow Ratio of such Restricted Subsidiary is less than 6.0 to 1.0; and

(15) the incurrence by Issuer of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such asset at the date of determination, and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt and senior in right of payment to the notes. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

Issuer will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, Credit Facilities and any other agreements as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture and the notes;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, licenses, leases or real property mortgages or related documents entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations or mortgage financings that impose restrictions on the property purchased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Issuer may not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Issuer under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(b) the Operating Cash Flow Ratio for Issuer, or its permitted successor or transferee, will, on the date of such transaction after giving pro forma effect thereto and for any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, not be greater than the Operating Cash Flow Ratio for Issuer immediately prior to such transaction.

In addition, Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(A) a Change of Domicile transaction; or

(B) any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries.

Transactions with Affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors of Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

However, this limitation on transactions with Affiliates of the Issuer will not limit, or be applicable to any agreement in effect on the issue date and any amendments, extensions or renewals of any such agreement, so long as any such amendment, extension or renewal is not materially more disadvantageous, taken as a whole, to the Issuer or to any Restricted Subsidiary as the original agreement in effect on the date of the indenture. The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Issuer and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Issuer;

(5) reasonable and customary indemnity provided on behalf of officers, directors and employees of the Issuer or any Restricted Subsidiary of the Issuer;

(6) loan or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(7) any issuance of Equity Interests (other than Disqualified Stock) of Issuer to Affiliates or employees of Issuer and its Subsidiaries; and

(8) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments.”

Business Activities

Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Issuer giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary of Issuer for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Issuer will be in default of such covenant. The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Issuer will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Issuer were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Issuer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Issuer’s consolidated financial statements by Issuer’s certified independent accountants. In addition, Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Issuer’s filings for any reason, Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Issuer were required to file those reports with the SEC.

If Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Issuer.

In addition, Issuer agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the SEC, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, if any, with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Issuer or any of its Restricted Subsidiaries to comply for more than thirty days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales” (other than the failure to purchase notes);

(4) failure by Issuer or any of its Restricted Subsidiaries for 60 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness by the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, excluding amounts covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, or when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee satisfactory security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Issuer with the intention of avoiding payment of the premium that Issuer would have had to pay if Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to June 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Issuer with the intention of avoiding the prohibition on redemption of the notes prior to June 1, 2008, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Issuer, as such, will have any liability for any obligations of Issuer under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Issuer may, at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Issuer’s obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer is a party or by which Issuer is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6) Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding creditors of Issuer or others; and

(7) Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions provided for in, in the case of the Officers’ certificates, clauses (1) through (6) and, in the case of the opinions of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Issuer’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Issuer’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended (such intent to be set forth in an officer’s certificate to the trustee at the time of any such amendment or supplement) to be a verbatim recitation of a provision of the indenture or the notes; or

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Issuer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer is a party or by which Issuer is bound;

(3) Issuer has paid or caused to be paid all sums payable by it under the indenture; and

(4) Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied, provided that any such counsel may rely on any officers’ certificates as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

Concerning the Trustee

If the trustee becomes a creditor of Issuer, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this offering memorandum may obtain a copy of the indenture without charge by writing to Rural Cellular Corporation, 3905 Dakota Street SW, Alexandria, Minnesota 56308, Attention: Treasurer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, other than Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Additional Senior Subordinated Exchange Debentures” means the senior subordinated exchange debentures that may be issued by Issuer in accordance with the terms of the Junior Exchangeable Preferred Stock in effect on the Issue Date.

“Adjusted Operating Cash Flow Ratio” of any Person means the Operating Cash Flow Ratio of such Person as adjusted to treat all Preferred Stock of such Person as Disqualified Stock.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at June 1, 2008, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through June 1, 2008, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer, on a consolidated basis, will be governed by the provisions of the indenture described above under the caption ‘‘— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a conveyance, sale, lease, disposition or transfer of assets between or among Issuer and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4) the conveyance, sale, transfer, assignment, lease or other disposition of products, services, accounts receivable or assets or rights in the ordinary course of business and any sale, exchange or other disposition of assets that have become damaged, worn-out, used, obsolete uneconomical, unsuitable, surplus or otherwise not required for use in connection with the business of Issuer or any Restricted Subsidiary;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) the Issuer and its Restricted Subsidiaries may, in the ordinary course of business exchange assets for either assets or equity interests in a Permitted Business, provided that (a) the assets or equity interests received have a Fair Market Value substantially equal to the assets exchanged and (b) the assets received by Issuer are controlled by Issuer with respect to voting rights and day-to-day operations, or the equity interests received by Issuer represent a controlling interest in the total Voting Stock and day-to-day operations of a Person that is the issuer of such equity interests;

(8) Issuer and its Restricted Subsidiaries may make an exchange of assets where Issuer and/or its Restricted Subsidiaries receive consideration for such assets at least 75% of which consists of (a) cash, (b) long-term assets (other than Capital Stock) at Fair Market Value that are used or useful in a Permitted Business, or (c) any combination thereof (it being understood that any net cash proceeds shall be treated as Net Proceeds);

(9) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(10) the lease, assignment, licensing or sublease of any real or personal property in the ordinary course of business;

(11) the sale of inventory in the ordinary course of business;

(12) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) any issuance of employee stock options or stock awards pursuant to benefit plans in existence on the date of the indenture; and

(14) the granting of Liens not prohibited by the indenture.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) directly or indirectly a merger, sale, transfer or other conveyance of all or substantially all the assets of Issuer, on a consolidated basis, to any “person” or “group” (as such terms are used for Section 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among Issuer’s Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons beneficially owns more than 50% of the total Voting Stock entitled to vote in the election of directors, managers, or trustees of the transferee entity immediately after such transaction;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of Issuer;

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Issuer (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Issuer then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of Issuer; or

(5) any transaction constituting a “change of control” under the instruments governing any Subordinated Indebtedness or Preferred Stock of Issuer, if such “change of control” would provide a holder of such Subordinated Indebtedness or Preferred Stock with a right to require Issuer to repurchase or redeem such Subordinated Indebtedness or Preferred Stock in an aggregate principal amount (or liquidation value, in the case of Preferred Stock) in excess of $20.0 million and such right has not been waived pursuant to the terms thereof.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Domicile” means a transaction or series of related transactions, including without limitation (1) a merger, amalgamation, combination, or consolidation of Issuer with or into another Person, (2) the acquisition of all the Capital Stock of Issuer, or (3) the sale, transfer or other conveyance of all or substantially all of the assets of Issuer on a consolidated basis to another Person, the sole purpose of which is to reincorporate Issuer under the laws of the United States, in another State of the United States, or in the District of Columbia.

“Class M Preferred Stock” means the Class M Redeemable Voting Convertible Preferred Stock of Issuer.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the total amount of Indebtedness of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP on a consolidated basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of without duplication

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2) the portion other than Attributable Debt of any rental obligations in respect of any Sale and Leaseback Transaction; plus

(3) Preferred Stock dividends accrued or payable on Disqualified Stock of such Person;

in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing:

(a) in the event that any of Issuer’s Capital Stock (other than Disqualified Stock) is classified as indebtedness because of SFAS 150 or a change in GAAP occurring after the date of the indenture, dividend payments on such Capital Stock will not be included in “Consolidated Interest Expense”; and

(b) for purposes of the covenant described under the caption “— Restricted Payments,” “Consolidated Interest Expense” shall exclude any non-cash charges resulting from the write-down of unamortized security issuance costs, to the extent included in “Consolidated Interest Expenses.”

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary, other than such Person, will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for purposes of the “— Limitation on Restricted Payments” covenant, the Net Income, if positive, of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except to the extent such restrictions with respect to the payment of dividends or similar restrictions have been validly waived;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) in the event that any of the Issuer’s Capital Stock is classified as Indebtedness because of SFAS 150 or a change in GAAP occurring after the issue date, dividend payments thereon, to the extent they are treated as interest expense under GAAP, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Issuer who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Cooperative Bank Equity” means non-voting equity interests in Cooperative Banks.

“Cooperative Banks” means lenders under the Credit Agreement which are cooperative banks.

“Credit Agreement” means the Credit Agreement, dated as of March 25, 2004 and amended as of October 18, 2005, among Issuer, the lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, and Bank of America, N.A., as Documentation Agent, as such agreement may be amended, supplemented, restated, refunded, replaced, renewed, extended, refinanced, increased or otherwise modified, in whole or in part, from time to time (whether or not any of the foregoing (1) occurs simultaneously with or occurs at any time after, the termination or repayment of a prior Credit Agreement, (2) occurs pursuant to one or more separate instruments or agreements, which may include indentures and debt securities, (3) occurs on one or more separate occasions, (4) occurs with the same or different lenders or (5) results in an increase or decrease in the aggregate principal amount of loans made or to be made thereunder or any other change in terms thereunder).

“Credit Facilities” means, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors) or otherwise restructured in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Cumulative Interest Expense” means the total amount of Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period beginning on the first day of the first fiscal quarter commencing after the date of the indenture, through and including the end of the last completed fiscal quarter preceding the date of any proposed Restricted Payment; provided, however, that Cumulative Interest Expense shall not include (1) any dividends paid or accrued on Junior Exchangeable Preferred Stock or (2) any dividends paid or accrued on Class M Preferred Stock.

“Cumulative Operating Cash Flow” means Operating Cash Flow of Issuer and its Restricted Subsidiaries for the period beginning on the first day of the first fiscal quarter commencing after the date of the indenture, through and including the end of the last completed fiscal quarter preceding the date of any proposed Restricted Payment.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means the Indebtedness under the Credit Agreement, the Senior Secured Notes and the Senior Unsecured Notes.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except to the extent such Capital Stock is solely redeemable with any Capital Stock which is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the “change of control” or “asset sale” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” or “Asset Sale” covenant, as applicable, in the indenture and such Capital Stock specifically provides that such holders will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Issuer’s repurchase of the notes as required pursuant to such “Change of Control” or “Asset Sale” covenant, as applicable. In addition, Capital Stock that is issued in the ordinary course of business to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Issuer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock, other than Disqualified Capital Stock, by Issuer for the account of Issuer.

“Exchange Indentures” means the indentures under which the Senior Subordinated Exchange Debentures were issued, and under which the Additional Senior Subordinated Exchange Debentures may be issued.

“Existing Indebtedness” means Indebtedness of Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Existing Senior Subordinated Notes” means the 9 3/4% Senior Subordinated Notes due 2010 of Issuer and the Senior Subordinated Floating Rate Notes due 2012 of Issuer.

“Fair Market Value” means, with respect to any assets or Person, the price which could be negotiated in an arm’s-length free market transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (1) if such Person or assets have a Fair Market Value of up to $10.0 million, by any executive officer of Issuer and evidenced by an officers’ certificate, dated within 30 days of the relevant transaction, or (2) if such Person or assets have a Fair Market Value in excess of $10.0 million, by a majority of the Board of Directors of Issuer and evidenced by a resolution, dated within 30 days of the relevant transaction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

in each case, as such agreements or arrangements may be amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured in whole or in part from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments, including obligations incurred in connection with the acquisition of property, assets or business (or reimbursement agreements in respect thereof);

(3) in respect of letters of credit, banker’s acceptances or similar facilities issued for the account of such Person;

(4) representing Capital Lease Obligations in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after such property is acquired or such services are completed;

(6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination;

(7) the liquidation value of Preferred Stock of a subsidiary of such Person issued and outstanding, except for Preferred Stock held by such Person (or one of its wholly owned Restricted Subsidiaries);

(8) representing any net Hedging Obligations (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); or

(9) in respect of any Sale and Leaseback Transaction to which such Person is a party (the amount of such Indebtedness being equal to the Attributable Debt with respect to any such Sale and Leaseback Transaction), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person;

provided, that for all purposes of the indenture,

(a) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

(b) Indebtedness shall not include any liability for federal, state, local or other taxes, and

(c) in the event that any of the Issuer’s Capital Stock (other than Disqualified Capital Stock) is classified as indebtedness because of SFAS 150 or a change in GAAP occurring after the Issue Date, such Capital Stock shall not be included in “Indebtedness.”

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Issuer or any Subsidiary of Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Issuer or any Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Exchangeable Preferred Stock” means the 12 3/4 Junior Exchangeable Preferred Stock of Issuer.

“LIBOR” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 (or its successor) or Bloomberg Page BBAM 1 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 (or its successor) or Bloomberg Page BBAM 1 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Issuer, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Issuer, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investor Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with sales of assets other than sales of inventory in the ordinary course; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; less

(5) the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period (and only to the extent such amounts are included in determining such Consolidated Net Income).

in each case, on a consolidated basis and determined in accordance with GAAP.

In the case of a Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow or such Restricted Subsidiary that is to be included in the calculation of Issuer’s Operating Cash Flow shall be made on a pro forma basis on the assumption that the percentage of Issuer’s common equity interest in such Restricted Subsidiary throughout the applicable four-quarter reference period was equivalent to its common equity interest on the date of the determination.

“Operating Cash Flow Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date (after giving pro forma effect to the incurrence of Indebtedness and the application of the proceeds thereof on such date of determination) to (b) the Operating Cash Flow of such Person for the last four most recent full fiscal quarters ended prior to such date of determination for which internal financial statements are available, determined on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person.

In addition, for purposes of calculating the Operating Cash Flow Ratio and Consolidated Indebtedness:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the acquisition of assets, stock purchases, mergers, consolidations or the like, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Operating Cash Flow Ratio (the “Calculation Date”) will be given pro forma effect as if they as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such four-quarter period;

(2) the Operating Cash Flow attributable to operations or businesses (and ownership interests therein) disposed of during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(5) the Indebtedness of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Operating Cash Flow (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness); and

(6) the Junior Exchangeable Preferred Stock and the Class M Preferred Stock outstanding on the Issue Date shall be excluded from Consolidated Indebtedness. For the avoidance of doubt, any accrued but unpaid dividends on such Preferred Stock shall be similarly excluded.

“Permitted Business” means the lines of business conducted by Issuer and its Subsidiaries on the date of the indenture and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

“Permitted Investments” means:

(1) any Investment in Issuer or in a Restricted Subsidiary of Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4) Investments in accounts and notes receivable acquired in the ordinary course of business;

(5) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of Issuer or a Restricted Subsidiary;

(6) the purchase of Cooperative Bank Equity in Cooperative Banks to the extent required by the charter documents of such Cooperative Banks in connection with the incurrence of any Indebtedness that is provided by such Cooperative Banks under the Credit Agreement, provided that such Incurrence is permitted under the terms of the indenture;

(7) Investments in Wireless Alliance not exceeding $10.0 million in the aggregate made after January 16, 2002;

(8) receivables owing to Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9) Investments that are deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person (only to the extent that the making of such Investment through the acquisition of such Person was already deemed to be a Restricted Payment made pursuant to the covenant under the caption “— Limitation on Restricted Payments” as of the date of such acquisition);

(10) Investments in prepaid expenses and lease, utility, and workers’ compensation performance and other similar deposits.

(11) any Investments in securities received in connection with an Asset Sale and any Investments with the Net Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Permitted Business, that complies with the “Asset Sales” covenant;

(12) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer;

(13) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(14) Investments represented by Hedging Obligations;

(15) loans or advances to employees made in the ordinary course of business of Issuer or the Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(16) repurchases of the notes; and

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed $25.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in Issuer; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1) Liens on assets of Issuer or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Issuer or any of its wholly owned Restricted Subsidiaries;

(3) Liens on assets of a Person existing at the time such Person is merged with or into or consolidated with Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with Issuer or the Subsidiary;

(4) Liens on assets (including Capital Stock) existing at the time of acquisition of the assets by Issuer or any Subsidiary of Issuer, provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and inchoate statutory landlord’s liens for amounts which are not yet due arising in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancings, replacement, defeasance or discharge.

(13) Liens on any Permitted Investment in Cooperative Bank Equity in favor of any Cooperative Banks;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or goods;

(15) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(16) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(17) any interest or title of a lessor or sublessor under any operating lease or capital lease;

(18) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(19) Liens incurred or deposits made in connection with account netting and other similar treasury functions;

(20) Liens to support trade letters of credit issued in the ordinary course of business;

(21) Liens securing reimbursement obligations with respect to commercial letters of credit, which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(22) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Issuer, including rights of offset and set-off;

(23) Liens from judgments, decrees, or attachments in circumstances not constituting an Event of Default;

(24) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(25) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(26) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of Issuer or its Restricted Subsidiary;

(27) Liens arising from Uniform Commercial Code financing statements regarding leases;

(28) Any extensions, substitutions, replacements or renewals of the forgoing; and

(29) Liens incurred in the ordinary course of business of Issuer or any Subsidiary of Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, extend, defease or discharge other Indebtedness of Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) the Junior Exchangeable Preferred Stock and the Class M Preferred Stock (and any Preferred Stock that is Disqualified Stock issued to exchange, renew, replace, extend, refinance or refund any of the foregoing) (collectively, the “Refinanced Preferred Stock”) may be exchanged, renewed, replaced, extended, refinanced or refunded pursuant to this clause (4) only by the incurrence of Capital Stock (other than Disqualified Stock) that ranks equally with or junior to the Refinanced Preferred Stock.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on:

(1) all Indebtedness of Issuer outstanding under Credit Facilities and all other obligations thereunder or under the notes, security documents, pledge agreements, Hedging Obligations or other agreements or instruments with respect thereto;

(2) the Senior Secured Notes and the Senior Unsecured Notes;

(3) Indebtedness of the Issuer created pursuant to any vendor financing incurred for the acquisition, construction or improvement by the Issuer or any Restricted Subsidiary of assets in the Permitted Business;

(4) all other Indebtedness of the Issuer for borrowed money referred to in the definition of Indebtedness (other than clauses (5), (6) and (7)), whether incurred on or prior to the Issued Date, other than the notes;

(5) any other Indebtedness of Issuer permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes;

(6) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; and

(7) all Obligations with respect to the items listed in the preceding clauses (1) and (6).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Issuer;

(2) any intercompany Indebtedness of Issuer or any of its Subsidiaries to Issuer or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (4) if the holder(s) of such Indebtedness or their representative and the trustee shall have received an officers’ certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the indenture; provided that the holder(s) of such Indebtedness or their representative shall not have received prior to the incurrence of such Indebtedness a written notice from the trustee advising them that such incurrence violates the terms of the indenture); or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP.

“Senior Secured Notes” means the Senior Secured Floating Rate Notes due 2010 and the 8 1/4% Senior Secured Notes due 2012 of Issuer.

“Senior Subordinated Exchange Debentures” means the 11 3/8% Senior Subordinated Debentures due 2010 of Issuer.

“Senior Unsecured Notes” means the 9 7/8% Senior Notes due 2010 of Issuer.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of Issuer or any Restricted Subsidiary of Issuer, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to the notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total assets of Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of Issuer.

“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(3) is a Person with respect to which neither Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries.

Wireless Alliance shall be deemed an Unrestricted Subsidiary as of the date of the indenture and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wireless Alliance” means Wireless Alliance, LLC, a Minnesota limited liability company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain U.S. federal income tax consequences associated with the exchange of the old notes for the new notes issued in the exchange offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to certain holders subject to special treatment under U.S. federal income tax laws (including, but not limited to, certain financial institutions, partnerships or other pass-through entities, insurance companies, broker-dealers and persons holding their notes as part of a “straddle,” “hedge,” or “conversion transaction”). This discussion is limited to persons that hold their notes as capital assets. We have not sought, and do not intend to seek, a ruling from the IRS regarding the matters discussed herein.

The exchange of the old notes for the new notes issued in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the new notes issued in the exchange offer will not be considered to differ materially in kind or extent from the old notes. Rather, the notes issued in the exchange offer received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result there will be no U.S. federal income tax consequences to holders exchanging the old notes for the new notes issued in the exchange offer, and any exchanging holder of old notes will have the same tax basis and holding period in, and income in respect of, the exchange notes as such holder had in the old notes immediately prior to the exchange.

Prospective holders of the new notes being issued in the exchange offer are urged to consult their tax advisors concerning the particular tax consequences of exchanging such holders’ old notes for the new notes being issued in the exchange offer, including the applicability and effect of any state, local or foreign income and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For such period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The initial purchaser of the old notes has advised us that following completion of the exchange offer it intends to make a market in the new notes to be issued in the exchange offer. However, the initial purchaser is under no obligation to do so and any market activities with respect to the new notes may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the notes are being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois and Moss & Barnett, A Professional Association, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements and financial statement schedule of Rural Cellular Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s report of the effectiveness of internal control over financial reporting as of December 31, 2006, included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports related to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of RCC Minnesota, Inc. (“RCCM”) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of such financial statements that includes allocations to and from RCCM), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Such reports and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We maintain an Internet site at www.unicel.com. Our website and the information contained on that site, or connected to that site, are not incorporate into and are not part of this prospectus.

You may request a copy of each of our filings at no cost, by contacting us at the following address, telephone, or facsimile number:

Rural Cellular Corporation
3905 Dakota Street, SW
P.O. Box 2000
Alexandria, MN 56308-2000
Attn: Treasurer
Telephone (320) 762-2000
Facsimile: (320) 808-2102

In addition, copies of the indenture relating to the notes and the registration rights agreement are available from us at the same address and telephone or facsimile number.

You must request documents no later than five business days before you make your investment decision concerning our securities to obtain timely delivery of these documents. In addition, you must request this information by     , 2007, or at least five business days in advance of the expiration of the exchange offer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Rural Cellular Corporation and subsidiaries
Alexandria, Minnesota

We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rural Cellular Corporation and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, on January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and changed its method of accounting for share-based payments.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2007, which expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  Deloitte & Touche LLP

Minneapolis, Minnesota
March 5, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Rural Cellular Corporation and subsidiaries
Alexandria, Minnesota

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Rural Cellular Corporation and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended December 31, 2006, of the Company and our report dated March 5, 2007, which expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/  Deloitte & Touche LLP

Minneapolis, Minnesota
March 5, 2007

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,495	$86,822
Short-term investments	110,716	66,778
Accounts receivable, less allowance for doubtful accounts of $2,676 and $3,567	62,592	72,887
Inventories ,	11,366	12,849
Other current assets	4,265	4,280

Total current assets	261,434	243,616

PROPERTY AND EQUIPMENT, net	211,978	277,408
LICENSES AND OTHER ASSETS:
Licenses, net	524,713	548,513
Goodwill, net	348,684	348,684
Customer lists, net	10,734	29,301
Deferred debt issuance costs, net	21,910	27,022
Other assets, net	5,195	6,138

Total licenses and other assets	911,236	959,658

	$1,384,648	$1,480,682

The accompanying notes are an integral part of these consolidated balance sheets.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands, except per
	share data)

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$38,580	$53,492
Advance billings and customer deposits	12,031	11,885
Accrued interest	42,784	39,336
Other accrued expenses	7,832	8,981

Total current liabilities	101,227	113,694
LONG-TERM LIABILITIES	1,862,919	1,847,994

Total liabilities	1,964,146	1,961,688

COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE PREFERRED STOCK	185,658	170,976
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 15,048 and 13,530 outstanding	151	135
Class B common stock; $.01 par value; 10,000 shares authorized, 398 and 427 outstanding	4	4
Additional paid-in capital	228,149	212,420
Accumulated deficit	(993,460)	(862,742)
Unearned compensation	—	(1,799)

Total shareholders’ deficit	(765,156)	(651,982)

	$1,384,648	$1,480,682

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2006	2005	2004
	(In thousands, except per share data)

REVENUE:
Service	$385,220	$387,848	$377,219
Roaming	153,867	122,774	105,504
Equipment	25,373	34,313	22,094

Total revenue	564,460	544,935	504,817

OPERATING EXPENSES:
Network costs, excluding depreciation	138,047	120,322	104,071
Cost of equipment sales	56,587	58,266	40,372
Selling, general and administrative	147,271	152,918	135,170
Depreciation and amortization	128,415	100,463	76,355
Impairment of assets	23,800	7,020	47,136

Total operating expenses	494,120	438,989	403,104

OPERATING INCOME	70,340	105,946	101,713

OTHER INCOME (EXPENSE):
Interest expense	(194,997)	(171,831)	(163,977)
Interest and dividend income	7,866	2,221	1,727
Other	369	(876)	(76)

Other expense, net	(186,762)	(170,486)	(162,326)

LOSS BEFORE INCOME TAX BENEFIT	(116,422)	(64,540)	(60,613)

INCOME TAX BENEFIT	(381)	(418)	(1,672)

NET LOSS	(116,041)	(64,122)	(58,941)

PREFERRED STOCK DIVIDEND	(14,677)	(7,174)	(12,915)

LOSS APPLICABLE TO COMMON SHARES	$(130,718)	$(71,296)	$(71,856)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE:	14,125	12,695	12,239

NET LOSS PER BASIC AND DILUTED SHARE	$(9.25)	$(5.62)	$(5.87)

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

								Accumulated
	Class A	Class A	Class B	Class B				Other
	Common	Common	Common	Common	Additional			Comprehensive	Total
	Stock	Stock	Stock	Stock	Paid-In	Accumulated	Unearned	Income	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Deficit	Loss
	(In thousands)

BALANCE, December 31, 2003	$11,522	$115	552	$6	$192,423	$(719,590)	—	$216	$(526,830)
Conversion of Class B common stock to Class A common stock	12	1	(12)	(1)	—	—	—	—	—	—
Stock issued through employee stock purchase plan	166	1	—	—	145	—	—	—	146	—
Stock options exercised	15	0	—	—	41	—	—	—	41	—
Issuance of non-vested shares	121	1	—	—	738	—	(739)	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	41	—	41	—
COMPONENTS OF COMPREHENSIVE LOSS
Net loss applicable to common shares	—	—	—	—	—	(71,856)	—	—	(71,856)	$(71,856)
Current year effect of derivative financial instruments	—	—	—	—	—	—	—	2,120	2,120	2,120

Total comprehensive loss										$(69,736)

BALANCE, December 31, 2004	11,836	118	540	5	193,347	(791,446)	(698)	2,336	(596,338)
Stock issued through employee stock purchase plan	71	1	—	—	378	—	—	—	$379	—
Stock options exercised	169	2	—	—	1,189	—	—	—	1,191	—
Class A common issued in exchange for senior exchangeable preferred stock	1,153	12	—	—	13,423	—	—	—	13,435	—
Conversion of Class B common stock to Class A common stock	218	2	(218)	(2)	—	—	—	—	—	—
Conversion of Class T preferred Stock to Class A and Class B common stock	43	—	105	1	2,476	—	—	—	2,477	—
Issuance of non-vested shares	40	—	—	—	1,607	—	(1,599)	—	8	—
Amortization of unearned compensation	—	—	—	—	—	—	498	—	498	—
COMPONENTS OF COMPREHENSIVE LOSS
Net loss applicable to common shares	—	—	—	—	—	(71,296)	—	—	(71,296)	$(71,296)
Current year effect of derivative financial instruments	—	—	—	—	—	—	—	(2,336)	(2,336)	(2,336)

Total comprehensive loss										$(73,632)

BALANCE, December 31, 2005	13,530	$135	427	$4	$212,420	$(862,742)	$(1,799)	$—	$(651,982)

	Class A	Class A	Class B	Class B
	Common	Common	Common	Common	Additional			Total
	Stock	Stock	Stock	Stock	Paid-In	Accumulated	Unearned	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Deficit	Loss

BALANCE, December 31, 2005	13,530	$135	427	$4	$212,420	$(862,742)	$(1,799)	$(651,982)
Stock issued through employee stock purchase plan	88	1	—	—	468	—	—	469	—
Stock options exercised	215	3	—	—	1,614	—	—	1,617	—
Class A common issued in exchange for senior exchangeable preferred stock	1,167	12	—	—	14,077	—	—	14,089	—
Conversion of Class B common stock to Class A common stock	29	—	(29)	—	—	—	—	—	—
Share based compensation	—	—	—	—	908	—	—	908
Issuance of non-vested shares	19	—	—	—	461	—	—	461	—
Effect of accounting change (SFAS 123R)	—	—	—	—	(1,799)	—	1,799	—	—
COMPONENTS OF COMPREHENSIVE LOSS
Net loss applicable to common shares	—	—	—	—	—	(130,718)	—	(130,718)	(130,718)

Total comprehensive loss									$(130,718)

BALANCE, December 31, 2006	15,048	$151	398	$4	$228,149	$(993,460)	$—	$(765,156)

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

OPERATING ACTIVITIES:
Net loss	$(116,041)	$(64,122)	$(58,941)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and customer list amortization	128,415	100,463	76,355
Loss on write-off of debt and preferred stock issuance costs	3,022	1,533	12,605
Mark-to-market adjustments — financial instruments	(197)	339	4,339
Net gain on repurchase and exchange of senior exchangeable preferred stock	(413)	(5,722)	(22,573)
Non — cash junior exchangeable preferred stock dividends	—	3,797	28,626
Impairment of assets	23,800	7,020	47,136
Stock based compensation	1,490	680	41
Deferred income taxes	(381)	(418)	(1,672)
Amortization of debt issuance costs	5,351	5,460	5,559
Amortization of discount on investments	(2,878)	—	—
Other	(361)	1,365	2,134
Change in other operating elements:
Accounts receivable	6,494	(14,262)	(1,821)
Inventories	1,483	(5,191)	547
Other current assets	15	(105)	89
Accounts payable	(6,886)	6,757	6,153
Advance billings and customer deposits	146	809	482
Accrued senior and junior exchangeable preferred stock dividends	47,520	33,211	26,747
Accrued interest	3,448	2,021	6,598
Other accrued expenses	(1,160)	(698)	(2,127)

Net cash provided by operating activities	92,867	72,937	130,277

INVESTING ACTIVITIES:
Purchases of property and equipment	(47,458)	(94,951)	(94,417)
Purchases of short-term investments	(188,166)	(66,778)	—
Maturities of short-term investments	148,100	—	—
Purchases of wireless properties	—	—	(725)
Net proceeds from property exchange	—	—	13,567
Proceeds from sale of property and equipment	2,723	247	92
Other	(97)	(103)	24

Net cash used in investing activities	(84,898)	(161,585)	(81,459)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	2,086	1,570	188
Proceeds from issuance of long-term debt under the credit facility	—	58,000	—
Repayments of long-term debt under the credit facility	—	—	(525,724)
Proceeds from issuance of senior subordinated floating rate notes	—	172,816	—
Proceeds from issuance of 8 1/4% senior secured notes	166,600	—	350,000
Proceeds from issuance of senior secured floating rate notes	—	—	160,000
Redemption of senior secured floating rate notes	(160,000)	—	—
Redemption of 9 5/8% senior subordinated notes	—	(125,000)	—
Repurchases of senior exchangeable preferred stock	(27,721)	(13,355)	(68,351)
Payments to settle interest rate swaps	—	—	(7,645)
Payments of debt issuance costs	(3,261)	(3,798)	(14,293)
Other	—	(102)	(201)

Net cash (used in) provided by financing activities	(22,296)	90,131	(106,026)

NET (DECREASE) INCREASE IN CASH	(14,327)	1,483	(57,208)
CASH AND CASH EQUIVALENTS, at beginning of year	86,822	85,339	142,547

CASH AND CASH EQUIVALENTS, at end of year	$72,495	$86,822	$85,339

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005, AND 2004

1.	Organization and Nature of Business:

Rural Cellular Corporation (“RCC” or the “Company”) is a wireless communications service provider focusing primarily on rural markets in the United States. The Company’s principal operating objective is to increase revenue and achieve profitability through increased penetration in existing wireless markets.

RCC’s operating territories include portions of five states in the Northeast, three states in the Northwest, four states in the Midwest, two states in the South, and the western half of Kansas (Central territory). Within each of its five territories, RCC has deployed a strong local sales and customer service presence in the communities it serves. RCC’s marketed networks covered a total population of approximately 6.6 million POPs and served approximately 706,000 voice customers as of December 31, 2006.

The Company has preferred roaming relationships with Cingular Wireless, T-Mobile, and Verizon Wireless in its various territories.

Reflecting RCC’s 2.5G network overlay and expansion, which began in late 2003, RCC’s network has grown from approximately 800 cell sites in early 2004 to 1,158 at December 31, 2006 and its 2.5G networks are operational in all five territories.

2.	Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements include the accounts of RCC and its wholly-owned subsidiaries and its majority-owned joint venture, Wireless Alliance, LLC (“Wireless Alliance”). All significant intercompany balances and transactions have been eliminated.

Revenue Recognition — Service

The Company recognizes service revenue based upon contracted service fees and minutes of use processed. As a result of its billing cycle cut-off times, the Company is required to make estimates for service revenue earned, but not yet billed, at the end of each month. These estimates are based primarily upon historical minutes of use processed. The Company follows this method since reasonable, dependable estimates of the revenue can be made. Actual billing cycle results and related revenue may vary from the results estimated at the end of each quarter, depending on customer usage and rate plan mix. For customers who prepay their monthly access fees, the Company matches the recognition of service revenue to their corresponding usage. Revenues are net of credits and adjustments for service.

The Company receives Universal Service Fund (“USF”) revenue reflecting its eligible telecommunications carrier (“ETC”) status in certain states. The Company recognizes support revenue depending on the level of its collection experience in each ETC qualified state. Where the Company does not have adequate experience to determine the time required for reimbursement, it recognizes revenue upon cash receipt. Where the Company does have adequate experience as to the amount and timing of the receipt of these funds, it recognizes revenue as earned.

The Company includes the pass-through fees it collects from customers as service revenue with a corresponding charge to selling, general and administrative expense. These pass-through fees, which the Company has the option of passing to customers, include state and federal USF fees, together with city utility and state gross receipt taxes.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition — Roaming Revenue and Incollect Cost

Roaming revenue and incollect cost information is provided to the Company primarily through a third party centralized clearinghouse. From the clearinghouse the Company receives monthly settlement data. The Company bases its accrual of roaming revenue and incollect expense on these clearinghouse reports. The Company follows this method since reasonably dependable estimates of roaming revenue and incollect cost can be made based on these reports.

Revenue Recognition — Equipment

Equipment revenue includes sales of wireless and paging equipment and accessories to customers, network equipment reselling, and customer activation fees, which are recognized at the time of sale to the customer.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses that will result from failure of its customers to pay amounts owed. The Company bases its estimates on the aging of accounts receivable balances and its historical write-off experience, net of recoveries. If the financial condition of the Company’s customers were to deteriorate, the Company may be required to maintain higher allowances.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Short-term Investments

The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies these investments as held to maturity. Short-term Investments primarily consist of direct obligations of the U.S. Treasury, including bills, notes and bonds or obligations issued or guaranteed by agencies of the U.S. government and are recorded at cost. The Company intends to hold these investments through maturity. At December 31, 2006, the carrying value of the Company’s short-term investments was approximately $110.7 million and was approximately the same as their fair market value. At December 31, 2005, the carrying value of the Company’s short-term investments was approximately $66.8 million. Based on available market quotations, the carrying value of the short-term investments at December 31, 2005, was less than their fair value by approximately $141,000, which is comprised of gross unrecognized holding gains.

Inventories

Inventories consist of cellular telephone equipment, pagers, and accessories and are stated at the lower of cost, determined using the average cost method, or market. Market value is determined using replacement cost.

Property and Equipment

Property and equipment are recorded at cost. Additions, improvements, or major renewals are capitalized, while expenditures that do not enhance or extend the asset’s useful life are charged to operating expense as incurred.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of property and equipment and the useful lives of the Company’s assets are as follows as of December 31 (in thousands):

	2006	2005	Useful Lives

Land	$11,461	$7,214	N/A
Building and towers	94,161	101,110	15-39 Years
Equipment(1)	365,436	443,406	2-7 Years
Phone service equipment	711	1,217	19 Months
Furniture and fixtures(2)	27,410	28,928	3-7 Years
Assets under construction	4,433	15,449	N/A

	503,612	597,324
Less — accumulated depreciation	(291,634)	(319,916)

Property and equipment — net	$211,978	$277,408

(1)	Includes the cost of cell site radio equipment, switch equipment, billing hardware and related software.

(2)	Includes the cost of furniture, in-house computer hardware/software, and phone system equipment.

The Company’s network construction expenditures are recorded as assets under construction until the system or assets are placed in service and ready for their intended use, at which time the assets are transferred to the appropriate property and equipment category. During the years ended December 31, 2006, 2005, and 2004, the Company capitalized $2.0 million, $3.7 million, and $4.2 million, respectively, in salaries of the Company’s employees. The Company capitalized interest cost in 2006, 2005, and 2004 of $298,000, $1.8 million, and $1.9 million, respectively.

The Company depreciates its wireless communications equipment using the straight-line method over estimated useful lives. RCC periodically reviews changes in its technology and industry conditions, asset retirement activity, and salvage to determine adjustments to estimated remaining useful lives and depreciation rates. Total depreciation expense for the years ended December 31, 2006, 2005, and 2004 was $109.5 million, $81.5 million, and $57.4 million, respectively.

During the fourth quarter of 2006, the Company reviewed the lives of certain CDMA assets and reduced the remaining useful life of this equipment from approximately 40 months to 9 months. As a result, these CDMA assets will be fully depreciated by June 30, 2007. Reflecting the shortened useful lives of this CDMA equipment, the Company recorded an additional $2.0 million in depreciation expense in the fourth quarter of 2006.

During the fourth quarter of 2005, the Company reviewed the lives of its TDMA cell site assets and reduced the remaining useful life of this equipment from 21 months to 15 months. As a result, all TDMA equipment was fully depreciated by December 31, 2006. Reflecting the shortened useful lives of this TDMA equipment, the Company recorded $47.8 million of TDMA depreciation expense in 2006 compared to $39.9 million in 2005. During the year ended December 31, 2006, the Company retired and disposed of $133.5 million in TDMA network assets.

Licenses and Other Intangible Assets

Licenses consist of the value assigned to the Company’s personal communications services (“PCS”) licenses and cellular licenses. Other intangibles, resulting primarily from acquisitions, include the value assigned to customer lists and goodwill. Amortization is computed using the straight-line method based on the estimated useful life of the asset. Customer lists are the only intangible asset with a finite useful life; all others are considered to have indefinite useful lives.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of licenses and other intangible assets are as follows:

	As of	Year Ended December 31, 2006			As of
	December 31,		Impairment	Amortization	December 31,
	2005	Acquisition	of Assets	Expense	2006
		(In thousands)
Licenses, net	$548,513	$—	$(23,800)	$—	$524,713
Goodwill, net	348,684	—	—	—	348,684
Customer lists
Gross Valuation	144,415	—	—	—	144,415
Accumulated amortization	(115,114)	—	—	(18,567)	(133,681)

	29,301	—	—	(18,567)	10,734

Total	$926,498	$—	$(23,800)	$(18,567)	$884,131

	As of	Year Ended December 31, 2005			As of
	December 31,		Impairment	Amortization	December 31,
	2004	Acquisition	of Assets	Expense	2005
		(In thousands)
Licenses, net	$548,513	$—	$—	$—	$548,513
Goodwill, net	348,682	2	—	—	348,684
Customer lists				—
Gross Valuation	144,415	—	—	—	144,415
Accumulated amortization	(96,547)	—	—	(18,567)	(115,114)

	47,868	—	—	(18,567)	29,301

Total	$945,063	$2	$—	$(18,567)	$926,498

Customer list amortization expense for the years ended December 31, 2006, 2005, and 2004 was approximately $18.6 million, $18.6 million, and $18.5 million, respectively. Customer list amortization expense is estimated to be approximately $8.2 million in 2007, $2.4 million in 2008, and $86,000 in 2009.

The Company reviews goodwill and other indefinite-lived intangible assets for impairment based on the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with this statement, goodwill is tested for impairment at the reporting unit level on an annual basis as of October 1st or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. In analyzing goodwill for potential impairment, the Company uses projections of future cash flows from the reporting units. These projections are based on its view of growth rates, anticipated future economic conditions, the appropriate discount rates relative to risk, and estimates of residual values. The Company believes that its estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If changes in growth rates, future economic conditions, discount rates, or estimates of residual values were to occur, goodwill may become impaired.

Additionally, impairment tests for indefinite-lived intangible assets, including FCC licenses, are required to be performed on an annual basis or on an interim basis if an event occurs or circumstances change that would indicate the asset might be impaired. In accordance with EITF No. 02-7 (“EITF 02-7”), Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, impairment tests for FCC licenses are performed on an aggregate basis for each unit of accounting. The Company utilizes a fair value approach,

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

incorporating discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses, using start-up model assumptions and, accordingly, incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels, and other inputs for making the business operational. These inputs are included in determining free cash flows of the unit of accounting, using assumptions of weighted average costs of capital and the long-term rate of growth for each unit of reporting. The Company believes that its estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If any of the assumptions were to change, the Company’s FCC licenses may become impaired.

Under SFAS No. 142, the Company performed annual impairment tests in 2006, 2005, and 2004 for its indefinite lived assets. Based on these tests, the Company recorded a noncash impairment charge included in operating expenses of $23.8 million and $47.1 million in the fourth quarters of 2006 and 2004, respectively. The impairment charge in 2006 primarily resulted from a decline in license valuation in the Company’s South territory. The impairment charge in 2004 primarily resulted from license and goodwill impairment in its South territory and license impairment in its Northwest territory. There was no impairment charge in 2005 related to its annual assessment under SFAS No. 142.

Deferred Debt Issuance Costs

Deferred debt issuance costs relate to the credit facility, senior secured notes, senior notes, senior subordinated notes and certain preferred stock issuances. These costs are being amortized over the respective instruments’ terms. If the related debt issuance is extinguished prior to maturity, the debt issuance costs are immediately expensed.

The Company has recorded within interest expense $3.0 million, $1.5 million, and $12.6 million of deferred debt issuance costs related to debt extinguishments in 2006, 2005, and 2004, respectively.

The gross valuation and accumulated amortization of deferred debt issuance costs are as follows:

	As of December 31,
	2006	2005
	(In thousands)

Gross valuation	$37,410	$39,005
Accumulated amortization	(15,500)	(11,983)

	$21,910	$27,022

Other Assets

Other assets primarily consist of costs related to spectrum relocation and restricted investments. Restricted investments represent the Company’s investments in the stock of CoBank and are stated at cost, which approximates fair value. The restricted investments were purchased pursuant to the terms of a loan agreement and are restricted as to withdrawal.

The gross valuation and accumulated amortization of other assets are as follows:

	As of December 31,
	2006	2005
	(In thousands)

Gross valuation	$7,862	$8,561
Accumulated Amortization	(2,667)	(2,423)

	$5,195	$6,138

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The income and expenses of all consolidated subsidiaries are included in the consolidated federal income tax return of Rural Cellular Corporation and Subsidiaries. For financial reporting purposes, any tax benefit or provision generated by a consolidated subsidiary is accounted for in its separate taxes payable and deferred income tax accounts, computed as if it had filed separate federal and state income tax returns.

RCC uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change.

Net Loss Per Common Share

Basic net loss per share (“EPS”) is computed by dividing net loss by the weighted average number of shares outstanding during the year. Potential common shares of 1,653,004, 1,863,029, and 2,044,037, related to the Company’s outstanding stock options, were excluded from the computation of the diluted EPS for the years ended December 31, 2006, 2005, and 2004, respectively. Also excluded from the computation of the diluted EPS for the years ended December 31, 2006, 2005, and 2004 were 177,667 shares, 160,167 shares and 118,667 shares of non-vested shares granted in 2006, 2005 and 2004, respectively, in addition to 70,679 of non-vested units for the year end December 31, 2006. The Company’s outstanding stock options, non-vested shares, and non-vested units were excluded from the computation of the diluted EPS because they had an antidilutive effect on earnings per share.

Comprehensive Loss

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), which established standards for reporting and display of comprehensive income and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive loss represents net losses and the deferred gains on derivative instruments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive loss in the accompanying consolidated statement of shareholders’ deficit and comprehensive income (loss).

Business and Credit Concentrations

RCC operates in one business segment, the operation of wireless communication systems in the United States.

For the years ended December 31, 2006, 2005, and 2004, roaming revenue from Cingular (on a pro forma basis giving effect to its 2004 merger with AT&T Wireless) accounted for approximately 14.4%, 11.9%, and 9.9%, respectively, of the Company’s total revenue.

Impairment of Long-lived Assets

The Company reviews long-lived assets, consisting primarily of property, plant and equipment and intangible assets with finite lives, for recoverability in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In analyzing potential impairment, the Company uses projections of future undiscounted cash flows from the assets. These projections are based on its view of

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

growth rates for the related business, anticipated future economic conditions, the appropriate discount rates relative to risk, and estimates of residual values. The Company believes that its estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If changes in growth rates, future economic conditions, discount rates, or estimates of residual values were to occur, long-lived assets may become impaired.

In June 2005, the Company’s customer relationship management and billing managed services agreement with Amdocs was mutually terminated. As a result of the termination of the agreement, RCC recorded a charge to operations during the quarter ended June 30, 2005 of $7.0 million, reflecting the write-down of certain development costs previously capitalized. There was no impairment charge in 2006 and 2004 related to its assessment under SFAS No. 144.

Derivative Financial Instruments

The Company recognizes all derivatives as either assets or liabilities in its consolidated balance sheets and measures those instruments at fair value. The Company uses derivative instruments to manage interest rate risk. Changes in the fair values of those derivative instruments are recorded as “Other Comprehensive Income” when they qualify for hedge accounting and “Interest Expense” when they do not qualify for hedge accounting.

The Company formally documents all relationships between hedging instruments and hedged items as well as the risk management objectives and strategies for undertaking various hedge transactions. The Company also assesses, both at inception and on an on-going basis, whether the derivatives that are used in hedging transactions are effective. Should it be determined that a derivative is not effective as a hedge, the Company would discontinue the hedge accounting prospectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Ultimate results could differ from those estimates.

Recently Issued Accounting Pronouncements

Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice to build up improper amounts on the balance sheet. This guidance will apply to fiscal years ending after November 15, 2006 and early application in interim periods is encouraged. The adoption of SAB 108 did not have an impact on its financial position, results of operations, or cash flows.

Uncertainty in Income Taxes.  In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109” (“FIN 48”), which will become effective for the Company on January 1, 2007. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company is currently assessing the impact of adopting FIN 48 on its consolidated results of operations.

Measuring Fair Value.  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), Fair Value Measurements. This statement establishes a consistent framework for measuring fair value and expands disclosures on fair value measurements. SFAS No. 157 is effective for RCC starting in fiscal 2008. The Company has not determined the impact, if any, the adoption of this statement will have on its consolidated financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 on its consolidated financial position and results of operations.

3.	Accounting for Share Based Payments:

Effective January 1, 2006, RCC adopted SFAS No. 123(R), Share-Based Payment (Revised 2004), which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options and employee stock purchases under a stock purchase plan, based on estimated fair values, using the modified prospective transition method. SFAS No. 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to application of SFAS No. 123(R). RCC has applied the provisions of SAB 107 in its adoption of SFAS No. 123(R).

Upon adoption of SFAS No. 123(R), the Company continued to use the Black-Scholes option pricing model as its method of valuation for stock-based awards. RCC’s determination of the fair value of stock-based awards on the date of grant is affected by its stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, its expected stock price volatility over the term of the award and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in accordance with SFAS No. 123(R) and SAB 107, the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

The Company accounted for stock options granted prior to December 31, 2005 in accordance with APB 25, under which no compensation expense was recognized as the grant date fair value was equal to the exercise price. In accordance with the modified prospective transition method pursuant to SFAS No. 123(R), RCC’s condensed consolidated financial statements for periods prior to the first quarter of fiscal 2006 have not been restated to reflect this change. Stock-based compensation recognized during each period is based on the value of the portion of the stock-based awards that will vest during that period, adjusted for expected forfeitures. Stock-based compensation recognized in the Company’s consolidated financial statements for the year ended December 31, 2006 included compensation costs for stock-based awards granted prior to, but not fully vested as of, December 31, 2005 and stock-based awards granted subsequent to December 31, 2005. The Company additionally reclassified unearned compensation on non-vested stock awards of $1.8 million to additional paid-in capital. The cumulative effect adjustment for forfeitures related to stock-based awards was immaterial.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The expected term (estimated period of time outstanding) of options granted prior to January 1, 2006 is the contractual term of the option.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because RCC considers its options to be “plain vanilla,” it estimated the expected term using the simplified method, as prescribed by SAB No. 107, for options granted in 2006. Under SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: granted “at-the-money”; exercisability is conditioned upon service through the vesting date; termination of service prior to vesting results in forfeiture; limited exercise period following termination of service; and options are non-hedgeable. The Company used the following assumptions to estimate the fair value of share-based payment awards:

	2006 Omnibus
	Incentive Plan Options
	and Prior Plans
	Year Ended December 31,
	2006	2005	2004

Average expected term (years)	6.5 yrs	10 yrs	10 yrs
Expected volatility(1)	82.00%	85.94%	88.54%
Risk-free interest rate(2)	5.17%	7.25%	5.25%
Expected dividend yield	—	—	—

(1)	The expected volatility is based on historical volatility for a period equal to the stock option’s expected life.

(2)	The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes the share-based compensation expense included in operating expense that we recorded within the accompanying condensed statements of operations and comprehensive loss. Prior to the adoption of SFAS No. 123(R) on January 1, 2006, the Company expensed non-vested shares pursuant to APB 25. Upon adoption of SFAS No. 123(R) on January 1, 2006, the Company began expensing stock options, shares issued pursuant to the employee stock purchase program, and non-vested shares pursuant to SFAS No. 123(R).

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Total stock-based compensation included in SG&A	$1,490	$680	$41

The adoption of SFAS 123(R) in 2006 resulted in the recognition of incremental pre-tax and post-tax stock-based compensation expense of $1.5 million and an increase in basic and diluted loss per share of $0.11.

Approval of 2006 Omnibus Incentive Plan — Shares Available Under the Plan.  On May 25, 2006, RCC’s shareholders approved the Rural Cellular Corporation 2006 Omnibus Incentive Plan (the “New Plan”). The New Plan affords the Board, acting through its Compensation Committee, the ability to design compensatory awards that are responsive to RCC’s needs and includes authorization for a variety of awards designed to advance RCC’s interests and long-term success by encouraging stock ownership among officers, directors, and employees. RCC has historically granted stock options and non-vested stock under various incentive compensation plans, including the Company’s 1995 Stock Compensation Plan and the Stock Option Plan for Nonemployee Directors (the “Prior Plans”). No further awards may be made under these Prior Plans after May 25, 2006. The New Plan replaced Prior Plans. Unissued shares totaling 255,697 from Prior Plans were transferred to the New Plan. RCC’s Employee Stock Purchase Plan will continue in effect.

The number of shares of RCC’s Class A common stock that may be issued or transferred under the New Plan is 1,000,000 shares plus any shares not issued or subject to outstanding awards under the Prior Plans as of the effective date of the New Plan or any such shares that cease for any reason to be subject to the Prior Plans after the effective date of the New Plan.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes plan activity under the Company’s various stock compensation plans from December 31, 2005 through December 31, 2006:

	2006 Omnibus
	Incentive and	Employee Stock
	Prior Plans	Purchase Plan(1)

Available for issuance at December 31, 2005	205,409	174,196

Shares authorized under the 2006 Omnibus Incentive Plan	1,000,000	—
Options granted	(75,960)	(35,822)
Non-vested shares awarded	(95,679)	—
Options forfeited	72,292	—
Non-vested shares forfeited	5,847	—

Available for issuance at December 31, 2006	1,111,909	138,374

(1)	Employee Stock Purchase Plan options granted of 35,822 shares reflect contributions made in 2006 with corresponding shares being awarded in January 2007.

Non-Vested Shares

Under the 1995 Stock Compensation Plan and the 2006 Omnibus Incentive Plan, RCC has entered into non-vested stock agreements with certain key employees, covering the issuance of Class A common stock. These awards are considered to be non-vested shares under SFAS No. 123(R), as defined. If the performance provisions are achieved for employees, the vesting of the awards is subject only to the remaining term of employment. Non-vested shares awarded to non-employee directors include service conditions. Management has accrued compensation cost based on expectations of whether the conditions as described will be met and reviews these expectations quarterly.

The non-vested shares were granted to the recipients at no cost. As of December 31, 2006, there was a total of $1.8 million of total unrecognized compensation cost related to non-vested shares. This compensation cost will be expensed over a remaining average life of 2.1 years. The total fair value of non-vested shares that vested during the years ended December 31, 2006 and 2005 totaled $16,000 and $6,429, respectively. During the year ended December 31, 2004, no non-vested shares vested.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the year ended December 31, 2006, 2005, and 2004 transactions in non-vested shares were as follows:

		Weighted Average
	Shares	Fair Value

Non-vested shares outstanding, December 31, 2003	—	—
Granted	120,667	$9.50
Vested	—	—
Forfeited	(2,000)	9.51

Non-vested shares outstanding, December 31, 2004	118,667	9.50
Granted	47,500	9.06
Vested	(676)	9.51
Forfeited	(5,324)	9.51

Non-vested shares outstanding, December 31, 2005	160,167	9.37
Granted	95,679	13.85
Vested	(1,653)	9.51
Forfeited	(5,847)	9.51

Non-vested shares outstanding
December 31, 2006	248,346	$11.09

Employee Stock Purchase Plan

Under the employee stock purchase plan, employees who satisfy certain length of service and other criteria are permitted to purchase shares of Class A common stock at 85% of the fair market value of the Class A common stock on the first business day of January or the last business day of December of each year, whichever is lower. The number of shares authorized to be issued under the employee stock purchase plan is 750,000. Each year, employees participate in this plan by making contributions through payroll deduction. The number of purchased shares is determined and issued in January of the following year. Accordingly, the Company issued 35,822, 88,116 and 71,398, shares, at a price of $11.17, $5.32 and $5.30, respectively, during the three months ended March 31, 2007, 2006 and 2005. The shares under the Employee Stock Purchase Plan are expensed during the year the employee made the contribution. Consistent with the provisions of SFAS No. 123(R), compensation expense for shares issued under the Employee Stock Purchase Plan during the year ended December 31, 2006 totaled $338,000. During the year ended December 31, 2005 and 2004, the Company did not record compensation expense for shares issued under the Employee Stock Purchase Plan.

Stock Options

Stock options outstanding under the Company’s 2006 Omnibus Incentive Plan and Prior Plans as of December 31, 2006 have exercise prices ranging between $0.76 and $79.25. Stock options granted to employees typically vest ratably over five years and have a maximum term of ten years. Stock options granted to directors typically vest in full after one year and have a maximum term of six years. The expense related to these options is recorded on a straight line basis over the vesting period.

During 2006, the Company issued options totaling 75,960 shares at an exercise price of $13.56 under its 2006 Omnibus Incentive Plan.

The fair value of options that vested during the year ended December 31, 2006, 2005, and 2004 was $1.2 million, $2.9 million, and $2.9 million, respectively.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, there was a total of $2.7 million of total unrecognized compensation cost related to stock awards (including non-vested shares), which will be expensed over a weighted average period of 2 years.

For the year ended December 31, 2006, 2005, and 2004 RCC received approximately $1.6 million, $1.2 million, and $41,000, respectively in cash from option exercises. The Company has not realized any tax benefit on option exercises given its operating loss carryforward position and uncertainties regarding its ability to realize its deferred tax assets.

Information related to stock options issued under the 2006 Omnibus Incentive Plan and Prior Plans is as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning of period	1,863,029	$15.09	2,044,037	$14.61	2,084,770	$14.64

Granted	75,960	$13.56	56,750	$6.30	31,500	$7.62
Exercised	(213,693)	$7.53	(169,517)	$7.02	(14,760)	$2.80
Forfeited	(72,292)	$42.61	(68,241)	$13.30	(57,473)	$15.17

Outstanding, end of period	1,653,004	$14.77	1,863,029	$15.09	2,044,037	$14.61

Exercisable, end of period	1,370,944	$16.64	1,409,119	$17.91	1,392,617	$17.46

Weighted average fair value of options granted		$10.08		$5.18		$5.82

The following table summarizes the weighted contractual life of currently outstanding and exercisable options:

Weighted Average Contractual Option Life
Year End	Options Outstanding	Options Exercisable
2004	5 yrs	4 yrs
2005	5 yrs	3 yrs
2006	4 yrs	4 yrs

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes certain information concerning currently outstanding and exercisable options as of December 31, 2006:

		Weighted Average			Weighted Average
	Number	Remaining	Weighted Average	Number	Remaining	Weighted Average
Exercise Price Range	Outstanding	Contractual Life	Exercise Price	Exercisable	Contractual Life	Exercise Price
$00.76 — $ 9.99	742,542	5 yrs	$3.20	539,042	5 yrs	$3.44
$10.00 — $19.99	440,885	3 yrs	$13.44	364,925	2 yrs	$13.41
$20.00 — $29.99	263,000	4 yrs	$27.13	260,400	4 yrs	$27.18
$30.00 — $39.99	148,677	3 yrs	$35.00	148,677	3 yrs	$35.00
$40.00 — $49.99	14,500	3 yrs	$43.25	14,500	3 yrs	$43.25
$50.00 — $59.99	8,500	3 yrs	$56.59	8,500	3 yrs	$56.59
$70.00 — $79.25	34,900	3 yrs	$76.87	34,900	3 yrs	$76.87

$00.76 — $79.25	1,653,004	4 yrs	$14.77	1,370,944	4 yrs	$16.64

The intrinsic value for options outstanding at December 31, 2006, 2005, and 2004, was $7.6 million, $10.8 million, and $3.0 million, respectively. The intrinsic value for options exercisable at December 31, 2006, 2005, and 2004, was $5.5 million, $6.2 million, and $1.0 million, respectively. The intrinsic value for exercised options during the years ended December 31, 2006, 2005, and 2004, were $1.2 million, $1.3 million, and $50,680, respectively. The aggregate intrinsic value of options outstanding and exercisable is calculated as the difference between the exercise price of the underlying options and the yearend market price of the Company’s common stock for shares that had exercise prices lower than the Company’s per share closing market price. The aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying options and the year-end market price of the Company’s common stock.

On a pro forma basis, assuming compensation expense was determined consistent with the provisions of SFAS No. 123, stock compensation expense during the years ended December 31, 2005 and 2004 was $3.6 million and $3.0 million, respectively. Stock compensation expense during the year ended December 31, 2006 was $1.5 million. For the years ended December 31, 2005 and 2004, the company expensed $680,000 and $41,000, respectively for its non-vested shares pursuant to APB No. 25. The decline in compensation expense for the year ended December 31, 2006 compared to 2005 reflects a higher number of shares fully vesting in 2005 as compared to 2006. The pro forma information presented below is based on several subjective assumptions and should not be viewed as indicative of future periods.

The following schedule shows the Company’s net loss and net loss per share for the years ended December 31, 2005, and 2004 had compensation expense been determined consistent with the provisions of SFAS No. 123.

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except for per share data)

Net loss applicable to common shares:
As reported	$(130,718)	$(71,296)	$(71,856)
Fair value compensation expense	—	(2,921)	(2,909)

Pro forma	$(130,718)	$(74,217)	$(74,765)

Net loss per basic and diluted share:
As reported	$(9.25)	$(5.62)	$(5.87)
Fair value compensation expense	—	(0.23)	(0.24)

Pro forma	$(9.25)	$(5.85)	$(6.11)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Long-term Liabilities:

The Company had the following long-term liabilities outstanding as of December 31 (in thousands):

	2006	2005

Line of credit	$58,000	$58,000
8 1/4% senior secured notes	510,000	350,000
Senior secured floating rate notes	—	160,000
9 7/8% senior notes	325,000	325,000
9 3/4% senior subordinated notes	300,000	300,000
Senior subordinated floating rate notes	175,000	175,000
11 3/8% senior exchangeable preferred stock	115,488	148,708
Accrued dividends on 11 3/8% senior exchangeable preferred stock	34,611	32,520
12 1/4% junior exchangeable preferred stock	255,558	255,558
Accrued dividends on 12 1/4% junior exchangeable preferred stock	64,917	28,490
Deferred tax liability	13,143	13,561
Premium on senior secured notes offering	5,572	—
Discount on senior subordinated floating rate notes	(1,917)	(2,132)
Asset retirement obligations and other	7,547	3,289

Long-term liabilities	$1,862,919	$1,847,994

Credit Facility — As of December 31, 2006, the Company has drawn $58 million under its revolving credit facility due 2010 at a rate of LIBOR plus 2.0% (7.61% as of December 31, 2006). The credit facility is subject to various covenants, including the ratio of senior secured indebtedness to annualized operating cash flow (as defined in the credit facility), the ratio of total indebtedness to annualized operating cash flow, and the ratio of annualized operating cash flow to interest expense. RCC was in compliance with all financial covenants at December 31, 2006.

Senior Subordinated Floating Rate Notes — In November 2005, the Company issued $175 million of Senior Subordinated Floating Rate Notes due 2012, which were sold at an original issue discount of $2.2 million, or 1.25%. The effective interest rate at December 31, 2006 was 11.12%. Interest is reset quarterly.

The Company may redeem any of the Senior Subordinated Floating Rate Notes at any time on or after November 1, 2007, in whole or in part, at prices starting at 102.000% at November 1, 2007, and declining to 101.000% at November 1, 2008 and 100.000% at November 1, 2009, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the date of redemption. In addition, on or before November 1, 2007, RCC may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% of the principal amount plus a premium equal to the interest rate per annum on the notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the date of redemption, with the proceeds of certain equity offerings. The Company may make that redemption only if, after that redemption, at least 65% of the aggregate principal amount of notes issued under the indenture remain outstanding.

8 1/4% Senior Secured Notes — In March 2004, the Company issued $350 million aggregate principal amount of 8 1/4% senior secured notes due March 15, 2012 (“2012 notes”) and $160 million aggregate principal amount of senior secured floating rate notes due March 15, 2010 (“2010 notes”).

In May 2006, RCC issued an additional $160 million aggregate principal amount of 2012 notes and used the net proceeds, $166.6 million, together with available cash, to repay all outstanding obligations under the

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s 2010 notes, including $160.0 million aggregate principal, $3.4 million in accrued interest, and a $3.2 million call premium, and to pay fees and expenses associated with the offering of the 2012 notes and the redemption. These notes were offered at an issuance premium of $6.6 million, which will be amortized over the term of the 2012 notes.

Interest on the 2012 notes is payable on March 15 and September 15 of each year. After March 15, 2008, the Company may redeem the 2012 notes, in whole or in part, at prices starting at 104.125% of the principal amount at March 15, 2008, and declining to 102.063% at March 15, 2009 and 100.000% at March 15, 2010, plus accrued and unpaid interest to but excluding the date fixed for redemption. At any time, which may be more than once, before March 15, 2007, the Company can choose to redeem up to 35% of the 2012 notes with funds raised in certain equity offerings for 108.250% of the aggregate principal amount of the 2012 notes redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

9 7/8% Senior Notes — In 2003, RCC issued $325 million principal amount of 9 7/8% senior notes due 2010. Interest is payable on February 1 and August 1 of each year. The notes will mature on February 1, 2010. After August 1, 2007, at the Company’s option, RCC may redeem the 9 7/8% notes at prices starting at 104.938% of the principal amount at August 1, 2007, declining to 102.469% at August 1, 2008 and 100% at August 1, 2009, plus accrued and unpaid interest to but excluding the date fixed for redemption.

9 3/4% Senior Subordinated Notes — In 2002, RCC issued $300 million principal amount of 9 3/4% senior subordinated notes due 2010. Interest on the 9 3/4% senior subordinated notes is payable semi-annually on January 15 and July 15. The 9 3/4% senior subordinated notes will mature on January 15, 2010. The Company may redeem the 9 3/4% notes at 103.250% of the principal amount beginning January 15, 2007, declining to 101.625% and 100.000% at January 15, 2008, and 2009, respectively, plus accrued and unpaid interest to but excluding the date fixed for redemption.

Financial Covenant Compliance — The Company was in compliance with all financial covenants at December 31, 2006 related to the Notes described above.

11 3/8% Senior Exchangeable Preferred Stock — Due May 15, 2010. Dividends on the senior exchangeable preferred stock are cumulative, are payable quarterly, and after May 15, 2003, are to be paid in cash. At December 31, 2006, RCC was eight dividend payments in arrears, and accordingly a “Voting Rights Triggering Event” exists. RCC has accrued $34.6 million in undeclared dividends on the senior exchangeable preferred stock, which will be payable at the mandatory redemption date, if not sooner declared and paid. RCC may redeem the senior exchangeable preferred stock, in whole or in part, at any time at a redemption price equal to 101.422% of the liquidation preference at May 15, 2006, declining to 100.000% at May 15, 2007, plus accumulated and unpaid dividends, if any, to but excluding the redemption date.

Repurchase of Senior Exchangeable Preferred Stock.  During the years ended December 31, 2006 and December 31, 2005, RCC redeemed 22,721 and 14,932 shares of senior exchangeable preferred stock for $27.7 million and $13.4 million, respectively. The corresponding $931,543 and $5.5 million gains, not including transaction commissions and other related fees, were recorded as a reduction of interest expense.

Exchange of Senior Exchangeable Preferred Stock for Class A Common Stock.  During the years ended December 31, 2006 and December 31, 2005, RCC redeemed an aggregate of 10,500 and 10,535 shares of its senior exchangeable preferred stock for an aggregate of 1,166,500 and 1,152,745 shares of its Class A common stock in negotiated transactions, resulting in a loss of $518,688 and a gain of $168,241, respectively. The shares were issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

12 1/4% Junior Exchangeable Preferred Stock — Due February 15, 2011. Dividends on the junior exchangeable preferred stock are cumulative, are payable quarterly, and are to be paid on any dividend payment date occurring after February 15, 2005 in cash. RCC has not declared or paid the cash dividends due

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

since May 2005. At December 31, 2006, RCC was seven dividend payments in arrears, and accordingly in a “Voting Rights Triggering Event,” and had accrued $64.9 million in undeclared dividends on the junior exchangeable preferred stock, which will be payable at the mandatory redemption date, if not sooner declared and paid. Through February 14, 2007, RCC may redeem the junior exchangeable preferred stock, in whole or in part, at any time, at a redemption price equal to 104.594% of the liquidation preference, declining to 103.063% at February 15, 2007, 101.531% at February 15, 2008, and 100.000% at February 15, 2009, plus accumulated and unpaid dividends, if any, to but excluding the redemption date.

Voting Rights Triggering Event for Senior and Junior Exchangeable Preferred Stock — The shares of senior and junior exchangeable preferred stock are non-voting, except as otherwise required by law and as provided in their respective Certificates of Designation. Each Certificate of Designation provides that at any time dividends on the outstanding exchangeable preferred stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), the holders of a majority of the outstanding shares of the affected exchangeable preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of RCC’s Board of Directors. The voting rights continue until such time as all dividends in arrears on the affected class of exchangeable preferred stock are paid in full, at which time the terms of any directors elected pursuant to such voting rights will terminate. Voting rights may also be triggered by other events described in the Certificates of Designation. As of December 31, 2006, the Senior and Junior Exchangeable preferred stock shareholders did not have directors elected by them to serve on RCC’s board.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.  Pursuant to SFAS No. 150, the Company’s 11 3/8% Senior Exchangeable and 12 1/4% Junior Exchangeable Preferred securities are classified as Long-Term Liabilities because these securities are exchangeable at the Company’s option for debentures of like terms. The dividend expense related to these instruments is classified as interest expense. For the years ended December 31, 2006, 2005 and 2004, dividends on these instruments were $55.8 million, $54.8 million and $55.3 million, respectively.

The Company’s Class M Preferred Stock does not meet the characteristics of a liability, pursuant to SFAS No. 150, and will continue to be presented between liability and equity on the Company’s balance sheet.

Current portion of long-term debt — There was no current portion of the Company’s long-term debt as of December 31, 2006 and 2005.

5.	Financial Instruments:

In connection with the issuance of $175 million of senior subordinated floating rate notes in November 2005, the Company entered into a collar to manage interest rates. This collar effectively limits interest from exceeding 5.87% and from being less than 4.25% on a $175 million notional amount through its termination date of November 1, 2008. This collar is recorded on the Company’s balance sheet at fair market value, with related changes in fair market value included in the statement of operations, within interest expense, and not accounted for as a hedge under SFAS No. 133.

In connection with the repayment of the Company’s former credit facility in March 2004, the Company terminated its two remaining interest rate swaps, which had an aggregate notional amount of $284.0 million, for aggregate cash consideration of $7.6 million. Amounts previously recognized as unrealized losses in other comprehensive income, when hedge accounting was applied, were charged to interest expense in the first quarter of 2004.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The notional and estimated fair market values and carrying amounts of RCC’s financial instruments are set forth in the table below. Fair market values are based on quoted market prices, if available.

	Carrying Value		Estimated Fair Market Value
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
Financial liabilities
Credit facility	$58,000	$58,000	$56,695	$57,130
8 1/4% senior secured notes	515,572	350,000	529,125	370,125
Senior secured floating rate notes	—	160,000	—	164,400
9 7/8% senior notes	325,000	325,000	344,500	342,875
9 3/4% senior subordinated notes	300,000	300,000	306,750	303,000
Senior subordinated floating rate notes	173,083	172,868	182,656	176,313
11 3/8% senior exchangeable preferred stock	115,488	148,708	116,366	138,495
12 1/4% junior exchangeable preferred stock	255,558	255,558	230,769	223,235
Class M convertible preferred stock(1)	187,697	173,403	187,697	173,403

	1,930,398	1,943,537	1,954,558	1,948,976
Derivative financial instrument
Interest rate collar agreement	141	339	141	339
Morgan Stanley (terminates November 1, 2008)
Other
Accrued 11 3/8% senior exchangeable preferred stock dividends	34,611	32,520	34,611	32,520
Accrued 12 1/4% junior exchangeable preferred stock dividends	64,917	28,490	64,917	28,490
Asset retirement and other long-term liabilities	7,406	2,950	7,405	2,950

Total financial liabilities	$2,037,473	$2,007,836	$2,061,632	$2,013,275

(1)	These financial instruments are not actively traded and, therefore, the estimated fair market value is stated at the carrying value.

6.	Redeemable Convertible Preferred Stock:

In April 2000, the Company issued 110,000 shares of Class M Voting Convertible Preferred stock. The security has a liquidation preference of $1,000 per share and is to be redeemed on April 3, 2012.

Class M Voting Convertible Preferred security balance sheet reconciliation (in thousands):

As of
December 31, 2006

Preferred securities originally issued	$110,000
Accrued dividends	77,697
Unamortized issuance costs	(2,039)

$185,658

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dividends on the Class M convertible preferred stock are compounded quarterly, accrue at 8% per annum, and are payable upon redemption of the stock or upon liquidation of RCC. The Class M convertible preferred stock is convertible into the Company’s Class A common stock at $46.71 per share. Dividends are not payable if the shares are converted. The holders of the Class M convertible preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis. The Class M convertible preferred stock is senior to the Company’s common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of RCC.

The Class M convertible preferred stock, is redeemable at 100% of its total liquidation preference plus accumulated and unpaid dividends at April 3, 2012.

7.	Shareholders’ Deficit:

Authorized Shares

The Company has 300,000,000 shares of authorized capital stock consisting of 200,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock, and 90,000,000 undesignated shares.

Common Stock Rights

Holders of Class A common stock are entitled to one vote for each share owned while holders of Class B common stock are entitled to ten votes for each share owned. Each share of Class B common stock may at any time be converted into one share of Class A common stock at the option of the holder. All issued Class B common shares may also be converted into an equivalent number of Class A common shares upon the affirmative vote of not less than 66 2/3% of the then outstanding Class B common shares. Further, Class B common shares are automatically converted to an equal number of Class A common shares if they are transferred to anyone who is not an affiliate of the transferring shareholder.

RCC has adopted shareholder rights plans for its Class A common stock and Class B common stock. The rights plans give each holder of Class A common stock the right to purchase 1/100th of a newly authorized preferred share that is essentially equivalent to one share of Class A common stock and each holder of Class B common stock the right to purchase 1/100th of a newly authorized preferred share, essentially equivalent to one share of Class B common stock. The exercise price for both the Class A rights and the Class B rights is $120 per right.

The rights become exercisable by existing shareholders only following the acquisition by a buyer, without prior approval of the Company’s board of directors, of 15% or more of the outstanding Common Stock, Class A and Class B, or following the announcement of a tender offer for 15% of the outstanding Common Stock. If a person acquires 15% or more of the Company’s Common Stock, each right (except those held by the acquiring person) will entitle the holder to purchase shares of the Company’s Class A or Class B common stock, as appropriate, having a market value of twice the right’s exercise price, or, in effect, at a 50% discount from the then current market value. If the Company were acquired in a merger or similar transaction after a person acquires 15% of the Company’s outstanding Common Stock, without prior approval of the board of directors, each right would entitle the holder (other than the acquirer) to purchase shares of the acquiring company having a market value of twice the exercise price of the right, or, in effect, at a discount of 50%. Until the acquisition by any person of 15% or more of the Company’s Common Stock, the rights can be redeemed by the board of directors for $.001 per right.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes:

For the years ended December 31, 2006, 2005 and 2004 the Company recorded a benefit for income taxes related to the amortization of intangibles.

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax benefit recorded in the consolidated financial statements was as follows:

	Years Ended December 31,
	2006	2005	2004

Tax at statutory rate	(35.0)%	(35.0)%	(35.0)%
State taxes	(3.0)	(3.0)	(3.0)
Nondeductible item — amortization	(0.3)	(0.6)	(2.8)
FAS No. 150 Interest	18.1	26.6	18.4
Adjustment for valuation allowance	19.9	11.4	19.6

	(0.3)%	(0.6)%	(2.8)%

The components of the Company’s current year income tax benefit consist of the following (in thousands):

	Years Ended December 31,
	2006	2005	2004

Current
Federal	$—	$—	$—
State	37	—	—

	37	—	—
Deferred
Federal	(385)	(385)	(1,540)
State	(33)	(33)	(132)

	(418)	(418)	(1,672)

Total	$(381)	$(418)	$(1,672)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax effect of the items that create deferred income tax assets and liabilities is as follows (in thousands):

	December 31,
	2006	2005

Deferred income tax assets:
Operating loss carryforwards	$205,243	$167,191
Temporary differences:
Allowance for doubtful accounts	1,020	1,358
Other	3,868	2,885
Valuation allowance	(183,004)	(160,513)

Total deferred income tax assets	27,127	10,921
Deferred income tax liabilities:
Depreciation	(13,045)	(21,111)
Intangible assets	(26,940)	(2,158)
Other	(285)	(1,213)

Net deferred income tax liability	$(13,143)	$(13,561)

As of December 31, 2006, the Company had tax operating loss carryforwards of approximately $538 million available to offset future income tax liabilities. These carryforwards expire in the years 2007 through 2026. Internal Revenue Code Section 382 limits the availability and timing of the use of net operating loss carryforwards in the event of certain changes in the ownership of the Company’s common stock.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, the limitations under Internal Revenue Code Section 382 following a change in ownership and tax planning strategies in making this assessment. Based upon the assessment, management has established a valuation allowance for net deferred income tax assets currently not expected to be realized.

9.	Commitments and Contingencies:

Employment Agreements

The Company has employment agreements with certain executive officers with terms of three years. These agreements provide for payment of amounts up to 2.99 times their average annual compensation for the three proceeding fiscal years if there is a termination of their employment as a result of a change in control of the Company, as defined in the agreements. The maximum contingent liability under these agreements was $9.1 million at December 31, 2006.

Related Party Transactions

The Company has entered into various arrangements with its shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of the Company’s stock and in which total payments or receipts for these arrangements exceeded $120,000 are described below.

Agreements with Affiliates.  The Company has arrangements with several of its shareholders for cell site leases, interconnection service agreements and agent sales agreements. During 2006, 2005, and 2004, the Company paid $1,986,883, $1,504,401, and $1,259,834, respectively, to related parties for these services, net

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of amounts received from these shareholders for similar services provided by the Company. In addition, several of the Company’s shareholders are customers for its cellular and paging services and, in connection therewith, also purchase or lease cellular telephones from the Company. During 2006, 2005, and 2004, the Company received $231,611, $249,387, and $310,485, respectively, from related parties for these services.

Roaming Arrangements.  The Company has roaming agreements with United States Cellular Corporation, a subsidiary of Telephone & Data Systems, Inc. Affiliates of Telephone & Data Systems, Inc. beneficially own, in the aggregate, more than 5% of the Company’s Class A and Class B Common Stock. Under the roaming agreements, the Company pays for service provided to its customers in areas served by United States Cellular Corporation and receives payment for service provided to customers of United States Cellular Corporation in the Company’s cellular service areas. RCC negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. During 2006, 2005, and 2004, charges to the Company for services provided by United States Cellular Corporation totaled $1,744,161, $1,933,176, and $2,555,246, and charges by the Company to United States Cellular Corporation totaled $2,990,235, $3,358,774, and $4,123,699, respectively.

Rural Cellular Corporation has had roaming and other service agreements with Alltel Corporation (“Alltel”). Under the roaming agreements, Rural Cellular Corporation has paid for service provided to its customers in areas served by Alltel and has received payment for service provided to Alltel’s customers in RCC’s cellular service areas. The reimbursement and charge rates were negotiated with Alltel.

As of December 31, 2006, Alltel owned more than 5% of the RCC’s Junior Exchangeable Preferred Stock In August 2006, RCC became seven dividend payments in arrears on its junior exchangeable preferred stock. Accordingly, a “Voting Rights Triggering Event,” for the junior exchangeable preferred stock had occurred. Because of Alltel’s ownership of more than 5% of the RCC’s Junior Exchangeable Preferred Stock and the “Voting Rights Triggering Event,” Alltel became a related party of RCC in August 2006.

While a related party in 2006, charges to RCC for services provided by Alltel Corporation and subsidiaries were $2,173,489 and roaming charges by RCC to Alltel Corporation were $2,170,987.

Legal and Regulatory Matters

The Company is involved from time to time in routine legal matters and other claims incidental to the Company’s business. RCC believes that the resolution of such routine matters and other incidental claims, taking into account established reserves and insurance, will not have a material adverse impact on its consolidated financial position or results of operations.

Regulatory Matters.  In the normal course of business, the Company is subject to various regulatory requirements associated with its networks. The Company currently does not meet all of the requirements imposed by regulatory agencies. In some cases, the Company has received a waiver from such requirements or is in the process of applying for a waiver. However, management does not believe such non-compliance will have a material adverse effect on the Company, although the ultimate outcome of these matters cannot be determined based on available information.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

The Company leases office space, cellular towers (including land leases on which the Company’s owned towers reside), and real estate under noncancelable operating leases. These leases typically include renewal options and escalation clauses. Future minimum payments under these leases as of December 31, 2006 are as follows (in thousands):

Year	Amount

2007	$19,343
2008	16,605
2009	13,961
2010	8,722
2011	3,780
Thereafter	6,098

Total	$68,509

Under the terms of the lease agreements, the Company also is responsible for certain operating expenses and taxes. Total rent expense of $21.0 million, $17.7 million, and $13.6 million was charged to operations for the years ended December 31, 2006, 2005, and 2004, respectively.

For the Company’s leases, rent expense is recognized in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases using the straight-line method over the term of the leases.

Accounting for Asset Retirement Obligations.  The Company adopted Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), Accounting for Asset Retirement Obligations, effective January 1, 2003. Pursuant to SFAS No. 143, the Company recorded the fair value of a legal liability for contractual obligations related to costs associated with removing equipment from cell sites that reside on leased property (“ARO”). This liability is reviewed and adjusted periodically and is recorded in other long-term liabilities.

As of December 31, 2006 and 2005, the Company’s asset retirement obligations were as follows (in thousands):

	2006	2005

Balance, January 1,	$1,099	$985

Change in estimated cash flows	3,254	57
Accretion	302	57
Settlement of asset retirement obligations	(7)	—

Balance, December 31,	$4,648	$1,099

Purchase Commitments

On December 29, 2006, the Company executed a three-year purchase agreement with Nortel under which Nortel will provide CDMA network and switching equipment/software/support for the Company’s Midwest territory. This equipment will be used to replace the Company’s currently installed network equipment in this territory. The Company anticipates completing the equipment replacement during 2007. As of December 31, 2006, the Company’s outstanding commitment under the agreement was $8.6 million.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Off-Balance Sheet Financings and Liabilities

The Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

10.	Defined Contribution Plan:

The Company has a defined contribution savings and profit-sharing plan for employees who meet certain age and service requirements. Under the savings portion of the plan, employees may elect to contribute a percentage of their salaries to the plan, with the Company contributing a matching percentage of the employees’ contributions. Under the profit-sharing portion of the plan, the Company contributes a percentage of employees’ salaries. Contributions charged to operations for the years ended December 31, 2006, 2005, and 2004, were approximately $786,000, $732,000, and $781,000, respectively. The percentages the Company matches under the savings portion of the plan and contributes under the profit-sharing portion of the plan are determined annually by the Company’s Board of Directors.

11.	Supplemental Cash Flow Information (in thousands):

	Years Ended December 31,
	2006	2005	2004

Cash paid for:
Interest, net of amounts capitalized(1)	$133,480	$132,966	$101,405
Noncash investing and financing transactions:
Accrued property, and equipment purchases	1,178	5,452	7,055
Preferred stock dividends	14,677	$13,865	$12,915
Conversion of Class T preferred stock into common stock	—	$7,540	—
Reversal of Class T preferred stock accrued dividends	—	$1,681	—
Exchange of Senior Exchangeable Preferred Stock for Class A Common Stock	$14,089	$13,435	$—

(1)	Includes Senior Exchangeable Preferred Stock quarterly dividends paid in cash totaling approximately $8.3 million and $17.8 million in 2006 and 2005, respectively.

12.	Quarterly Results of Operations (Unaudited):

The Company experiences seasonal fluctuations in revenue and operating income. RCC’s average monthly roaming revenue per cellular customer increases during the second and third calendar quarters. This increase reflects greater usage by its roaming customers who travel in the Company’s cellular service areas for weekend and vacation recreation or work in seasonal industries. Because RCC’s cellular service area includes many seasonal recreation areas, it expects that roaming revenue will continue to fluctuate seasonally more than service revenue.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain unaudited quarterly results for 2006 and 2005 are set forth below (in thousands, except per share data):

	2006 Quarter Ended				2005 Quarter Ended
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Revenue:
Service	$95,970	$96,939	$95,979	$96,332	$94,695	$98,865	$98,287	$96,001
Roaming	30,806	36,660	46,952	39,449	19,622	25,112	41,785	36,255
Equipment	6,356	6,599	5,842	6,576	9,054	9,420	8,220	7,619

Total revenue	$133,132	$140,198	$148,773	$142,357	$123,371	$133,397	$148,292	$139,875
Operating income (loss)	$24,121	$24,776	$29,707	$(8,264)	$23,814	$21,033	$35,931	$25,168
Net loss before income tax benefit	$(20,929)	$(26,183)	$(15,647)	$(53,663)	$(18,574)	$(16,269)	$(7,721)	$(21,976)
Net loss applicable to common shares	$(24,338)	$(29,701)	$(19,277)	$(57,402)	$(21,804)	$(19,597)	$(11,151)	$(18,744)
Net loss per basic and diluted share	$(1.74)	$(2.11)	$(1.37)	$(4.00)	$(1.77)	$(1.59)	$(0.89)	$(1.38)

13.	Guarantor/Non-Guarantor Condensed Consolidating Financial Information

RCC’s obligations under the 8 1/4% Senior Secured Notes due 2012 are senior secured obligations and are fully and unconditionally guaranteed on a senior, secured, second-priority basis by certain of its subsidiaries. Wireless Alliance, LLC is not a guarantor of the notes.

The Company accounts for its investment in subsidiaries using the equity method for purposes of the supplemental consolidating presentation. The principal eliminating entries eliminate investments in subsidiaries and inter-company balances and transactions.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following consolidating financial information as of the dates and for the periods indicated of Rural Cellular Corporation (the Parent), its guarantor subsidiaries, and its non-guarantor subsidiaries reflects all inter-company revenue and expense.

Balance Sheet Information as of December 31, 2006 (in thousands, except per share data):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$69,571	$2,884	$40	$—	$72,495
Short-term investments	110,716	—	—	—	110,716
Accounts receivable, less allowance for doubtful accounts	26,387	34,610	1,595	—	62,592
Inventories	2,739	8,452	175	—	11,366
Other current assets	1,940	2,263	87	(25)	4,265
Current intercompany receivable	(4,160)	18,642	—	(14,482)	—

Total current assets	207,193	66,851	1,897	(14,507)	261,434

PROPERTY AND EQUIPMENT, net	41,247	163,519	7,212	—	211,978
LICENSES AND OTHER ASSETS:
Licenses, net	—	516,034	8,679	—	524,713
Goodwill, net	3,151	345,533	—	—	348,684
Customer lists, net	644	10,090	—	—	10,734
Deferred debt issuance costs, net	21,910	—	—	—	21,910
Investment in consolidated subsidiaries	1,088,428	—	—	(1,088,428)	—
Other assets, net	2,859	11,310	1,922	(10,896)	5,195

Total licenses and other assets	1,116,992	882,967	10,601	(1,099,324)	911,236

	$1,365,432	$1,113,337	$19,710	$(1,113,831)	$1,384,648

CURRENT LIABILITIES:
Accounts payable	$19,203	$18,880	$497	$—	$38,580
Advance billings and customer deposits	2,527	9,286	218	—	12,031
Accrued interest	42,784	—	—	—	42,784
Other accrued expenses	34,771	49,218	36	(76,193)	7,832
Current intercompany payable	—	14,481	—	(14,481)	—

Total current liabilities	99,285	91,865	751	(90,674)	101,227
LONG-TERM LIABILITIES	1,845,645	1,020,518	33,876	(1,037,120)	1,862,919

Total liabilities	1,944,930	1,112,383	34,627	(1,127,794)	1,964,146

REDEEMABLE PREFERRED STOCK	185,658	—	—	—	185,658
SHAREHOLDERS’ EQUITY (DEFICIT):
Class A common stock; $.01 par value; 200,000 shares authorized, 15,048 outstanding	151	2	—	(2)	151
Class B common stock; $.01 par value; 10,000 shares authorized, 399 outstanding	4	—	—	—	4
Additional paid-in capital	228,149	844,559	31,679	(876,238)	228,149
Accumulated earnings (deficit)	(993,460)	(843,607)	(46,596)	890,203	(993,460)

Total shareholders’ equity (deficit)	(765,156)	954	(14,917)	13,963	(765,156)

	$1,365,432	$1,113,337	$19,710	$(1,113,831)	$1,384,648

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the year ended December 31, 2006 (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$109,158	$271,673	$6,144	$(1,755)	$385,220
Roaming	36,029	110,579	7,259	—	153,867
Equipment	5,370	19,535	468	—	25,373

Total revenue	150,557	401,787	13,871	(1,755)	564,460

OPERATING EXPENSES:
Network costs, excluding depreciation	32,839	103,510	3,009	(1,311)	138,047
Cost of equipment sales	13,464	42,291	832	—	56,587
Selling, general and administrative	64,568	79,404	3,743	(444)	147,271
Depreciation and amortization	23,720	101,846	2,849	—	128,415
Impairment of assets	—	23,800	—	—	23,800

Total operating expenses	134,591	350,851	10,433	(1,755)	494,120

OPERATING INCOME	15,966	50,936	3,438	—	70,340

OTHER INCOME (EXPENSE):
Interest expense	(194,719)	(103,578)	(3,321)	106,621	(194,997)
Interest and dividend income	114,383	99	5	(106,621)	7,866
Inter-company charges	30,229	(30,229)	—	—	—
Equity in subsidiaries	(81,923)	—	—	81,919	(4)
Other	(18)	405	(14)	—	373

Other expense, net	(132,048)	(133,303)	(3,330)	81,919	(186,762)

INCOME (LOSS) BEFORE INCOME TAXES	(116,082)	(82,367)	108	81,919	(116,422)

INCOME TAX PROVISION (BENEFIT)	(41)	(21,826)	5	21,481	(381)

NET INCOME (LOSS)	(116,041)	(60,541)	103	60,438	(116,041)

PREFERRED STOCK DIVIDEND	(14,677)	—	—	—	(14,677)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(130,718)	$(60,541)	$103	$60,438	$(130,718)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows Information for the year ended December 31, 2006 (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(116,041)	$(60,541)	$103	$60,438	$(116,041)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and customer list amortization	23,720	101,846	2,849	—	128,415
Loss on write-off of debt and preferred stock issuance costs	3,022	—	—	—	3,022
Mark-to-market adjustments — financial instruments	(197)	—	—	—	(197)
Net gain on repurchase and exchange of senior exchangeable preferred stock	(413)	—	—	—	(413)
Non-cash junior exchangeable preferred stock dividends	—	—	—	—	—
Impairment of assets	—	23,800	—	—	23,800
Stock-based compensation	1,490	—	—	—	1,490
Deferred income taxes	(41)	(21,826)	5	21,481	(381)
Amortization of debt issuance costs	5,351	—	—	—	5,351
Amortization of discount on investments	(2,878)	—	—	—	(2,878)
Other	(206)	(189)	34	—	(361)
Change in other operating elements:
Accounts receivable	4,016	1,977	501	—	6,494
Inventories	982	493	8	—	1,483
Other current assets	(344)	362	(3)	—	15
Accounts payable	(6,763)	10	(133)	—	(6,886)
Advance billings and customer deposits	127	52	(33)	—	146
Accrued senior exchangeable preferred stock dividends	47,520	—	—	—	47,520
Accrued interest	3,448	—	—	—	3,448
Other accrued expenses	(411)	(746)	(3)	—	(1,160)

Net cash provided by (used in) operating activities	(37,618)	45,238	3,328	81,919	92,867

INVESTING ACTIVITIES:
Purchases of property and equipment	(17,127)	(29,950)	(381)	—	(47,458)
Purchases of short-term investments	(188,166)	—	—	—	(188,166)
Maturities of short-term investments	148,100	—	—	—	148,100
Proceeds from sale of property and equipment	128	2,595	—	—	2,723
Other	123	(215)	(5)	—	(97)

Net cash used in investing activities	(56,942)	(27,570)	(386)	—	(84,898)

FINANCING ACTIVITIES:
Change in parent company receivable and payable	102,291	(17,423)	(2,949)	(81,919)	—
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	2,085	—	—	—	2,085
Proceeds from issuance of 8 1/4% senior secured notes	166,600	—	—	—	166,600
Redemption of senior secured floating rate notes	(160,000)	—	—	—	(160,000)
Repurchases of senior exchangeable preferred stock	(27,721)	—	—	—	(27,721)
Payments of debt issuance costs	(3,260)	—	—	—	(3,260)

Net cash (used in) provided by financing activities	79,995	(17,423)	(2,949)	(81,919)	(22,296)

NET (DECREASE) INCREASE IN CASH	(14,565)	245	(7)	—	(14,327)
CASH AND CASH EQUIVALENTS, at beginning of year	84,136	2,639	47	—	86,822

CASH AND CASH EQUIVALENTS, at end of year	$69,571	$2,884	$40	$—	$72,495

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet Information as of December 31, 2005 (in thousands, except per share data):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$84,136	$2,639	$47	$—	$86,822
Short-term investments	66,778	—	—	—	66,778
Accounts receivable, less allowance for doubtful accounts	25,166	45,486	2,235	—	72,887
Inventories	3,721	8,945	183	—	12,849
Other current assets	1,590	2,606	84	—	4,280
Current intercompany receivable	40,778	11,460	—	(52,238)	—

Total current assets	222,169	71,136	2,549	(52,238)	243,616

PROPERTY AND EQUIPMENT, net	53,423	214,960	9,025	—	277,408
LICENSES AND OTHER ASSETS:
Licenses, net	—	539,834	8,679	—	548,513
Goodwill, net	3,151	345,533	—	—	348,684
Customer lists, net	956	28,345	—	—	29,301
Deferred debt issuance costs, net	27,022	—	—	—	27,022
Investment in consolidated subsidiaries	1,145,748	—	—	(1,145,748)	—
Other assets, net	3,569	5,624	2,218	(5,273)	6,138

Total licenses and other assets	1,180,446	919,336	10,897	(1,151,021)	959,658

	$1,456,038	$1,205,432	$22,471	$(1,203,259)	$1,480,682

CURRENT LIABILITIES:
Accounts payable	$26,894	$25,989	$609	$—	$53,492
Advance billings and customer deposits	2,395	9,239	251	—	11,885
Accrued interest	39,336	—	—	—	39,336
Other accrued expenses	34,936	49,676	39	(75,670)	8,981
Current intercompany payable	—	105,672	(4,435)	(101,237)	—

Total current liabilities	103,561	190,576	(3,536)	(176,907)	113,694
LONG-TERM LIABILITIES	1,833,483	1,037,347	41,027	(1,063,863)	1,847,994

Total liabilities	1,937,044	1,227,923	37,491	(1,240,770)	1,961,688

REDEEMABLE PREFERRED STOCK	170,976	—	—	—	170,976
SHAREHOLDERS’ EQUITY (DEFICIT):
Class A common stock; $.01 par value; 200,000 shares authorized, 13,530 outstanding	135	918	—	(918)	135
Class B common stock; $.01 par value; 10,000 shares authorized, 427 outstanding	4	—	—	—	4
Additional paid-in capital	212,420	760,152	31,679	(791,831)	212,420
Accumulated earnings (deficit)	(862,742)	(783,561)	(46,699)	830,260	(862,742)
Unearned compensation	(1,799)	—	—	—	(1,799)

Total shareholders’ equity (deficit)	(651,982)	(22,491)	(15,020)	37,511	(651,982)

	$1,456,038	$1,205,432	$22,471	$(1,203,259)	$1,480,682

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the year ended December 31, 2005 (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$95,620	$285,681	$7,555	$(1,008)	$387,848
Roaming	25,061	88,877	8,839	(3)	122,774
Equipment	6,733	26,914	666	—	34,313

Total revenue	127,414	401,472	17,060	(1,011)	544,935

OPERATING EXPENSES:
Network costs, excluding depreciation	23,270	94,688	3,117	(753)	120,322
Cost of equipment sales	11,744	45,472	1,050	—	58,266
Selling, general and administrative	39,701	108,517	4,958	(258)	152,918
Depreciation and amortization	18,128	78,779	3,556	—	100,463
Impairment of assets	7,020	—	—	—	7,020

Total operating expenses	99,863	327,456	12,681	(1,011)	438,989

OPERATING INCOME	27,551	74,016	4,379	—	105,946

OTHER INCOME (EXPENSE):
Interest expense	(171,745)	(105,133)	(2,990)	108,037	(171,831)
Interest and dividend income	110,222	34	2	(108,037)	2,221
Inter-company charges	10,140	(10,140)	—	—	—
Equity in subsidiaries	(39,134)	—	—	39,126	(8)
Other	18	(884)	(2)	—	(868)

Other expense, net	(90,499)	(116,123)	(2,990)	39,126	(170,486)

INCOME (LOSS) BEFORE INCOME TAXES	(62,948)	(42,107)	1,389	39,126	(64,540)

INCOME TAX PROVISION (BENEFIT)	1,174	(1,649)	—	57	(418)
NET INCOME (LOSS)	(64,122)	(40,458)	1,389	39,069	(64,122)

PREFERRED STOCK DIVIDEND	(7,174)	—	—	—	(7,174)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(71,296)	$(40,458)	$1,389	$39,069	$(71,296)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows Information for the year ended December 31, 2005 (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(64,122)	$(40,458)	$1,389	$39,069	$(64,122)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and customer list amortization	18,128	78,779	3,556	—	100,463
Loss on write-off of debt and preferred stock issuance costs	1,533	—	—	—	1,533
Mark-to-market adjustments — financial instruments	339	—	—	—	339
Gain on repurchase of preferred stock	(5,722)	—	—	—	(5,722)
Non-cash preferred stock dividends	3,797	—	—	—	3,797
Impairment of assets	7,020	—	—	—	7,020
Stock-based compensation	680	—	—	—	680
Deferred income taxes	1,174	(1,649)	—	57	(418)
Amortization of debt issuance costs	5,460	—	—	—	5,460
Other	167	1,196	2	—	1,365
Change in other operating elements:
Accounts receivable	(9,175)	(5,241)	154	—	(14,262)
Inventories	(1,817)	(3,510)	136	—	(5,191)
Other current assets	78	(180)	(3)	—	(105)
Accounts payable	5,086	1,952	(281)	—	6,757
Advance billings and customer deposits	248	620	(59)	—	809
Accrued preferred stock dividends	33,211	—	—	—	33,211
Accrued interest	2,021	—	—	—	2,021
Other accrued expenses	(681)	(14)	(3)	—	(698)

Net cash provided by (used in) operating activities	(2,575)	31,495	4,891	39,126	72,937

INVESTING ACTIVITIES:
Purchases of property and equipment	(18,920)	(75,604)	(427)	—	(94,951)
Purchases of short-term investments	(66,778)	—	—	—	(66,778)
Proceeds from sale of property and equipment	34	213	—	—	247
Other	(103)	—	—	—	(103)

Net cash used in investing activities	(85,767)	(75,391)	(427)	—	(161,585)

FINANCING ACTIVITIES:
Change in parent company receivable and payable	(1,721)	45,282	(4,435)	(39,126)	—
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	1,570	—	—	—	1,570
Proceeds from issuance of long-term debt under the credit facility	58,000	—	—	—	58,000
Proceeds from issuance of senior subordinated floating rate notes	172,816	—	—	—	172,816
Redemption of 9 5/8% senior subordinated notes	(125,000)	—	—	—	(125,000)
Repurchases of preferred stock	(13,355)	—	—	—	(13,355)
Payments of debt issuance costs	(3,798)	—	—	—	(3,798)
Other	(102)	—	—	—	(102)

Net cash (used in) provided by financing activities	88,410	45,282	(4,435)	(39,126)	90,131

NET INCREASE IN CASH	68	1,386	29	—	1,483
CASH AND CASH EQUIVALENTS, at beginning of year	84,068	1,253	18	—	85,339

CASH AND CASH EQUIVALENTS, at end of year	$84,136	$2,639	$47	—	$86,822

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the year ended December 31, 2004 (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$86,138	$282,453	$8,944	$(316)	$377,219
Roaming	15,555	82,727	7,230	(8)	105,504
Equipment	5,667	15,652	775	—	22,094

Total revenue	107,360	380,832	16,949	(324)	504,817

OPERATING EXPENSES:
Network costs, excluding depreciation	18,298	82,602	3,435	(264)	104,071
Cost of equipment sales	8,671	30,627	1,074	—	40,372
Selling, general and administrative	33,657	96,341	5,232	(60)	135,170
Depreciation and amortization	15,630	57,188	3,537	—	76,355
Impairment of assets	—	47,136	—	—	47,136

Total operating expenses	76,256	313,894	13,278	(324)	403,104

OPERATING INCOME	31,104	66,938	3,671	—	101,713

OTHER INCOME (EXPENSE):
Interest expense	(163,870)	(166,004)	(2,438)	168,335	(163,977)
Interest and dividend income	170,044	18	—	(168,335)	1,727
Inter-company charges	(26,971)	26,971	—	—	—
Equity in subsidiaries	(69,242)	—	—	69,239	(3)
Other	(6)	(67)	—	—	(73)

Other expense, net	(90,045)	(139,082)	(2,438)	69,239	(162,326)

INCOME (LOSS) BEFORE INCOME TAXES	(58,941)	(72,144)	1,233	69,239	(60,613)

INCOME TAX PROVISION (BENEFIT)	—	13,742	—	(15,414)	(1,672)
NET INCOME (LOSS)	(58,941)	(85,886)	1,233	84,653	(58,941)

PREFERRED STOCK DIVIDEND	(12,915)	—	—	—	(12,915)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(71,856)	$(85,886)	$1,233	$84,653	$(71,856)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Cash Flows Information for the year ended December 31, 2004 (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(58,941)	$(85,886)	$1,233	$84,653	$(58,941)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and customer list amortization	15,630	57,188	3,537	—	76,355
Loss on write-off of debt and preferred stock issuance costs	12,605	—	—	—	12,605
Mark-to-market adjustments — financial instruments	4,339	—	—	—	4,339
Gain on repurchase of preferred stock	(22,573)	—	—	—	(22,573)
Non-cash preferred stock dividends	28,626	—	—	—	28,626
Impairment of assets	—	47,136	—	—	47,136
Stock based compensation	41	—	—	—	41
Deferred income taxes	—	13,741	—	(15,413)	(1,672)
Amortization of debt issuance costs	5,559	—	—	—	5,559
Other	35	2,143	(44)	—	2,134
Change in other operating elements:
Accounts receivable	2,425	(3,690)	(556)	—	(1,821)
Inventories	(131)	704	(26)	—	547
Other current assets	600	(511)	—	—	89
Accounts payable	(4,877)	11,276	(246)	—	6,153
Advance billings and customer deposits	(115)	558	39	—	482
Accrued preferred stock dividends	26,747	—	—	—	26,747
Accrued interest	6,598	—	—	—	6,598
Other accrued expenses	(1,376)	(680)	(71)	—	(2,127)

Net cash provided by (used in) operating activities	15,192	41,979	3,866	69,240	130,277

INVESTING ACTIVITIES:
Purchases of property and equipment	(24,768)	(66,956)	(2,693)	—	(94,417)
Purchases of wireless properties, net	—	(725)	—	—	(725)
Net proceeds from property exchange	—	13,567	—	—	13,567
Proceeds from sale of property and equipment	25	67	—	—	92
Other	231	(207)	—	—	24

Net cash used in investing activities	(24,512)	(54,254)	(2,693)	—	(81,459)

FINANCING ACTIVITIES:
Change in parent company receivable and payable	58,151	12,262	(1,173)	(69,240)	—
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	188	—	—	—	188
Repayments of long-term debt under the credit facility	(525,724)	—	—	—	(525,724)
Proceeds from issuance of 8 1/4% senior secured notes	350,000	—	—	—	350,000
Proceeds from issuance of senior secured floating rate notes	160,000	—	—	—	160,000
Repurchase of preferred stock	(68,351)	—	—	—	(68,351)
Payments to settle interest rate swaps	(7,645)	—	—	—	(7,645)
Payments of debt issuance costs	(14,293)	—	—	—	(14,293)
Other	(201)	—	—	—	(201)

Net cash (used in) provided by financing activities	(47,875)	12,262	(1,173)	(69,240)	(106,026)

NET DECREASE IN CASH	(57,195)	(13)	—	—	(57,208)
CASH AND CASH EQUIVALENTS, at beginning of year	141,263	1,266	18	—	142,547

CASH AND CASH EQUIVALENTS, at end of year	$84,068	$1,253	$18	$—	$85,339

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Subsequent Events

In December 2006, the Company entered into an agreement with Alltel Communications, Inc. (“Alltel”) to acquire certain southern Minnesota wireless markets. The Company would use existing cash on hand to finance the purchase.

Under the agreement, RCC would receive network assets and 25 MHz in the A-block 850 MHz licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota service area is adjacent to RCC’s northern Minnesota service area and includes approximately 80 cell sites and 33 distribution points. These markets include 28 counties in southern Minnesota. The southern Minnesota RSAs being acquired utilize CDMA technology consistent with the Company’s northern Minnesota networks. Upon completion of this acquisition, the population covered by RCC’s Midwest territory marketed networks would increase by approximately 621,000. The Company does not expect to receive material roaming revenue as part of this agreement; however, it does anticipate receiving Universal Service Fund support following its designation as an Eligible Telecommunications Carrier in these properties.

This transaction is subject to federal regulatory approvals and certain other conditions.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
Schedule II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts:

	Years Ending December 31,
	2006	2005	2004
	(In thousands)

Balance, at beginning of year	$3,567	$2,456	$3,333
Additions charged to income	17,901	20,112	12,584
Write-offs	(18,792)	(19,001)	(13,461)

Balance, at end of year	$2,676	$3,567	$2,456

Included on the following pages are the financial statements for RCC Minnesota, Inc., a wholly-owned subsidiary of Rural Cellular Corporation. Rural Cellular Corporation is required to provide these financial statements under Regulation S-X Rule No. 3-16, “Financial Statements of Affiliates Whose Securities Collateralize an Issue Registered or Being Registered.” The securities of RCC Minnesota, Inc. collateralize RCC’s 8 1/4% Senior Secured Notes due 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of
Rural Cellular Corporation Minnesota
Alexandria, Minnesota

We have audited the accompanying balance sheets of RCC Minnesota, Inc. (“RCCM”), a wholly owned subsidiary of Rural Cellular Corporation (“RCC”), as of December 31, 2006 and 2005, and the related statements of operations, shareholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of RCCM’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of RCCM at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared from the separate records maintained by RCC and may not necessarily be indicative of the conditions that would have existed or the results of operations if RCCM had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made to and from RCCM, as discussed in Note 2 to the financial statements.

/s/  Deloitte & Touche LLP

Minneapolis, Minnesota
March 5, 2007

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

BALANCE SHEETS

	As of December 31,
	2006	2005
	(In thousands, except shares and per
	share data)

ASSETS
INTERCOMPANY RECEIVABLE	$4,401	$11,460
LICENSES AND OTHER ASSETS:
Licenses, net	421,509	445,098
Deferred tax asset	10,889	5,266

Total assets	$436,799	$461,824

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$49,000
Other accrued expenses	10	—
Inter-company taxes payable	20,940	20,940

Total current liabilities	20,950	69,940
LONG-TERM LIABILITIES:
Inter-company long-term debt	333,361	301,000
Other long-term liabilities	37	—

Total liabilities	354,348	370,940

COMMITMENTS AND CONTENGENCIES (Note 2)
SHAREHOLDERS’ EQUITY:
Common stock; $0.01 par value; 200,000 shares authorized; 1,000 issued and outstanding	—	—
Additional paid-in capital	68,530	68,530
Accumulated equity	13,921	22,354

Total shareholders’ equity	82,451	90,884

	$436,799	$461,824

The accompanying notes are an integral part of these financial statements.

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

REVENUE:
License management revenue	$49,821	$49,797	$99,058

Total revenue	49,821	49,797	99,058

OPERATING EXPENSES:
Corporate management expense	5,079	2,939	3,775
Other operating	834	693	407
Impairment of assets	23,800	—	24,307

Total operating expenses	29,713	3,632	28,489

OPERATING INCOME	20,108	46,165	70,569

OTHER EXPENSE:
Inter-company interest	34,164	34,705	37,942

(LOSS) INCOME BEFORE INCOME TAX PROVISION	(14,056)	11,460	32,627

INCOME TAX PROVISION (BENEFIT)	(5,623)	4,639	13,051

NET (LOSS) INCOME	$(8,433)	$6,821	$19,576

The accompanying notes are an integral part of these financial statements.

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2006, 2005, and 2004

			Total
	Additional	Accumulated	Shareholders’
	Paid-In Capital	Earnings (Deficit)	Equity (Deficit)
	(In thousands)

BALANCE, December 31, 2003	$1	$(4,043)	$(4,042)

Net income	—	19,576	19,576

BALANCE, December 31, 2004	1	15,533	15,534

Net income	—	6,821	6,821
Parent company capital contribution	68,529	—	68,529

BALANCE, December 31, 2005	68,530	22,354	90,884

Net loss	—	(8,433)	(8,433)

BALANCE, December 31, 2006	$68,530	$13,921	$82,451

The accompanying notes are an integral part of these financial statements.

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

OPERATING ACTIVITIES:
Net (loss) income	$(8,433)	$6,821	$19,576
Adjustments to reconcile to net cash provided by operating activities:
Impairment of assets	23,800	—	24,307
Deferred income taxes	(5,623)	4,639	13,051
Other	(3)	—	—

Net cash provided by operating activities	9,741	11,460	56,934

INVESTING ACTIVITIES:
Assignment of licenses from wholly-owned subsidiaries of RCC	(211)	—	(98,804)
Acquisition of licenses	—	—	(14,526)
Disposition of licenses	—	—	34,175
Other	50	—	—

Net cash used in investing activities	(161)	—	(79,155)

FINANCING ACTIVITIES:
Net change in inter-company (receivable) / long-term debt	(9,580)	(11,460)	22,221

Net cash provided by (used in) financing activities	(9,580)	(11,460)	22,221

NET CHANGE IN CASH	—	—	—

CASH AND CASH EQUIVALENTS, at beginning of year	—	—	—

CASH AND CASH EQUIVALENTS, at end of year	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

NOTES TO FINANCIAL STATEMENTS

1)	Background and Basis of Presentation:

RCC Licenses, Inc., a wholly-owned subsidiary of Rural Cellular Corporation (“RCC”), was incorporated in 1997. In July 1998, RCC Licenses, Inc. changed its name to RCC Minnesota, Inc. (“RCCM”). RCCM’s operations are subject to the applicable rules and regulations of the Federal Communications Commission (“FCC”). Since inception, this subsidiary has not engaged in any business activity other than acquiring and holding FCC licenses and conducting business activities incidental to holding and acquiring FCC licenses.

The financial statements of RCCM are presented to comply with the requirement under Rule 3-16 of Regulation S-X of the Securities and Exchange Commission to provide financial statements of affiliates whose securities collateralize registered securities if certain significance tests are met.

1)	History of RCC Minnesota, Inc.

The following reflects the history of RCC Licenses, Inc., founded in 1997 and renamed RCC Minnesota, Inc. in 1998:

•	October 1997, RCC assigned the cellular licenses in its Midwest territory to RCC Licenses, Inc.

•	July 1998, RCC Licenses, Inc. changed its name to RCC Minnesota, Inc.

•	December 2000, RGI Group, Inc., Western Maine Cellular, Inc., RCC Holdings, Inc., and MRCC, Inc., wholly-owned subsidiaries of RCC, assigned certain licenses to RCCM. Management agreements between RCCM and RCC operating subsidiaries commenced on December 1, 2000.

•	January 2001, Star Cellular was acquired by RCC and assigned certain licenses to RCCM.

•	February 2001, RCCM entered into an agreement to sell its 10MHz PCS licenses in its Northwest territory.

•	October 2003, RCCM acquired 1900 MHz spectrum from AT&T Wireless Services, Inc. and one of its affiliates.

•	March 2004, RCCM exchanged certain wireless properties with AT&T Wireless. Under the agreement, RCCM sold to AT&T Wireless its Oregon RSA 4 license. RCCM received from AT&T Wireless licenses in Alabama and Mississippi. In addition, RCCM received from AT&T Wireless unbuilt PCS licenses covering portions of RCC’s South, Midwest, and Northwest territories.

•	May 2004, RCC Holdings, a wholly-owned subsidiary of RCC, assigned licenses in its Alabama and Mississippi markets to RCCM.

•	November 2004, RCCM acquired additional 1900 MHz PCS licenses, which cover selected areas in its Midwest and Northwest territories.

•	January 2006, RCCM was assigned paging licenses, which cover selected areas in RCC’s Midwest Territory.

Principles of Presentation

The financial statements include all of the accounts of RCC Minnesota, Inc., a wholly-owned, license-only subsidiary of Rural Cellular Corporation.

The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of RCCM in the future or what the financial position, results of operations or cash flows would have been if RCCM had been a separate, independent company during the periods presented.

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Ultimate results could differ from those estimates.

2)	Summary of Significant Accounting Policies:

Revenue Recognition — License management revenue

RCCM recognizes inter-company management revenue based upon agreements with RCC’s other operating subsidiaries, which have assigned all or a portion of their licenses to RCCM. For 2004, this allocation was based on 85% of the respective subsidiary’s operating income (excluding impairment charges) relating to such assigned licenses.

Effective January 1, 2005, RCCM entered into new agreements with RCC’s other operating subsidiaries to amend the method used by RCCM to charge license management fees. Pursuant to the new agreements, RCCM charges each of the other operating subsidiaries a fixed monthly amount for the use of the licenses based on a detailed transfer pricing analysis conducted by RCC.

Expense Recognition

Corporate management expense.  RCCM recognizes an inter-company corporate management charge in accordance with an agreement with RCC’s other operating subsidiaries reflecting a proportionate share of RCC’s operating expenses. The allocation to RCCM is based on relative revenues.

Other operating expenses.  RCCM recognizes other operating expenses, including costs directly related to legal and FCC license renewal fees.

Interest expense.  In the years ended December 31, 2006 and 2005, RCCM recognized inter-company interest expense using a rate equal to the weighted average rate of RCC’s total external debt, including preferred securities.

Income Tax Provision

The income and expenses of RCCM are included in the consolidated federal income tax return of Rural Cellular Corporation and subsidiaries. Any tax benefit or provision generated by RCCM from such inclusion in Rural Cellular Corporation and subsidiaries consolidated federal income tax return is accounted for in taxes payable and deferred tax accounts. For financial reporting purposes, the income tax provision or benefit of RCCM has been computed as if it had filed separate federal and state income tax returns.

RCCM uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change.

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Licenses

RCCM holds licenses either granted to it by the FCC, received through acquisition, or assigned to it from RCC’s other subsidiaries. The valuation of RCCM’s licenses reflects their original acquisition cost adjusted by subsequent impairment adjustments as determined by the application of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).

The changes in carrying amount of licenses are as follows (in thousands):

	Years Ended December 31,
	2006	2005

Beginning of year	$445,098	$445,098
Impairment of assets	(23,800)	—
Assigned from RCC wholly-owned subsidiary	211	—

End of year	$421,509	$445,098

RCCM is a wholly-owned subsidiary of RCC and applies SFAS No. 142 in evaluating license impairment. Impairment tests for indefinite-lived intangible assets, consisting of FCC licenses, are required to be performed on an annual basis or on an interim basis if an event occurs or circumstances change that would indicate the asset might be impaired. In accordance with Emerging Issues Task Force (“EITF”) No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, impairment tests for FCC licenses are performed on an aggregate basis by unit of accounting. RCCM utilizes a fair value approach, incorporating discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses, using start-up model assumptions and, accordingly, incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels, and other inputs for making the business operational. These inputs are included in determining free cash flows of the unit of accounting, using assumptions of weighted average costs of capital and the long-term rate of growth for the unit of accounting. RCCM believes that its estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If any of the assumptions were to change, RCCM’s FCC licenses may become impaired.

RCC as a consolidated entity also tests for impairment as required under SFAS No. 142. This is done at the lowest reporting level for which identifiable cash flows exist. Under this guidance RCC identified five separate units of accounting. The testing required by SFAS No. 142 at the RCC level resulted in a $23.8 million and $24.3 million impairment in 2006 and 2004, respectively, while no impairment resulted in 2005. The impairment charge in 2006 and 2004 primarily resulted from a decline in license valuation in its South territory.

Inter-company receivable:

RCC funds RCCM through an inter-company account.  The current receivable balance as of December 31, 2006 and 2005 was $4.4 million and $11.5 million. The balance adjusts as RCCM earns revenue and recognizes expense or as licenses are acquired or sold. This account is settled with the parent company on a periodic basis.

Inter-company long- term debt:

RCCM amended its previous $350 million long-term inter-company note to a $333 million long-term inter-company note on July 1, 2006 which matures on November 1, 2012. The note bears an interest rate equal to the weighted average cost of indebtedness of RCC and is adjusted periodically. At December 31, 2006, the weighted average cost of indebtedness was 9.95%. Inter-company note interest and the entire principal balance

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

NOTES TO FINANCIAL STATEMENTS — (Continued)

are due at maturity. Inter-company note interest may be pre-paid in whole or in part at anytime without premium or penalty.

Recently Issued Accounting Pronouncements

Uncertainty in Income Taxes.  In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109” (“FIN 48”), which will become effective for RCCM on January 1, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. RCCM has not yet determined the impact, if any, the adoption of this statement will have on its financial statements.

Measuring Fair Value.  In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements. This statement establishes a consistent framework for measuring fair value and expands disclosures on fair value measurements. SFAS No. 157 is effective for RCCM starting in fiscal 2008. RCCM has not determined the impact, if any, the adoption of this statement will have on its financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. RCCM is currently evaluating the impact of SFAS No. 159 on its financial position and results of operations.

3)	Income Taxes:

RCCM’s reconciliation of income tax computed at the U.S. federal statutory rate to income tax benefit recorded in the financial statements was as follows:

	Year Ended December 31,
	2006	2005	2004

Tax at statutory rate	35.0%	35.0%	35.0%
State taxes	5.0	5.0	5.0

	40.0%	40.0%	40.0%

RCC MINNESOTA, INC.
(A WHOLLY-OWNED SUBSIDIARY OF RURAL CELLULAR CORPORATION)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The components of the Company’s income tax provision consists of the following:

	Year Ended December 31,
	2006	2005	2004
		(In thousands)

Current
Federal	$—	$—	$1,919
State	—	—	281

	—	—	2,200
Deferred
Federal	(4,920)	4,059	9,494
State	(703)	580	1,356

	(5,623)	4,639	10,850

Total	$(5,623)	$4,639	$13,050

The income tax effect of the items that create deferred income tax assets are as follows:

	As of December 31,
	2006	2005
	(In thousands)

Deferred income tax assets:
Operating loss carryforwards	$29,294	$14,304

Total deferred income tax assets	29,294	14,304

Deferred income tax liabilities:
Intangible assets	(18,405)	(9,038)

Net deferred income tax asset...	$10,889	$5,266

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,363	$72,495
Short-term investments	—	110,716
Accounts receivable, less allowance for doubtful accounts of $2,999 and $2,676	69,701	62,592
Inventories	7,372	11,366
Other current assets	5,094	4,265

Total current assets	108,530	261,434

PROPERTY AND EQUIPMENT, net	219,263	211,978
LICENSES AND OTHER ASSETS:
Licenses, net	536,613	524,713
Goodwill, net	360,058	348,684
Customer lists, net	10,626	10,734
Deferred debt issuance costs, net	20,448	21,910
Other assets, net	4,681	5,195

Total licenses and other assets	932,426	911,236

	$1,260,219	$1,384,648

	June 30,	December 31,
	2007	2006
	(In thousands, except
	per share data)

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$40,867	$38,580
Advance billings and customer deposits	13,515	12,031
Accrued interest	32,116	42,784
Other accrued expenses	7,912	7,832

Total current liabilities	94,410	101,227
LONG-TERM LIABILITIES	1,767,352	1,862,919

Total liabilities	1,861,762	1,964,146

REDEEMABLE PREFERRED STOCK	193,372	185,658
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 15,238 and 15,048 outstanding	152	151
Class B common stock; $.01 par value; 10,000 shares authorized, 398 and 398 outstanding	4	4
Additional paid-in capital	230,774	228,149
Accumulated deficit	(1,025,845)	(993,460)

Total shareholders’ deficit	(794,915)	(765,156)

	$1,260,219	$1,384,648

The accompanying notes are an integral part of these condensed consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months June 30,		Six Months June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands, except per share data)

REVENUE:
Service	$107,445	$96,939	$205,319	$192,909
Roaming	43,580	36,660	79,527	67,466
Equipment	6,659	6,599	13,068	12,955

Total revenue	157,684	140,198	297,914	273,330

OPERATING EXPENSES:
Network costs, excluding depreciation	40,203	34,862	74,725	67,169
Cost of equipment sales	14,094	13,222	26,966	26,249
Selling, general and administrative	40,229	36,707	74,023	70,957
Depreciation and amortization	20,021	30,631	42,231	60,058

Total operating expenses	114,547	115,422	217,945	224,433

OPERATING INCOME	43,137	24,776	79,969	48,897
OTHER INCOME (EXPENSE):
Interest expense	(61,723)	(53,623)	(109,366)	(99,963)
Interest and dividend income	2,531	2,250	4,772	3,750
Other	(187)	414	(214)	204

Other expense, net	(59,379)	(50,959)	(104,808)	(96,009)

LOSS BEFORE INCOME TAX BENEFIT	(16,242)	(26,183)	(24,839)	(47,112)

INCOME TAX BENEFIT	(89)	(104)	(168)	(209)

NET LOSS	(16,153)	(26,079)	(24,671)	(46,903)

PREFERRED STOCK DIVIDEND	(3,914)	(3,622)	(7,714)	(7,136)

LOSS APPLICABLE TO COMMON SHARES	$(20,067)	$(29,701)	$(32,385)	$(54,039)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE	15,407	14,075	15,357	14,027

NET LOSS PER BASIC AND DILUTED SHARE	$(1.30)	$(2.11)	$(2.11)	$(3.85)

The accompanying notes are an integral part of these condensed consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2007	2006
	(Unaudited)
	(In thousands)

OPERATING ACTIVITIES:
Net loss	$(24,671)	$(46,903)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and customer list amortization	42,231	60,058
Loss on write-off of preferred exchangeable stock and debt issuance costs	3,256	2,795
Mark-to-market adjustments — financial instruments	(166)	(726)
Net gain on repurchase of senior exchangeable preferred stock	—	(173)
Stock-based compensation	1,738	467
Deferred income taxes	(168)	(209)
Amortization of debt issuance costs	2,645	2,748
Amortization of discount on investments	(1,260)	(1,339)
Other	(1,294)	33
Change in other operating elements:
Accounts receivable	(8,017)	4,761
Inventories	4,797	6,433
Other current assets	(789)	(393)
Accounts payable	3,239	(10,475)
Advance billings and customer deposits	1,341	(523)
Accrued senior and junior exchangeable preferred stock dividends	(47,957)	19,258
Accrued interest	(10,668)	3,800
Other accrued expenses	(186)	(2,394)

Net cash (used in) provided by operating activities	(35,929)	37,218

INVESTING ACTIVITIES:
Purchases of property and equipment	(22,662)	(23,670)
Acquisition of wireless properties, net of cash	(49,019)	—
Purchases of short-term investments	(20,497)	(78,443)
Maturities of short-term investments	132,473	78,000
Proceeds from sale of property and equipment	24	1,587
Other	614	(45)

Net cash provided by (used in) investing activities	40,933	(22,571)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	1,792	2,058
Repayments of long-term debt under the credit facility	—	166,600
Proceeds from issuance of 8 1/4% senior secured notes	(58,000)	—
Proceeds from issuance of floating rate senior subordinated notes	425,000	—
Redemption of senior secured floating rate notes	—	(160,000)
Redemption of senior subordinated notes	(300,000)	—
Redemption of senior subordinated debentures	(115,488)	—
Repurchases of senior exchangeable preferred
stock	—	(5,518)
Payments of debt issuance costs	(4,440)	(2,828)

Net cash (used in) provided by financing activities	(51,136)	312

NET (DECREASE) INCREASE IN CASH	(46,132)	14,959
CASH AND CASH EQUIVALENTS, at beginning of year	72,495	86,822

CASH AND CASH EQUIVALENTS, at end of period	$26,363	$101,781

The accompanying notes are an integral part of these condensed consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1)	BASIS OF PRESENTATION:

Throughout this document, Rural Cellular Corporation and its subsidiaries are referred to as “RCC,” “we,” “our,” or “us.”

The accompanying unaudited condensed consolidated financial statements for the three and six months ended June 30, 2007 and 2006 have been prepared by management. In the opinion of management, only normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2006. The results of operations for the three and six months ended June 30, 2007 and 2006 are not necessarily indicative of the operating results for the full fiscal year or for any other interim periods.

2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

For a detailed discussion of our significant accounting policies and estimates, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006. There have been no material changes in the application of our significant accounting policies except as described below. Applications of these policies in preparing the second quarter 10-Q require that estimates be made by management to fairly present the financial position of RCC.

Recently Issued Accounting Pronouncements

Measuring Fair Value.  In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 (“SFAS No. 157”), Fair Value Measurements. This statement establishes a consistent framework for measuring fair value and expands disclosures on fair value measurements. SFAS No. 157 is effective for RCC starting in fiscal 2008. We have not determined the impact, if any, the adoption of this statement will have on our consolidated financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities.  In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 159 on our consolidated financial position and results of operations.

Recently Adopted Accounting Pronouncements

Uncertainty in Income Taxes.  On January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We file U.S. federal and state income tax returns. Due to our NOL carryforwards, we are subject to U.S. federal, state and local income tax examinations by tax authorities for years beginning 1992 and forward.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There was no cumulative effect related to adopting FIN 48. However, certain amounts have been reclassified in the statement of financial position in order to comply with the requirements of the statement.

As of January 1, 2007, we have reduced our deferred tax assets and corresponding valuation allowance for $5,425,000 of unrecognized tax benefits related to various state income tax matters. None of this amount, if recognized, would impact our effective tax rate. During the six months ended June 30, 2007, our total liability for unrecognized tax benefits did not materially increase or decrease.

Our policy is to record penalties and interest related to unrecognized tax benefits in income tax expense. As of January 1, 2007, we have not recorded penalties or interest.

We do not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months.

Sales Taxes Collected From Customers and Remitted to Governmental Authorities.  In March 2006, the FASB Emerging Issues Task Force issued Issue 06-03 (“EITF 06-03”), How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes. The guidance is effective for periods beginning after December 15, 2006. We present sales net of sales taxes. Our adoption of EITF 06-03 on January 1, 2007 did not have an effect on our policy related to sales taxes and, therefore, did not have an effect on our consolidated financial statements.

3)	ACQUISITIONS:

On April 3, 2007, we completed the $48.2 million purchase from Alltel Communications, Inc. (“Alltel”) of certain southern Minnesota wireless markets. We used our existing cash on hand to finance the purchase. These properties include the network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota service area is adjacent to RCC’s northern Minnesota service area and includes approximately 80 cell sites and 33 distribution points. These markets include 28 counties in southern Minnesota, and as of March 31, 2007, supported a postpaid customer base of approximately 34,000. The acquired RSAs utilize CDMA technology consistent with our northern Minnesota networks. With these new properties, the population covered by our Midwest territory marketed networks increases by approximately 621,000 to 2.1 million.

A portion of the purchase price for the southern Minnesota wireless markets was allocated to the net assets based on their estimated fair values and the excess was recorded as licenses, goodwill, and customer lists. These purchase price allocations have been completed on a preliminary basis, subject to adjustment should new or additional facts about the business become known.

4)	ACCOUNTING FOR SHARE BASED PAYMENTS:

Stock-based compensation in our financial statements was recognized for all stock-based compensation expense arrangements, including employee and non-employee stock options granted after January 1, 2006 and all stock-based compensation arrangements granted prior to January 1, 2006 remaining unvested as of such date, commencing with the quarter ended March 31, 2006. Accordingly, for the three and six months ended June 30, 2007, we recognized stock-based compensation of $1.3 million and $1.7 million, respectively.

We use the Black-Scholes option pricing model as our method of valuation for stock-based awards. Our determination of the fair value of stock-based awards on the date of grant is affected by the stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, its expected stock price volatility over the term of the award, and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with SFAS No. 123(R) and SAB 107, the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

The following table summarizes plan activity under our various stock compensation plans from December 31, 2006 through June 30, 2007:

	2006 Omnibus
	Incentive and Prior	Employee Stock
	Plans	Purchase Plan

Shares available for issuance at December 31, 2006	1,111,909	138,374
Options granted	(19,634)	—
Non-vested shares awarded	(75,802)	—
Options forfeited	50,840	—
Non-vested shares forfeited	23,693	—

Shares available for issuance at June 30, 2007	1,091,006	138,374

Non-Vested Shares

Under the 1995 Stock Compensation Plan and the 2006 Omnibus Incentive Plan, RCC has entered into non-vested stock agreements with certain key employees, covering the issuance of Class A common stock. These awards are considered non-vested shares under SFAS No. 123(R), as defined. If the relevant performance measures are achieved, the vesting of the awards is subject only to the remaining term of the grantee’s employment. Non-vested shares awarded to nonemployee directors include service conditions. Management has accrued compensation cost based on expectations of whether the conditions as described will be met and reviews these expectations quarterly.

For the six months ended June 30, 2007, transactions in non-vested shares were as follows:

		Weighted Average
	Shares	Fair Value

Non-vested shares outstanding December 31, 2006	248,346	$11.09

Granted	75,802	19.86
Vested	(998)	9.51
Forfeited	(23,693)	13.63

Non-vested shares outstanding, June 30, 2007	299,457	$13.12

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, employees who satisfy certain length of service and other criteria are permitted to purchase shares of Class A common stock at 85% of the fair market value of the Class A common stock on the first business day of January or the last business day of December of each year, whichever is lower. The number of shares authorized to be issued under the Employee Stock Purchase Plan is 750,000. Each year, employees participate in this plan by making contributions through payroll deduction. The shares under the Employee Stock Purchase Plan are expensed during the year the employee makes the contribution.

Stock Options

Stock options granted to employees typically vest ratably over five years and have a maximum term of ten years. Stock options granted to directors typically vest in full after one year and have a maximum term of six years. The expense related to these options is recorded on a straight-line basis over the vesting period.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We used the following assumptions to estimate the fair value of stock options granted during the six months ended June 30, 2007 and 2006:

	2006 Omnibus Incentive Plan Options
	and Prior Plans
	Six Months Ended June 30,
	2007	2006

Average expected term (years)	6.5	6.5
Expected volatility	80.00%	82.00%
Risk-free interest rate (range)	4.88%	5.17%
Expected dividend yield	—	—

Information related to stock options issued under various plans is as follows:

	Six Months Ended
	June 30, 2007
		Weighted Average
	Shares	Exercise Price

Outstanding, at December 31, 2006	1,653,004	$14.77

Granted	19,634	30.81
Exercised	(168,302)	8.83
Forfeited	(50,840)	30.29

Outstanding, at June 30, 2007	1,453,496	$15.12

Exercisable, at June 30, 2007	1,292,984	$15.66

Weighted average fair value of options granted	—	$12.46

5)	LICENSES AND OTHER INTANGIBLE ASSETS:

Licenses consist of the value assigned to our personal communications services (“PCS”) licenses and cellular licenses. Other intangibles, resulting primarily from acquisitions, include the value assigned to customer lists and goodwill. Amortization is computed using the straight-line method based on the estimated useful life of the asset. Customer lists are our only intangible asset with a definitive useful life; all others are considered to have indefinite useful lives.

Actual Customer List Amortization
Three Months Ended June 30,		Six Months Ended June 30,
2007	2006	2007	2006
(In thousands)

$1,756	$4,642	$6,009	$9,283

Projected
Year Ended December 31,	Customer List Amortization
(In thousands)

2007	$9,521
2008	$3,253
2009	$1,206
2010	$1,180
2011	$1,180
2012	$295

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We review goodwill and other indefinite-lived intangible assets for impairment based on the requirements of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). In accordance with this Statement, goodwill is tested for impairment at the reporting unit level on an annual basis as of October 1st or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. These events or circumstances would include a significant change in the business climate, legal developments, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. In analyzing goodwill for potential impairment, we use projections of future cash flows from the reporting units. These projections are based on our view of growth rates, anticipated future economic conditions, the appropriate discount rates relative to risk, and estimates of residual values. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If changes in growth rates, future economic conditions, discount rates, or estimates of residual values were to occur, goodwill may become impaired.

In accordance with Emerging Issues Task Force (“EITF”) No. 02-7 (“EITF 02-7”), Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, impairment tests for indefinite-lived intangible assets, including FCC licenses, are required to be performed on an annual basis or on an interim basis if an event occurs or circumstances change that would indicate the asset might be impaired. We utilize a fair value approach, incorporating discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses, using start-up model assumptions and, accordingly, incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels, and other inputs for making the business operational. These inputs are included in determining free cash flows of the reporting unit, using assumptions of weighted average costs of capital and the long-term rate of growth for each reporting unit. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If any of the assumptions were to change, FCC licenses may become impaired. There was no impairment charge in the three and six months ended June 30, 2007 and 2006.

6)	LONG-TERM LIABILITIES:

We had the following long-term liabilities outstanding (in thousands):

	June 30,	December 31,
	2007	2006

Line of credit	$—	$58,000
8 1/4% senior secured notes (due 2012)	510,000	510,000
9 7/8% senior notes (due 2010)	325,000	325,000
9 3/4% senior subordinated notes	—	300,000
Senior subordinated floating rate notes (due 2012)	175,000	175,000
Senior subordinated floating rate notes (due 2013)	425,000	—
11 3/8% senior exchangeable preferred stock	—	115,488
Accrued dividends on 11 3/8% senior exchangeable preferred stock	—	34,611
12 1/4% junior exchangeable preferred stock (due 2011)	255,558	255,558
Accrued dividends on 12 1/4% junior exchangeable preferred stock	51,571	64,917
Premium on senior secured notes offering	4,922	5,572
Discount on senior subordinated floating rate notes	(1,793)	(1,917)
Deferred tax liability	12,934	13,143
Asset retirement obligations and other	9,160	7,547

	$1,767,352	$1,862,919

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility — In April 2007, we negotiated an amendment to our revolving credit facility explicitly permitting the payment of senior and junior exchangeable preferred stock dividends and replacing all financial covenant ratios with one new senior secured first lien debt covenant. On May 15, 2007, we repaid the outstanding balance of $58.0 million on our revolving credit facility. As of June 30, 2007, we were in compliance with covenants under the credit facility and had availability of $60 million.

8 1/4% Senior Secured Notes Due 2012 — In March 2004 and May 2006, we issued $510 million aggregate principal amount of 8 1/4% senior secured notes due March 15, 2012 (“2012 notes”).

Interest on the 2012 notes is payable on March 15 and September 15 of each year. After March 15, 2008, we may redeem the 2012 notes, in whole or in part, at prices starting at 104.125% of the principal amount at March 15, 2008, and declining to 102.063% at March 15, 2009 and 100.000% at March 15, 2010, plus accrued and unpaid interest to but excluding the date fixed for redemption.

9 7/8% Senior Notes — In 2003, RCC issued $325 million principal amount of 9 7/8% senior notes due 2010. Interest is payable on February 1 and August 1 of each year. The notes will mature on February 1, 2010. After August 1, 2007, at our option, we may redeem the 9 7/8% notes at prices starting at 104.938% of the principal amount at August 1, 2007, declining to 102.469% at August 1, 2008 and 100% at August 1, 2009, plus accrued and unpaid interest to but excluding the date fixed for redemption.

Senior Subordinated Floating Rate Notes Due 2012 — In November 2005, we issued $175 million of Senior Subordinated Floating Rate Notes due 2012, which were sold at an original issue discount of $2.2 million, or 1.25%. The effective interest rate at June 30, 2007 was 11.4%. Interest is reset quarterly.

We may redeem any of the Senior Subordinated Floating Rate Notes at any time on or after November 1, 2007, in whole or in part, at prices starting at 102.000% at November 1, 2007, and declining to 101.000% at November 1, 2008 and 100.000% at November 1, 2009, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the date of redemption. In addition, on or before November 1, 2007, we may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% of the principal amount plus a premium equal to the interest rate per annum on the notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the date of redemption, with the proceeds of certain equity offerings. We may make that redemption only if, after that redemption, at least 65% of the aggregate principal amount of notes issued under the indenture remain outstanding.

Senior Subordinated Floating Rate Notes Due 2013 — In May 2007 we issued $425 million aggregate principal amount of Senior Subordinated Floating Rate Notes due June 1, 2013 (“2013 notes”) and used the proceeds to redeem our 11 3/8% Senior Subordinated Debentures and our 9 3/4% Senior Subordinated Notes. The 2013 notes mature on June 1, 2013. Interest on the 2013 notes will be set at a rate equal to the three month LIBOR, which is reset quarterly, plus 3.00%, and will be payable on March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2007.

The 2013 notes are redeemable at our option beginning June 1, 2008, at 102.000% of principal, plus accrued and unpaid interest, declining to 101.000% at June 1, 2009, and 100.000% at June 1, 2010. Prior to June 1, 2008, we may, at our option, redeem up to 35% of the original aggregate principal amount of the 2013 notes with the net cash proceeds of certain sales of equity securities at 100.000% of principal, plus accrued and unpaid interest, if any and to the extent that, after such redemption, at least 65% of the aggregate principal amount of the 2013 notes remains outstanding. In addition, prior to June 1, 2008, we may, at our option, redeem some or all of the 2013 notes at an established “make whole” price. The 2013 notes rank junior in right of payment to our existing and future senior indebtedness and rank equally with all of our existing and future senior subordinated indebtedness.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11 3/8% Senior Subordinated Debentures — On May 15, 2007, we exchanged all outstanding shares of our 11 3/8% Senior Exchangeable Preferred Stock for 11 3/8% Senior Subordinated Debentures, which mature on May 15, 2010. The aggregate principal amount of the exchange debentures totaled $115,488,000. Interest on the exchange debentures is payable semi-annually on May 15 and November 15. The 11 3/8% Senior Subordinated Debentures were subsequently redeemed on June 29, 2007.

12 1/4% Junior Exchangeable Preferred Stock — Due February 15, 2011. Dividends on the junior exchangeable preferred stock are cumulative, are payable quarterly, and are to be paid on any dividend payment date occurring after February 15, 2005 in cash. We may redeem the junior exchangeable preferred stock in whole or in part, at any time, at a redemption price equal to 103.063% of the liquidation preference, declining to 101.531% at February 15, 2008, and 100.000% at February 15, 2009, plus accumulated and unpaid dividends, if any, to but excluding the redemption date.

Upon the occurrence of a Change in Control, each Holder of the 12 1/4% Junior Exchangeable Preferred Stock shall have the right to have such Security repurchased. The acquiring company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, will mail to each Holder of Securities an Offer to Purchase all outstanding Securities at a purchase price equal to 101.000% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Purchase Date.

RCC’s 12 1/4% Junior Exchangeable Preferred securities are classified as Long-Term Liabilities, since the securities are mandatorily redeemable and are exchangeable at our option for debentures of like terms. The dividend expense related to this instrument is classified as interest expense.

Until May 15, 2007, we had not paid any junior exchangeable preferred stock dividends in cash and have accrued the undeclared dividends by increasing the carrying amount of the junior exchangeable preferred stock. On May 15, 2007, we paid four dividends on our 12 1/4% Junior Exchangeable Preferred Stock, representing the quarterly dividends payable on August 15, 2006, November 15, 2006, February 15, 2007, and May 15, 2007. The dividend payments totaled approximately $128.24 per share, including accrued interest. The aggregate total dividends, which totaled approximately $32.8 million, were paid from existing cash. The payment of these dividends reduced the number of unpaid quarterly dividends to five.

At June 30, 2007, we have accrued $51.6 million in undeclared dividends with respect to our junior exchangeable preferred stock, representing five quarters in arrears, which will be payable at the mandatory redemption date, if not sooner declared and paid.

The shares of the junior exchangeable preferred stock are non-voting, except as otherwise required by law and as provided in the related Certificate of Designation. The Certificate of Designation provides that at any time dividends on the outstanding junior exchangeable preferred stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), the holders of a majority of the outstanding shares of the junior exchangeable preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of RCC’s Board of Directors. The voting rights continue until such time as all dividends in arrears on the affected class of exchangeable preferred stock are paid in full, at which time the terms of any directors elected pursuant to such voting rights will terminate. Voting rights may also be triggered by other events described in the Certificate of Designation. While a Voting Rights Triggering Event exists, certain terms of our junior exchangeable preferred stock, if enforceable, may prohibit incurrence of additional indebtedness.

Since we have been six or more dividend payments in arrears, and, as of June 30, 2007, have not paid in full dividends in arrears, the holders continue to have the right to elect two directors to our board.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7)  REDEEMABLE PREFERRED STOCK:

In April 2000, we issued 110,000 shares of Class M Voting Convertible Preferred stock. The security has a liquidation preference of $1,000 per share and is to be redeemed on April 3, 2012 at 100% of its total liquidation preference plus accumulated and unpaid dividends. Based on SFAS No. 150 guidelines, RCC’s Class M Preferred Stock does not meet the characteristics of a liability and is presented between liability and equity on the RCC’s balance sheet.

Class M Voting Convertible Preferred security balance sheet reconciliation (in thousands):

As of
June 30, 2007

Preferred securities originally issued	$110,000
Accrued dividends	85,217
Unamortized issuance costs	(1,845)

$193,372

Dividends on the Class M convertible preferred stock are compounded quarterly, accrue at 8% per annum, and are payable upon redemption of the stock or upon liquidation of RCC. The Class M convertible preferred stock is convertible into our Class A common stock at $46.71 per share. Dividends are not payable if the shares are converted. The holders of the Class M convertible preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis. The Class M convertible preferred stock is senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of RCC.

The Class M convertible preferred stock, is redeemable at 100% of its total liquidation preference plus accumulated and unpaid dividends at April 3, 2012. The Class M convertible preferred stock can be redeemed at our option if the closing price of the Class A common stock equals or exceeds 175% of $46.71 for a period of 30 consecutive days. The holders of the Class M convertible preferred stock also have the right to require us to buy back the Class M preferred stock under other circumstances, such as a change of control of RCC.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8)	NET INTEREST EXPENSE

Components of interest expense are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands)
Interest on credit facility	$538	$1,169	$1,638	$2,262
Interest on senior secured notes	10,201	11,623	20,387	22,454
Interest on senior notes	8,024	8,024	16,047	16,047
Interest on senior subordinated notes	16,873	12,123	29,108	23,980
Amortization of debt issuance costs	1,332	1,378	2,645	2,748
Write-off of debt issuance costs	3,256	2,753	3,256	2,795
Call premium on early redemption of notes	9,750	3,200	9,750	3,200
Senior and junior preferred stock dividends	11,787	13,744	26,526	27,572
Effect of derivative instruments	(153)	(298)	(166)	(726)
Gain on repurchase of senior exchangeable preferred stock	—	—	—	(173)
Other	115	(93)	175	(196)

	$61,723	$53,623	$109,366	$99,963

8)	GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION

RCC’s obligations under the 8 1/4% Senior Secured Notes due 2012 are senior secured obligations and are fully and unconditionally guaranteed on a senior, secured, second-priority basis by certain of RCC’s subsidiaries. Wireless Alliance, LLC (a 70% owned joint venture which is consolidated in our financial statements) is not a guarantor of the notes.

We account for our investment in subsidiaries using the equity method for purposes of the supplemental consolidating presentation. The principal eliminating entries eliminate investments in subsidiaries and inter-company balances and transactions. For financial reporting purposes, each subsidiary computes income tax expense (benefit), income taxes payable, and deferred income taxes on a separate company basis as if they filed separate federal and state income tax returns. The differences between the separate company basis and consolidated income taxes is then adjusted in the elimination column of the condensed consolidating financial information.

THE FOLLOWING CONSOLIDATING FINANCIAL INFORMATION AS OF THE DATES AND FOR THE PERIODS INDICATED OF RURAL CELLULAR CORPORATION (THE PARENT), ITS GUARANTOR SUBSIDIARIES, AND ITS NON-GUARANTOR SUBSIDIARY REFLECTS ALL INTER-COMPANY REVENUE AND EXPENSE.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet Information as of June 30, 2007 (unaudited) (in thousands, except per share data):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$22,569	$3,758	$36	$—	$26,363
Accounts receivable, less allowance for doubtful accounts	32,954	36,256	491	—	69,701
Inventories	3,399	3,878	95	—	7,372
Other current assets	1,876	3,112	106	—	5,094
Current inter-company receivable	4,473	10,836	—	(15,309)	—

Total current assets	65,271	57,840	728	(15,309)	108,530

PROPERTY AND EQUIPMENT, net	60,018	152,783	6,462	—	219,263
LICENSES AND OTHER ASSETS:
Licenses, net	—	527,934	8,679	—	536,613
Goodwill, net	14,523	345,535	—	—	360,058
Customer lists, net	6,097	4,529	—	—	10,626
Deferred debt issuance costs, net	20,448	—	—	—	20,448
Investment in consolidated subsidiaries	1,076,558	—	—	(1,076,558)	—
Other assets, net	2,492	9,162	1,772	(8,745)	4,681

Total licenses and other assets	1,120,118	887,160	10,451	(1,085,303)	932,426

	$1,245,407	$1,097,783	$17,641	$(1,100,612)	$1,260,219

CURRENT LIABILITIES:
Accounts payable	$26,881	$13,790	$196	$—	$40,867
Advance billings and customer deposits	2,891	10,385	239	—	13,515
Accrued interest	32,116	—	—	—	32,116
Other accrued expenses	34,838	49,490	33	(76,449)	7,912
Current inter-company payable	—	14,762	547	(15,309)	—

Total current liabilities	96,726	88,427	1,015	(91,758)	94,410

LONG-TERM LIABILITIES	1,750,224	1,005,011	31,818	(1,019,701)	1,767,352

Total liabilities	1,846,950	1,093,438	32,833	(1,111,459)	1,861,762

REDEEMABLE PREFERRED STOCK	193,372	—	—	—	193,372
SHAREHOLDERS’ EQUITY (DEFICIT):
Class A common stock; $.01 par value; 200,000 shares authorized,15,238 outstanding	152	2	—	(2)	152
Class B common stock; $.01 par value; 10,000 shares authorized, 398 outstanding	4	—	—	—	4
Additional paid-in capital	230,774	844,559	31,679	(876,238)	230,774
Accumulated earnings (deficit)	(1,025,845)	(840,216)	(46,871)	887,087	(1,025,845)

Total shareholders’ equity (deficit)	(794,915)	4,345	(15,192)	10,847	(794,915)

	$1,245,407	$1,097,783	$17,641	$(1,100,612)	$1,260,219

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet Information as of December 31, 2006 (In thousands, except per share data):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$69,571	$2,884	$40	$—	$72,495
Short-term investments	110,716	—	—	—	110,716
Accounts receivable, less allowance for doubtful accounts	26,387	34,610	1,595	—	62,592
Inventories	2,739	8,452	175	—	11,366
Other current assets	1,940	2,263	87	(25)	4,265
Current inter-company receivable	(4,160)	18,642	—	(14,482)	—

Total current assets	207,193	66,851	1,897	(14,507)	261,434

PROPERTY AND EQUIPMENT, net	41,247	163,519	7,212	—	211,978
LICENSES AND OTHER ASSETS:
Licenses, net	—	516,034	8,679	—	524,713
Goodwill, net	3,151	345,533	—	—	348,684
Customer lists, net	644	10,090	—	—	10,734
Deferred debt issuance costs, net	21,910	—	—	—	21,910
Investment in consolidated subsidiaries	1,088,428	—	—	(1,088,428)	—
Other assets, net	2,859	11,310	1,922	(10,896)	5,195

Total licenses and other assets	1,116,992	882,967	10,601	(1,099,324)	911,236

	$1,365,432	$1,113,337	$19,710	$(1,113,831)	$1,384,648

CURRENT LIABILITIES:
Accounts payable	$19,203	$18,880	$497	$—	$38,580
Advance billings and customer deposits	2,527	9,286	218	—	12,031
Accrued interest	42,784	—	—	—	42,784
Other accrued expenses	34,771	49,218	36	(76,193)	7,832
Current inter-company payable	—	14,481	—	(14,481)	—

Total current liabilities	99,285	91,865	751	(90,674)	101,227
LONG-TERM LIABILITIES	1,845,645	1,020,518	33,876	(1,037,120)	1,862,919

Total liabilities	1,944,930	1,112,383	34,627	(1,127,794)	1,964,146

REDEEMABLE PREFERRED STOCK	185,658	—	—	—	185,658
SHAREHOLDERS’ EQUITY (DEFICIT):
Class A common stock; $.01 par value; 200,000 shares authorized, 15,048 outstanding	151	2	—	(2)	151
Class B common stock; $.01 par value; 10,000 shares authorized, 398 outstanding	4	—	—	—	4
Additional paid-in capital	228,149	844,559	31,679	(876,238)	228,149
Accumulated earnings (deficit)	(993,460)	(843,607)	(46,596)	890,203	(993,460)

Total shareholders’ equity (deficit)	(765,156)	954	(14,917)	13,963	(765,156)

	$1,365,432	$1,113,337	$19,710	$(1,113,831)	$1,384,648

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the Three Months Ended June 30, 2007 (unaudited) (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$37,364	$69,282	$1,297	$(498)	$107,445
Roaming	11,725	30,603	1,252	—	43,580
Equipment	1,775	4,777	107	—	6,659

Total revenue	50,864	104,662	2,656	(498)	157,684

OPERATING EXPENSES:
Network costs, excluding depreciation	13,828	26,146	672	(443)	40,203
Cost of equipment sales	4,280	9,663	151	—	14,094
Selling, general and administrative	24,333	15,053	898	(55)	40,229
Depreciation and amortization	6,795	12,711	515	—	20,021

Total operating expenses	49,236	63,573	2,236	(498)	114,547

OPERATING INCOME	1,628	41,089	420	—	43,137

OTHER INCOME (EXPENSE):
Interest expense	(61,687)	(24,621)	(792)	25,377	(61,723)
Interest and dividend income	27,873	35	—	(25,377)	2,531
Inter-company charges	11,192	(11,192)	—	—	—
Equity in subsidiaries	4,857	—	—	(4,857)	—
Other	(15)	(172)	—	—	(187)

Other expense, net	(17,780)	(35,950)	(792)	(4,857)	(59,379)

INCOME (LOSS) BEFORE INCOME TAXES	(16,152)	5,139	(372)	(4,857)	(16,242)

INCOME TAX PROVISION (BENEFIT)	1	865	—	(955)	(89)

NET INCOME (LOSS)	(16,153)	4,274	(372)	(3,902)	(16,153)

PREFERRED STOCK DIVIDEND	(3,914)	—	—	—	(3,914)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(20,067)	$4,274	$(372)	$(3,902)	$(20,067)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the Six Months Ended June 30, 2007 (unaudited) (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$67,157	$136,435	$2,722	$(995)	$205,319
Roaming	19,183	57,420	2,924	—	79,527
Equipment	3,121	9,699	248	—	13,068

Total revenue	89,461	203,554	5,894	(995)	297,914

OPERATING EXPENSES:
Network costs, excluding depreciation	23,113	51,080	1,376	(844)	74,725
Cost of equipment sales	7,449	19,122	395	—	26,966
Selling, general and administrative	42,498	29,910	1,766	(151)	74,023
Depreciation and amortization	12,717	28,484	1,030	—	42,231

Total operating expenses	85,777	128,596	4,567	(995)	217,945

OPERATING INCOME	3,684	74,958	1,327	—	79,969

OTHER INCOME (EXPENSE):
Interest expense	(109,295)	(49,336)	(1,597)	50,862	(109,366)
Interest and dividend income	55,574	60	—	(50,862)	4,772
Inter-company charges	20,328	(20,328)	—	—	—
Equity in subsidiaries	5,059	—	—	(5,059)	—
Other	(15)	(199)	—	—	(214)

Other expense, net	(28,349)	(69,803)	(1,597)	(5,059)	(104,808)

INCOME (LOSS) BEFORE INCOME TAXES	(24,665)	5,155	(270)	(5,059)	(24,839)

INCOME TAX PROVISION (BENEFIT)	6	1,764	5	(1,943)	(168)

NET INCOME (LOSS)	(24,671)	3,391	(275)	(3,116)	(24,671)

PREFERRED STOCK DIVIDEND	(7,714)	—	—	—	(7,714)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(32,385)	$3,391	$(275)	$(3,116)	$(32,385)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the Three Months Ended June 30, 2006 (unaudited) (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$26,826	$68,975	$1,533	$(395)	$96,939
Roaming	9,240	25,534	1,886	—	36,660
Equipment	1,427	5,052	120	—	6,599

Total revenue	37,493	99,561	3,539	(395)	140,198

OPERATING EXPENSES:
Network costs, excluding depreciation	8,068	26,292	814	(312)	34,862
Cost of equipment sales	3,155	9,903	164	—	13,222
Selling, general and administrative	15,551	20,282	957	(83)	36,707
Depreciation and amortization	5,324	24,581	726	—	30,631

Total operating expenses	32,098	81,058	2,661	(395)	115,422

OPERATING INCOME	5,395	18,503	878	—	24,776

OTHER INCOME (EXPENSE):
Interest expense	(53,607)	(26,205)	(818)	27,007	(53,623)
Interest and dividend income	29,210	47	—	(27,007)	2,250
Inter-company charges	4,365	(4,365)	—	—	—
Equity in subsidiaries	(11,511)	—	—	11,511	—
Other	21	394	(1)	—	414

Other expense, net	(31,522)	(30,129)	(819)	11,511	(50,959)

INCOME (LOSS) BEFORE INCOME TAXES	(26,127)	(11,626)	59	11,511	(26,183)

INCOME TAX PROVISION (BENEFIT)	(48)	803	—	(859)	(104)
NET INCOME (LOSS)	(26,079)	(12,429)	59	12,370	(26,079)

PREFERRED STOCK DIVIDEND	(3,622)	—	—	—	(3,622)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(29,701)	$(12,429)	$59	$12,370	$(29,701)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations Information for the Six Months Ended June 30, 2006 (unaudited) (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

REVENUE:
Service	$52,499	$138,039	$3,165	$(794)	$192,909
Roaming	15,152	48,376	3,938	—	67,466
Equipment	2,677	10,024	254	—	12,955

Total revenue	70,328	196,439	7,357	(794)	273,330

OPERATING EXPENSES:
Network costs, excluding depreciation	14,919	51,334	1,512	(596)	67,169
Cost of equipment sales	6,296	19,568	385	—	26,249
Selling, general and administrative	29,679	39,566	1,910	(198)	70,957
Depreciation and amortization	10,370	48,196	1,492	—	60,058

Total operating expenses	61,264	158,664	5,299	(794)	224,433

OPERATING INCOME	9,064	37,775	2,058	—	48,897

OTHER INCOME (EXPENSE):
Interest expense	(99,929)	(52,126)	(1,622)	53,714	(99,963)
Interest and dividend income	57,395	69	—	(53,714)	3,750
Inter-company charges	8,742	(8,742)	—	—	—
Equity in subsidiaries	(22,225)	—	—	22,225	—
Other	2	215	(13)	—	204

Other expense, net	(56,015)	(60,584)	(1,635)	22,225	(96,009)

INCOME (LOSS) BEFORE INCOME TAXES	(46,951)	(22,809)	423	22,225	(47,112)

INCOME TAX PROVISION (BENEFIT)	(48)	(13,692)	—	13,531	(209)
NET INCOME (LOSS)	(46,903)	(9,117)	423	8,694	(46,903)

PREFERRED STOCK DIVIDEND	(7,136)	—	—	—	(7,136)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(54,039)	$(9,117)	$423	$8,694	$(54,039)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows Information for Six Months Ended June 30, 2007 (unaudited) (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(24,671)	$3,391	$(275)	$(3,116)	$(24,671)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and customer list amortization	12,717	28,484	1,030	—	42,231
Loss on write-off of preferred exchangeable stock and debt issuance costs	3,256	—	—	—	3,256
Mark-to-market adjustments — financial instruments	(166)	—	—	—	(166)
Stock-based compensation	1,738	—	—	—	1,738
Deferred income taxes	6	1,764	5	(1,943)	(168)
Amortization of debt issuance costs	2,645	—	—	—	2,645
Amortization of discount on investments	(1,260)	—	—	—	(1,260)
Other	(714)	(583)	3	—	(1,294)
Change in other operating elements:
Accounts receivable	(10,141)	1,020	1,104	—	(8,017)
Inventories	143	4,574	80	—	4,797
Other current assets	104	(874)	(19)	—	(789)
Accounts payable	5,802	(2,329)	(234)	—	3,239
Advance billings and customer deposits	220	1,100	21	—	1,341
Accrued senior and junior preferred stock dividends	(47,957)	—	—	—	(47,957)
Accrued interest	(10,668)	—	—	—	(10,668)
Other accrued expenses	(183)	1	(4)	—	(186)

Net cash provided by (used in) operating activities	(69,129)	36,548	1,711	(5,059)	(35,929)

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,448)	(17,018)	(196)	—	(22,662)
Acquisition of wireless properties	(37,119)	(11,900)	—	—	(49,019)
Purchases of short-term investments	(20,497)	—	—	—	(20,497)
Maturities of short-term investments	132,473	—	—	—	132,473
Proceeds from sale of property and equipment	14	10	—	—	24
Other	603	16	(5)	—	614

Net cash (used in) provided by investing activities	70,026	(28,892)	(201)	—	40,933

FINANCING ACTIVITIES:
Change in parent company receivable and payable	3,237	(6,782)	(1,514)	5,059	—
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	1,792	—	—	—	1,792
Repayments of long-term debt under the credit facility	(58,000)	—	—	—	(58,000)
Proceeds from issuance of floating rate senior subordinated notes	425,000	—	—	—	425,000
Redemption of senior secured floating rate notes	(300,000)	—	—	—	(300,000)
Redemption of senior debentures	(115,488)	—	—	—	(115,488)
Payments of debt issuance costs	(4,440)	—	—		(4,440)

Net cash (used in) provided by financing activities	(47,899)	(6,782)	(1,514)	5,059	(51,136)

NET (DECREASE) INCREASE IN CASH	(47,002)	874	(4)	—	(46,132)
CASH AND CASH EQUIVALENTS, at beginning of year	69,571	2,884	40	—	72,495

CASH AND CASH EQUIVALENTS, at end of period	$22,569	$3,758	$36	$—	$26,363

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows Information for Six Months Ended June 30, 2006 (unaudited) (in thousands):

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(46,903)	$(9,117)	$423	$8,694	$(46,903)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and customer list amortization	10,370	48,196	1,492	—	60,058
Loss on write-off senior exchangeable preferred stock issuance costs	2,795	—	—	—	2,795
Mark-to-market adjustments — financial instruments	(726)	—	—	—	(726)
Gain on repurchase of senior exchangeable preferred stock	(173)	—	—	—	(173)
Stock-based compensation	467	—	—	—	467
Deferred income taxes	(48)	(13,692)	—	13,531	(209)
Amortization of debt issuance costs	2,748	—	—	—	2,748
Amortization discount on investments	(1,339)	—	—	—	(1,339)
Other	222	(203)	14	—	33
Change in other operating elements:
Accounts receivable	(164)	4,609	316	—	4,761
Inventories	2,319	4,127	(13)	—	6,433
Other current assets	(479)	66	20	—	(393)
Accounts payable	(7,146)	(3,419)	90	—	(10,475)
Advance billings and customer deposits	207	(725)	(5)	—	(523)
Accrued senior and junior exchangeable preferred stock dividends	19,258	—	—	—	19,258
Accrued interest	3,800	—	—	—	3,800
Other accrued expenses	(2,615)	227	(6)	—	(2,394)

Net cash provided by (used in) operating activities	(17,407)	30,069	2,331	22,225	37,218

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,716)	(16,934)	(20)	—	(23,670)
Purchases of short-term investments	(78,443)	—	—	—	(78,443)
Maturities of short-term investments	78,000	—	—	—	78,000
Proceeds from sale of property and
equipment	99	1,488	—	—	1,587
Other	458	(503)	—	—	(45)

Net cash used in investing activities	(6,602)	(15,949)	(20)	—	(22,571)

FINANCING ACTIVITIES:
Change in parent company receivable and payable	38,175	(13,625)	(2,325)	(22,225)	—
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	2,058	—	—	—	2,058
Proceeds from issuance of 8 1/4% senior secured notes	166,600	—	—	—	166,600
Retirement of senior secured floating rate notes	(160,000)	—	—	—	(160,000)
Repurchase of senior exchangeable preferred stock	(5,518)	—	—	—	(5,518)
Other	(2,828)	—	—	—	(2,828)

Net cash (used in) provided by financing activities	38,487	(13,625)	(2,325)	(22,225)	312

NET (DECREASE) INCREASE IN CASH	14,478	495	(14)	—	14,959
CASH AND CASH EQUIVALENTS, at beginning of year	84,136	2,639	47	—	86,822

CASH AND CASH EQUIVALENTS, at end of period	$98,614	$3,134	$33	$—	$101,781

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9)	EVENTS SUBSEQUENT TO JUNE 30, 2007

On July 29, 2007, Rural Cellular Corporation, Verizon Wireless (“Verizon”) and Airtouch Cellular entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which an indirect wholly-owned subsidiary of Verizon will merge with and into Rural Cellular Corporation (the “Merger”), with Rural Cellular Corporation continuing as the surviving corporation and becoming a subsidiary of Verizon. At the effective time of the Merger, Verizon will assume RCC’s debt. Additionally, each issued and outstanding share of RCC’s Class A and Class B common stock will be cancelled and converted into the right to receive $45.00 in cash, without interest.

The consummation of the Merger is subject to the approval of shareholders of Rural Cellular Corporation, receipt of necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

The Merger Agreement contains certain termination rights for both Verizon and Rural Cellular Corporation, and further provides that, upon termination of the Merger Agreement under specified circumstances, Rural Cellular Corporation may be required to pay Verizon a termination fee of $55 million.

Rural Cellular Corporation

OFFER TO EXCHANGE

$425 million aggregate principal amount of floating rate senior subordinated notes due 2013 for $425 million aggregate principal amount of floating rate senior subordinated notes due 2013 that have been registered under the Securities Act of
1933, as amended

PROSPECTUS

Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered and Certified Mail:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480

By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

In Person by Hand Only:
WELLS FARGO BANK, N.A.
12th Floor — Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN

By Facsimile (for Eligible Institutions only):
(612) 667-6282

For Information by Telephone:
(800) 344-5128

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Unless prohibited in a corporation’s articles or bylaws, Section 302A.521 of the Minnesota Business Corporation Act requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his or her official capacity. The general effect of Minnesota Statutes § 302A.521 is to require the Registrant to reimburse (or pay on behalf of) its directors and officers any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Registrant, except where such persons have not acted in good faith.

Section 8.01 of the Bylaws of the Registrant provide for such indemnification to the maximum extent permitted by Minnesota law.

RCC has purchased insurance covering the liability of its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit
No.		Document

2.1		Purchase Agreement dated December 13, 2006 between Alltel Communications, Inc. and Rural Cellular Corporation	1
2.2		Agreement and Plan of Merger dated July 29, 2007 By and Among Cellco Partnership, Airtouch Cellular and Rural Cellular Corporation	2
3	.1(a)	Articles of Incorporation	3
3	.1(b)	Amendment to Articles of Incorporation effective March 24, 2000	3
3.2		Amended and Restated Bylaws (as amended through May 3, 2007)	4
4	.1(a)	Indenture dated March 25, 2004, between Rural Cellular Corporation, as Issuer, and U.S. Bank National Association, as trustee, with respect to the Senior Secured Floating Rate Notes Due 2010, including the forms of Senior Secured Floating Rate Notes Due 2010	5
4	.1(b)	Collateral Agreement dated March 25, 2004, made by Rural Cellular Corporation and each of its subsidiaries that are signatories in favor of U.S. Bank National Association, as Collateral Trustee	5
4.2		Indenture dated August 1, 2003 between Rural Cellular Corporation, as Issuer, and U.S. Bank National Association, as Trustee, with respect to the 9 7/8% Senior Notes Due 2010, including the form of 9 7/8% Senior Notes Due 2010	6
4.3		Indenture dated January 16, 2002 between Rural Cellular Corporation, as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 9 3/4% Senior Subordinated Notes Due 2010, including form of 9 3/4% Senior Subordinated Notes Due 2010	7
4.4		Indenture dated November 7, 2005 between Rural Cellular Corporation, as Issuer, and Wells Fargo Bank, National Association, as Trustee, with respect to the Senior Subordinated Floating Rate Notes Due 2012, including form of Senior Subordinated Notes Due 2012	8

Exhibit
No.		Document

4.5		Indenture dated May 30, 2007 between Rural Cellular Corporation and Wells Fargo Bank, National Association, as Trustee, with respect to the Floating Rate Senior Subordinated Notes Due 2013, including form of Floating Rate Senior Subordinated Notes Due 2013	4
4.6		Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 11 3/8% Senior Exchangeable Preferred Stock	9
4.7		Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 12 1/4% Junior Exchangeable Preferred Stock	3
4	.8(a)	Class A Share Rights Agreement dated April 30, 1999 between Rural Cellular Corporation and Norwest Bank Minnesota, National Association, as Rights Agent	10
4	.8(b)	Amendment to the Class A Share Rights Agreement dated March 31, 2000	11
4	.8(c)	Second Amendment to the Class A Share Rights Agreement dated July 29, 2007	12
4	.9(a)	Registration Rights Agreement dated March 31, 2000 between Rural Cellular Corporation and Telephone and Data Systems, Inc.	13
4	.9(b)	Certificate of Designation of Voting Power, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated March 31, 2000	13
4	.10(a)	Preferred Stock Purchase Agreement dated April 3, 2000 among Rural Cellular Corporation, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, Boston Ventures Limited Partnership V and Toronto Dominion Investment, Inc. (collectively “Class M Investors”)	13
4	.10(b)	Certificate of Designation of Voting Power, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class M Redeemable Voting Convertible Preferred Stock of Rural Cellular Corporation dated March 30, 2000	13
4	.10(c)	Registration Rights Agreement dated April 3, 2000 among Rural Cellular Corporation and Class M Investors	13
4.11		Registration Rights Agreement dated May 30, 2007 between Rural Cellular Corporation and Bear Stearns & Co. Inc.	4
5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	****
5.2		Opinion of Moss & Barnett, A Professional Association	****
10	.1(a)	Credit facility dated March 25, 2004 among Rural Cellular Corporation, Lehman Commercial Paper, Inc., as Administrative Agent, and Bank of America, National Association, as Documentation Agent	5
10	.1(b)	Guarantee and Collateral Agreement dated March 25, 2004 among Rural Cellular Corporation, Lehman Commercial Paper Inc., as Administrative Agent, and Bank of America, National Association, as Documentation Agent	5
10	.1(c)	Intercreditor Agreement, dated March 25, 2004, among Lehman Commercial Paper Inc., as Senior Agent and Account Agent, U.S. Bank National Association, as Indenture Trustee and Collateral Trustee, Rural Cellular Corporation, a Minnesota corporation, and the Guarantors	5
10	.1(d)	First Amendment to Credit Agreement dated October 18, 2005	14
10	.1(e)	Second Amendment to Credit Agreement dated May 22, 2006	14
10	.1(f)	Third Amendment to Credit Agreement dated April 13, 2007	4
*10	.2(a)	1995 Stock Compensation Plan, as amended to date	15
*10	.2(b)	Form of Restricted Stock Agreement pursuant to 1995 Stock Compensation Plan	5

Exhibit
No.		Document

*10	.3(a)	Rural Cellular Corporation 2006 Omnibus Incentive Plan dated May 25, 2006	16
*10	.3(b)	Performance Restricted Stock Unit Agreement Pursuant to 2006 Omnibus Incentive Plan effective May 25, 2006	17
*10	.3(c)	Restricted Stock Unit Agreement pursuant to 2006 Omnibus Incentive Plan effective May 26, 2006	17
*10	.4	Stock Option Plan for Nonemployee Directors, as amended to date	18
*10	.5(a)	Employment Agreement with Richard P. Ekstrand effective January 22, 1999	19
*10	.5(b)	Amendment to Employment Agreement with Richard P. Ekstrand effective January 1, 2001	20
*10	.5(c)	Second Amendment to Employment Agreement with Richard P. Ekstrand effective July 24, 2001	21
*10	.5(d)	Third Amendment to Employment Agreement with Richard P. Ekstrand effective August 23, 2001	21
*10	.5(e)	Fourth Amendment to Employment with Richard P. Ekstrand effective February 27, 2003	22
*10	.5(f)	Fifth Amendment to Employment with Richard P. Ekstrand effective February 17, 2005	23
*10	.5(g)	Amended and Restated Employment Agreement with Richard P. Ekstrand dated June 21, 2007	4
*10	.6(a)	Employment Agreement with Wesley E. Schultz effective January 22, 1999	19
*10	.6(b)	Amendment to Employment Agreement with Wesley E. Schultz effective January 1, 2001	20
*10	.6(c)	Second Amendment to Employment Agreement with Wesley E. Schultz effective July 24, 2001	21
*10	.6(d)	Third Amendment to Employment Agreement with Wesley E. Schultz effective August 23, 2001	21
*10	.6(e)	Fourth Amendment to Employment Agreement with Wesley E. Schultz effective February 17, 2005	23
*10	.6(f)	Amended and Restated Employment Agreement with Wesley E. Schultz dated June 21, 2007	4
*10	.7(a)	Employment Agreement with Ann K. Newhall effective February 6, 1999	24
*10	.7(b)	Amendment to Employment Agreement with Ann K. Newhall effective January 1, 2001	20
*10	.7(c)	Second Amendment to Employment Agreement with Ann K. Newhall effective July 24, 2001	21
*10	.7(d)	Third Amendment to Employment Agreement with Ann K. Newhall effective August 23, 2001	21
*10	.7(e)	Fourth Amendment to Employment Agreement with Ann K. Newhall effective February 17, 2005	23
*10	.7(f)	Amended and Restated Employment Agreement with Ann K. Newhall dated June 21, 2007	4
*10	.8(a)	Change in Control Agreement with David Del Zoppo effective January 1, 2001	20
*10	.8(b)	Amendment to Change in Control Agreement with David Del Zoppo effective July 24, 2001	21
*10	.8(c)	Amended and Restated Change in Control Agreement with David J. Del Zoppo dated June 21, 2007	4
*10	.9(a)	Key Employee Deferred Compensation Plan effective May 1, 2001	25
*10	.9(b)	Amendment to Key Employee Deferred Compensation Plan effective January 1, 2002	26

Exhibit
No.		Document

*10	.9(c)	Second Amendment to Key Employee Deferred Compensation Plan effective December 31, 2004	8
*10	.10	Key Employee Deferred Compensation Plan II effective January 1, 2005	8
**10	.11(a)	Master Purchase Agreement dated March 14, 2002 between Rural Cellular Corporation and Ericsson Inc.	27
**10	.11(b)	Addendum dated August 4, 2003 to Master Purchase Agreement	27
**10	.11(c)	Restated and Amended Master Purchase Agreement effective November 15, 2006 between Rural Cellular Corporation and Ericsson, Inc.	1
**10	.12(a)	Intercarrier Multi-Standard Roaming and Colocation Agreement between Cingular Wireless LLC and Rural Cellular Corporation effective June 6, 2003 (“Roaming Agreement”)	14
**10	.12(b)	Amendment No. 1 to Roaming Agreement	14
**10	.13(a)	Billing Services and License Agreement between VeriSign, Inc. and Rural Cellular Corporation	28
**10	.13((b)	Amendment One to Billing Services and License Agreement between VeriSign, Inc. and Rural Cellular Corporation	29
**10	.13(c)	Amendment Two to Billing Services and License Agreement between VeriSign, Inc. and Rural Cellular Corporation	30
**10	.13(d)	Amendment Three to Billing Services and License Agreement between VeriSign, Inc. and Rural Cellular Corporation	4
**10	.14	Purchase and License Agreement between Rural Cellular Corporation and Nortel Networks Incorporated	1
10	.15(a)	Master Hosted Services Agreement dated April 25, 2007 between Rural Cellular Corporation and Ericsson Inc.	4
10	.15(b)	Schedule No. 1 to the Master Hosted Services Agreement	4
10	.15(c)	Schedule No. 2 to the Master Hosted Services Agreement	4
12.1		Computation of Ratio of Earnings to Fixed Charges	31
21		Subsidiaries of Registrant	***
23.1		Consent of Deloitte & Touche LLP regarding financial statements of Rural Cellular Corporation	****
23.2		Consent of Deloitte & Touche LLP regarding financial statements of RCC Minnesota, Inc.	****
23.3		Consent of Skadden, Arps, Slate, Meagher & Flom LLP	32
23.4		Consent of Moss & Barnett, A Professional Association	33
24.1		Power of Attorney	***
25.1		Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture	***
99.1		Form of Letter to Clients	***
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	***
99.3		Form of Letter of Transmittal	***
99.4		Form of Notice of Guaranteed Delivery	***
99.5		Guidelines for Certification of Taxpayer Identification Number on Substitute W-9	***

1	Filed as an exhibit to Report on Form 10-K/A-1 for year ended December 31, 2006 and incorporated herein by reference.

2	Filed as an exhibit to Report on Form 8-K filed July 30, 2007 and incorporated herein by reference.

3	Filed as an exhibit to Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

4	Filed as an exhibit to Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference.

5	Filed as an exhibit to Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

6	Filed as an exhibit to Report on Form 10-Q for quarter ended June 30, 2003 and incorporated herein by reference

7	Filed as an exhibit to Report on Form 10-K for year ended December 31, 2001 and incorporated herein by reference

8	Filed as an exhibit to Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference

9	Filed as an exhibit to Registration Statement on Form S-4 (SEC No. 333-57677), filed June 25, 1998 and incorporated herein by reference.

10	Filed as an exhibit to Registration Statement on Form 8-A filed May 19, 1999 and incorporated herein by reference.

11	Filed as an exhibit to Registration Statement on Form 8-A/A-1 filed April 18, 2000 and incorporated herein by reference.

12	Filed as an exhibit to Registration Statement on Form 8-A/A-2 filed August 2, 2007 and incorporated herein by reference.

13	Filed as an exhibit to Report on Form 8-K dated April 1, 2000 and incorporated herein by reference.

14	Filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-4 (SEC No. 333-132744), filed June 7, 2006, and incorporated herein by reference.

15	Filed with definitive Proxy Statement for 2000 Annual Meeting on April 7, 2000 and incorporated herein by reference.

16	Filed as exhibit to Report on Form 8-K dated May 22, 2006 and incorporated herein by reference.

17	Filed as exhibit to Report on Form 10-Q for quarter ended June 30, 2006 and incorporated herein by reference.

18	Filed with definitive Proxy Statement for 2002 Annual Meeting on April 8, 2002 and incorporated herein by reference.

19	Filed as an exhibit to Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

20	Filed as an exhibit to Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

21	Filed as an exhibit to Report on Form 10-Q/A for the quarter ended September 30, 2001 and incorporated herein by reference.

22	Filed as an exhibit to Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

23	Filed as an exhibit to Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated herein by reference.

24	Filed as an exhibit to Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference.

25	Filed as an exhibit to Report on Form 10-Q/A for the quarter ended June 30, 2001, and incorporated herein by reference.

26	Filed as an exhibit to Report on Form 10-K for year ended December 31, 2002, and incorporated herein by reference.

27	Filed as an exhibit to Report on Form 10-K/A for the year ended December 31, 2003 and incorporated herein by reference.

28	Filed as an exhibit to Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference.

29	Filed as an exhibit to Report on Form 10-Q/A for the quarter ended June 30, 2006 and incorporated herein by reference.

30	Filed as an exhibit to Report on Form 10-K/A-2 for year ended December 31, 2006 and incorporated herein by reference.

31	Included in Registration Statement.

32	Included in exhibit 5.1.

33	Included in exhibit 5.2.

*	Management contract or compensation plan or arrangement required to be filed as an exhibit to this Form.

**	Portions of this exhibit have been omitted and filed separately with the Secretary of the Securities and Exchange Commission pursuant to Registrant’s request for confidential treatment of such information under Rule 24b-2 of the Securities Exchange Act of 1934.

***	Previously filed.

****	Filed herewith.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

Schedule II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Balance, at beginning of year	$3,567	$2,456	$3,333
Additions charged to income	17,901	20,112	12,584
Write-offs	(18,792)	(19,001)	(13,461)

Balance, at end of year	$2,676	$3,567	$2,456

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, Rural Cellular Corporation has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Alexandria, Minnesota, on November 7, 2007.

Rural Cellular Corporation

By:	/s/ Richard P. Ekstrand
Richard P. Ekstrand
President and C.E.O.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on November 7, 2007.

Signature		Title

/s/ Richard P. Ekstrand Richard P. Ekstrand		President and Chief Executive Officer (Principal Executive Officer) and Director

* Wesley E. Schultz		Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Director

* David J. Del Zoppo		Vice President — Finance and Accounting (Principal Accounting Officer)

* Anthony J. Bolland		Director

* James V. Continenza		Director

* Paul J. Finnegan		Director

* Jacques Leduc		Director

* Ann K. Newhall		Director

* George M. Revering		Director

*By:	/s/ Richard P. Ekstrand Richard P. Ekstrand Attorney-in-Fact